               As filed with the Commission on May 24, 2001

                                                      Registration No. 333-60400
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        PROMISTAR FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                ---------------

                                     6022                    25-1441348
       Pennsylvania
                              (Primary Standard           (I.R.S. Employer
     (State or other              Industrial            Identification No.)
     jurisdiction of         Classification Code
                                   Number)

     incorporation or
      organization)
   Promistar Financial Plaza, 551 Main Street, Johnstown, Pennsylvania 15901
                                 (814) 532-3801
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                John H. Anderson
                      Chairman and Chief Executive Officer
                        Promistar Financial Corporation
   Promistar Financial Plaza, 551 Main Street, Johnstown, Pennsylvania 15901
                                 (814) 532-3801
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with copies to:

       Richard D. Rose, Esquire             Kristen Larkin Stewart, Esquire
   Buchanan Ingersoll, Professional            Kirkpatrick & Lockhart LLP
             Corporation                        Henry W. Oliver Building
           301 Grant Street                      535 Smithfield Street
    Pittsburgh, Pennsylvania 15219           Pittsburgh, Pennsylvania 15222
             412-562-8425                             412-355-6500

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                FNH CORPORATION
                                 98 Wendel Road
                           Irwin, Pennsylvania 15642

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON JUNE 29, 2001

                               ----------------

   NOTICE IS HEREBY GIVEN that the Annual Meeting of shareholders of FNH Corporation, a Pennsylvania corporation, will be held on June 29, at 1 p.m., local time, at the Holiday Inn Express, 8400 Route 30, North Huntingdon, Pennsylvania 15642, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of February 24, 2001, by and between FNH Corporation, a Pennsylvania corporation, and Promistar Financial Corporation, a Pennsylvania corporation, and the consummation of the transactions contemplated by that agreement, pursuant to which, among other things, FNH will merge with and into Promistar Financial upon the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization, as more fully described in the enclosed document.

     2. To consider and vote upon a proposal to approve payments to James R. Lauffer, Chairman, President and Chief Executive Officer resulting from a modification of his Executive Salary Continuation Agreement with FNH which will result in an increase in his post-retirement benefits by an estimated $737,300. Shareholder approval is necessary to ensure that such payments do not constitute parachute payments under Section 280G of the Internal Revenue Code, which would have adverse tax consequences to Promistar and Mr. Lauffer.

     3. To elect three Class II Directors each for a term of three years to serve until their successors are duly elected and qualified.

     4. To transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

   The close of business on May 16, 2001 has been fixed as the record date for determining shareholders entitled to vote at the Annual Meeting of FNH shareholders and any adjournments or postponements of the Annual Meeting. Accordingly, only shareholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.

                                          By Order of the Board of Directors,

                                          V. David Lavella
                                          Secretary

Whether or not you plan to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

               MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   The Boards of Directors of Promistar Financial Corporation and FNH Corporation have agreed to the acquisition of FNH by Promistar. The acquisition is structured as a merger of FNH into Promistar with Promistar surviving. When the merger is completed, non-dissenting FNH shareholders will receive 15 shares of Promistar common stock for each share of FNH common stock they own, as determined in accordance with the Agreement and Plan of Reorganization.

   At the Annual Meeting of shareholders of FNH to be held on June 29, 2001, FNH shareholders will consider and vote upon:

  .  The merger of FNH into Promistar;

  . Increased post-retirement payments to James R. Lauffer following the merger;

  .  The election of three Class II directors of FNH; and

  . The transaction of such other business as may properly come before the meeting.

   The board of directors of FNH unanimously has determined that the merger is in the best interests of FNH and its shareholders and recommends that you vote FOR the proposal to approve and adopt the Agreement and Plan of Reorganization and the transactions contemplated thereby. In addition, the board of directors recommends that you vote FOR the increased post-retirement payments to Mr. Lauffer following the merger and FOR the candidates nominated for election to the board of directors of FNH.

   This document also constitutes the prospectus of Promistar for up to 2,450,470 shares of Promistar common stock to be issued in the merger in exchange for all of the outstanding shares of FNH common stock. Promistar common stock is quoted on the Nasdaq National Market and traded under the symbol "PRFC".

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF PROMISTAR FINANCIAL CORPORATION COMMON STOCK TO BE ISSUED HEREUNDER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

   This document is dated May 24, 2001 and is first being mailed to shareholders of FNH on or about May 25, 2001.

   YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and returning the enclosed proxy card as soon as possible.

   This document more fully describes the proposals to be considered at the annual meeting. You are urged to read this document in its entirety.

                             ADDITIONAL INFORMATION

   This document incorporates important business and financial information about Promistar and FNH from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain these documents by requesting them in writing or by telephone from the appropriate company at either:

   Promistar Financial Corporation                   FNH Corporation
      Attn: Corporate Secretary                 Attn: Corporate Secretary
           551 Main Street                           98 Wendel Road
         Johnstown, PA 15901                         Irwin, PA 15642
           (814) 532-3801                            (724) 864-7776

   If you would like to request any documents, please do so by June 20, 2001 in order to receive them before the FNH annual meeting.

                               TABLE OF CONTENTS

Summary...................................................................   1
Selected Historical Financial Information.................................   9
Selected Unaudited Pro Forma Financial Data...............................  13
Comparative Per Share Data................................................  14
Market Prices and Dividend Data...........................................  15
Promistar's Management's Discussion and Analysis of Financial Condition
 and Results of Operations................................................  16
FNH's Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................  16
The Meeting...............................................................  23
The Merger................................................................  25
  Reasons for the Merger; Recommendation of the Board of Directors........  26
  Indemnification.........................................................  33
  Regulatory Considerations...............................................  34
  Rights of Dissenting Shareholders.......................................  35
  Resale Restrictions.....................................................  37
Certain Material Federal Income Tax Consequences..........................  37
The Merger Agreement......................................................  38
  The Merger..............................................................  38
  Treatment of FNH Stock Options and Stock Appreciation Rights............  39
  Exchange Procedures.....................................................  40
  Representations and Warranties..........................................  40
  Certain Covenants.......................................................  41
  Other Interests of FNH Directors and Officers in the Merger.............  42
  Stock Option Agreement..................................................  45
  Acquisition Proposals...................................................  46
  FNH Dividends...........................................................  46
  Conditions..............................................................  46
  Termination.............................................................  48
  Expenses................................................................  52
  Amendment and Waiver....................................................  53
Description of Promistar Capital Stock....................................  54
Comparison of Shareholder Rights..........................................  58
Regulation of Promistar Under Banking Laws................................  61
Certain Information About Promistar.......................................  66
Certain Information About FNH.............................................  67
Election of FNH Directors.................................................  77
Other Matters.............................................................  83
Legal Matters.............................................................  83
Experts...................................................................  83
Where You Can Find More Information.......................................  83
Forward-Looking Statements................................................  85
Index to Financial Statements............................................. F-1

ANNEXES
  A--Agreement and Plan of Reorganization dated February 24, 2001......... A-1
  B--Stock Option Agreement dated February 24, 2001....................... B-1
  C--May 24, 2001 Fairness Opinion of Berwind Financial, L.P.............. C-1
  D--Pennsylvania Dissenters' Rights Statute.............................. D-1

                                    SUMMARY

   The following summary highlights selected information described in this document, and may not contain all of the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which this document refers you. See "Where You Can Find More Information" on page 83. Where relevant, page references have been included parenthetically to direct you to a more complete description of the topics presented in this summary.

The Shareholders' Meeting (page 23)

   The annual meeting of the shareholders of FNH will be held on June 29, 2001, at 1 p.m., local time, at the Holiday Inn Express, 8400 Route 30, North Huntingdon, Pennsylvania 15642. At the annual meeting, you will vote to approve the merger of Promistar and FNH. You will also vote on increased post-retirement payments to James R. Lauffer following the merger and to elect three
(3) Class II directors.

Voting at the Meeting; Record Date (page 23)

   You can vote at the annual meeting of FNH's shareholders if you owned FNH common stock at the close of business on May 16, 2001. You may cast one vote for each share of FNH common stock owned on May 16, 2001. In order to approve the merger, the holders of 66 2/3% of the shares of FNH common stock outstanding must vote in its favor. In order to approve the increased post-retirement payments to Mr. Lauffer following the merger, the holders of more than 75% of the outstanding shares of FNH common stock, excluding any shares held directly or indirectly by Mr. Lauffer and certain members of his family, must vote in favor of such payments. The directors are elected by a vote of a majority of votes cast, if the holders of at least a majority of the outstanding FNH common stock are present in person or by proxy at the meeting. You can vote your shares by attending FNH's annual meeting and voting in person, or by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can revoke your proxy as late as the date of the meeting either by sending in a new proxy, changing your vote by telephone or over the Internet, or by attending the meeting and voting in person.

   Each of FNH's directors and executive officers have advised FNH that they intend to vote or direct the vote of all shares of FNH common stock over which each has voting control FOR approval of the merger. Additionally, FNH believes that most of such directors and executive officers will vote FOR the approval of increased post-retirement payments to James R. Lauffer following the merger and FOR election of the nominees for Class II director positions. Mr. Lauffer will not vote any shares over which he has voting control on the proposal to increase his post-retirement payments. As of April 1, 2001, FNH's directors and executive officers were the beneficial owners of 25,978 shares or approximately 17.35%, of the outstanding shares of FNH common stock (assuming that none of the options to purchase FNH common stock are exercised prior to the record date). Additionally, FNH's Employee Stock Ownership Plan, of which Messrs. Lauffer, Miller and Lavella are the trustees, owns 5,466 shares. As described under the summary heading "FNH Employee Stock Ownership Plan" below, the trustees have indicated that they plan to vote the ESOP shares FOR the election of the nominees for Class II directors. If all shares of FNH common stock are present at the meeting and FNH's directors and executive officers and the trustees of the ESOP all vote FOR all of the proposals on which they are entitled to vote, and assuming that none of the options to purchase FNH common stock are exercised prior to the record date, the affirmative vote of only an additional

  . 79,862 shares (or 49.3%) of FNH common stock would be necessary to adopt and approve the merger agreement,

  . 87,685 shares (or 61.96%) of FNH common stock would be necessary to approve the increased post-retirement payments to Mr. Lauffer following the merger and

  . 48,899 (or 32.7%) of FNH common stock would be necessary to elect the nominees for Class II directors.

FNH Employee Stock Ownership Plan (page 24)

   Participants in FNH's Employee Stock Ownership Plan are entitled to direct the vote of shares of FNH common stock allocated to their plan account with respect to the proposals to approve the merger and the increased post-retirement payments to Mr. Lauffer. If participants fail to direct the vote of any of these shares, such shares will not be voted on either proposal and will have the effect of a vote against the merger and the increased post-retirement payments to Mr. Lauffer. Participants are not entitled to direct the vote of shares allocated to their plan account with respect to the election of Class II directors. Rather, the plan trustees will vote all of the plan's shares FOR the approval of the nominees for election as Class II directors.

Reasons for the Merger (page 26)

   After careful deliberation, the FNH board of directors believes that a merger at this time with Promistar will benefit FNH and its shareholders and customers. In addition, Promistar common stock will be registered with the Securities and Exchange Commission and is traded on Nasdaq National Market and offers better liquidity than FNH common stock. Taking into account FNH's board of directors' overall assessment of FNH's prospects and Promistar's prospects, the FNH board of directors believes that an investment in Promistar common stock under the terms of the merger agreement offers you a substantially better prospect for return on investment than a continued investment in FNH common stock. In addition, the merger will benefit FNH's customers because they will become customers of a significantly larger financial institution having a strong community orientation similar to FNH's but with a broader array of financial products and more banking locations than FNH now provides. FNH's board of directors also believes that Promistar shares the same commitment to customer service as FNH and that this commitment will continue following the merger. The merger also will benefit Promistar because, among other things, Promistar believes that it will result in a stronger combined entity, expand Promistar's customer base and increase the presence of Promistar in Westmoreland County.

Recommendation of FNH's Board of Directors (pages 27, 44 and 77)

   The FNH board of directors has unanimously voted to approve the merger agreement and the merger as being in the best interests of FNH and you and recommend a vote by you FOR adoption and approval of the merger agreement. The board of directors also recommends a vote by you FOR the approval of increased post-retirement payments to Mr. Lauffer following the merger. In addition, the FNH board of directors recommends a vote by you FOR the election of the nominees for Class II directors.

                                   THE MERGER

   The Agreement and Plan of Reorganization dated February 24, 2001 is attached to this document as Annex A and referred to throughout as the merger agreement and is incorporated herein by reference.

   General. The merger agreement provides that FNH will merge with Promistar, with Promistar as the surviving corporation. The merger is expected to be completed during the third quarter of 2001.

   Exchange of Shares. Each share of FNH common stock will become exchangeable for 15 shares of Promistar common stock (subject to adjustment as provided below). Promistar will not issue fractional shares. Instead, you will receive the value of any fractional shares in cash, based on the market value of Promistar's common stock, as defined in the merger agreement. Following the merger, you will be entitled to exchange your shares of FNH common stock for Promistar common stock by sending your stock certificates and a form sent to you by Promistar to Promistar Trust Company, which will exchange the shares to Promistar common stock. For more information about the exchange procedures, see page 40. As an example, if you owned 15 shares of FNH common stock, after the merger you will send a letter of transmittal and your stock certificate(s) to Promistar Trust Company and in exchange you will receive 225 shares of Promistar common stock.

   The number of shares of Promistar common stock that you will receive for each share of FNH common stock that you own may be subject to adjustment if Promistar were to exercise its adjustment rights in the event that certain termination provisions, based on the market price of Promistar's common stock, have been triggered and the FNH board of directors elects to terminate the merger agreement. FNH's right to terminate the merger agreement would arise if the average reported last sale price of the Promistar common stock during a specified period before receipt of the last required regulatory approval of the merger is less than $15.20 per share and the Promistar common stock underperforms an index of financial institution holding company stocks by a specified amount during a period following announcement of the merger. However, FNH would not have the right to terminate the merger agreement if Promistar elects to make a compensating adjustment in the number of shares of Promistar common stock that you would receive in the merger in exchange for each of your shares.

   Shares of Promistar common stock are quoted on the Nasdaq National Market. On February 23, 2001, the last trading day before the announcement of the merger, Promistar common stock closed at $17.375 per share. Based on the exchange ratio in the merger, which is 15, the market value of the consideration that you will receive in the merger for each share of FNH common stock that you own would be approximately $256.65 based on Promistar's closing stock price on May 22, 2001. The market price of Promistar common stock may fluctuate prior to the merger and, as explained above, the exchange ratio may also be adjusted. You should obtain current stock price quotations for Promistar's common stock. These quotations are available from stockbrokers, in major newspapers like The Wall Street Journal and on the Internet.

Treatment of FNH Stock Options and Stock Appreciation Rights (page 39)

   At the effective time of the merger, all holders of FNH's stock appreciation rights will receive cash in exchange for such rights. Holders of options to purchase FNH common stock have a choice with respect to the treatment of their options. They may choose to hold their stock options and have them converted into options to purchase shares of Promistar common stock at the effective time of the merger. They also may choose to exercise their options prior to the closing of the merger and receive Promistar common stock in exchange for their FNH common stock.

Opinion of Financial Advisor (page 28)

   Berwind Financial, L.P. has delivered to the FNH board of directors its opinion that, as of February 23, 2001 the exchange ratio was and, as of May 24, 2001 the exchange ratio is, fair to the shareholders of FNH common stock from a financial point of view. This May 24, 2001 opinion is attached in its entirety in Annex C. Please read the opinion to completely understand the assumptions made, matters considered and limitations of the review made by Berwind Financial.

Termination (page 48)

   It is anticipated that the merger will become effective as soon as practicable after the required shareholder and regulatory approvals have been obtained, and all applicable regulatory waiting periods have expired. There may be a substantial period of time between when the shareholder meeting is held and the completion of the merger.

   The merger agreement will terminate automatically if the merger has not been completed by December 31, 2001, unless extended by mutual consent. The merger agreement may be terminated prior to December 31, 2001 by Promistar or FNH upon the occurrence of one or more of certain events. The merger agreement does not limit the possible number of extensions of the termination date or the periods for which extension of the termination date may occur.

Certain Covenants (page 41)

   Promistar and FNH have made certain covenants, with respect to themselves and their subsidiaries, relating to the conduct of business. Each has agreed not to conduct its business other than in the ordinary and usual course, and FNH agreed not to:

  . pay dividends above certain levels which are specified as Permitted Dividends in the merger agreement or redeem or otherwise acquire shares of its capital stock, issue additional shares of its capital stock or give any person the right to acquire any such shares;

  . increase any salaries or employee benefits or enter into any employment agreements or employee benefit plans, except for certain increases in the ordinary course of business and certain changes required by law or to satisfy pre-existing contractual obligations; or

  . dispose of any of its assets, business or property, or acquire any business or property of any other entities except in the ordinary course.

   These restrictions do not preclude FNH from distributing

  .  a permitted dividend as described in the merger agreement or

  . from making any capital expenditures that do not exceed $150,000 in the aggregate.

Completion of Merger

   The completion of the merger depends on a number of conditions being met. In addition to each party's compliance with the merger agreement, these include:

  . Approval of the merger agreement by holders of at least 66 2/3% of the outstanding shares of FNH common stock.

  . Approval of the merger by certain federal and state regulatory authorities.

  . Receipt by Promistar and FNH of a legal opinion that for United States federal income tax purposes, FNH's shareholders who exchange their shares for shares of Promistar common stock, will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash received instead of fractional shares. These opinions will be subject to various limitations. You should read the fuller description of tax consequences provided in this document, beginning at page 37.

  . The absence of any injunction or legal restraint blocking the merger or governmental proceedings trying to block the merger.

   Where the law permits, Promistar or FNH could decide to complete the merger even though one or more of these conditions has not been met. Neither Promistar nor FNH can be sure when or if the conditions will be satisfied or waived, or if the merger will be completed. Any condition may be waived in writing by the party entitled to the benefit thereof.

Regulatory Considerations (page 34)

   The merger must be approved by the Board of Governors of the Federal Reserve System. After the Board of Governors approves the merger, Promistar and FNH must wait for up to 30 days before the merger can be completed, for the Department of Justice to complete its review.

   In addition, certain state and other regulatory authorities will need to approve the merger or be notified of the merger before it is completed.

   Although applications for these approvals have been filed with the regulatory authorities, there can be no assurance that the required regulatory approvals will be obtained, and, if obtained, with what conditions may be imposed. As of the date of this document, no regulatory authorities have approved the merger.

Rights of Dissenting Shareholders (page 35)

   As required by the Pennsylvania Business Corporation Law of 1988, as amended ("PBCL"), any shareholder of FNH who

  . has given notice to FNH in writing at or prior to the annual meeting of FNH shareholders that such shareholder intends to dissent from the merger,

  . effects no change in the beneficial ownership of his shares from the date of any notice of intent to dissent through the effective time of the merger and

  .  does not vote in favor of the merger,

shall, if the merger is approved, be entitled to receive a notice from Promistar stating when and where a demand for payment of the "fair value" of their FNH common stock should be sent and where their stock certificates should be sent in order to obtain payment. The relevant portions of the statutory dissenters procedures are attached to this document as Annex D. Shareholders electing to exercise their dissenters' rights under the PBCL may not vote for the merger and the merger agreement. If a shareholder returns a signed proxy but does not specify a vote against the merger and the merger agreement or does not give a direction to abstain, the proxy will be voted for the merger and the merger agreement, which will have the effect of waiving that shareholder's dissenter's rights. If you are interested in asserting your dissenter's rights, you should carefully read the fuller description of dissenter's rights, beginning at page 35.

Certain Material Federal Income Tax Consequences (page 37)

   Kirkpatrick & Lockhart LLP has advised Promistar and FNH that, in their opinion, the merger will qualify as a reorganization and that:

  . neither Promistar nor FNH will recognize gain or loss for U.S. federal income tax purposes as a result of the merger, and

  . the exchange of shares of FNH common stock for Promistar common stock will not cause FNH shareholders to recognize any gain or loss.

   FNH shareholders will, however, have to recognize gain or loss in connection with any cash received instead of fractional shares.

   Kirkpatrick & Lockhart LLP's opinion is based on certain assumptions and on representations and covenants made by Promistar and FNH. The opinion will not bind the Internal Revenue Service, which could have a different view of the taxation of the merger.

   The tax treatment of certain FNH shareholders may vary depending upon the particular circumstances of each shareholder. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

Comparison of Shareholders' Rights (page 58)

   The rights of FNH shareholders are currently governed by the Pennsylvania Business Corporation Law and FNH's articles of incorporation and bylaws. The rights of Promistar shareholders are currently governed by the Pennsylvania Business Corporation Law and Promistar's articles of incorporation and bylaws. After the merger, FNH shareholders will become Promistar shareholders, governed by Promistar's articles and bylaws.

Stock Option Agreement (page 45)

   Promistar and FNH entered into a Stock Option Agreement dated February 24, 2001, granting Promistar the option to purchase up to 38,749 shares of FNH common stock. FNH granted Promistar this option to induce Promistar to enter into the merger agreement and to increase the likelihood that the parties would complete the merger.

   The Stock Option Agreement could discourage other companies from trying or proposing to combine with FNH before the completion of the merger. The Stock Option Agreement in its entirety is attached as Annex B and incorporated herein by reference.

   The largest number of shares that Promistar could purchase under the Stock Option Agreement is 19.99% of the total outstanding shares of FNH's common stock. The purchase price per share is $210.00 per option share.

   Promistar cannot exercise this option unless certain events occur. These events include business combinations or acquisition transactions relating to FNH and FNH's failure to satisfy certain provisions in the merger agreement. Neither FNH nor Promistar is aware of any event, as of the date of this document, which would permit Promistar to exercise this option.

Other Interests of FNH's Directors and Officers in the Merger (page 42)

   Some of FNH's directors and officers have interests in the merger that are different from, or in addition to, their interests as FNH shareholders. Some of these interests exist because of change-of-control employment agreements that certain officers have which will provide such officers with salary and benefits for a certain number of years if their employment with Promistar is terminated after the merger. In addition, James R. Lauffer, the Chairman, President and Chief Executive Officer of FNH will become a director and officer of Promistar as a result of the merger and will receive an increase in either his post-retirement benefits or his severance pay. See "Lauffer Employment and Severance Agreement" and "Approval of Lauffer Payment" on page 43.

   The FNH board of directors knew about these additional interests, and considered them, when it approved the merger agreement.

Payments to Mr. Lauffer by FNH (page 43)

   FNH is requesting that its shareholders approve a modification to the Executive Salary Continuation Agreement of James R. Lauffer which will result in an increase in his post-retirement benefits by an estimated $737,300. If the proposed increased post-retirement payments to Mr. Lauffer are not approved by holders of more than 75% of the outstanding shares of FNH common stock, excluding shares held by Mr. Lauffer and certain members of his family, the increased payments will not be made because such increased payments, when added to others due Mr. Lauffer, will constitute a parachute payment under Section 280G of the Internal Revenue Code, which would result in the imposition on Mr. Lauffer of an additional 20% excise tax on a portion of his overall compensation which is deemed to be triggered or accelerated by the merger and prevent Promistar from taking a deduction on such portion of these payments. See "Approval of Lauffer Payment" on page 43.

Certain Information About Promistar; Certain Information About FNH (pages 65 and 66)

   PROMISTAR FINANCIAL CORPORATION

   551 Main Street

   Johnstown, Pennsylvania 15901

   (814) 531-3801

   Promistar is a bank holding company registered under federal law and incorporated in Pennsylvania. Promistar's common stock is traded on the Nasdaq National Market under the symbol "PRFC." Promistar's business consists primarily of the operations of Promistar Bank, its banking subsidiary, which is a member of the Federal Reserve System. Promistar Bank conducts business through a network of 72 offices located throughout southwestern Pennsylvania and provides a full range of financial services to individuals, businesses and governmental bodies, including accepting demand, savings and time deposits, safe deposit facilities, electronic banking services, debit cards, money transfer services, and other banking services. Promistar Bank also offers lending services, including consumer, real estate, commercial and industrial loans. Promistar has seven non-bank subsidiaries: Promistar Trust Company, a Pennsylvania trust company which provides trust and investment services, Promistar Investment Advisors, Inc., which provides investment advisory services, Promistar Capital Advisors, Inc., which plans to register as a broker-dealer, Flex Financial Consumer Discount Company, which provides consumer finance loans, Promistar Community Development Corporation, a corporation which conducts community development activities, Bedford Associates Inc., which holds and leases property, and Bedford Associates of Delaware, Inc., an investment holding company. As of March 31, 2001, Promistar had total assets of $2.06 billion, total deposits of $1.64 billion and shareholders' equity of $169.3 million.

   FNH CORPORATION

   98 Wendel Road

   Irwin, Pennsylvania 15642

   (724) 864-7776

   FNH is a bank holding company registered under federal law and incorporated in Pennsylvania. FNH has one banking subsidiary, First National Bank of Herminie, which is a national banking association. FNH Bank conducts business through 10 branches in Westmoreland county. FNH Bank owns a mortgage company subsidiary, Towne & Country Mortgage Company, which provides residential mortgage services. Towne & Country has offices located in North Huntingdon and Johnstown and services over 20 counties within western Pennsylvania. FNH Bank also owns a 51% interest in an insurance company, First Insurance Management,

L.L.C., which provides insurance services. As a commercial bank, FNH Bank provides loan and deposit services to individuals and small to medium sized businesses in the Westmoreland County, Pennsylvania market area. As of March 31, 2001, FNH had total assets of $305.9 million, total deposits of $247.0 million and shareholders' equity of $31.4 million.

Accounting Treatment

   Promistar intends to treat the merger as a purchase for accounting and financial reporting purposes, which means that FNH will be treated as a separate entity for periods prior to completion of the merger.

Merger of Subsidiary Banks

   Simultaneously with the closing of the merger, Promistar intends to merge FNH Bank, currently a wholly-owned subsidiary of FNH, into Promistar Bank, a wholly-owned subsidiary of Promistar, with Promistar Bank surviving. This bank merger will not require your consent and will be consummated entirely through the actions of Promistar and FNH and their respective boards of directors.

Election of FNH Directors (page 77)

   Lawrence V. Mikolajcik, C. Thomas Toth and Vance Roy currently serve on the FNH board of directors and have been nominated for reelection as Class II directors. If reelected, the nominees will serve on the FNH board of directors until the earlier to occur of the merger with Promistar, if consummated, or the 2004 annual meeting.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

   The following tables show selected historical financial data for each of Promistar and FNH. The information in the following tables is based on the historical financial statements of Promistar which are incorporated in this document by reference and the historical financial statements of FNH included in this document beginning at page F-1. These tables should be read in conjunction with those financial statements and the related notes. FNH's statements of operations for the years ended December 31, 1996 and 1997 and balance sheet data as of December 31, 1996, 1997 and 1998 are derived from FNH's financial statements that are not included in this document.

                        PROMISTAR FINANCIAL CORPORATION
                     SELECTED CONSOLIDATED FINANCIAL DATA*
                                  (UNAUDITED)

                           Three Months Ended                    Years Ended December 31,
                          ----------------------  ----------------------------------------------------------
                           3/31/01     3/31/00       2000        1999        1998      1997(2)     1996(3)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                         (Dollars in thousands, except per share data)
RESULTS OF OPERATIONS
Interest income.........  $   37,182  $   36,355  $  148,882  $  140,165  $  138,926  $  130,513  $  124,778
Interest expense........      19,024      16,455      71,018      59,484      60,421      54,987      51,653
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income.....      18,158      19,900      77,864      80,681      78,505      75,526      73,125
Provision for loan
 losses.................       2,200       1,203       6,060       6,099       5,984       4,250       2,441
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income
 after provision for
 loan losses............      15,958      18,697      71,804      74,582      72,521      71,276      70,684
Other income............       4,872       3,860      16,587      16,232      14,761      13,574      12,285
Other expense...........      14,544      13,799      63,377      61,314      57,248      54,149      58,113
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before income
 taxes..................       6,286       8,758      25,014      29,500      30,034      30,701      24,856
Provision for income
 taxes..................       1,698       2,639       6,852       8,686       8,975      10,223       8,056
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income..............  $    4,588  $    6,119  $   18,162  $   20,814  $   21,059  $   20,478  $   16,800
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========

BALANCE SHEET DATA (Period end)
Total assets............  $2,056,106  $1,998,964  $2,070,338  $2,060,672  $1,915,908  $1,792,036  $1,699,748
Loans, net of unearned
 income.................   1,510,881   1,488,311   1,517,947   1,514,824   1,325,741   1,186,260   1,140,591
Total securities........     402,361     376,283     401,252     361,882     435,815     463,403     400,665
Total deposits..........   1,644,345   1,584,860   1,665,804   1,595,119   1,578,150   1,549,520   1,465,101
Total long-term
 borrowings.............     151,265     150,004     151,031     150,010     100,031      14,335      17,210
Total shareholders'
 equity.................     169,285     187,676     166,378     185,027     189,145     177,233     165,432

PER SHARE DATA (1)
Basic earnings per
 share..................  $      .31  $      .37  $     1.11  $     1.25  $     1.26  $     1.23  $     1.03
Diluted earnings per
 share..................         .31         .37        1.11        1.25        1.26        1.23        1.02
Common dividends
 declared per share.....         .21         .20         .83         .71         .61         .53         .43
Period end book value ..       11.32       11.25       11.13       11.09       11.34       10.62        9.92
Average shares
 outstanding--Basic.....  14,953,921  16,683,294  16,428,141  16,683,294  16,683,924  16,684,344  16,332,678
Average shares
 outstanding--Diluted ..  14,959,000  16.683,294  16,428,141  16,683,682  16,683,924  16,684,344  16,441,492

FINANCIAL RATIOS
Return on average assets
 (4)....................         .90%       1.20%        .89%       1.04%       1.10%       1.16%        .99%
Return on average
 shareholders'
 equity (4).............       11.11       13.29        9.77       11.11       11.52       11.96       10.69
Net yield on earning
 assets.................        4.00        4.33        4.21        4.52        4.58        4.73        4.77
Common stock dividend
 payout.................       68.44       54.54       74.24       57.13       48.42       43.22       41.64
Average shareholders'
 equity to average
 assets.................        8.14        9.06        9.07        9.38        9.58        9.72        9.28
Primary capital ratio at
 period end.............        9.01       10.09        8.77        9.67       10.51       10.52       10.41
Net charge-offs to
 average loans, net of
 unearned income (4)....         .36         .32         .33         .28         .39         .38         .25
Nonperforming loans to
 total loans, net of
 unearned income........         .79         .82         .80         .64         .58         .85        1.17
Reserve for loan losses
 to period end loans,
 net of
 unearned income........        1.17        1.05        1.10        1.03        1.03        1.06        1.12

--------
* Financial data for prior periods has been restated to give effect to acquisitions accounted for as pooling-of-interests.
(1) Per share data has been adjusted to reflect the 5% stock dividend distributed on February 1, 2000, the two-for-one stock split effected in the form of a stock dividend distributed on May 1, 1998 and the 10% stock dividends distributed on September 15, 1997 and October 22, 1996. Earnings per share data for periods prior to 1997 has been restated to reflect the adoption of SFAS No. 128 on December 31, 1997.

(2) Reflects the purchase acquisition of three branch offices of National City Bank on June 6, 1997.

(3) Reflects the purchase acquisition of the Armstrong County Trust Company on June 13, 1996.

(4)  Annualized.

                                FNH CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

                                   Three Months
                                       Ended                   Year Ended December 31,
                                 ------------------  ------------------------------------------------
                                 3/31/01   3/31/00     2000      1999      1998      1997      1996
                                 --------  --------  --------  --------  --------  --------  --------
                                         (Dollars in thousands, except per share data)
RESULTS OF OPERATIONS
Interest income................  $  5,114  $  4,693  $ 19,395  $ 17,687  $ 17,007  $ 16,482  $ 15,710
Interest expense...............     2,711     2,182     9,487     7,891     7,550     7,236     7,014
                                 --------  --------  --------  --------  --------  --------  --------
Net interest income............     2,403     2,511     9,908     9,796     9,457     9,246     8,696
Provision for loan losses......        45        60       240       210       225       216       216
                                 --------  --------  --------  --------  --------  --------  --------
Net interest income after
 provision for loan loss.......     2,358     2,451     9,668     9,586     9,232     9,030     8,480
Other income...................       396       366     1,684     1,490     1,169     1,023     1,015
Other expense..................     2,268     2,052     8,665     7,884     7,388     6,535     6,080
                                 --------  --------  --------  --------  --------  --------  --------
Income before income taxes.....       486       765     2,687     3,192     3,013     3,518     3,415
Provision for income taxes.....       128       181       619       772       750       960       929
                                 --------  --------  --------  --------  --------  --------  --------
 Net income....................  $    358  $    584  $  2,068  $  2,420  $  2,263  $  2,558  $  2,486
                                 ========  ========  ========  ========  ========  ========  ========
BALANCE SHEET DATA (Period End)
Total assets...................  $305,876  $274,066  $304,033  $277,219  $254,198  $233,948  $224,085
Loans, net of unearned income..   178,200   170,247   181,156   163,268   139,478   137,423   128,677
Total securities...............    84,557    85,288    93,753    86,705    91,491    75,217    77,487
Total deposits.................   247,020   224,812   244,983   220,205   209,924   196,551   190,027
Total borrowings...............    22,693    18,028    23,928    25,552     9,472     7,527     7,210
Total shareholders equity......    31,440    28,634    30,821    28,112    28,620    26,354    23,746

PER SHARE DATA (1)
Basic earnings per share.......  $   2.39  $   3.90  $  13.81  $  16.08  $  15.31  $  17.45  $  17.23
Diluted earnings per share.....      2.34      3.83     13.57     15.72     15.05     17.06     16.84
Common dividends declared per
 share.........................      3.15       --       4.90      4.33      3.83      3.33      2.83
Period end book value..........    209.94    191.21    205.81    187.72    191.85    179.81    162.02
Average shares outstanding
 basic.........................   149,753   149,753   149,753   150,007   147,780   146,565   144,315
Average shares outstanding
 diluted.......................   152,860   152,312   152,376   153,476   150,339   149,982   147,591

FINANCIAL RATIOS (2)
Return on average assets.......      0.47%     0.85%     0.74%     0.92%     0.93%     1.12%     1.14%
Return on average shareholders'
 equity........................      4.60      8.23      7.05      8.47      8.20     10.19     10.86
Net yield on earning assets....      3.30      3.89      3.97      4.19      4.31      4.26      4.19
Common stock dividend payout...     32.97       --      35.49     26.76     25.27     19.10     16.63
Average shareholders' equity to
 average assets................      9.80      9.72     10.44     10.86     11.34     10.98     10.46
Tier 1 capital ratio at period
 end...........................     15.16     15.99     15.25     16.01     17.48     17.10     16.60
Net charge offs to average
 loans, net of
 unearned income...............      0.01       --       0.02      0.02      0.04      0.04      0.07
Nonperforming loans to total
 loans, net of
 unearned income...............      0.10      0.09      0.07      0.10      1.19      0.56      0.57
Reserve for loan losses to
 period end loans, net of
 unearned income...............      1.24      1.19      1.20      1.21      1.28      1.18      1.13

--------
(1) Per share data has been adjusted to reflect a three-for-one stock split effected in the form of a stock dividend distributed on June 15, 1999.

(2)  Annualized where appropriate.

                                FNH CORPORATION
                       SELECTED QUARTERLY FINANCIAL DATA
                                  (UNAUDITED)

   A summary of financial data for the four quarters for the years 2000 and 1999 and for the quarter ended March 31, 2001 is presented below.

                             2001                   2000                                1999
                         ------------- ----------------------------------  ----------------------------------
                         Quarter Ended          Quarter Ended                       Quarter Ended
                         ------------- ----------------------------------  ----------------------------------
                                                          Sept.                               Sept.
                            Mar. 31    Mar. 31  June 30    30     Dec. 31  Mar. 31  June 30    30     Dec. 31
                         ------------- -------  -------  -------  -------  -------  -------  -------  -------
                                         (in thousands, except per share data)
Net interest income.....    $ 2,403    $ 2,519  $ 2,522  $ 2,486  $ 2,381  $ 2,440  $ 2,382  $ 2,428  $ 2,546
Provision for loan
 losses.................        (45)       (60)     (60)     (60)     (60)     (60)     (60)     (60)     (30)
Other income............        396        354      483      377      470      308      362      459      361
Other expenses..........     (2,268)    (2,048)  (2,097)  (2,120)  (2,400)  (1,918)  (2,044)  (1,986)  (1,936)
                            -------    -------  -------  -------  -------  -------  -------  -------  -------
Income before income
 tax....................        486        765      848      683      391      770      640      841      941
Income taxes............       (128)      (181)    (213)    (160)     (65)    (178)    (141)    (201)    (252)
                            -------    -------  -------  -------  -------  -------  -------  -------  -------
Net income..............    $   358    $   584  $   635  $   523  $   326  $   592  $   499  $   640  $   689
                            =======    =======  =======  =======  =======  =======  =======  =======  =======

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

   Promistar and FNH expect that the merger will be accounted for as a purchase. The following selected unaudited pro forma financial information estimates the effects of the merger on Promistar's and FNH's historical financial positions as of the dates listed below. The December 31 pro forma financial information is presented on a calendar-year basis, which date is consistent with Promistar's historical fiscal year-end. The pro forma consolidated financial information has been derived from, and should be read in conjunction with the more detailed pro forma financial statements included herein beginning at page F-1, the historical consolidated financial statements of Promistar incorporated by reference herein and the historical financial statements of FNH included elsewhere in this document. The pro forma combined financial information may not be indicative of the results that actually would have occurred if the merger had been in effect on the dates indicated or that may be attained in the future. In preparing the pro forma combined financial information, the fact that the merger will be accounted for under the purchase method of accounting has been given effect.

                                                              As of or For
                                      For the Year Ended the Three Months Ended
(dollars in thousands, except per     December 31, 2000      March 31, 2001
share data)                           ------------------ ----------------------
Pro Forma Condensed Combined
 Statement of Income:
Total interest income and other
 income.............................       $186,567               $47,569
Net Income..........................         20,737                 5,073
Net Income per common share--Basic
 and Diluted........................           1.11                  0.29
Cash dividends declared per common
 share..............................           0.76                  0.21

Pro Forma Condensed Combined Balance
 Sheet:
Total assets (end of period)........                           $2,373,701
Long term borrowings (end of
 period)............................                              169,265
Total stockholders' equity (end of
 period)............................                              209,925

                           COMPARATIVE PER SHARE DATA

   The following summarizes the per share information for Promistar and FNH on a historical, unaudited pro forma combined basis. The pro forma data does not show the results of future operations or the actual results that would have occurred had the merger occurred at the beginning of the period presented. The pro forma financial data have been included in accordance with the rules of the Securities and Exchange Commission and are provided for comparative purposes only.

                                                                   Three Months
                                                   Year Ending        Ending
                                                December 31, 2000 March 31, 2001
                                                ----------------- --------------
Earnings per share--Basic:
Promistar (Historical).........................      $  1.11         $  0.31
FNH (Historical)...............................        13.81            2.39
Pro forma Combined.............................         1.11            0.29
Pro forma Equivalent (Combined)................        17.24            4.51

Earnings per share--Diluted:
Promistar (Historical).........................      $  1.11         $  0.31
FNH (Historical)...............................        13.57            2.34
Pro forma Combined.............................         1.11            0.29
Pro forma Equivalent (Combined)................        16.95            4.41

Cash dividends declared per share:
Promistar (Historical).........................      $  0.83         $  0.21
FNH (Historical)...............................         4.90            3.15
Pro forma Combined.............................         0.76            0.21
Pro forma Equivalent (Combined)................        11.81            3.26

Book value per share--end of period:
Promistar (Historical).........................      $ 11.13         $ 11.32
FNH (Historical)...............................       205.81          209.94
Pro forma Combined.............................                        12.15
Pro forma Equivalent (Combined)................                       188.75

                        MARKET PRICES AND DIVIDEND DATA

   Promistar common stock is quoted on the National Market System of the Nasdaq National Market and traded under the symbol "PRFC." The table below sets forth for the calendar quarters indicated, the range of high and low closing prices of Promistar common stock as reported by the National Market System of the Nasdaq National Market and the cash dividends declared on Promistar common stock. There is no established trading market for the FNH common stock.

                                                        Promistar Common Stock*
                                                        -----------------------
                                                         High   Low   Dividends
                                                        ------ ------ ---------
   2001
    Second Quarter (through May 22, 2001).............. $19.75 $16.93   $.210(1)
    First Quarter......................................  20.00  17.00    .210
   2000
    Fourth Quarter.....................................  19.88  15.88    .210
    Third Quarter......................................  19.06  16.00    .210
    Second Quarter.....................................  20.13  14.13    .210
    First Quarter......................................  21.13  15.00    .200
   1999
    Fourth Quarter.....................................  24.05  20.24    .190
    Third Quarter......................................  24.52  20.00    .190
    Second Quarter.....................................  26.43  22.92    .170
    First Quarter......................................  28.10  24.29    .162

--------
* The data has been adjusted to reflect the 5% stock dividend distributed on February 1, 2000.
(1) On April 25, 2001, Promistar declared a cash dividend of $0.21 per share of Promistar common stock, payable to holders of Promistar common stock of record as of May 7, 2001. This dividend will be paid on June 1, 2001.

   Promistar offers an Automatic Dividend Reinvestment Plan to provide a prompt, simple and expense-free way for shareholders to automatically reinvest cash dividends into additional shares of Promistar common stock. Promistar Trust Company performs certain bookkeeping and administrative functions in connection with the Dividend Reinvestment Plan. Participants may add to their investment in Promistar through voluntary additional cash deposits with the administrator.

   On February 23, 2001, the last trading day before the announcement of the merger, Promistar common stock closed at $17.375 per share. On May 22, 2001, the most recent practicable date prior to the printing of this document, the closing price per share of Promistar common stock was $17.11 per share.

   Since the market price of Promistar common stock is subject to fluctuation, the market value of the shares of Promistar common stock the holders of FNH common stock will receive in the merger may increase or decrease prior to and after the merger.

   FNH common stock is not listed on any exchange, quotation system or over-the-counter market and is not actively traded. However, on March 16, 2001 the last transaction in FNH common stock known to FNH occurred at a price per share of $210.00. In addition, FNH paid dividends of $4.90 and $4.33 for the calendar years 2000 and 1999, respectively. In addition, FNH paid a $3.15 per share cash dividend on March 1, 2001.

   FNH SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PROMISTAR COMMON STOCK PRIOR TO THE ANNUAL MEETING.

                PROMISTAR'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Promistar's Management's Discussion and Analysis of its Financial Condition and Results of its Operations is incorporated herein by reference to Promistar's Annual Report on Form 10-K for the year ended December 31, 2000 and Promistar's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

                   FNH'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   FNH conducts customary retail and commercial banking services through its subsidiary bank, FNH Bank, gathering deposits from the general public, and applying those funds to the origination of loans for real estate, commercial, and consumer loans and investments.

   FNH's management's discussion and analysis of financial condition and results of operations is presented to assist investors in understanding FNH's consolidated financial condition and results of operations for the fiscal years ended December 31, 2000, 1999 and 1998 and the three months ended March 31, 2001. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented elsewhere herein.

FNH's Management's Discussion and Analysis of Recent Developments

   Financial Condition. Total assets remained relatively constant at March 31, 2001 as compared to December 31, 2000. As interest rates continued to decline, FNH experienced a larger number of called investment securities that led to an overall decline in the investment securities portfolio of $9,196,000. Furthermore, loan repayments during this timeframe exceeded loan originations by approximately $2,957,000. This resulting increase in cash flow to the bank, coupled with a slight increase in deposits of $2,037,000, contributed to the $11,650,000 increase in federal funds sold and the repayment of $1,235,000 in short-term borrowings. The remaining funds are being temporarily invested in short-term investments while management continues to monitor other investment opportunities.

   Results of Operations. Net income for the three months ended March 31, 2001 declined to $358,000 from $584,000 for the same period ended 2000. Net interest income declined $107,000 as the increase in interest income of $422,000 was more than offset by a $529,000 increase in interest expense. Although fluctuations were primarily related to volume, there was a contributing 84 basis point decline in interest rate spread.

   Noninterest income and noninterest expense increased $29,000 and $216,000, respectively, for the three months ended March 31, 2001 as compared to the same period ended 2000. These fluctuations were primarily the result of operating a larger organization with the addition of the Rostraver branch and mortgage-banking subsidiary, coupled with merger related expenses.

   Income tax expense decreased $53,000 for the three months ended March 31, 2001 as compared to the same period ended 2000 commensurate with the decrease in pre-taxable income.

   Liquidity and Capital Resources. Our primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, FHLB borrowings and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions, and competition. We use our liquid resources principally to fund loan commitments, maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses.

   FNH's liquid assets consist of cash and cash equivalents, which include investments in highly short-term investments (i.e. federal funds sold), and investment securities classified as available for sale. At March 31, 2001, cash and cash equivalents totaled $31.7 million or 10.4% of total assets while investment securities classified as available for sale totaled $79.7 million or 26.1% of total assets. The level of these assets is dependent on FNH's operating, investing, and financing activities during any given period. For the three month period ended March 31, 2001, only investing activities resulting from $9.2 million of proceeds from maturities and prepayments incurred significant activity.

   Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry and similar matters. Management monitors projected liquidity needs and determines the level desirable based in part on the Bank's commitments to make loans and management's assessment of the Bank's ability to generate funds.

   Management monitors both FNH's and the Bank's Total risk-based, Tier I risk-based and Tier I leverage capital ratios in order to assess compliance with regulatory guidelines. At March 31, 2001, both the Company and the Bank exceeded the Minimum risk-based and leverage capital ratio requirements. The Company's and Bank's Total risk-based, Tier I risk-based and Tier I leverage ratios are 16.2%, 15.2%, 10.3% and 15.7%, 14.6%, 10.0%, respectively, at March
31, 2001.

FNH's Management's Discussion and Analysis for the Fiscal Years 2000 and 1999

   Results of Operations. FNH recorded net income of $2.1 million in 2000, which represents a decrease of $352,000, or 14.6%, over 1999. Net income for 1999 increased $157,000, or 7.0%, over 1998 to $2.4 million. Higher noninterest expenses of $781,000 in 2000 more than offset increases in net interest income and other income of $111,000 and $195,000, respectively. However, in 1999 an increase in net income was derived primarily due to increases in net interest income and noninterest income of $339,000 and $321,000, respectively, while offset somewhat by increases in noninterest expenses of $496,000. Diluted earnings per share for each of the past three years was $15.05 per share, $15.72 per share, and $13.57 per share, for 1998, 1999, and 2000, respectively.

   Net Interest Income--2000 Compared to 1999. Net interest income for 2000 was $9.9 million, a 1.1% increase over 1999. Interest income of $19.4 million in 2000 represents an increase of $1.7 million, or 9.7%, over 1999. Interest expense of $9.5 million in 2000 increased by $1.6 million, or 20.2%, over 1999. Although there was an increase in general interest rate levels during these periods, interest income and expense were both primarily driven by increases in the average balances of related interest-earning assets and interest-bearing liabilities. The average balances of loans receivable, specifically indirect auto, residential real estate, and commercial and commercial real estate, increased $11.7 million, $6.3 million, and $5.4 million, respectively, for 2000. The tax-equivalent yield on interest earning assets increased to 7.57% for the year ended 2000 from 7.39% for the year ended 1999 and was mainly driven by a 40 basis point increase in investment securities. Partially offsetting increases to net interest income was an increase in the average balance of certificates of deposit of $12.2 million coupled with a 62 basis point increase in the cost of these funds. This increase to interest expense is attributed to aggressive marketing efforts and offering higher yielding promotional products in response to the opening of the Rostraver supermarket branch. This resulted in an overall increase in the cost of funds from 3.92% to 4.40% from 1999 to 2000.

   The following table presents the major categories of assets, liabilities and shareholders' equity with their corresponding average balances, related interest income earned on interest-earning assets or interest expense paid on interest-bearing liabilities, and resulting yields and rates on a fully taxable equivalent basis for the years indicated.

                                     2000                          1999                          1998
                          ----------------------------  ----------------------------  ----------------------------
                                    Interest    Rate              Interest    Rate              Interest    Rate
                          Average    Income/   Earned/  Average    Income/   Earned/  Average    Income/   Earned/
                          Balance  Expense (1) Paid (1) Balance  Expense (1) Paid (1) Balance  Expense (1) Paid (1)
                          -------- ----------  -------  -------- ----------  -------  -------- ----------  -------
                                                        (dollars in thousands)
Interest-earning assets:
 Loans, net of unearned
  income (2)............  $175,013  $14,044      8.02%  $148,154  $12,134      8.19%  $138,447  $11,689      8.44%
 Investment securities..    83,737    5,616      6.71     87,647    5,526      6.30     84,193    5,365      6.37
 Other interest-earning
  assets (3)............     4,556      270      5.93     11,096      588      5.30      8,416      458      5.44
                          --------  -------             --------  -------             --------  -------
 Total interest-earning
  assets................   263,306   19,930      7.57    246,897   18,248      7.39    231,056   17,512      7.58
                                    -------                       -------                       -------
Non-interest-earning
 assets.................    17,971                        16,194                        12,394
                          --------                      --------                      --------
 Total assets...........  $281,277                      $263,091                      $243,450
                          ========                      ========                      ========
Interest-bearing
 liabilities:
 Interest-bearing
  demand................  $ 18,203      312      1.71   $ 17,988      307      1.71   $ 17,653      301      1.71
 Money market...........    13,389      354      2.64     15,388      401      2.61     17,575      457      2.60
 Savings................    49,925    1,497      3.00     46,389    1,346      2.90     39,205    1,065      2.72
 Certificates of
  deposit...............   118,796    6,423      5.41    106,567    5,101      4.79    103,304    5,334      5.16
 Borrowings.............    15,236      901      5.91     15,074      736      4.88      8,035      393      4.89
                          --------  -------    ------   --------  -------    ------   --------  -------    ------
 Total interest-bearing
  liabilities...........   215,549    9,487      4.40    201,406    7,891      3.92    185,772    7,550      4.06
                                    -------                       -------                       -------
Non-interest-bearing
 liabilities:
 Other liabilities......    36,375                        33,110                        30,066
                          --------                      --------                      --------
 Total liabilities......   251,924                       234,516                       215,838
                          --------                      --------                      --------
Stockholders' equity....    29,353                        28,575                        27,612
                          --------                      --------                      --------
 Total liabilities and
  stockholders' equity..  $281,277                      $263,091                      $243,450
                          ========                      ========                      ========
Net interest income.....            $10,443                       $10,357                       $ 9,962
                                    =======                       =======                       =======
Interest rate spread
 (4)....................                         3.17%                         3.47%                         3.52%
                                               ======                        ======                        ======
Net yield on interest-
 earning assets (5).....                         3.97%                         4.19%                         4.31%
                                               ======                        ======                        ======
Ratio of average
 interest-earning assets
 to average interest-
 bearing liabilities....                       122.16%                       122.59%                       124.38%
                                               ======                        ======                        ======

-------
(1) Tax-exempt income on loans and investments and related yields are shown on a fully taxable equivalent basis computed using the federal statutory rate of 34%.

(2) Average balances include non-accrual loans.

(3) Includes interest-bearing deposits in other financial institutions and federal funds sold.

(4) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

   The following table sets forth certain information regarding the changes in our interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior year rate); (ii) changes in rates (changes in rate multiplied by prior year average volume). Increases and decreases due to both rate and volume have been allocated proportionally to the change due to volume and the change due to rate.

                                2000 vs. 1999                   1999 vs. 1998
                         ------------------------------  ------------------------------
                            Net                             Net
                         Increase   Due to changes in    Increase   Due to changes in
                         (Decrease)  Volume      Rate    (Decrease)  Volume      Rate
                         ---------  ---------  --------  ---------  ---------  --------
                                              (in thousands)
Interest income:
Loans, net of unearned
 income (1) (2).........  $1,910    $   2,150  $   (240)   $445     $    776   $   (331)
Investment securities
 (1)....................      90         (210)      300     161          216        (55)
Other interest-earning
 assets.................    (318)        (398)       80     130          142        (12)
                          ------    ---------  --------    ----     --------   --------
                           1,682        1,542       139     736        1,134       (398)
                          ------    ---------  --------    ----     --------   --------
Interest expense:
Interest-bearing
 demand.................       5            4         1       6            6          0
Money market............     (47)         (53)        6     (56)         (57)         1
Savings.................     151          105        46     281          205         76
Certificates............   1,322          621       701    (233)         178       (411)
Borrowings..............     165            8       157     343          344         (1)
                          ------    ---------  --------    ----     --------   --------
  Total interest
   expense..............   1,596          685       911     341          676       (335)
                          ------    ---------  --------    ----     --------   --------
Change in net interest
 income (1).............  $   86    $     856  $   (771)   $395     $    458   $    (63)
                          ======    =========  ========    ====     ========   ========

--------
(1) Tax-exempt income on loans and investments and related yields are shown on a fully taxable equivalent basis computed using the federal statutory rate of 34%.
(2) Average balances include non-accrual loans.

   1999 Compared to 1998. Net interest income for 1999 was $9.8 million, a 3.6% increase over 1998. Interest income of $17.7 million in 1999 represents an increase of $680,000, or 4.0%, over 1998. Interest expense of $7.9 million in 1999 represents a $340,000 increase, or 4.5%, from 1998. The increase in interest income resulted almost entirely from an increase in the average balances of interest-earning assets of $15.8 million. This consisted of an increase in the average balance of loans receivable of $9.7 million, specifically commercial and commercial real estate of $7.2 million, and home equity loans of $6.8 million, for 1999 as compared to 1998. Also contributing to a lesser extent were increases in investment securities and other interest earning assets of $3.5 million and $2.7 million, respectively. The effects of the overall increase in average interest-earning assets was reduced by a decline in the tax-equivalent yield on interest earning assets from 7.58% in 1998 to 7.39% in 1999. This decrease was primarily stimulated by a 25 basis point decline in the yield on loans receivable. Increases to net interest income were offset somewhat by increases in the average balances of savings of $7.2 million, or 18.3%, and borrowings of $7.0 million, or 87.6%. FNH Bank implemented a high balance, tiered savings product in August of 1999, and reduced its rates on certificates of deposits by an average of 38 basis points in 1999. Also, in an effort to fund loan demand, borrowings increased via repurchase agreements with commercial customers. The overall impact on cost of funds was a decline from 4.06 in 1998 to 3.92% in 1999.

   Loan Loss Provision--2000 Compared to 1999. The provision for loan losses was $240,000 in 2000, compared to $210,000 in 1999, a 14.3% increase. The loan loss provision is based upon management's assessment of a variety of factors, including types and amounts of nonperforming loans, historical loss experience, collectibility of collateral values and guaranties, pending legal action for collection of loans and related guaranties, and current economic conditions. The loan loss provision reflects management's judgment of the current period cost-of-credit risk inherent in the loan portfolio. Although management believes the loan loss provision has been sufficient to maintain an adequate allowance for loan losses, actual loan losses could exceed the amounts that have been charged to operations. The change in the loan loss provision in 2000 was principally a result of an increase in the amount of new commercial real estate and indirect auto loans originated during 2000 as compared to 1999.

   1999 Compared to 1998. The provision for loan losses was $210,000 in 1999, compared to $225,000 in 1998, a 6.7% decrease that reflects a reduction in the commercial and commercial real estate loan portfolios for the period.

   Noninterest Income--2000 Compared to 1999. Total noninterest income, which is comprised of service charges on deposit accounts, net investment securities gains (losses), and other income, was $1.7 million in 2000, an increase of 13.1% over 1999. Service charges from deposit accounts grew commensurate with deposit growth. Other income increases resulted from fee income generated based on the volume of debit/credit card activity, as well as increased income from the restructuring of various bank-owned life insurance products, and insurance subsidiary revenues. Offsetting these increases was a decline in investment securities gains as well as a net loss on mortgage-related activities by the mortgage-banking subsidiary.

   1999 Compared to 1998. Total noninterest income was $1.5 million in 1999, a 27.5% increase over 1998 and resulted from increased fee income generated based on the volume of debit/credit card activity, as well as increased income from the restructuring of various bank-owned life insurance products. Partially offsetting these increases was a decline in investment securities gains.

   Noninterest Expense--2000 Compared to 1999. Noninterest expense increased to $8.7 million, or 9.9% for 2000 as compared to $7.9 million for 1999. The change in total noninterest expense from 1999 to 2000 is attributed to a $637,000, or 16.0% increase in salaries and employee benefits that resulted from increases in various deferred employee benefit plans coupled with the hiring of additional staff with the opening of the Rostraver branch. Other expenses increased $142,000, or 6.8%, and include additional costs for various professional fees relating to the acquisition of the mortgage-banking subsidiary, outsourcing internal auditing, and merger related activity. In addition, numerous expenses increased slightly as a result of the general overall growth of the organization. Offsetting these increases was a slight decline in data processing fees that was mainly attributable to Y2K conversion costs incurred in 1999.

   1999 Compared to 1998. Total noninterest expense was increased to $7.9 million, or 6.7%, for 1999 as compared to $7.4 million for 1998. Salaries and employee benefits increased $175,000, due principally to normal merit raises and operating a larger organization. Equipment expense increased $105,0000 in 1999, and is mainly attributable to increasing the number of office equipment leases. Data processing costs increased $61,000 in 1999, due to Y2K conversion costs. Other noninterest expenses increased $150,000 in 1999 due primarily to increases in media expenses and expenses incurred in operating an insurance subsidiary.

   Provision for Income Taxes.--The provision for income taxes fluctuated in 2000, 1999 and 1998 in direct correlation to the changing level of pre-taxable income during these periods.

   Financial Condition--Assets and Liabilities. FNH's total assets increased $26.8 million, or 9.7%, to $304.0 million at December 31, 2000, as compared to $277.2 million at December 31, 1999. There were increases in net loans receivable and investment securities of $17.7 million and $7.0 million, respectively, at December 31, 2000. The overall growth of FNH was funded primarily by a $24.8 million, or 11.2%, increase in customer deposits, represented particularly by growth in time deposits.

   The increase in net loans receivable resulted from the economic health of FNH's market area and the strategic, service-oriented marketing approach taken by management to meet the lending needs of the area. The majority of lending activity is predominately real estate loans secured by one-to-four family residential and commercial properties. Such loans grew $14.4 million to $111.5 million, respectively, at December 31, 2000. Management attributes the increases in real estate properties to continued customer referrals and FNH's overall relationship with its customers, in general, and local home builders and auto dealers, in specific. As of December 31, 2000, FNH has additional commitments to fund real estate loan demand of $22.3 million. In addition, consumer lending increased $9.0 million, or 20.4%, and resulted entirely from an increase in indirect auto loans as management continues to target the automobile dealer network to originate indirect installment loans. Dealer paper was originated using strict underwriting guidelines with an emphasis on quality. Offsetting these increases in net loans receivable was a decrease of $5.6 million in commercial, financial, and agriculture loans.

   Total investment securities increased to $93.8 million at December 31, 2000 from $86.7 million at December 31, 1999. Funds from deposit growth, coupled with principal repayments on mortgage-backed securities and maturities of other investment types, were invested in U.S. Government agency securities available for sale. Of the total investment securities portfolio, 94.4% is considered available for sale, and U.S. Government agency securities now comprise 39.4% of the total investment securities portfolio. Furthermore, as of December 31, 2000, cash and cash equivalents increased $1.9 million. With current liquidity needs met, excess funds from deposit growth are temporarily invested in federal funds sold while management monitors future investment opportunities.

   Total deposits increased to $245.0 million at December 31, 2000 from $220.2 million at December 31, 1999. As noted previously, this fluctuation was driven by an increase in time deposits that was used to fund both loan and investment growth. In an effort to increase the customer deposit base, management aggressively promoted the opening of the Rostraver supermarket branch and implemented higher priced deposit products at this location. The remaining increase was due to the continued marketing efforts of FNH coupled with a competitive rate product portfolio.

   Total borrowings at December 31, 2000 were $23.9 million as compared to $25.6 million at December 31, 1999. Although there was a decrease of $1.7 million, management restructured the primarily short-term dominated borrowings portfolio and staggered the maturities over a ten year period. Of the $18.0 million in long-term borrowings, $15.0 million relates to an advance that is convertible in December 2001 to a variable rate at the Federal Home Loan Bank of Pittsburgh's ("FHLB") discretion. Should the FHLB convert this advance, FNH has the option of accepting the variable rate or repaying the advance without penalty.

   Stockholder's equity increased to $30.8 million at December 31, 2000 from $28.1 million at December 31, 1999. The increase in stockholders' equity was due to net income of $2.1 million that was offset by cash dividends of $.7 million. Also contributing to the increase was a reduction in accumulated other comprehensive loss of $1.4 million.

   Liquidity.--Like other financial institutions, FNH must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments and expenses. Control of cash flow requires that FNH anticipate deposit flows and loan payments. The primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, and FHLB borrowings. These funds are used principally to originate loans and acquire investment securities. As of December 31, 2000, FNH had commitments to extend credit of approximately $42 million. It is typical for a portion of loan commitments to expire or terminate without funding. Management believes FNH has adequate resources to meet its normal funding requirements.

   FNH's liquid assets consist of cash and cash equivalents, which include investments in highly short-term investments (i.e. federal funds sold), and investment securities classified as available for sale. The level of these assets is dependent on FNH's operating, investing, and financing activities during any given period. At December 31, 2000, cash and cash equivalents totaled $18.3 million or 6.0% of total assets while investment securities classified as available for sale totaled $88.5 million or 29.1% of total assets. Furthermore, FNH maintains a credit facility with the Federal Home Loan Bank of Pittsburgh, which provides for immediately available advances from the FHLB in an amount of approximately $85.0 million with a variable rate of interest based on the FHLB's cost of funds. Advances under this credit facility totaled $.5 million at December 31, 2000. In addition, FNH has also established a $4.0 million secured credit line through the discount window with the Federal Reserve Bank of Cleveland.

   Net cash provided by operating activities for 2000 totaled $3.2 million, as compared to $3.0 million for 1999 and $2.1 million for 1998. In 2000, increases in various deferred employee benefit plans and accrued interest payable were offset slightly by a decline in net income and recognition of deferred taxes. In 1999, fluctuations resulted from increases in net income, accrued interest payable, and reductions in accrued interest receivable and net investment security losses.

   Net cash used for investing activities for 2000 totaled $23.8 million, as compared to $29.4 million in 1999 and $15.4 million in 1998. The decrease of $5.6 million in 2000 was due to reductions in net loans receivable of $5.9 million and a reduction in the purchase of bank-owned life insurance of $3.7 million. Offsetting these declines in cash usages was a net decrease in cash used for investment activities of $3.4 million. In 1999, the increase in cash used for investing activities of $14.0 million was attributable to a net increase in loans of $21.7 million and the purchase of bank-owned life insurance of $3.7 million. Offsetting these amounts was a net increase in cash used for investing activities of $11.1 million.

   Net cash provided by financing activities for 2000 totaled $22.5 million, as compared to $26.0 million and $15.0 million for 1999 and 1998, respectively. The decrease of $3.5 million in 2000 resulted from a net decrease in total borrowings of $17.4 million offset by an increase in deposits of $14.5 million. Of the total deposit portfolio at December 31, 2000, $128.9 million or 52.6% represents certificates of deposit; and of this amount $73.7 million or 57.1% is due to mature in 2001. Consistent with experience, management believes that the majority of maturing certificates of deposit will be renewed at market rates of interest. In 1999, the total increase of $11.0 million was primarily due to an increase in proceeds from borrowings of $12.8 million that was partially offset by a reduction in the increase in deposits of $3.1 million.

   Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on FNH's commitment to make loans, as well as management's assessment of FNH's ability to generate funds. Also, FNH is subject to federal regulations that impose certain minimum capital requirements.

   Impact of Inflation and Changing Prices.--FNH's consolidated financial statements and related data herein have been prepared in accordance with generally accepted accounting principles, which require measurement of financial condition and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

   Because the primary assets and liabilities of FNH and FNH Bank are monetary in nature, changes in the general level of prices for goods and services have a relatively minor impact on total expenses. Increases in operating expenses such as salaries and maintenance are in part attributable to inflation. However, interest rates have a far more significant effect than inflation on the performance of financial institutions, including the bank.

                                  THE MEETING

General

   This document is being mailed by FNH to its shareholders in connection with the solicitation of proxies by the FNH board of directors for use at the annual meeting to be held on June 29, 2001, at 1 p.m., eastern time at the Holiday Inn Express, 8400 Route 30, North Huntingdon, Pennsylvania, 15642 and at any adjournment or postponement thereof. The document, the notice of the annual meeting and the enclosed proxy card are first being mailed to FNH shareholders on or about May 25, 2001.

   At the annual meeting, FNH shareholders will consider and vote upon a proposal to adopt and approve the merger agreement, a proposal to approve certain payments to Mr. James R. Lauffer for his efforts in improving FNH's performance and facilitating the merger with Promistar, and a proposal to elect directors to those positions. The FNH board of directors voted to approve the merger agreement, the merger and the payments to Mr. Lauffer and recommend a vote by the shareholders FOR adoption and approval of the merger agreement, approval of the increased post-retirement payments to Mr. Lauffer, and the election of the nominees for board of director positions.

Voting at the Meeting; Record Date

   The FNH board of directors has fixed May 16, 2001, as the record date to determine the holders of record of shares of FNH common stock entitled to notice of and to vote at the annual meeting. Only holders of record of shares of FNH common stock at the close of business on that date are entitled to notice of and to vote at the meeting. As of May 16, 2001, there were 149,753 shares of FNH common stock outstanding held by 445 holders of record. Each holder of record of shares of FNH common stock as of the record date is entitled to cast one vote per share exercisable in person or by properly executed proxy, on the proposal to adopt and approve the merger agreement. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of FNH common stock entitled to vote at the meeting is necessary to constitute a quorum at the meeting. The affirmative vote of at least 66 2/3% of the shares of FNH common stock outstanding is required to adopt and approve the merger agreement. Approval of the proposed amendment to Mr. Lauffer's Executive Salary Continuation Agreement and the payments resulting from the increase in his post-retirement benefits will require the affirmative vote of more than 75% of the FNH shareholders, excluding shares held by Mr. Lauffer and certain members of his family. The amendment will not become effective without such shareholder approval. An abstention, whether done in person or by proxy, or a failure to vote will have the effect of a vote against the merger agreement and the payments to Mr. Lauffer. Election of the directors who have been nominated will require the affirmative vote of at least a majority of the shares of FNH common stock present, in person or by proxy, at the annual meeting. An abstention, whether done in person or by proxy, or a failure to vote will not have an effect on the vote for the election of directors, assuming that a quorum is otherwise present at the annual meeting. Since none of FNH's common stock is held in street name, there will be no broker non-votes at the annual meeting.

   Each of FNH's directors and executive officers who own shares of FNH common stock has advised FNH that he or she intends to vote or direct the vote of all shares of FNH common stock over which he or she has voting control FOR adoption and approval of the merger agreement. Additionally, FNH believes that most of such directors and executive officers will vote FOR approval of the increased post-retirement payments to Mr. Lauffer and the election of the nominees for board of director positions. Mr. Lauffer will not vote any shares over which he has voting control on the proposal to increase his post-retirement payments. As of April 1, 2001, FNH's directors and executive officers were the beneficial owners of 25,978 shares or approximately 17.35%, of the outstanding shares of FNH common stock, assuming that none of the options to purchase FNH common stock are exercised prior to the record date. Additionally, FNH's Employee Stock Ownership Plan, of which Messrs. Lauffer, Miller and Lavella are the trustees, owns 5,466 shares. As described more fully under the heading "FNH Employee Stock Ownership Plan" below, the trustees have indicated that they plan to vote the ESOP shares FOR the election of the nominees for Class II directors. If all shares of FNH common stock are present at the meeting and FNH's directors and executive officers and the trustees of the ESOP all vote FOR all of the proposals on which they are entitled to vote, and assuming that none of the options to purchase FNH common stock are exercised prior to the record date, the affirmative vote of only an additional (i) 73,862 shares (or 49.3%) of FNH common stock would be necessary to adopt and approve the merger agreement, (ii) 87,685 shares (or 61.96%) of FNH common stock would be necessary to approve the increased post-retirement payments to Mr. Lauffer following the merger and (iii) 48,899 (or 32.7%) of FNH common stock would be necessary to elect the nominees for Class II directors.

   Promistar owns no shares of FNH common stock nor do any directors, officers or affiliates of Promistar own shares of FNH common stock.

FNH Employee Stock Ownership Plan

   Pursuant to the terms of FNH's Employee Stock Ownership Plan, participants in the plan are entitled to instruct the plan's trustees as to how to vote shares of FNH common stock allocated to their account with respect to certain matters that require the approval of more than a majority of the outstanding shares of FNH common stock. FNH's articles of incorporation require the merger to be approved by the holders of at least 66 2/3% of the outstanding shares of FNH common stock. In addition, as described under the heading "Approval of Lauffer Payment" on page 43, the affirmative vote of holders of more than 75% of the outstanding shares of FNH common stock is required to approve the increased post-retirement payments to Mr. Lauffer following the merger. Accordingly, if you are a participant in FNH's Employee Stock Ownership Plan you can direct the plan's trustees how to vote all plan shares that are allocated to your account with respect to the merger and the increased post-retirement payments to Mr. Lauffer. If you fail to direct the trustees as to how to vote the shares allocated to your plan account, the shares will not be voted on these matters and will be treated as a vote against the merger and the increased post-retirement payments to Mr. Lauffer.

   Under the plan, any shares not allocated to the accounts of participants are to be voted by the trustees. The trustees have informed FNH that they intend to vote all such shares, if any, FOR approval of the merger. With respect to the increased post-retirement payments to Mr. Lauffer following the merger, Mr. Lauffer has informed FNH that he will recuse himself from the trustees' decision whether to vote any shares of the plan not allocated to the accounts of participants for approval of such payments. The two disinterested plan trustees, Messrs. Miller and Lavella, have informed FNH that they intend to vote any such unallocated plan shares FOR the approval of the increased post-retirement payments to Mr. Lauffer following the merger.

   With respect to the election of the nominees for Class II directors, the plan gives the authority to vote the plan's shares to the trustees of the plan. The trustees have informed FNH that they intend to vote all of the plan's shares FOR the election of the nominees for Class II directors.

Proxies

   The accompanying form of proxy is for use at the annual meeting of FNH shareholders if you are unable or unwilling to attend the annual meeting. You may revoke the proxy at any time before it is exercised, by (i) filing with FNH's secretary, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy card, (ii) duly executing a later dated proxy card relating to the same shares and delivering it to FNH's secretary before the taking of the vote at the annual meeting or
(iii) attending the annual meeting and giving FNH's secretary a written notice of revocation bearing a later date than the proxy card, before the taking of the vote at the annual meeting. Attendance at the annual meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy from you should be sent so as to be delivered to FNH Corporation, 98 Wendel Road, Irwin, Pennsylvania 15642, Attention:
Secretary, or hand delivered to FNH's Secretary, before the taking of the vote at the FNH annual meeting.

   All shares of FNH common stock which are entitled to vote and are represented at the annual meeting of FNH's shareholders by properly executed proxies received prior to or at the annual meeting, and not revoked as of such time, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on any proxies solicited by the FNH board of directors which are received prior to or at the annual meeting, those proxies will be voted FOR adoption and approval of the merger agreement.

   It is not anticipated that any matter other than the proposal to adopt and approve the merger agreement, to approve the payments to Mr. Lauffer and to elect the nominees to the board of directors will be brought before the annual meeting. If any other matter is properly presented at the annual meeting for consideration, including, among other things, a motion to adjourn the annual meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment.

   You are urged to mark, date, sign and return promptly the enclosed proxy card in the accompanying postage-paid envelope, even if you are planning to attend the meeting. All properly executed proxies received prior to or at the annual meeting will be voted with respect to the matters identified on the proxy cards in accordance with any instructions thereon and, if no instructions are given, will be voted for adoption and approval of the merger agreement.

   FNH will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by use of the mails, proxies may be solicited by FNH's directors, officers and employees from FNH's shareholders in person or by telephone, telegram or other means of communication. Those directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with that solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by those custodians, nominees and fiduciaries, and FNH will reimburse those custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

   You should not send any stock certificates with your proxy cards.

                                   THE MERGER

Background of the Merger

   The past decade has been a period of rapid change in the banking industry in general, and especially for the banking industry in Pennsylvania. This period has been characterized by accelerated consolidation throughout the United States and in Pennsylvania, and by intensified competition from domestic and foreign banks and from non-bank financial services organizations. This period also has been characterized by increasing requirements for investments in technology in order to meet customer needs on an efficient, competitive basis.

   Part of Promistar's long-term strategic plan has been to acquire existing banks, savings and loan associations, savings banks and branches thereof in areas adjacent to the geographical areas that Promistar Bank and Promistar Trust Company currently serve. In connection with this strategic plan, Promistar periodically reviews possible candidates for acquisition.

   The FNH board of directors has continually reviewed the strategic alternatives for maximizing shareholder value.

   On October 12, 2000, FNH's financial advisors, Berwind Financial, L.P., presented a study to the board of directors of these various strategic alternatives. The study provided a financial and market overview of FNH as well as various comparisons and analyses all aimed at determining the most viable option for maximizing shareholder value. Upon review and discussion of this study, the board authorized Berwind Financial to proceed with identifying various affiliation partners.

   On November 6, 2000, the executive committee of FNH's board of directors met with Berwind Financial and authorized Berwind Financial to generate a memorandum containing various financial and operational information on FNH. On December 14, 2000, the executive committee approved the memorandum and a list of 16 potential affiliation partners Berwind Financial identified. The committee instructed Berwind Financial to begin contacting parties on the list and to solicit indications of interest and report back to the full board of directors in early February. From the 16 potential partners, 11 institutions indicated sufficient interest to sign a confidentiality agreement, and four of these 11 met with Berwind Financial and the executive committee.

   On January 4, 2001 the executive committee and Berwind Financial met with John H. Anderson, Chairman and CEO of Promistar. The parties discussed the respective history, operations, financial results and strategies of each company. The parties also discussed the potential merits of combining the two organizations. Subsequent to the meeting with Promistar, the executive committee and Berwind Financial met with representatives of three other potential partners. In each of those meetings, the parties discussed the respective history, operations, results, strategies and merits of combining the respective entities.

   On February 1, 2001, FNH's full board of directors met to review and discuss the various indications of interest that had been submitted as a result of the various meetings and discussions with the interested parties. At the meeting, Berwind Financial presented to the board of directors an overview of the indications of interest from each the four parties. This overview analyzed the various parties and their indications of interest in three general areas: pricing, performance, non-financial issues such as structure, employee issues, management and board representation. After further discussions, the board of directors resolved to negotiate with two of the four remaining parties and Promistar was one of the two selected for further negotiation.

   On February 15, 2001, the board of directors met again to discuss its options. At that meeting, Berwind Financial presented a detailed review of the two remaining proposals, each of which had been favorably revised since the last meeting. After detailed discussion of the two offers, the board directed management and its advisors to negotiate the terms of a transaction with Promistar and to present such terms to the board for approval.

   From February 15, 2001 to February 22, 2001, numerous telephonic and in-person conferences were held between FNH and its representatives and Promistar and its representatives regarding a proposed transaction. The parties exchanged drafts of the merger agreement and related agreements and the parties had numerous discussions regarding the transaction. During this time, each of the parties' representatives conducted further due diligence on the other party including on-site visits.

   On February 23, 2001, the board met again to review the results of the due diligence and the terms of the transaction. At the meeting, the board of directors, Berwind Financial and outside legal counsel reviewed the merger agreement and discussed in detail the mechanics of the agreement and the underlying transaction. After deliberating, the board unanimously approved the merger agreement and related matters and authorized Mr. Lauffer to execute the documents. On February 24, 2001, the merger agreement and related documentation were executed by the parties.

   On May 22, 2001, the board met to review the compensation arrangements for Mr. Lauffer and directed that the proposed amendment to Mr. Lauffer's Executive Salary Continuation Agreement be submitted to the shareholders and recommended that the shareholders vote FOR approval of the proposed amendments. On May 22, 2001, the board also approved the nominations of Lawrence V. Mikolajcik, C. Thomas Toth and Vance Roy to be re-elected as Class II directors and recommended that FNH shareholders vote FOR election of such nominees.

Reasons for the Merger; Recommendation of the Board of Directors

 Promistar

   The board of directors of Promistar has approved the merger agreement and has determined that the merger is in the best interests of Promistar. In reaching its determination, Promistar's board of directors considered a number of factors, including the following:

  . The merger is expected to result in a combined entity which has increased financial, managerial, technological and other resources and is better able to meet increased competition and to profit from the opportunities resulting from the changing legal and regulatory environment facing banks and bank holding companies;

  . The merger will result in a combined entity which is expected to be in a position to provide new services or expand into additional markets and to offer existing services with increased efficiency. The merger is expected to result in opportunities to generate additional revenue through providing services and products to FNH's existing customer base which FNH does not currently offer;

  . Although no assurances can be given that any specific level of expense savings will be achieved or as to the timing thereof, Promistar has identified potential annual pre-tax savings expected to be achieved after the merger which will contribute to Promistar's profitability, resulting in the transaction becoming accretive to earnings per share in 2001;

  . The merger will expand Promistar's customer base and increase its presence in Westmoreland County;

  . The anticipated tax-free nature of the merger (see "Certain Material Federal Income Tax Consequences" on page 37).

 FNH

   The FNH board of directors has unanimously approved the merger agreement and has determined that the merger is fair to, and in the best interests of, FNH and its shareholders. The FNH board of directors therefore recommends that the FNH shareholders vote FOR adoption and approval of the merger agreement. The FNH board of directors believes that the merger will enable the FNH shareholders to realize significant value when compared to the value of FNH common stock if the merger does not occur.

   In reaching its determination that the merger agreement is fair to, and in the best interests of, FNH and its shareholders, the FNH board of directors considered a number of factors, both from a short-term and long-term perspective, including, without limitation, the following:

  . The FNH board of directors' familiarity with and review of FNH's business, financial condition, results of operation, and prospects, including, but not limited to, its potential growth, development, productivity and profitability;

  . A detailed study of the financial impact of the merger on FNH's shareholders which confirmed, based on the closing price of $17.375 for Promistar common stock as of February 23, 2001, the last trading day before the merger was announced publicly, FNH shareholders would receive: (i) a 24% premium to FNH's market value of $210.00 per share of its common stock, (ii) a multiple of 17.5 times FNH's 2000 fully diluted earnings per share and (iii) a projected dividend increase of 157% from $4.90 per share to $12.60 per share on an annualized basis. Furthermore, respectively, of the pro forma combined company as of and for the year ended December 31, 2000, FNH shareholders would own approximately 13% of the outstanding shares after the merger while contributing 13% of the total assets, 16% of the shareholders' equity and 11% of net income. Finally, former FNH shareholders will be eligible to participate in Promistar's Automatic Dividend Reinvestment Plan;

  . The benefits over other offers/bids including (i) the Promistar offer being the highest price offered; (ii) the Promistar offer offering the highest increase in pro forma dividends; (iii) the all stock transaction structuring (and the tax deferred benefits of such); (iv) the Promistar offer containing no collar in the event Promistar's stock price was to increase during the executory period; (v) the Promistar offer including three board seats for FNH's directors and seats on the boards of directors of certain of Promistar's subsidiaries for all FNH directors while no company offered any more board seats while one offered as many;
     (vi) the Promistar operations include no branch overlap resulting in no identified branch closures; and (vii) the combined operations resulting in no reduction in services provided--i.e. Promistar offers check imaging while some other competitors do not;

  . The anticipated tax-free exchange of FNH common stock for Promistar common stock in the merger (see "Certain Material Federal Income Tax Consequences" on page 37);

  . The current and prospective environment in which FNH operates, including national, state and local economic conditions, FNH's competitive environment, the increased regulatory burdens on financial institutions generally, the trend towards consolidation in the financial services industry in general and among financial institutions in Pennsylvania and the likely effect of the foregoing factors on FNH's potential growth, development, productivity and profitability;

  . The business, financial condition, results of operation, market valuations and acquisition history of Promistar and the opportunity for FNH shareholders to participate in any future growth of Promistar by obtaining Promistar common stock in the merger;

  . An in-depth due diligence review of Promistar's operations, financial records, capital position and legal matters conducted by FNH's employees, financial advisors, accountants and attorneys;

  .  Promistar's agreement to pay severance benefits to certain employees;

  . A comparison of the products and services provided by FNH and Promistar, as well as the costs associated with and relative level of resources available to FNH and Promistar, respectively, to maintain and provide future enhancements to, and develop new products and services within its markets;

  . The increase in liquidity, cash dividends per share and net income per share that FNH shareholders will receive as a result of the receipt of Promistar's common stock in the merger;

  . The presentation by Berwind Financial to FNH's board of directors on February 23, 2001, including the written opinion of Berwind Financial that, as of February 23, 2001, the exchange ratio was fair to the shareholders of FNH from a financial point of view; and

  . The condition in the merger agreement that permits FNH to terminate the merger agreement if it does not receive an opinion from its financial advisors, in form and content to FNH's satisfaction, to the effect that the exchange ratio is fair, from a financial point of view to FNH shareholders. This opinion has been received and is attached hereto as Annex C.

   In addition, the FNH board of directors is of the opinion that the merger will result in a combined entity which has increased financial, managerial, technological and other resources and will be better able to meet increased competition and to profit from the opportunities resulting from the changing legal and regulatory environment facing banks and bank holding companies.

Opinion of Financial Advisor

   Pursuant to an engagement letter dated as of June 23, 2000, FNH retained Berwind Financial to act as its financial advisor in connection with FNH's consideration of a possible business combination. In connection with the merger with Promistar, the FNH board requested Berwind Financial to render its opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of FNH common stock. At the February 23, 2001 meeting at which FNH's board considered and approved the merger agreement, Berwind Financial rendered its opinion to the board that, based upon and subject to the various considerations set forth therein, as of February 23, 2001, the exchange ratio was fair to the holders of FNH common stock from a financial point of view. The opinion as of February 23, 2001 will be referred to as the "February Opinion" and the opinion as of as of May 24, 2001 will be referred to as the "Updated Opinion."

   The full text of Berwind Financial's Updated Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this document, is incorporated herein by reference, and should be read in its entirety in connection with this document. The summary of the opinion of Berwind Financial set forth below is qualified in its entirety by reference to the full text of the opinion attached as Annex C to this document.

   Berwind Financial was selected to act as FNH's financial advisor in connection with the merger based upon its qualifications, expertise, reputation and experience. Berwind Financial has knowledge of, and experience with the Pennsylvania and surrounding banking markets as well as banking organizations operating in those markets and was selected by FNH because of its knowledge of, experience with, and reputation in the financial services industry. Berwind Financial, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions.

   On February 23, 2001, FNH's board of directors unanimously approved the merger agreement and authorized the execution of the merger agreement on February 24, 2001. Prior to the approval, Berwind Financial delivered its February Opinion to FNH's board of directors stating that, as of such date, the exchange ratio pursuant to the merger agreement was fair to the shareholders of FNH from a financial point of view. Berwind Financial reached the same opinion as of the date of its Updated Opinion.

   No limitations were imposed by FNH's board of directors upon Berwind Financial with respect to the investigations made or procedures followed by Berwind Financial in rendering the February Opinion or the Updated Opinion.

   In arriving at its opinion, Berwind Financial, among other things:

  . reviewed the historical financial performance, current financial position and general prospects of FNH and Promistar and reviewed certain internal financial forecasts prepared by the management of FNH and Promistar;

  .  reviewed the merger agreement;

  .  reviewed and analyzed the stock market performance of FNH and Promistar;

  . studied and analyzed the consolidated financial and operating data of FNH and Promistar;

  . considered the terms and conditions of the merger between FNH and Promistar as compared with the terms and conditions of comparable bank, bank holding company and financial holding company mergers and acquisitions;

  . met and/or communicated with certain members of FNH's and Promistar's senior management to discuss their respective operations, historical financial statements and future prospects;

  .  reviewed this document;

  . compared the financial performance of FNH and Promistar and the prices and trading activity of the stocks of Promistar with those of certain other comparable publicly-traded banks, bank holding companies and financial holding companies and their securities;

  . discussed the strategic objectives of the merger and the plans for the combined company with senior executives of FNH and Promistar, including estimates of the cost savings and other synergies projected by FNH and Promistar for the combined company;

  . participated in discussions and negotiations among representatives of FNH and Promistar and their financial and legal advisors; and

  . conducted such other financial analyses, studies and investigations as we deemed appropriate.

   In connection with rendering its February Opinion and Updated Opinion, Berwind Financial assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restriction will be imposed on Promistar or FNH that would have a material adverse effect on the contemplated benefits of the merger. Berwind Financial also assumed that there will not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Promistar after the merger.

   Berwind Financial relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to FNH's and Promistar's financial forecasts and other information reviewed by Berwind Financial in rendering its opinions, Berwind Financial assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of FNH and Promistar as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Berwind Financial did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of FNH or Promistar nor was it furnished with any such appraisal. Berwind Financial also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of FNH and Promistar were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. In addition, Berwind Financial did not review credit files of either FNH or Promistar.

   The following is a summary of selected analyses prepared by Berwind Financial and presented to FNH's Board in connection with the February Opinion and analyzed by Berwind Financial in connection with the February Opinion and Updated Opinion. In connection with delivering its Updated Opinion, Berwind Financial updated certain analyses described below to reflect current market conditions and events occurring since the date of the February Opinion. The reviews and updates led Berwind Financial to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the February Opinion.

   Comparable Companies and Comparable Acquisition Transaction
Analyses. Berwind Financial compared selected financial and operating data for FNH with those of two peer groups. The first group consisted of banks, bank holding companies, and financial holding companies headquartered in Pennsylvania which are not publicly-traded, with assets between $260 million and $340 million, as of the most recent financial period publicly available. Financial and operating ratios compared in the analysis of this FNH peer group included, but were not limited to:

  .  return on average assets;

  .  return on average shareholders' equity;

  .  shareholders' equity to assets ratio;

  .  certain asset quality ratios; and

  .  certain compound annual growth rates.

   The second group consisted of SEC-reporting banks, bank holding companies, and financial holding companies headquartered in Pennsylvania with assets between $250 million and $350 million, as of the most recent financial period publicly available. Financial, operating, and stock market data, ratios and multiples compared in the analysis of this FNH peer group included, but were not limited to:

  .  return on average assets;

  .  return on average shareholders' equity;

  .  shareholders' equity to asset ratios;

  .  certain asset quality ratios;

  .  certain compound annual growth rates;

  .  price to book value;

  .  price to tangible book value; and

  .  price to earnings and dividend yield.

   Berwind Financial also compared selected financial, operating and stock market data for Promistar with those of a peer group of selected SEC-reporting banks, bank holding companies, and financial holding companies with assets greater than $1 billion and less than $3 billion, as of the most recent period publicly available, headquartered in Pennsylvania. Financial, operating and stock market data, ratios and multiples compared in the analysis of the Promistar peer group included but were not limited to:

  .  return on average assets;

  .  return on average shareholders' equity;

  .  shareholders' equity to asset ratios;

  .  certain asset quality ratios;

  .  certain compound annual growth rates;

  .  price to book value;

  .  price to tangible book value; and

  .  price to earnings and dividend yield.

   Berwind Financial also compared the multiples of latest 12 months' earnings, book value and tangible book value inherent to the merger with the multiples paid in recent acquisitions of banks, bank holding companies, and financial holding companies that Berwind Financial deemed comparable. The transactions deemed comparable by Berwind Financial included both interstate and intrastate bank, bank holding company, and financial holding company acquisitions announced after June 30, 1999, in which the selling institution's assets were between $200 million and $500 million as of the most recent period publicly available prior to announcement. Berwind Financial compared this "national group" as a whole as well as certain of its subgroups, including a regional group, a recently announced group and a performance group, with the FNH / Promistar transaction. The "regional group" included transactions involving banks, bank holding companies and financial holding companies in which the acquired company was located in Pennsylvania, Ohio or Maryland. The "recently announced group" included transactions involving banks, bank holding companies, and financial holding companies which were announced within the last several months. The "performance group" included transactions involving banks, bank holding companies, and financial holding companies which exhibited certain similar financial performance characteristics as FNH.

   No company or transaction, however, used in this analysis is identical to FNH, Promistar or the merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

   Discounted Dividend Analyses. Using discounted dividend analyses, Berwind Financial estimated the present value of FNH's common stock after a five year period by applying both a range of earnings multiples to FNH's terminal year earnings and a range of book value multiples to FNH's terminal book value under various growth assumptions. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of FNH. The terminal values were then discounted to present value using a discount rate reflecting the rate of return required by holders or prospective buyers of FNH's common stock.

   Using discounted dividend analyses, Berwind Financial also estimated the present value of Promistar's common stock after a five year period by applying a range of earnings multiples to Promistar's terminal year earnings under various growth assumptions. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Promistar. The terminal values were then discounted to present value using a discount rate reflecting the rate of return required by holders or prospective buyers of Promistar's common stock. These present values were then multiplied by the exchange ratio to determine the pro forma value of FNH common stock.

   In connection with the discounted dividend analysis performed, Berwind Financial considered and discussed with FNH's board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Berwind Financial noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the assumptions that must be made, and the results of this analysis, are not necessarily indicative of actual values or future results.

   Pro Forma Relative Value and Contribution Analyses. Berwind Financial analyzed the changes in the amount of earnings, book value and dividends represented by one share of FNH common stock prior to the merger and the number of shares of Promistar common stock after the merger resulting from the exchange ratio. The analysis considered, among other things, the changes that the merger would cause to FNH's earnings per share, book value per share and cash dividends per share. In reviewing the pro forma combined earnings, equity and assets of Promistar based on the merger with FNH, Berwind Financial analyzed the contribution that FNH would have made to the combined company's earnings, assets, loans, deposits and equity as of and for the most recent quarterly period ended as of the date of the Updated Opinion. Berwind Financial also reviewed the percentage ownership that FNH shareholders would hold in the combined company.

   Hurdle Rate Analysis. Using a range of discount rates, earnings multiples and book value multiples, Berwind Financial estimated a range of compound annual earnings per share growth rates required over a five year period for FNH to obtain a per share valuation level comparable to the consideration offered by Promistar on an independent basis at the end of five years. Berwind Financial calculated a range of future values of the per share implied value of the Promistar transaction over a five-year period based on a range of discount rates. The range of discount rates reflected the expected rate of return required by holders or prospective buyers of FNH common stock. Using a range of price to earnings and price to book value multiples reflective of the growth and profitability prospects of FNH, Berwind Financial calculated FNH's potential earnings per share and book value per share at the end of five years by dividing the price to earnings multiples and price to book value multiples into the range of future values. The annual growth rate was calculated based on the potential earnings per share values and book value per share values at the end of five years and FNH's current annual earnings per share and book value per share. Berwind Financial then compared the resulting earnings growth rates with FNH's historical and estimated future earnings growth rates.

   In connection with the hurdle rate analysis performed, Berwind Financial considered and discussed with FNH's board how the analysis would be affected by changes in the underlying assumptions, including variations with respect to the range of discount rates and price to earnings and price to book value multiples used.

   In connection with rendering its February Opinion and Updated Opinion, Berwind Financial performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent a subjective one based on the experience and judgment of Berwind Financial and not merely the result of mathematical analysis of financial data, Berwind Financial principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind Financial believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind Financial without considering all such analyses and factors could create an incomplete view of the process underlying Berwind Financial's opinions. In its analysis, Berwind Financial made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond FNH's and Promistar's control. Any estimates contained in Berwind Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

   In reaching its opinion as to fairness, none of the analyses or factors considered by Berwind Financial was assigned any particular weighting by Berwind Financial than any other analysis. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind Financial reached the conclusion, and opined, that the exchange ratio pursuant to the merger agreement was fair to the shareholders of FNH from a financial point of view.

   Berwind Financial's Updated Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Updated Opinion was delivered; events occurring after the date of its Updated Opinion could materially affect the assumptions used in preparing its Updated Opinion. Berwind Financial has not undertaken to reaffirm and revise its Updated Opinion or otherwise comment upon any events occurring after the date of the Updated Opinion.

   Pursuant to the terms of the engagement letter dated June 23, 2000, FNH paid Berwind Financial $60,000 for serving as financial advisor. FNH has also agreed to pay Berwind Financial a fee of approximately $390,000 payable only upon completion of the merger for acting as financial advisor and delivering the February Opinion and Updated Opinion. Whether or not the merger is consummated, FNH has also agreed to reimburse Berwind Financial for all reasonable out-of-pocket expenses incurred with the services provided by Berwind Financial, and to indemnify Berwind Financial and certain related persons against certain liabilities relating to or arising out of its engagement.

   The full text of the Updated Opinion of Berwind Financial dated as of May 24, 2001, which sets forth the assumptions made, matters considered and limitations of the review undertaken is attached hereto as Annex C and incorporated herein by reference. You are urged to read the Updated Opinion in its entirety. Berwind Financial's Updated Opinion is directed only to the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to FNH, is for the information of the FNH board of directors, and does not address any other aspect of the merger nor does it constitute a recommendation to any holder of FNH common stock as to how such holder should vote at the annual meeting.

   The foregoing provides only a summary of the Updated Opinion of Berwind Financial and is qualified in its entirety by reference to the full text of that opinion, which is set forth in Annex C to this document.

Indemnification

   After the merger and until the sixth anniversary of the effective date of the merger, Promistar will indemnify and hold harmless any of FNH's former directors, officers, employees or agents who have rights to indemnification under FNH's articles of incorporation and bylaws. Those persons will be indemnified against all claims, losses, liabilities or damages arising out of their activities in such capacities or on FNH's behalf, or at FNH's request, prior to the merger. Promistar will indemnify each in accordance with and to the extent required under FNH's articles of incorporation and bylaws and federal and state law.

   Promistar and FNH will also indemnify and hold harmless each other and each person, if any, who controls Promistar or FNH, as the case may be, within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which Promistar or FNH (as applicable) or such controlling persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof):

  (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in this document or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that any such statement or omission relates to Promistar or FNH or any of its subsidiaries, as the case may be; or

  (b) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading in any document distributed to any shareholder to the extent that any such statement or omission relates to Promistar or FNH or any of its subsidiaries, as the case may be, and will reimburse Promistar or FNH, as applicable, and each such controlling person for any legal or other expenses reasonably incurred by Promistar or FNH, as the case may be, or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action.

   Promistar will not, however, be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in this document or any amendment or supplement thereto or any related preliminary prospectus that was made or omitted in reliance upon and in conformity with written information furnished by FNH specifically for use therein.

Regulatory Considerations

   The merger must be approved by the Board of Governors of the Federal Reserve and the Pennsylvania Department of Banking. As of the date hereof, applications seeking regulatory approval of the merger have been filed with the necessary regulatory authorities, but neither agency has yet approved the merger. There can be no assurance that the necessary regulatory authorities will approve the merger, and if the merger is approved, there can be no assurance as to the dates of such approvals. There can also be no assurance that any such approval will not contain a condition or requirement that would cause such approval to fail to satisfy one of the conditions to consummation of the merger set forth in the merger agreement. There can likewise be no assurance that neither the Department of Justice nor any other parties will challenge the merger, or if such a challenge is made, as to the results thereof.

   Federal Reserve Approval. The Merger is subject to approval by the Federal Reserve Board. The Federal Reserve Board is prohibited from approving a merger transaction which would result in a monopoly, the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade.

   In conducting its review of any application for approval, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the banks concerned and the convenience and needs of the community to be served. In addition, under the Community Reinvestment Act of 1977, the Federal Reserve must take into account the record of performance of the existing and proposed institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of such institution. The Federal Reserve has also indicated that it will not approve a significant acquisition unless the resulting institution has adequate capitalization, taking into account, among other things, asset quality.

   The Federal Reserve is also required to notify the Attorney General of the United States of the approval of any transaction such as the merger and generally permits an action to be brought under the antitrust laws by the Attorney General with respect to any such transaction within 30 days after the date of approval by the Federal Reserve which period may be shortened to no less than 15 days after such approval by the Federal Reserve with the concurrence of the Attorney General. Transactions such as the merger may generally not be consummated until the conclusion of this 30-day (or shorter) period.

   The Federal Reserve Board regulations require the publication of notice of, and the opportunity for public comment on, the application submitted by Promistar Financial and FNH for the approval of the merger, and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. If an interested party were permitted to intervene with respect to the merger, administrative and judicial proceedings could substantially delay the regulatory approvals required for consummation of the merger.

   Promistar's right to exercise its option under the Stock Option Agreement is subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of the option would result in Promistar owning more than 5% of the outstanding shares of FNH common stock. The Federal Reserve Board would generally apply the same statutory criteria it would apply to the consideration of approval of the merger.

   Pennsylvania Department of Banking Approval. The approval of the Pennsylvania Department of Banking also must be obtained in connection with the merger. Pursuant to the provisions of the Pennsylvania Banking Code, the Pennsylvania Department of Banking is required to approve or disapprove a proposed acquisition within 60 days after receipt of the application, the articles of merger and the applicable fee, or within an additional period of not more than thirty days after an amendment to the application is received within the initial sixty-day period. The Pennsylvania Department of Banking must evaluate factors similar to those considered by the Federal Reserve in determining whether to approve the merger.

Rights of Dissenting Shareholders

   If you are an FNH shareholder, you have the right to dissent from the merger. If the merger is consummated and you fully comply with the statutory dissenters' procedures set forth in the PBCL, you will be entitled to receive cash for the fair value of your shares. Merely voting against the merger and the merger agreement will not perfect your dissenters' rights. You are urged to review carefully the dissenting shareholders' rights provisions of the PBCL, a summary of which is provided below and a copy of which is attached as Annex D to this document. If you fail to comply strictly with the applicable statutory procedures, you will forfeit your dissenters' rights in connection with the merger.

   Sections 1571 through 1580 of the PBCL ("Subchapter D") and Section 1930(a) of the PBCL entitle any holder of record of shares of FNH common stock who objects to the merger, in lieu of receiving the consideration for such shares as provided in the merger agreement, to demand in writing that such holder be paid in cash the fair value of its shares. Section 1572 of the PBCL defines "fair value" as "[t]he fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action."

   If you desire to exercise your dissenters' rights, you must deliver to FNH a written notice of intention to demand that you be paid the fair value of your shares if the merger is effected before the vote of the FNH shareholders is taken on the merger. That notice must be sent to the Secretary of FNH at 98 Wendel Road, Irwin, Pennsylvania 15642. A vote against the merger and the merger agreement is not sufficient to satisfy the requirement of delivering a written notice to FNH. In addition, you must not effect any change in the beneficial ownership of your shares of FNH common stock from the date of filing the notice with FNH through the consummation of the merger. Shares for which payment of fair value is sought must not be voted in favor of the merger. Failure to comply with any of the foregoing will result in your forfeiture of any right to demand payment of fair value for your shares.

   If you are a record holder of shares of FNH common stock held in whole or in part for the benefit of another person, you may assert dissenters' rights as to fewer than all of the shares registered in your name only if you dissent with respect to all the shares beneficially owned by any one person and disclose the name and address of the person or persons on whose behalf you dissent. If you are a beneficial owner of shares of FNH common stock, you may assert dissenters' rights with respect to shares held on your behalf if you submit to FNH the written consent of the record holder not later than the time of assertion of dissenters' rights. If you are a beneficial owner, you may not dissent with respect to fewer than all of the shares owned by you, whether or not such shares are registered in your name.

   If the merger is approved, FNH will mail to all dissenters who gave due notice of their intention to demand payment of fair value and who refrained from voting in favor of the merger, a notice stating where and when a demand for payment should be sent and certificates for shares deposited in order to obtain payment.

The notice will be accompanied by a copy of Subchapter D and a form for demanding payment. The time set for the receipt of demands and the deposit of certificates will not be less than 30 days from the mailing of the notice. If you fail to demand payment or deposit certificates pursuant to such notice, you will lose all rights to have a court determine the fair value of your shares. If the merger has not been completed within 60 days after the date set for demanding payment and depositing certificates, FNH will return any certificates that have been deposited. However, FNH may at any later time send a new notice regarding demand for payment and deposit of certificates with the same effect.

   Promptly after the consummation of the merger or upon timely receipt of demand for payment if the merger has already been completed, FNH will either remit to dissenters who have made timely demand and deposited their certificates the amount that FNH estimates to be the fair value of their shares or give written notice that no remittance will be made under Section 1577 of the PBCL. Such remittance or notice shall be accompanied by (i) the closing balance sheet and statement of income of FNH for a fiscal year ending not more than 16 months prior to the date of remittance or notice together with the latest available interim financial statements, (ii) a statement of FNH's estimate of the fair value of the shares, and (iii) a notice of the right of the dissenting shareholder to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D. If FNH does not remit the amount of its estimate of the fair value of the shares, it will return all certificates that have been deposited and may make a notation thereon that a demand for payment has been made.

   If shares of FNH common stock with respect to which notation has been so made are transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in FNH other than those that the original dissenter had after making demand for payment of fair value for such shares.

   If a dissenting shareholder believes that the amount estimated or paid by FNH for his shares is less than the fair value, the shareholder may send to FNH his own estimate of the fair value which shall be deemed a demand for payment of the amount of the deficiency. If the dissenter does not file his own estimate of fair value within 30 days after the mailing by FNH of its remittance of estimate of fair value, the dissenter shall be entitled to no more than the amount remitted to him or estimated by FNH.

   Within 60 days after the latest of (i) the consummation of the merger, (ii) timely receipt of any demands for payment, or (iii) timely receipt of any shareholder estimates of fair value, if any demands for payment remain unsettled, FNH may file in court an application for relief requesting that the fair value of the shares of FNH common stock be determined by the court. Each dissenter whose demand has not been settled shall be made a party to the proceeding and shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest. If FNH fails to file an application within the 60-day period, any dissenter who has not settled his claim may do so in the name of FNH within 30 days after the expiration of this 60-day period. If no dissenter files an application within such 30-day period, each dissenter entitled to file an application shall be paid no more than FNH's estimate of the fair value of his shares and may bring an action to recover any amount not previously remitted.

   The costs and expenses of any valuation proceedings, including the reasonable compensation and expenses of any appraiser appointed by the court, shall be determined by the court and assessed against FNH, except that any part of such costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters whose action in demanding supplemental payment is found by the court to be dilatory, obdurate, arbitrary, vexatious or in bad faith. The court may also assess the fees and expenses of counsel and experts for any or all of the dissenters against FNH if FNH fails to comply substantially with Subchapter D or acts in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters and should not be assessed against FNH, it may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

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

   Section 1712 of the PBCL provides that a director of a Pennsylvania corporation stands in a fiduciary relation to such corporation and must perform his duties as a director in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Section 1105 of the PBCL provides in substance that a shareholder of a Pennsylvania corporation shall not have any right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the merger, nor any right to claim the right to valuation and payment of the fair value of his shares because of the merger, except that he may dissent and claim such payment if and to the extent provided in Subchapter D of the PBCL, described above. Absent fraud or fundamental unfairness, such dissenters' rights are the exclusive remedy of such shareholders. However, the United States Court of Appeals for the Third Circuit, interpreting the predecessor statute to Section 1105 of the PBCL in Herskowitz v. NutriSystem, Inc., concluded that dissenters' rights coexist with common law causes of action, such as rescission or money damages, in the context of an action for breach of fiduciary duty or misrepresentation in a cash-out merger. Shareholders should be aware that due to the enactment of the PBCL in 1988 it is unclear whether the decision in Herskowitz remains applicable to dissenters' rights.

   HOLDERS OF FNH COMMON STOCK SHOULD CAREFULLY CONSIDER ANNEX D AND SHOULD CONSULT WITH THEIR LEGAL COUNSEL REGARDING THEIR RIGHT TO DISSENT FROM THE MERGER AND TO RECEIVE THE FAIR VALUE OF THEIR SHARES OF FNH COMMON STOCK. FAILURE TO FOLLOW PRECISELY ANY STEP REQUIRED BY SUBCHAPTER D OF THE PBCL IN CONNECTION WITH THE EXERCISE OF DISSENTERS' RIGHTS MAY RESULT IN TERMINATION OF SUCH RIGHTS.

Resale Restrictions

   The shares of Promistar common stock to be issued pursuant to the merger agreement will be freely transferable under the Securities Act except for shares issued to any FNH shareholder who may be deemed to be an affiliate of FNH for purposes of Rule 145 under the Securities Act of 1933 as of May 16, 2001. FNH's affiliates may not sell shares of Promistar common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act covering those shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be FNH's affiliates generally include individuals or entities that control, are controlled by, or are under common control with, FNH and may include certain FNH officers and directors as well as the principal shareholders.

                CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   The merger is conditioned upon receipt of a legal opinion as to the principal federal income tax consequences expected to result from the merger. Counsel for Promistar, Kirkpatrick & Lockhart LLP, will provide this opinion.

   The following summary of the material federal income tax consequences expected to result from the merger is qualified in its entirety by reference to the full text of the opinion of Kirkpatrick & Lockhart, including the assumptions upon which that opinion is based. The opinion is filed as Exhibit
8.1 to the registration statement of which this document is a part. Neither the opinion nor this summary addresses any tax considerations under foreign, state or local laws, or the tax considerations to shareholders other than individual United States citizens who hold their shares of Promistar common stock or FNH common stock as a capital asset within the meaning of Section 1221 of the IRC.

   No rulings have been requested from the Internal Revenue Service ("IRS") as to the federal income tax consequences of the merger. You should be aware that the opinion of Kirkpatrick & Lockhart is not binding on the IRS and the IRS is not precluded from taking a different position. You should also be aware that some of the federal income tax consequences of the merger are governed by provisions of the IRC as to which there are no final regulations and little or no judicial or administrative guidance. Kirkpatrick & Lockhart's opinion is based upon the federal income tax laws as in effect on the date of the opinion and as those laws are currently interpreted. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein or in the opinion.

   The federal income tax consequences discussed below are conditioned upon, and Kirkpatrick & Lockhart's opinion is based upon, the accuracy, as of the date of this document and at, as of and after the time the merger becomes effective, or certain assumptions. These assumptions include, but are not limited to, the following:

  . That the shareholders of FNH receive shares of Promistar common stock with a value on the date the merger becomes effective of not less than fifty percent (50%) of the value of the FNH common stock as of the same date;

  . That following the merger, Promistar will continue the historic business of FNH or use a significant portion of FNH's historic business assets in a business; and

  .  That a bona fide corporate business purpose exists for the merger.

   As of the date of this document, Promistar and FNH believe that all of these assumptions are now, and will be at, as of and after the time the merger becomes effective, accurate. If either Promistar or FNH learns before that time that the assumptions are false and that its counsel therefore believes that the merger is unlikely to be treated as a tax-free reorganization, then additional shareholder approval will be obtained before consummation of the merger.

   Subject to the limitations and assumptions described above, Kirkpatrick & Lockhart will render an opinion to Promistar and FNH that the merger will have the following federal income tax consequences:

  . No gain or loss will be recognized by Promistar or FNH as a result of the transactions contemplated in the merger agreement;

  . No gain or loss will be recognized by the shareholders of FNH as a result of their exchange of FNH common stock for Promistar common stock, except to the extent any shareholder receives cash in lieu of a fractional share or as a dissenting shareholder;

  . The holding period of the Promistar common stock received in the merger will include the period during which the stock of FNH exchanged therefor was held, provided such stock was a capital asset in the hands of the holder on the date of exchange; and

  . The federal income tax basis of the Promistar common stock received in the merger will be the same as the basis of the FNH common stock exchanged therefor.

   The tax consequences of the merger may vary depending upon your particular circumstances. You are urged to consult your own tax advisor to determine the particular consequences of the merger to you, including the applicability and effect of any state, local or foreign income, property, transfer and other tax laws.

                              THE MERGER AGREEMENT

   The following is a summary of certain provisions of the merger agreement a copy of which is attached as Annex A hereto and is incorporated by reference herein. This summary is qualified in its entirety by reference to the full text of the merger agreement.

The Merger

   The FNH board of directors has approved the merger agreement, which provides for the merger of FNH with and into Promistar, with Promistar as the surviving corporation. At the effective time of the merger each share of FNH common stock outstanding will be converted into the right to receive 15 shares of Promistar common stock. Each of the then issued and outstanding shares of FNH common stock will cease to exist and will be deemed canceled, retired and eliminated, and all rights in respect thereof will cease except the right to receive Promistar common stock, regardless of whether the certificates representing such shares are surrendered to Promistar by FNH shareholders. At the effective time, Promistar will succeed to all of FNH's rights, privileges, immunities and franchises, and all the property and assets, real, personal and mixed without the necessity for any separate conveyance or other transfer. After the merger, Promistar will be responsible and liable for all of FNH's liabilities and obligations of every kind and description, and neither the rights of FNH's creditors, nor any liens on FNH's property will be impaired by the merger. The shares of Promistar common stock will be adjusted immediately prior to the effective time of the merger, if necessary, to reflect any consolidation, split-up, other subdivision or combination of Promistar common stock, any dividend payable in Promistar common stock, or any capital reorganization involving the reclassification of Promistar common stock subsequent to the date of the merger agreement and prior to such time or as discussed under the section labeled "--Termination" on page 48.

   At the effective time of the merger, the articles of incorporation and bylaws of Promistar as in effect immediately prior thereto will be the articles of incorporation and bylaws of the surviving corporation. The directors and principal officers, respectively, of Promistar from and after the effective time of the merger will be the directors and principal officers of Promistar immediately prior thereto. Following the merger, in accordance with the merger agreement, three FNH directors, James R. Lauffer, Jay A. Miller and V. David Lavella, will become directors of Promistar, two FNH directors, William R. Armor and Vance A. Roy, will become directors of Promistar Bank, one FNH director, Lawrence V. Mikolajcik, will become a director of Promistar Investment Advisors, Inc. and one FNH director, C. Thomas Toth, will become a director of Promistar Trust Company.

Treatment of FNH Stock Options and Stock Appreciation Rights

   Holders of options to purchase FNH common stock have a choice with respect to the treatment of their stock options. They may choose to exercise their options to purchase FNH common stock immediately prior to the closing of the merger and receive shares of Promistar common stock in exchange for their shares of FNH common stock at the exchange ratio. For example, if an FNH stock option holder exercised his options to purchase 100 shares of FNH common stock prior to the closing of the merger, at the effective time of the merger such option holder would receive 1,500 shares of Promistar common stock based on the current exchange ratio.

   FNH stock option holders may also elect to convert their options to purchase FNH common stock into options to purchase a number of shares of Promistar common stock equal to the number of shares of FNH common stock which such holder could have purchased multiplied by the exchange ratio, an at exercise price determined by dividing the exercise price of the FNH option by the exchange ratio. For example, if an FNH stock option holder holds options to purchase 100 shares of FNH common stock with an exercise price of $180 per share before the closing of the merger and chooses to have his FNH options converted into options to purchase Promistar common stock, such holder will receive options to purchase 1,500 shares of Promistar common stock with an exercise price of $12 per share. If an FNH option holder does not convert his options prior to the closing of the merger, his options will automatically be converted into options to purchase Promistar common stock in the manner described above.

   At the effective time of the merger, all holders of FNH's stock appreciation rights will receive cash in exchange for each such right. The amount of cash to be received for each stock appreciation right will be based on the closing price of Promistar common stock on the closing date of the merger and the exchange ratio.

Exchange Procedures

   After the effective time of the merger, a form of transmittal letter will be mailed by Promistar's Exchange Agent, Promistar Trust Company, to the holders of FNH common stock. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing FNH common stock. FNH's common stock certificates should not be returned with the enclosed proxy and should not be forwarded to Promistar Trust Company until you receive the letter of transmittal.

   Upon surrender of the certificate representing FNH common stock to Promistar Trust Company, together with a duly executed and completed letter of transmittal, you will be entitled to receive a certificate or certificates representing the number of whole shares of Promistar common stock to which you are entitled, plus cash (payable by check) in lieu of any fractional share of Promistar common stock to which you would otherwise be entitled.

   Until surrendered in accordance with the requirements of the merger agreement, the certificates represent for all purposes only the right to receive shares of Promistar common stock and cash in lieu of fractional shares. Upon surrender of a certificate, Promistar will issue to the record holder of the certificate, a new certificate for shares of Promistar common stock. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest.

   Fractional shares of Promistar common stock will not be issued. In lieu of a fractional share of Promistar common stock, each of FNH's shareholders will receive a cash payment equal to the applicable fraction multiplied by the closing sale price on NASDAQ for Promistar common stock on the closing date of the merger as reported in The Wall Street Journal, or, if Promistar common stock is not traded on such date, the next succeeding day on which such stock is traded. No interest will be paid or accrued on the cash payable upon surrender of certificates.

   If a certificate for FNH common stock has been lost, stolen, or destroyed, Promistar Trust Company will issue the consideration properly payable in accordance with the merger agreement upon receipt of appropriate evidence as to such loss, theft, or destruction, appropriate evidence as to the ownership of such certificate by such claimant, and appropriate customary identification.

   At the effective time of the merger, each share of FNH common stock held in treasury will be canceled, retired and cease to exist and no consideration will be paid therefor.

Representations and Warranties

   The merger agreement contains representations and warranties of FNH and Promistar which are customary in transactions of this type, including, but not limited to, representations and warranties concerning:

  (a)  their respective organization and capitalization;

  (b) the respective organization and capitalization of the subsidiaries of each corporation;

  (c) the due authorization, execution and delivery and the enforceability of the merger agreement;

  (d) the lack of conflicts or violations under applicable articles or articles of incorporation, bylaws, instruments and laws, with respect to the transactions contemplated by the merger agreement;

  (e) financial statements and the documents to be filed with the Securities and Exchange Commission and other regulatory agencies;

  (f) the conduct of business in the ordinary course and absence of certain changes;

  (g)  certain litigation; and

  (h)  consents and approvals.

   The merger agreement also contains other representations and warranties of FNH with respect to, but not limited to, loans, loan loss reserves, core deposits, related party transactions, fidelity bonds, and investments. The merger agreement also contains certain additional representations and warranties of Promistar.

Certain Covenants

   FNH and Promistar Financial have agreed, among other things, to mutually cooperate on regulatory applications and tax matters and to conduct their businesses in the ordinary course. The parties have agreed that within 60 days after the merger agreement was executed, Promistar will conduct a Phase I environmental assessment of all real estate owned by FNH. If the results of the Phase I assessment indicate that there is an environmental condition with potential liability in excess of $100,000, Promistar may terminate the merger agreement.

   FNH has also agreed that, except with the prior written consent of Promistar which will not be unreasonably withheld, FNH will not:

  (a) issue any capital notes or shares of its capital stock, declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any other distribution of, on, or with respect to, its capital stock, except for permitted dividends, see "The Merger Agreement--FNH Dividends" on page 46;

  (b) merge with, consolidate with, sell its assets to, or acquire substantially all the assets of, any other corporation, bank or person, or enter into any other transaction not in the ordinary course of business;

  (c) make any direct or indirect redemption, purchase or other acquisition of any of FNH's capital stock;

  (d) create or award any pension or profit sharing plan, bonus, deferred compensation, death benefit or retirement plan, or any other employee benefit for, enter into any employment or consulting contract (written or otherwise) or grant any bonuses to, any officer, director or employee;

  (e) amend its articles of incorporation or bylaws except as may be necessary to consummate the transactions contemplated by the merger agreement or as required by law;

  (f) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course of business;

  (g) increase the rate of compensation of any director, officer, employee or agent or enter into any agreement to increase the rate of compensation of any director, officer or employee, other than normal increases in the ordinary course of business and consistent with past practice;

  (h) unless permitted by Promistar, take any action which would entitle any employee to receive severance pay prior to the closing date of the merger;

  (i) intentionally do anything or intentionally fail to do anything which will cause a breach or a default under any contract, agreement, commitment or obligation to which it is a party or by which it may be bound;

  (j) except for securities transactions effected in the ordinary course of business, make any capital expenditures in excess of $150,000 in the aggregate;

  (k) modify or extend any service bureau contracts, hardware/software maintenance agreements, lease agreements or other contracts that involve annual payments by FNH that exceed $25,000 per contract or $100,000 in the aggregate;

  (l) change FNH's lending, borrowing, investment, asset/liability management or other material banking policies in any material respect, except as may be required by changes in applicable law, regulation or regulatory directives and except that, in connection with the closing of the transactions contemplated hereby, FNH shall cooperate in good faith with Promistar to adopt policies, practices and procedures consistent with those utilized by Promistar and its affiliates;

  (m) open any branch offices, except for the proposed new Redstones Highlands North Huntingdon facility;

  (n) fail to pay any tax or any other liability or charge when due, other than charges contested in good faith by appropriate proceedings; or

  (o) make, change or revoke any tax election or make any agreement or settlement with any taxing authority.

   Promistar has agreed that following the merger, any of FNH's full-time employees, other than Vice Presidents, who are terminated by Promistar, other than for cause, within six months after the effective time, and not offered a comparable job with Promistar or an affiliate of Promistar, will be paid severance pay equal to one week's W-2 compensation multiplied by each year of service with FNH or any of its subsidiaries. This compensation will not exceed 26 week's salary. If a former FNH Vice President is terminated by Promistar, within six months after the effective time, and not offered a comparable job with Promistar or an affiliate of Promistar, such Vice President will be paid severance pay equal his W-2 compensation for the 2000 calendar year.

   Promistar has also agreed that all FNH employees or any of FNH's subsidiaries who are employed by Promistar following the merger will be entitled to participate in Promistar's employee benefit plans as to which they are eligible without fulfilling any vesting requirement. Such employee will be entitled to credit for their length of service, compensation, job classification or position with FNH or any of FNH's subsidiaries, to the extent permissible under all applicable laws and regulations and the terms and benefits of Promistar's current benefit plans. Promistar has agreed that any pre-existing condition, limitation or exclusion in its health plans shall not apply to transferred employees or their covered dependents, who are covered under a medical or hospitalization indemnity plan maintained by FNH on the date of the merger and then change coverage to Promistar's medical or hospitalization indemnity health plan at the time such transferred employees are first given the option to enroll in Promistar's health plans. Such employees' service with FNH will be recognized as service with Promistar for purposes of eligibility, participation, vesting, benefit accruals, subject to applicable laws and Promistar's current benefit plans.

Other Interests of FNH Directors and Officers in the Merger

   Some of the executive officers and directors of FNH have interests in the merger that are different from those of FNH shareholders generally. The FNH board of directors had considered these interests in approving the merger agreement and the merger. FNH shareholders should consider these interests carefully before voting.

  . As a result of the merger, each officer of FNH who is a vice president or higher ranking officer shall receive one year's salary as severance payment in the event that such officer ceases to be an employee of Promistar within six months of the merger;

  . At the closing of the merger, James R. Lauffer, Jay A. Miller and V. David Lavella, currently directors of FNH, will become directors of Promistar; and

  . James R. Lauffer has entered into an employment agreement pursuant to which he will become an executive officer of Promistar, which is described below under the heading "Lauffer Employment and Severance Agreement," and the shareholders of FNH are being asked to approve an increase in his post-retirement benefits which is described below under the heading "Approval of Lauffer Payment" on page 43.

Lauffer Employment and Severance Agreement

   James R. Lauffer, Promistar, Promistar Bank, FNH and FNH Bank have entered into an Employment and Severance Agreement, which is effective upon the occurrence of the merger and under which James R. Lauffer will serve as an executive officer of Promistar Bank and a director of Promistar. For his service as an executive officer of Promistar Bank, James R. Lauffer will be paid base salary and provided bonus opportunities no less favorable than those offered by FNH prior to the merger and will participate in various Promistar Bank employee benefit and fringe benefit plans. In addition, he will receive an automobile, continuation of health and life insurance arrangements and reimbursement for business and industry travel (the "Executive Benefits"). Upon his resignation as an executive officer of Promistar Bank, he will continue to receive the Executive Benefits and will receive compensation as a non-employee director of Promistar.

   The Employment and Severance Agreement also provides that, effective upon the occurrence of the contemplated merger, Mr. Lauffer's severance payment under his employment agreement, which will be equal to 36 months of his base salary, will be paid in a lump-sum upon his termination of employment rather than as salary continuation as is currently contemplated by his employment agreement. The amount of this payment is currently estimated to be $707,832. In the event that the proposal to increase his post-retirement payments under this Executive Salary Continuation Agreement is not approved by the FNH shareholders, the amount of this lump-sum severance payment will be increased to approximately $821,000. The Employment and Severance Agreement also provides that Promistar and Promistar Bank will assume the obligations of FNH Bank to Mr. Lauffer under his existing employment and compensation agreements.

   The FNH Agreements will be amended so that no payments, benefits or enhancements of benefits contingent upon a change of control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Parachute Provisions"), will be assumed by Promistar or Promistar Bank unless FNH shareholders approve the payments as described below. If FNH shareholders do not approve the payments contingent upon a change in control, Promistar will pay James R. Lauffer a cash amount equal to $821,000. Such amount is the maximum amount that may be paid, after taking into account all other amounts required under the Parachute Provisions, without becoming a golden parachute payment under the Parachute Provisions. If shareholder approval is received, Promistar and Promistar Bank will assume the obligations of FNH Bank to James
R. Lauffer under the FNH Agreements in accordance with their respective terms, including the payments, benefits and enhancements of benefits contingent upon a change in control.

Approval of Lauffer Payment

   Under the terms of James R. Lauffer's current Executive Salary Continuation Agreement with FNH, he is entitled to receive salary continuation for the remainder of his life in an amount equal to 66-2/3 of the average of his highest two years of salary and bonus prior to his retirement or his termination following a change of control less (i) any amounts available to him under any FNH sponsored qualified pension plan; (ii) 50% of the social security paid to Mr. Lauffer; (iii) the amount of Mr. Lauffer's individual retirement account with FNH; and, (iv) FNH's contribution to Mr. Lauffer's 401(k) account. The deductions described in (i)-(iv) of the preceding sentence are herein collectively referred to as the "Offsets". In connection with the merger, FNH and Promistar have agreed, subject to FNH shareholder approval, to amend Mr. Lauffer's Executive Salary Continuation Agreement to eliminate the reductions to Mr. Lauffer's salary continuation arising from the Offsets. The current fair market value of the increased payments to Mr. Lauffer that would result from the elimination of the Offsets is estimated to be $737,300. In the event that the proposed amendment to Mr. Lauffer's Executive Salary Continuation Agreement is not approved by holders of more than 75% of the outstanding common stock of FNH, excluding shares held by Mr. Lauffer and certain members of his family, FNH and Promistar have agreed to increase Mr. Lauffer's severance payment under his Employment Agreement from the current level of $707,832 to approximately $821,000 in lieu of the elimination of the Offsets.

   No separate shareholder approval would normally be required to authorize the increased post-retirement payments to Mr. Lauffer under the Executive Salary Continuation Agreement. However, to avoid adverse tax consequences to Promistar and Mr. Lauffer, the FNH board of directors is asking the FNH shareholders to approve the payments to Mr. Lauffer and recommends that you vote FOR approval of the payments.

   Potential Adverse Tax Consequences. In certain circumstances, payments of compensation made by a corporation to certain individuals, known as disqualified individuals, in connection with a change in ownership or control are subject to significant tax consequences under Section 280G and 4999 of the IRC. As an executive officer and director of FNH, Mr. Lauffer is a disqualified individual and the merger, if it becomes effective, will constitute a change in ownership or control for purposes of Section 280G. Accordingly, the increased payment to be made to Mr. Lauffer under the Executive Salary Continuation Agreement is subject to the provisions of Sections 280G and 4999 of the IRC.

   In general, if the total of all compensatory payments made to a disqualified individual that are contingent on a change in ownership or control equals or exceeds three times the individuals' average annual compensation over the five-year period (or any shorter period of employment with the payor corporation) immediately preceding the calendar year in which the change in ownership or control occurs, known as the individual's base amount, such payments will constitute parachute payments under Section 280G of the IRC.

   Unless special rules apply, the amount by which the aggregate of all parachute payments made to the disqualified individual exceeds that individual's base amount, (the difference being the excess parachute payment), it subject to the following tax treatment:

  . The corporation making the parachute payment is denied a tax deduction for the excess parachute payment; and

  . The recipient of the parachute payment is subject to a nondeductible 20% excise tax on the excess parachute payment.

   Unless approved by the FNH shareholders in the manner described below, the increased payment to Mr. Lauffer under the Executive Salary Continuation Agreement will constitute a parachute payment under Section 280G of the IRC and when combined with his other compensation which is contingent on a change in control would result in an excess parachute payment. In such a case, Promistar would be prevented from taking a deduction for the excess parachute payment and Mr. Lauffer will be subject to an additional 20% excise tax on the excess parachute payment. See "Election of FNH Directors--Severance Agreements and Change in Control Provisions" on page 79 for a description of Mr. Lauffer's other change of control benefits.

   Shareholder Approval Exception. Under Section 280G of the IRC, the increased post-retirement payments to Mr. Lauffer under the Executive Salary Continuation Agreement will not constitute a parachute payment if such payments are approved by a vote of the shareholders of FNH who own, immediately before the merger, more than 75% of the voting power of FNH, disregarding shares owned, actually or constructively, by Mr. Lauffer and certain members of his family, and if such vote is based on adequate disclosure concerning the payment to be made to Mr. Lauffer. The vote must also determine Mr. Lauffer's right to receive the payment. Accordingly, in order to avoid the risk of adverse tax consequences, Mr. Lauffer has agreed that his right to receive the increased post-retirement payment will be determined by a vote of the FNH shareholders in accordance with
Section 280G of the IRC. The FNH shareholders are therefore being asked to approve the increased payments to Mr. Lauffer and such payments will not be made unless the requisite shareholder approval is obtained. In the event that the requisite shareholder approval is not obtained FNH, Promistar and Mr. Lauffer have agreed that his severance payments under his Employment and Severance Agreement will be increased from the current level of $707,832 to approximately $821,000 in lieu of the increased payment under his Executive Salary Continuation Agreement.

Stock Options and Stock Appreciation Rights of FNH's Officers

   All options to purchase shares of FNH common stock and other stock appreciation rights are owned by certain officers of FNH. At the closing of the merger, these officers will receive cash in exchange for their stock appreciation rights. In addition, these officers will have a choice with respect to the treatment of their FNH stock options. The amount of cash to be received for each stock appreciation right and the choices that FNH stock option holders have with respect to the treatment of their stock options are described in detail under the heading "Treatment of FNH Stock Options and Stock Appreciation Rights" on page 39. Except for the treatment of their stock options and stock appreciation rights, officers of FNH who own shares of FNH common stock will have their shares converted into shares of Promistar common stock in the same manner and will receive the same exchange ratio as all other non-dissenting FNH shareholders.

   Mr. Lauffer owns options to purchase 1,140 shares of FNH common stock and 570 stock appreciation rights. Mr. Lauffer has informed FNH that he intends to exercise all of his FNH stock options prior to the closing of the merger and receive Promistar common stock in exchange therefor. Assuming that Mr. Lauffer exercises all of his options, he will receive 17,100 shares of Promistar common stock in exchange for the common stock underlying his options.

Stock Option Agreement

   In order to induce Promistar to enter into the merger agreement and to provide reasonable assurances that the transaction contemplated by the merger agreement will be consummated, FNH granted Promistar an option to purchase up to 38,749 shares of FNH common stock at a price of $210.00 per share pursuant to the Stock Option Agreement, dated February 24, 2001, a copy of which is attached hereto as Annex B. The Stock Option Agreement could discourage other companies from trying or proposing to combine with FNH before the completion of the merger.

   The largest number of shares that Promistar could purchase under the Stock Option Agreement is 19.99% of the total outstanding shares of FNH common stock. The purchase price per share is $210.00 per option share.

   Promistar cannot exercise this option unless certain events occur. These events include:

  1. any corporation, partnership, or other entity or group announces the commencement of a tender offer or exchange offer for at least 20% of FNH's outstanding common stock;

  2. any corporation, partnership, or other entity or group acquires direct or indirect ownership of 20% or more of FNH's outstanding common stock;

  3. FNH, without Promistar's permission, shall have entered into an agreement to, or recommended to its shareholders to approve a transaction to merge, to sell or lease substantially all of FNH's assets, or to sell 20% or more of FNH's outstanding common stock;

  4. the FNH board of directors shall have withdrawn its recommendation to FNH shareholders to approve the merger agreement;

  5. FNH fails to satisfy the conditions of Section 6.01 of the merger agreement, which generally provides that FNH represents and warrants that no broker or finder acted for it, in connection with the merger agreement;

  6. FNH breaches Section 4.04(f) of the merger agreement, which generally provides that FNH will not initiate or solicit any acquisition proposals; and

  7.  FNH or its affiliates solicit proxies in opposition to the merger.

   Neither FNH nor Promistar is aware of any event, as of the date of this document, which would permit Promistar to exercise this option.

Acquisition Proposals

   FNH has agreed that FNH and its directors, officers, employees, agents, representative or other affiliates will not:

  (i)  initiate, solicit or encourage any acquisition proposals,

  (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or

  (iii) otherwise cooperate in any effort or attempt to make, implement or accept an acquisition proposal.

   Notwithstanding this undertaking, FNH may respond to an unsolicited written acquisition proposal or negotiate with potential acquiror making such proposal if (i) Promistar is given at least 5 days' prior written notice of FNH's intention to so respond or negotiate, (ii) FNH's board of directors determines that, based on the advice of FNH's financial advisors, providing non-public or confidential information to the potential acquiror is likely to lead to an acquisition transaction that would yield a materially higher value to FNH's shareholders than the merger and (ii) FNH's board of directors determines, based on advice from its legal counsel, that the failure to provide such confidential or non-public information would constitute a breach of its fiduciary duty to FNH and its shareholders. If FNH decides to provide such confidential or non-public information, FNH must notify Promistar promptly and supply Promistar with certain information pertaining thereto. FNH may enter into a definitive agreement for an acquisition transaction that meets the above requirements only if (i) FNH's board of directors has determined that such acquisition transaction would yield a materially higher value to FNH's shareholders than the merger and that the execution of such definitive agreement is in the best interests of FNH's shareholders, (ii) at least 10 business days prior to the execution of such definitive agreement, FNH furnishes Promistar with a copy of such definitive agreement and (iii) Promistar fails within such 10 business day period to offer to amend the merger agreement so that the merger would yield a value to FNH's shareholders at least equal to the acquisition transaction.

FNH Dividends

   FNH may pay quarterly cash dividends in the amount of $3.15 per share on March 1, 2001 and June 1, 2001.

Conditions

   The obligations of Promistar to consummate the merger are subject to the satisfaction or waiver to the extent permitted by law, on or before the closing date of the merger, of each of the following conditions, among others:

  (i) performance of and certification by FNH's President and Secretary of all covenants to be performed by FNH;

  (ii) the representations and warranties made by FNH in the merger agreement and in any certificate provided to Promistar are true and correct in all material respects on the closing date of the merger;

  (iii) FNH has furnished Promistar with a certified copy of resolutions duly adopted by the FNH board of directors authorizing and approving the merger agreement and the transactions contemplated therein;

  (iv) approval by affirmative vote of 66 2/3% of the shares of FNH's outstanding common stock;

  (v) Promistar, Promistar Bank and FNH receive all necessary governmental approvals and other consents;

  (vi) no action, proceeding, regulation or legislation is instituted or threatened before any court, governmental agency or legislative body which, in the good faith judgment of Promistar, would make it inadvisable to consummate such transactions;

  (vii) no material misstatements or omissions in the information supplied by FNH contained in the Registration Statement which have not been cured;

  (viii) no changes in FNH's financial condition since the date of the merger agreement;

  (ix)  Registration Statement has been declared effective;

  (x) Promistar is in receipt of an opinion of Buchanan Ingersoll, P.C., FNH's counsel including, but not limited to, FNH's valid existence under the laws of the Commonwealth of Pennsylvania, FNH's authorized capital stock and the par value of such, the valid existence of Herminie Bank under the National Bank Act, the authorized capital stock of Herminie Bank and par value of such, the valid existence of Towne & Country Mortgage Corporation under the laws of the Commonwealth of Pennsylvania, the authorized capital stock of Towne & Country and the par value of such, the valid existence of First Insurance Management, L.L.C. under the laws of the Commonwealth of Pennsylvania, the ownership of all of the outstanding membership interests of First Insurance, the merger agreement and the articles and certificate of merger have been duly executed, authorized and delivered and will constitute FNH's valid and binding obligation and the execution, delivery and performance of the merger agreement do not violate FNH's articles of incorporation or bylaws, as amended;

  (xi) FNH paid all out-of-pocket expenses and disbursements, including legal, accounting and investment banking fees incurred by FNH in connection with the transactions, except for reasonable out-of-pocket expenses actually incurred that the parties acknowledge have not been billed on or before the closing date of the merger;

  (xii) Promistar has received an opinion of Kirkpatrick & Lockhart LLP, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (a) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code and that accordingly no gain or loss will be recognized by Promistar or FNH as a result of the merger; and (b) no gain or loss will be recognized by FNH shareholders as a result of the receipt of Promistar common stock in the merger;

  (xiii) Promistar has received duly executed Affiliates' Agreements from each of FNH's directors and executive officers;

  (xiv) FNH must receive an opinion dated within five days of the mailing date of this document, from Berwind Financial, L.P., that the exchange ratio is fair to the FNH shareholders from a financial point of view;

  (xv) James R. Lauffer has entered into the Employment and Severance Agreement (described under the heading "Lauffer Employment and Severance Agreement" on page 43) amending certain of his prior agreements with FNH Bank and providing for post merger employment and service as a director of Promistar; and

  (xvi)  FNH has terminated its employee stock ownership plan.

   FNH's obligations to consummate the merger are subject to the satisfaction or waiver to the extent permitted by law, on or before the closing date of the merger, of each of the following conditions, among others:

  (i) performance of and certification by the President and Secretary of Promistar of all covenants to be performed by Promistar;

  (ii) the representations and warranties made by Promistar in the merger agreement and in any certificate provided to FNH must be true and correct in all material respects on the closing date of the merger;

  (iii) Promistar must furnish FNH a certified copy of resolutions duly adopted by their board of directors authorizing and approving the merger agreement and the transactions contemplated therein;

  (iv) approval by affirmative vote of 66 2/3% of the shares of FNH's outstanding common stock;

  (v) Promistar, Promistar Bank and FNH must receive all necessary governmental approvals and other consents;

  (vi) no action, proceeding, regulation or legislation is instituted or threatened before any court, governmental agency or legislative body which, in FNH's good faith judgment, would make it inadvisable to consummate such transactions;

  (vii) no material misstatements or omissions in the information supplied by Promistar in the Registration Statement which have not been cured;

  (viii) no changes in financial condition of Promistar on a consolidated basis since the date of the merger agreement;

  (ix)  Registration Statement has been declared effective;

  (x) FNH must receive an opinion of Kirkpatrick & Lockhart LLP, counsel for Promistar including, but not limited to, the valid existence of Promistar under the laws of the Commonwealth of Pennsylvania, the authorized capital stock and par value of Promistar common stock, the valid existence of Promistar Bank under the laws of the Commonwealth of Pennsylvania, the authorized capital stock and par value of Promistar Bank Common Stock, the merger agreement constituting a valid and binding obligation on Promistar and the execution of the merger agreement does not violate Promistar's articles of incorporation or bylaws, as amended;

  (xi) FNH must receive an opinion dated within five days of the mailing date of this document, from Berwind Financial, L.P., that the exchange ratio is fair to FNH shareholders from a financial point of view;

  (xii) James R. Lauffer has entered into an agreement with Promistar terminating certain of his prior agreements with FNH and providing certain benefits to him.

Termination

   The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual consent of the board of directors of FNH and Promistar. The merger agreement may also be terminated if:

  (i) either FNH or Promistar fail to satisfy conditions precedent to their obligation to close on a mutually agreed upon closing date of the merger and still do not satisfy these conditions to close after the postponement of the closing date for a reasonable period of time (which will be no more than 30 days) to enable it to satisfy conditions precedent to their obligation to close and the other party does not waive the unsatisfied conditions;

  (ii)  the state or federal regulatory approvals of the merger are denied;

  (iii)  FNH shareholders do not approve the merger agreement; or

  (iv)  the option granted under the Stock Option Agreement is exercised.

   FNH also may terminate the merger agreement if during the five-day period commencing on the date on which the last required governmental approval of the merger is received (without regard to any waiting period in respect thereof) (the "Determination Date") FNH so notifies Promistar and both of the following conditions are applicable:

  (i) the number (the "Promistar Ratio") obtained by dividing the average daily per share closing prices of the Promistar common stock during the 20 trading days preceding the Determination Date (the "Average Closing Price") by $17.375 (the "Starting Price"), the per share closing price of the Promistar common stock on February 23, 2001 (the "Starting Date"), the last trading day immediately preceding the date of the first public announcement of the merger agreement, is less than .875; and

  (ii) the Promistar Ratio is less than (x) the number obtained by dividing the weighted average daily per share closing prices of the common stocks of a peer group of publicly-traded financial institutions (the "Index Group") during the 20 trading days preceding the Determination Date (the "Final Index Price") by $21.27, the weighted average daily per share closing prices of the common stocks of each company comprising the Index Group on the Starting Date (the "Initial Index Price"), less (y) 0.125 (the "Index Ratio").

   If both of the foregoing conditions are applicable, FNH has the right to terminate the merger agreement, which would not require any action of FNH's shareholders. The FNH board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement under such circumstances. Any such decision would be made by the FNH board of directors in light of the circumstances existing at the time that the board of directors has the opportunity to make such an election, if any. Prior to making any determination to terminate the merger agreement, the FNH board of directors would consult with its financial and other advisers and would consider all financial and other information it deemed relevant to its decision. In this regard, the FNH board of directors would consider many of the same factors that it considered in determining whether to approve and adopt the merger agreement, including the principal factors discussed under "The Merger-- Recommendation of the FNH Board of Directors and Reasons for the Merger." In particular, the FNH board of directors would analyze, among other factors, whether the then current consideration to be received in the merger would deliver more value to FNH shareholders than the value that could be expected in the event FNH were to continue as an independent company (which would occur if the FNH board of directors were to exercise its right to abandon the merger and Promistar determined not to increase the exchange ratio). In addition, the FNH board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the exchange ratio remains fair from a financial point of view to the holders of shares of FNH common stock. There can be no assurance that the FNH board of directors would exercise its right to terminate the merger agreement if each of the conditions set forth above were applicable. If FNH elected not to exercise its right to terminate the merger agreement, which it could do without any action on the part of FNH shareholders, the exchange ratio would remain 15 and the dollar value of the consideration which FNH shareholders would receive for each share of FNH common stock would be the value of 15 shares of Promistar common stock at the effective time of the merger.

   If FNH elects to exercise its right to terminate the merger agreement, FNH must give notice to Promistar during the five-day period commencing with the Determination Date. During the five-day period after receipt of such notice, Promistar has the option to increase the consideration payable to FNH shareholders by adjusting the exchange ratio in the manner described below. Promistar is under no obligation to adjust the exchange ratio and there can be no assurance that Promistar would elect to adjust the exchange ratio if FNH were to exercise its option to terminate the merger agreement. Any such decision would be made by Promistar in light of the circumstances existing at the time Promistar has the opportunity to make such an election. If Promistar elects to adjust the exchange ratio, it must give FNH prompt notice of that election and the adjusted exchange ratio, in which case FNH will not have any right to terminate the merger agreement as a result of the above-described circumstances.

   The operation of the conditions permitting FNH to terminate the merger agreement based on a decrease in the market price of the Promistar common stock reflects the parties' agreement that FNH shareholders would assume the risk of a modest decline in value of the Promistar common stock (equal to up to a 12.5% decline from the Starting Price) under any circumstances and that such shareholders would assume the risk of a more significant decline in value of the Promistar common stock unless the percentage decline in the value of the Promistar common stock from the Starting Date to the Determination Date represents a decline that is more than 12.5 percentage points greater than the percentage decrease, if any, in the weighted average price of the common stocks of the Index Group during such period. The premise of this agreement is that declines in value of the Promistar common stock which are in accordance with an index of comparable publicly-traded stocks is indicative of a broad-based change in market and economic conditions affecting Promistar (as well as FNH) rather than factors which are specifically attributable to the value of the Promistar common stock.

   Since the date of execution of the merger agreement, there has been substantial volatility in U.S. and foreign stock markets. Although the price of the Promistar common stock has traded above $15.20 since the execution of the merger agreement, there can be no assurance that this will be the case during the 20 trading-day period when the prices of the Promistar common stock and the stocks of the Index Group are evaluated for purposes of determining FNH's ability to terminate the merger agreement on this basis.

   The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of the Promistar common stock may be illustrated by the following three scenarios:

  (1) One scenario is that the Average Closing Price is below the Starting Price of $17.375 but is not less than $15.20. Under such circumstances the decline in the Starting Price would be 12.5% or less and the Promistar Ratio would not be less than .875. As a result, there would be no adjustment to the 15 exchange ratio and FNH would be obligated to consummate the merger regardless of the change in the weighted average price of the common stocks of the Index Group (assuming all other conditions to FNH's obligations were satisfied or waived).

  (2) A second scenario is that the Average Closing Price declines to less than $15.20 but that the weighted average price of the common stocks of the Index Group also declines and the percentage decline in the price of the Promistar common stock is not more than 12.5 percentage points greater than the percentage decline in the weighted average price of the common stocks of the Index Group. Under such circumstances there would be no adjustment to the 15 exchange ratio and FNH would be obligated to consummate the merger (assuming all other conditions to FNH's obligations were satisfied or waived).

       For example, if the Average Closing Price was $15.00 and the Final Index Price was $20.00, the Promistar Ratio ($15.00/$17.375, or .86) would be less than .875 but would not be less than the Index Ratio ($20.00 /$21.27, less .125, or .82). The exchange ratio would remain 15 and FNH would be obligated to consummate the merger (assuming all other conditions to FNH's obligations were satisfied or waived).

  (3) A third scenario is that the Average Closing Price declines to less than $15.20 and the percentage decline in the price of the Promistar common stock is more than 12.5 percentage points greater than any decline in the weighted average price of the common stocks of the Index Group. Under such circumstances, FNH would have the right but not the obligation to terminate the merger agreement unless Promistar elected to increase the exchange ratio to the lesser of (x) a number (rounded to the nearest thousandth) obtained by dividing (A) the product of the Starting Price, .875 and the exchange ratio by (B) the Average Closing Price and (y) a number (rounded to the nearest thousandth) obtained by dividing (A) the product of the Index Ratio and the exchange ratio by (B) the Promistar Ratio.

       For example, if the Average Closing Price was $15.00 and the Final Index Price was $21.25, the Promistar Ratio ($15.00/$17.375, or .86) would be less than .875 and would be less than the Index Ratio ($21.25/ $21.27, less .125, or .87). If FNH exercised its right to terminate the merger agreement under such circumstances, Promistar would have the option to increase the exchange ratio to the lesser of (x) 15.20 (the number determined by dividing $228.05 (the product of the $17.375 Starting Price, .875 and the 15 exchange ratio) by the $15.00 Average Closing Price) and (y) 15.17 (the number determined by dividing 13.05 (the product of the .87 Index Ratio and the 15 exchange ratio) by .86 (the Promistar Ratio)). If Promistar exercised such option, the exchange ratio would be 15.17 and FNH would be obligated to consummate the merger (assuming all other conditions to FNH's obligations were satisfied or waived).

   Currently, the ability of Promistar to increase the exchange ratio in the above-described manner is limited because the estimated maximum number of shares of Promistar common stock to be issued in the Merger based

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

on the 15 exchange ratio amounts to approximately 15.36% of the currently outstanding Promistar common stock and any increase in the exchange ratio which resulted in this percentage amounting to 20% or more of the outstanding Promistar common stock immediately prior to the effective time of the merger would require the approval of the holders of the Promistar common stock under the rules which are applicable to issuers with securities which are listed on the Nasdaq National Market. In the absence of such shareholder approval, the ability of Promistar to increase the exchange ratio in its discretion under the above circumstances will be dependent on the number of shares of Promistar common stock outstanding immediately prior to the effective time of the merger and the amount by which Promistar would have to increase the exchange ratio.

   FNH shareholders should be aware that the Average Closing Price on which the occurrence of a termination of the merger agreement by FNH may be based, and the subsequent increase, if any, in the exchange ratio by Promistar, will be based on the average of the closing sale prices of the Promistar common stock during a 20 trading-day period preceding the Determination Date, the date on which the last required governmental approval of the merger and the bank merger is received. Accordingly, because the market price of the Promistar common stock between the Determination Date and the Effective Time, as well as on the date certificates representing shares of Promistar common stock are delivered in exchange for shares of FNH common stock following consummation of the Merger, will fluctuate and possibly decline, the value of the Promistar common stock actually received by holders of FNH common stock may be more or less than
(i) the Average Closing Price and (ii) the value of the Promistar common stock at the effective time of the merger resulting from the exchange ratio or any possible adjustment to the exchange ratio as illustrated above.

   The Index Group is comprised of 15 publicly-traded financial institutions. These companies were selected by Promistar and FNH, with the assistance of their respective financial advisers, because they were deemed to comprise a peer group of institutions, although none of such companies are identical to Promistar in size, location, financial condition and operations. For information relating to the composition of the Index Group and other information relating to the operation of the foregoing provisions, see Section 2.08(b) of the merger agreement.

   If, between the date of the merger agreement and the effective time of the merger, any company belonging to the Index Group or Promistar declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, the prices for the common stock of such company shall be appropriately adjusted for purposes of the above-discussed termination provision. In addition, in the event that the common stock of any company in the Index Group ceases to be publicly traded or a proposal to acquire such company is announced after the Starting Date and before the Determination Date, such company shall be removed from the Index Group, and the weights attributed to the remaining companies shall be adjusted proportionately for purposes of determining the Final Index Price.

   In any event, the merger agreement will terminate automatically on December 31, 2001 if the merger has not been consummated on or before such date, unless extended by mutual consent of FNH and Promistar. The parties, however, expect that the merger will be consummated before December 31, 2001. The merger agreement does not limit the possible number of extensions of the termination date or the periods for which extension of the termination date may occur.

   In the event of any termination of the merger agreement, certain confidentiality provisions and other provisions relating to expenses in the merger agreement will survive. FNH will be obligated to reimburse Promistar for its attorneys' fees and other expenses reasonably incurred in connection with the merger agreement, if Promistar terminates the merger agreement due to the non-satisfaction of the conditions precedent to Promistar's obligations, including, but not limited to, any of the following conditions precedent:

  (a) failure to deliver the opinion of Buchanan Ingersoll, P.C., that, among other things, FNH is a Pennsylvania corporation duly organized and incorporated under the Pennsylvania Business Corporation Law of 1988, as amended, with 149,753 shares of common stock outstanding with no par value,

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

  (b)  shareholder approval of the merger agreement,

  (c)  material errors, misstatements or omissions by FNH,

  (d)  changes in FNH's financial condition,

  (e)  FNH's payment of certain expenses,

  (f) failure to receive an opinion from Kirkpatrick & Lockhart LLP that, among other things, the merger will be tax free to Promistar, FNH and FNH's shareholders,

  (g) FNH's failure to perform all covenants (if satisfaction of this condition was within the control of in FNH),

  (h) failure of FNH's representations and warranties to be true and correct on the closing date of the merger (if satisfaction of this condition was within the control of in FNH),

  (i) failure to deliver certified resolutions of FNH's board of directors (if satisfaction of this condition was within the control of in FNH), or

  (j) failure to deliver affiliates agreements for each officer and director of FNH (if satisfaction of this condition was within the control of in FNH).

   Promistar will be obligated to reimburse FNH for FNH's attorneys' fees and other expenses reasonably incurred in connection with the merger agreement, if FNH terminates the merger agreement due to Promistar's failure to satisfy any of the following conditions precedent:

  (a)  material errors, misstatements or omissions by Promistar,

  (b)  changes in Promistar's financial condition,

  (c) the failure to have the Registration Statement declared effective by the SEC,

  (d) the failure of Promistar to adjust exchange ratio after the average closing price declines to less than $15.20 and the percentage decline in the price of the Promistar common stock is more than 12.5 percentage points greater than any decline in the index value and FNH gives Promistar notice of FNH's intention to terminate the merger agreement,

  (e) Promistar's failure to perform all covenants (if satisfaction of this condition was within the control of in Promistar),

  (f) failure of Promistar's representations and warranties to be true and correct on the closing date of the merger (if satisfaction of this condition was within the control of in Promistar), or

  (g) failure to deliver certified resolutions of Promistar's board of directors (if satisfaction of this condition was within the control of in Promistar).

   In no event shall the amount reimbursed by Promistar or FNH for attorneys' fees and other expenses reasonably incurred in connection with the transactions described above exceed $250,000.

Expenses

   Except as described under "Termination" above, all expenses incurred by FNH or Promistar in connection with or related to the authorization, preparation and execution of the merger agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated by the merger agreement, including, without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, will be borne solely and entirely by the party that has incurred the same.

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

Amendment and Waiver

   Any of the terms or conditions of the merger agreement may be waived at any time by the party which is entitled to the benefit thereof, or any of those terms or conditions may be amended or modified in whole or in part at any time before or after the vote of FNH shareholders on the merger agreement to the extent permitted by law by agreement in writing, executed in the same manner as the merger agreement after authorization to do so by the board of directors of each party thereto; provided, however, that such action will be taken only if, in the judgment of the board of directors of each party taking the action, such waiver or such amendment or modification will not have a material adverse effect on the benefits intended under the merger agreement to such party and its shareholders following approval of the merger agreement by FNH shareholders, unless the merger agreement, as modified, is resubmitted to FNH shareholders for their adoption and approval.

                     DESCRIPTION OF PROMISTAR CAPITAL STOCK

   As a result of the conversion of shares of FNH common stock to shares of Promistar common stock at the effective time of the merger, FNH shareholders become Promistar shareholders. The following is a description of Promistar capital stock, including the Promistar common stock to be issued in the merger.

   General. As of the effective time, the authorized capital stock of Promistar will consist of 25,000,000 shares of common stock having a par value of $5.00 per share, and 2,000,000 shares of preferred stock having no par value. As of the date of this document, no shares of Promistar's preferred stock are issued and outstanding and 14,953,921 shares of Promistar common stock are issued and outstanding. Except to the extent required by governing law, or by NASDAQ rules, the board of directors of Promistar may issue the shares of capital stock of Promistar without further approval of Promistar shareholders. The board of directors of Promistar has the full authority permitted by law to divide the authorized and unissued shares of preferred stock, no par value, of Promistar into series and to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, redemption rights and other special rights of any such series that may be desired.

   Voting Rights. Holders of shares of Promistar common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders of Promistar. Holders of shares of Promistar common stock are not entitled to cumulate votes for the election of directors.

   Classification of the Board of Directors. The board of directors of Promistar is divided into four classes, as nearly equal in number as possible, and the term of office of one class expires in each year.

   Preemptive Rights. Holders of shares of Promistar common stock are not entitled to preemptive rights to subscribe for or to purchase any additional securities of Promistar.

   Dividends. Subject to any rights and preferences of any class of stock having preference over the Promistar common stock, holders of shares of Promistar common stock are entitled to dividends declared by the board of directors of Promistar out of funds legally available therefor. Cash available for dividend distribution to the holders of Promistar common stock must initially come from dividends paid to Promistar by its subsidiaries. Accordingly, restrictions on payment of cash dividends by Promistar are affected by any restrictions on the payment of dividends by Promistar's subsidiaries.

   Liquidation. If there is a voluntary or involuntary liquidation, dissolution or winding up of the affairs of Promistar, holders of shares of Promistar common stock will be entitled to receive, pro rata, the remaining assets of Promistar, after all debts and liabilities have been paid and after the holders of any class of stock having preference over the Promistar common stock have been paid in full.

   NASDAQ Listing. Promistar common stock is included for quotation on NASDAQ. In order to maintain such inclusion, approval of Promistar's shareholders would be required for the issuance of additional shares of Promistar common stock or securities convertible into Promistar common stock if the issuance of such securities:

  1. is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities issued have or will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance;

  2. is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Promistar has a 5% or greater interest (or such persons collectively have a 10% or greater interest) and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

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

  3. is in connection with a transaction other than a public offering at a price less than the greater of book or market value, and will equal 20% or more of the common stock or 20% or more of the voting power outstanding before issuance; or

  4. would result in a change in control of Promistar. Under NASDAQ rules, shareholder approval would also be required for the establishment of a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other security holders of Promistar or employees of Promistar participate. The NASDAQ rules do not require approval of the merger by Promistar shareholders.

   Also under NASDAQ rules, Promistar may not issue any class of security or take other corporate action with the effect of nullifying, restricting or disparately reducing the per share voting rights of its outstanding registered common stock. Prohibited actions include, but are not limited to, the adoption of time-phased voting plans, the adoption of capped voting rights, and the issuance of super-voting stock. The following actions are presumed to have a nullifying, restricting or disparately reducing effect:

  1. corporate action to impose any restriction on the voting power of shares of common stock by a beneficial or record holder based on the number of shares held by such holder;

  2. corporate action to impose any restriction on the voting power of shares of common stock held by a beneficial or record holder based on the length of time such shares have been held by such holder or based on the number of shares held by such holder;

  3. any issuance of securities through an exchange offer for shares of an outstanding class of common stock in which the shares issued have voting rights greater than or less than the per share voting rights of any outstanding class of common stock;

  4. any issuance of securities pursuant to a stock dividend, or any other type of distribution of stock in which the securities issued have voting rights greater than the per share voting rights of any outstanding class of common stock.

   The following actions are presumed not to have a nullifying, restricting or disparately reducing effect:

  1. the issuance of securities pursuant to an initial registered public offering;

  2. the issuance of any class of securities, through a registered public offering, with voting rights not greater than the per share voting rights of any outstanding class of common stock;

  3. the issuance of any class of securities to effect a bona fide merger or acquisition, with voting rights not greater than the per share voting rights of any outstanding class of common stock; or

  4. corporate action pursuant to state law requiring a domestic corporation to condition the voting rights of a beneficial or record holder of a specified threshold percentage of voting stock on the approval of the corporation's independent shareholders.

Provisions Affecting Business Combinations And Control Share Acquisitions

   The PBCL, certain federal laws, and a number of provisions of Promistar's articles and bylaws address matters of corporate governance and certain of the rights of shareholders so as to significantly restrict the ability of any person to acquire the beneficial ownership of more than a certain minimum of any class of equity security of Promistar outstanding. The following discussion is a general summary of provisions relating to stock ownership and transfers, the board of directors and business combinations, that may be deemed to have such "anti-takeover" effects. These and other provisions affect shareholder rights and should be given careful attention. The following description of certain of these provisions is necessarily general and reference should be made in each case to the appropriate provision of the federal law or the articles and bylaws of Promistar.

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

Pennsylvania Law

   The PBCL contains a number of "anti-takeover" sections that apply to registered corporations relating to: control share acquisitions; the disgorgement of profits by certain controlling persons; the approval of transactions with interested shareholders; the ability of shareholders to put their stock following a control transaction; business combinations; severance compensation; and preservation of labor contracts. A corporation that was a registered corporation on April 27, 1990 could opt-out of the "control share acquisition" or "disgorgement of profits" provisions by an explicit amendment of its bylaws adopted by its board of directors on or before July 26, 1990. A corporation that became a registered corporation after April 27, 1990 could opt out by an explicit provision in its original articles of incorporation or by an explicit amendment to its articles of incorporation adopted on or before 90 days after the corporation first becomes a registered corporation. Promistar has opted out of the "control share acquisitions" and "disgorgement of profits" sections of the PBCL and along with them the provisions regarding severance compensation and the preservation of labor contracts.

   The approval of transactions with an interested shareholder section of the PBCL provides that certain transactions with an "interested shareholder," relating to mergers, consolidations, share exchanges and sales of assets must be approved by the holders of a majority of disinterested shares in addition to any other approvals that may be required. This requirement does not apply if the transaction is approved by a disinterested majority of the board of directors, if the consideration paid to the other shareholders in the transaction is not less than the highest amount paid by the interested shareholder in acquiring shares or if, immediately prior to the adoption of a plan of merger or consolidation and thereafter until the effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of each class of the constituent corporation, the business combination section has been satisfied (if applicable), and the board of directors of the constituent corporation has approved the plan. An "interested shareholder" includes any shareholder who is a party to the transaction or who is treated differently from the other shareholders and affiliates of the interested shareholder.

   Under the provision of the PBCL that permits shareholders to put their shares, shareholders of a registered corporation that becomes subject to a "control transaction" can demand from the controlling person or group payment in cash for his or her shares of an amount equal to the fair value of his or her shares. The minimum value the shareholder can receive is the highest price paid per share by the controlling person or group within the 90-day period ending on the date of the control transaction. A "control transaction" for such purposes is the acquisition of 20% of a corporation's voting shares by a person or group, with several exceptions.

   The business combination section of the PBCL prohibits any business combination with an interested shareholder other than: a business combination approved by the board prior to the date on which the interested shareholder first became an interested shareholder or where the purchase of the shares that first made the interested shareholder such had been approved by the board prior to the date of such purchase; a business combination approved by the affirmative vote of a majority of the disinterested shareholders if the interested shareholder has beneficially owned 80% or more of the voting stock for three months and owns such amount at the time of the vote, and if shareholders receive specified minimum values for their shares; a business combination approved by a unanimous vote of common shareholders; a business combination approved by a majority of disinterested shareholders no earlier than five years after the interested shareholder became such; or a business combination approved at a shareholders' meeting held no earlier than five years after the interested shareholder became such if shareholders receive specified minimum values for their shares. Business combinations include: mergers, consolidations, share exchanges and divisions; sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets having specified values; share transfers having specified values; liquidation; dissolution; transactions that increase the interested shareholder's voting power; and the provision of any benefit not in proportion to shareholdings. An interested shareholder is generally any beneficial owner of 20% of the voting shares of a corporation or an affiliate or associate of a corporation that at any time within the five year period prior to the date in question beneficially owned 20% of the voting shares of the corporation.

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

Federal Law

   The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company such as Promistar unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and, within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending, for up to another 30 days, the period during which such a disapproval may be issued. This period may be further extended under certain circumstances. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove action.

   Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

   In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of Promistar common stock, or such lesser number of shares as constitute control over Promistar.

Tender Offers for and Other Proposals to Acquire Promistar

   When considering any tender offer for Promistar common stock the board of directors of Promistar must consider all factors it deems relevant, and may, but is not obligated to, consider the following factors: (a) the amount and nature of the consideration (if any) to be received by shareholders in relation to the then current market price, the board of directors's estimate of the then current value of Promistar in a freely negotiated transaction and the board of directors's estimate of the future value of Promistar as an independent entity; and (b) the social and economic effects of the transaction on the employees, depositors, customers, creditors and other constituents of Promistar and on the communities served by Promistar.

"Supermajority" Provisions Concerning Charter Amendments

   Under the PBCL, amendments to the articles of incorporation of a registered corporation such as Promistar may only be proposed by its board of directors. Except for certain amendments which do not require shareholder approval and unless a greater vote is required by its articles of incorporation, amendments of the articles of incorporation of a Pennsylvania corporation must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote as a class, the affirmative vote of a majority of the votes cast in each such class vote.

   The Promistar articles require the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of Promistar entitled to vote for the election of directors of Promistar, given in person or by proxy at a meeting duly called for the purpose of voting thereon, to amend or repeal any provision of the sections of the Promistar Articles relating to:

  .  transactions with Interested Persons;

  . factors to be considered by the board of directors of Promistar in reviewing tender offers and other transactions;

  .  classification of the board of directors of Promistar;

  .  the directors' ability to make, amend or repeal bylaws;

  .  indemnification; or

  .  the amendment or repeal of the Promistar Articles.

   All other Promistar Articles may be amended as provided in the PBCL.

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

"Supermajority" Provisions Concerning Bylaw Amendments

   The shareholders of a Pennsylvania corporation who are entitled to vote have the power to adopt, amend and repeal the bylaws of the corporation.

   The authority to adopt, amend and repeal bylaws of a corporation may be expressly vested by the bylaws in the board of directors, subject to the power of the shareholders to override any such action and except that a board of directors may not have the authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders under the PBCL, unless the articles of incorporation of that corporation expressly give the board that authority.

   The Promistar articles provide that the board of directors of Promistar has the power to make, amend and repeal the bylaws as it deems necessary or convenient for the regulation and management of Promistar to the extent not inconsistent with law or the Promistar Articles. Such power is subject to the power of the shareholders of Promistar to amend or repeal bylaws of Promistar by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of Promistar entitled to vote for the election of directors of Promistar, given in person or by proxy at a meeting duly called for the purpose of voting thereon.

Shareholder Nominations for Directors

   Promistar's bylaws provide that, with certain exceptions, nominations of candidates for election as Directors of Promistar, other than those made by management of Promistar, must be in writing and filed with the Secretary of Promistar not less than 40 days prior to any shareholders' meeting called for the election or ten days after the giving of notice of such meeting in accordance with Article 33 of the bylaws of Promistar, whichever is later. This provision could be viewed as "anti-takeover" in nature, since it may make it more difficult for shareholders to nominate candidates and may give an advantage to incumbent management's nominees.

                    COMPARISON OF SHAREHOLDERS' RIGHTS

   The rights of FNH shareholders are governed by the PBCL and FNH's articles of incorporation and bylaws. As a result of the merger, FNH shareholders who receive Promistar common stock in the merger will become shareholders of Promistar, and as such, their rights as shareholders will be governed by the articles and bylaws of Promistar and, as they were previously, by the PBCL. Certain differences in the rights of shareholders of Promistar and FNH arise from the distinctions between the articles and bylaws of each corporation. Although it is impracticable to note all of the differences, the following is a summary of certain significant differences. This summary is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the governing corporate instruments of Promistar and FNH.

   FNH's articles of incorporation authorizes the issuance of 1,000,000 shares of common stock, with no par value per share of which 149,753 are outstanding. Upon the consummation of the merger, the shares of FNH common stock will be canceled, and the holders of FNH common stock will receive shares of Promistar common stock. The Promistar articles of incorporation authorize the issuance of 25,000,000 shares of Promistar common stock, par value $5.00 per share, and 2,000,000 shares of preferred stock, having no par value. As of the date of this document, 14,953,921 shares of Promistar common stock and no shares of preferred stock were outstanding.

Dividends

   Holders of FNH common stock are entitled to dividends as and when declared by the FNH board of directors out of funds legally available therefor. Cash available for dividends distribution must initially come

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

from dividends paid to FNH by its banking subsidiary, Herminie Bank. Subject to such preferences, limitations and relative rights as may be fixed for any series of preferred stock that may be issued, holders of Promistar common stock are entitled to receive such dividends, when, as and if declared by the board of directors out of funds legally available therefor.

   Cash available for dividend distribution to the holders of Promistar's common stock and preferred stocks, must initially come from dividends paid to Promistar by its banking subsidiary, Promistar Bank. Accordingly, Promistar's ability to pay cash dividends can be affected by restrictions on the payment of dividends by Promistar's subsidiaries.

Voting

   Like holders of Promistar common stock, holders of FNH common stock are entitled to one vote for each share held in all voting matters.

Cumulative Voting

   Like Promistar shareholders, FNH shareholders are not permitted to cumulate votes in the election of directors, that is to say, no shareholder shall have the right to multiply the number of votes to which he is entitled by the total number of directors to be elected in the same election by the holders of the class of shares of which his are a part.

Classified Board of Directors; Election

   The Promistar bylaws provide for the classification of directors into four classes, as nearly equal in number as possible, with the term of office of one class expiring in each year. FNH's board is classified into three classes, as equal in number as possible, with the term of office of one class expiring each year. Like the Promistar bylaws, the FNH bylaws contain a provision limiting shareholder nominations for elections of directors. The Promistar articles and bylaws have supermajority provisions (described beginning on page 57).

Annual Meetings

   The annual meeting of Promistar for the election of directors shall be held on the second Tuesday of May of each year or at such other time as may be fixed by its board of directors. Written notice of the meeting stating the place, day and hour of the meeting must be mailed at least 5 days before the meeting to each shareholder entitled to vote at the meeting. FNH's annual meeting for the election of directors shall be held on the first Tuesday of March each year or at such other time as may be fixed by the FNH board of directors. Written notice of the meeting must be given to each shareholder entitled to vote at the meeting at least 10 days before the date of the meeting.

Removal

   Under the PBCL, unless otherwise provided in the articles of incorporation, if a bylaw of that corporation adopted by the shareholders provides for a classified board of directors, directors generally may be removed from office only for cause by the vote of shareholders entitled to vote on the matter. Both Promistar's and FNH's articles and bylaws each provide for a classified board. The Promistar articles contain a provision permitting removal of directors without cause by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of Promistar entitled to vote for the election of directors, given in person or by proxy, at a meeting duly called for the purpose of voting thereon. The FNH bylaws provide that directors may be removed without cause only by the unanimous affirmative vote of all FNH shareholders.

Liquidation

   As with Promistar common stock, in the event of FNH's liquidation, dissolution or winding up, holders of FNH common stock will be entitled to share ratably in all assets available for distribution after the payment of debts, liabilities and preferences.

Preemptive Rights

   Holders of Promistar common stock and FNH common stock are not entitled to preemptive rights to acquire additional unissued shares of each corporation's common stock.

Anti-takeover Provisions

   Promistar and FNH are both subject to the anti-takeover sections of the PBCL.

   Like Promistar, FNH, as a bank holding company, is also governed by the Change in Bank Control Act of 1978, as amended.

Approval of Fundamental Changes

   Under FNH's articles of incorporation, FNH's merger, consolidation, liquidation, dissolution or sale or other disposition of all or substantially all of its assets must be approved by either the holders of at least seventy-five percent (75%) of FNH's outstanding shares of common stock or, if at least eighty percent (80%) of the FNH board of directors approves the transaction, by the holders of at least sixty-six and two-thirds percent (66 2/3%) of FNH's outstanding shares of common stock. Promistar's articles of incorporation require shareholder approval for (i) mergers with an interested person or a subsidiary of Promistar, (ii) mergers involving an associate or affiliate of an interested person, an associate of an affiliate of an interested person or an affiliate of an associate of an interested person and (iii) the sale, lease or other disposition of all or substantially all of Promistar's assets.

Right to Call a Special Meeting

   The PBCL provides that a special meeting of the shareholders of a registered corporation may be called at any time (i) by the board of directors, (ii) by such officers or other persons as may be designated in the bylaws of that corporation, or (iii) by any shareholder of a registered corporation that is an "interested shareholder" who is calling a special meeting for the purpose of approving a "business combination" (both as defined in Section 2553 of the PBCL). The bylaws of Promistar provide that special meetings of the shareholders of Promistar may be called by the Chairman of the Promistar board of directors, the President of Promistar, the Promistar board of directors or shareholders entitled to cast at least one-fifth of the votes which all shareholders are entitled to cast at an annual or special meeting of shareholders. The FNH bylaws provide that a special meeting of FNH shareholders may be called by the FNH board of directors, FNH's President, FNH's Secretary or FNH shareholders entitled to cast at least one-fifth of the votes which all shareholders are entitled to cast at an annual or special meeting of shareholders.

Action by Shareholders Without a Meeting

   Promistar's and FNH's bylaws both provide that shareholders may act by unanimous written consent in lieu of a meeting on any action to be taken at a meeting.

Duties and Liabilities

   The PBCL permits a corporation to include in its bylaws a provision adopted by its shareholders which eliminates the personal liability of directors for monetary damages for any action taken (or any failure to take any action) unless (i) the directors have breached or failed to perform the duties of their offices under the PBCL and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, a corporation may not eliminate personal liability where the responsibility or liability of a director is pursuant to any criminal statute or is for the payment of taxes pursuant to local, state or federal law. Promistar's bylaws provide that a director will not be personally liable for monetary damages for any action taken, or failure to take any action, except that there is no elimination of, or limitation on, the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by law. FNH's bylaws provide that a director will not be personally liable for monetary damages for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his office or the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

   The PBCL permits a corporation, unless otherwise restricted in its bylaws, to indemnify any person involved in any third party or derivative action, by reason of the fact that person is or was a representative of the corporation or is or was serving at the request of that corporation as a representative of another corporation or enterprise, against expenses (in both third party and derivative actions), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In general, under the PBCL, no indemnification is allowable in derivative actions to the extent a person has been adjudged liable to the corporation, unless, and only to the extent that, the applicable court finds him entitled to indemnification against expenses despite such adjudication. To the extent that a representative of a corporation has been successful on the merits or otherwise in defense of any third party or derivative action, indemnification against expenses is mandatory. The PBCL permits a corporation to provide additional indemnification rights to persons seeking indemnification whether or not that corporation would have the power to indemnify such persons under any other provision of the PBCL, including with respect to derivative actions, so long as the act or failure to act giving rise to the indemnification right did not constitute willful misconduct or recklessness. The FNH bylaws permit, by agreement, shareholder vote, or vote of the disinterested directors, FNH to indemnify such persons under circumstances where indemnification would not otherwise be available under the PBCL, so long as the act or failure to act giving rise to the indemnification right does not constitute willful misconduct or recklessness. Neither the Promistar nor the FNH articles and bylaws restrict the indemnification permitted by law.

                   REGULATION OF PROMISTAR UNDER BANKING LAWS

   Promistar is a bank holding company as defined in the Bank Holding Company Act of 1956, as amended ("BHCA"). As such, Promistar is subject to regulation and supervision by the Federal Reserve Board ("the Federal Reserve"). Promistar is required to file reports with the Federal Reserve. Promistar may not, without prior approval of the Federal Reserve, directly or indirectly acquire 5% or more of the voting shares of another bank. Promistar Bank and Promistar Trust Company are subject to supervision and examination by the Federal Reserve, the Pennsylvania Department of Banking and, to some extent, the FDIC. Promistar Bank is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operation of Promistar Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

Payment of Dividends and Other Restrictions

   Promistar is a legal entity separate and distinct from its subsidiaries. There are various legal and regulatory limitations under federal and state law on the extent to which Promistar's subsidiaries, including Promistar Bank, can finance or otherwise supply funds to Promistar.

   The principal source of Promistar's cash revenues is dividends from its subsidiaries. There are limitations under federal and Pennsylvania law on the payment of dividends by such subsidiaries. Promistar receives substantially all of its dividend revenue from Promistar Bank. In 2001, under regulatory guidelines and without prior approval of bank regulators, Promistar Bank can declare dividends to Promistar generally equal to the net earnings of Promistar Bank for the period January 1, 2001 through the date of declaration less dividends previously paid in 2001.

   Under the Pennsylvania Banking Code, the board of directors of a Pennsylvania bank may, from time to time, declare, and that bank may pay, dividends on its outstanding shares subject to any restrictions in the articles of incorporation of that bank. Neither Promistar Bank nor Promistar Trust Company have any such restrictions in their articles. In addition, the Banking Code permits a bank to declare and pay dividends only out of accumulated net earnings and to pay dividends in cash or other property. A dividend may not be declared or paid unless (i) any transfer of net earnings to surplus has been made prior to the declaration of the dividend and (ii) the surplus of the bank would not be reduced by the payment of the dividend.

   The prior approval of the Federal Reserve is required if the total of all dividends declared by any state member bank of the Federal Reserve System such as Promistar Bank in any calendar year exceeds the bank's net profits (as defined in the applicable law) for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock. The Federal Reserve board of directors, as well as the other federal banking regulators, has indicated that banking organizations should pay dividends only out of current operating earnings.

   Federal and state regulatory agencies also have authority to prohibit a state member bank from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. Each of the federal bank regulators has indicated that the payment of dividends that would deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice.

   In addition, Promistar Bank is subject to limitations under Sections 23A and 23B of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, Promistar and its other affiliates. Furthermore, such loans and extensions of credit are also subject to various collateral requirements.

Loans

   There are various legal restrictions on the extent to which each of Promistar and its nonbank subsidiaries can borrow or otherwise obtain credit from Promistar Bank. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of Promistar or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to Promistar and all such non-bank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.

   Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Capital Adequacy

   Promistar and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines must be met that involve quantitative measures of assets, liabilities, and certain off-balance sheet items. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Qualitative measures established by regulation to ensure capital adequacy require Promistar and Promistar Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets (as defined in the regulations), and of Tier 1 capital to average assets (as defined).

   At March 31, 2001, Promistar and Promistar Bank met all capital adequacy requirements to which they were subject.

   As of May 19, 2000, the most recent notification from the Federal Reserve categorized Promistar and Promistar Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Promistar and Promistar Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.

                        RISK BASED CAPITAL REQUIREMENTS

                        Actual                      Adequacy Purposes
                    --------------  --------------------------------------------------
                     Amount  Ratio            Amount                    Ratio
                    -------- -----  --------------------------- ----------------------
                                                                       (in thousands)
Promistar
As of March 31,
 2001
  Total Capital*..  $169,191 11.13% (greater than or =)$121,643 (greater than or =)8.0%
  Tier 1
   Capital*.......  $151,590  9.97% (greater than or =)$ 60,822 (greater than or =)4.0%
  Tier 1
   Leverage**.....  $151,590  7.43% (greater than or =)$ 81,640 (greater than or =)4.0%
As of December 31,
 2000
  Total Capital*..  $166,453 10.94% (greater than or =)$121,760 (greater than or =)8.0%
  Tier 1
   Capital*.......  $149,702  9.84% (greater than or =)$ 60,880 (greater than or =)4.0%
  Tier 1
   Leverage**.....  $149,702  7.23% (greater than or =)$ 82,787 (greater than or =)4.0%
                                     Well Capitalized
                    ----------------------------------------------------
                              Amount                     Ratio
                    --------------------------- ------------------------
Promistar
As of March 31,
 2001
  Total Capital*..              N/A                       N/A
  Tier 1
   Capital*.......              N/A                       N/A
  Tier 1
   Leverage**.....              N/A                       N/A
As of December 31,
 2000
  Total Capital*..              N/A                       N/A
  Tier 1
   Capital*.......              N/A                       N/A
  Tier 1
   Leverage**.....              N/A                       N/A

Promistar Bank
As of March 31,
 2001
  Total Capital*..  $180,689 11.99% (greater than or =)$120,563 (greater than or =)8.0%
  Tier 1
   Capital*.......  $163,276 10.83% (greater than or =)$ 60,282 (greater than or =)4.0%
  Tier 1
   Leverage**.....  $163,276  8.08% (greater than or =)$ 80,858 (greater than or =)4.0%
As of December 31,
 2000
  Total Capital*..  $178,366 11.82% (greater than or =)$120,749 (greater than or =)8.0%
  Tier 1
   Capital*.......  $161,797 10.72% (greater than or =)$ 60,375 (greater than or =)4.0%
  Tier 1
   Leverage**.....  $161,797  7.90% (greater than or =)$ 81,947 (greater than or =)4.0%
Promistar Bank
As of March 31,
 2001
  Total Capital*..  (greater than or =)$150,704 (greater than or =)10.0%
  Tier 1
   Capital*.......  (greater than or =)$ 90,422 (greater than or =) 6.0%
  Tier 1
   Leverage**.....  (greater than or =)$101,072 (greater than or =) 5.0%
As of December 31,
 2000
  Total Capital*..  (greater than or =)$150,936 (greater than or =)10.0%
  Tier 1
   Capital*.......  (greater than or =)$ 90,562 (greater than or =) 6.0%
  Tier 1
   Leverage**.....  (greater than or =)$102,433 (greater than or =) 5.0%

--------
 *  To risk weighted assets
**  To average assets

Support of Promistar Bank

   Under Federal Reserve policy, Promistar is expected to act as a source of financial strength, and to commit resources to, support Promistar Bank.

   This support may be required at times when, absent such Federal Reserve policy, Promistar might not be inclined to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and be entitled to priority of payment.

   Under the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." The term "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Prompt Corrective Action

   The Federal Deposit Insurance Corporation Act of 1991 ("FDICA"), among other things, requires the federal banking agencies to take "Prompt Corrective Action" in respect of depository institutions that do not meet minimum capital requirements. FDICA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized."

   A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

   FDICA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".

   "Significantly undercapitalized" insured depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", and requirements to reduce total assets. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations on its ability to accept "brokered" deposits.

Interstate Banking and Branching Legislation

   The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, it authorized, beginning June 1, 1997, a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. In addition, a bank may establish and operate a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits de novo interstate branching.

FDIC Insurance Assessments

   Effective January 1, 1996, the FDIC reduced the insurance premiums it currently charges on bank deposits insured by BIF to the statutory minimum of $2,000 for "well capitalized" banks. The Deposit Insurance Funds Act of 1996, enacted on September 30, 1996 ("DIFA"), reduced the amount of semi-annual FDIC insurance premiums for savings association deposits acquired by banks and insured by SAIF to the same levels assessed for deposits insured by BIF. DIFA also provided for a special one-time assessment imposed on deposits insured by SAIF, including such deposits held by banks, to bring the SAIF up to statutorily required levels.

   Banks maintaining the "well capitalized" designation have no FDIC insurance premium requirements except for a special base assessment of approximately 2.08 cents per 100 dollars of deposits. This special assessment, authorized by the DIFA, applies to all commercial banks regardless of risk subgroup classification.

Gramm-Leach-Bliley Act of 1999

   The enactment of the Gramm-Leach-Bliley Act of 1999 (the "GLB Act") swept away large parts of a regulatory framework that had its origins in the Depression Era of the 1930s. The GLB Act provided new opportunities for banks, other depository institutions, insurance companies and securities firms to enter into combinations that permit a single financial services organization to offer customers a more complete array of financial products and services. The GLB Act also provided a new regulatory framework for regulation through the financial holding company, which has as its umbrella regulator the Federal Reserve. Functional regulation of the financial holding company's separately regulated subsidiaries is conducted by their primary functional regulator. The GLB Act makes satisfactory or above Community Reinvestment Act compliance for insured depository institutions and their financial holding companies necessary in order for them to engage in new financial activities. The GLB Act provides a federal right to privacy of non-public personal information of individual customers. Promistar and its subsidiaries are also subject to certain state laws that deal with the use and distribution of non-public personal information.

                      CERTAIN INFORMATION ABOUT PROMISTAR

Business

   Promistar is a bank holding company located in Johnstown, Pennsylvania. Promistar was incorporated under the laws of the Commonwealth of Pennsylvania on December 16, 1982.

   Promistar has one banking subsidiary, Promistar Bank. Promistar Bank's principal place of business is in Johnstown, Pennsylvania. At March 31, 2001, Promistar had total assets of $2.06 billion, total deposits of $1.64 billion and total shareholders' equity of $169.3 million. Promistar has seven wholly-owned non-bank subsidiaries; Promistar Trust Company, a trust company which provides trust and investment services; Promistar Investment Advisors, Inc., which provides investment advisory services; Promistar Capital Advisors, Inc., which plans to register as a broker-dealer; Flex Financial Consumer Discount Company, which provides consumer finance loans; Promistar Community Development Corporation, a corporation which conducts community development activities; Bedford Associates Inc., which holds and leases property; and Bedford Associates of Delaware, Inc., an investment holding company.

   Promistar's business is primarily incident to Promistar Bank. Promistar Bank conducts business through a network of 72 full-service offices located throughout Allegheny, Armstrong, Bedford, Blair, Butler, Cambria, Fayette, Greene, Indiana, Somerset, Washington, and Westmoreland Counties. Promistar Bank operates under the management of its own officers and directors, although certain financial and administrative functions, including auditing, marketing, human resources, investment, accounting, data processing and credit review are coordinated through Promistar. In addition, Promistar Bank operates 58 automated teller machines ("ATM's"), which are part of the "Cirrus" and "MAC" systems, located on both bank premises and off-premise sites.

   "Cirrus" and "MAC" provide links to national and regional ATM networks.

   Promistar Bank is engaged in the business of commercial and retail banking. Promistar Bank provides a full range of financial services to individuals, businesses and governmental bodies, including accepting demand, savings and time deposits, safe deposit facilities, electronic banking services, debit cards, money transfer services and other banking services. Promistar Bank also offers lending services, including consumer, real estate, commercial and industrial loans. Promistar Bank's commercial customers are primarily small- to mid-sized businesses in southwestern Pennsylvania.

   Promistar Bank's deposits are insured by the FDIC, the majority by the Bank Insurance Fund ("BIF"), with certain deposits insured by the Savings Association Insurance Fund ("SAIF"). While Promistar Bank has trust powers, substantially all trust business of Promistar's affiliates is conducted by Promistar Trust Company.

   Promistar maintains an Internet site at www.promistar.com. The website offers customers a convenient way to conduct many popular banking services including online bill payment and access to online check images.

   Bedford Associates, Inc. is a Pennsylvania corporation formed in 1983 for the purpose of holding and leasing property used by Promistar's subsidiaries. Most of its properties are leased to Promistar Bank for use as community banking offices. It is located in Johnstown, Pennsylvania and is a wholly-owned non-banking subsidiary of Promistar.

   Promistar Trust Company is located in Johnstown, Pennsylvania and offers a wide range of corporate and personal trust services, as well as pension and fiduciary services. It is a Pennsylvania chartered trust company formed on April 30, 1990. As of March 31, 2001, Promistar Trust Company manages assets with a market value of $753.7 million.

   Promistar Community Development Corporation was organized in 1992 to conduct community development activities. It is a for-profit Pennsylvania corporation conducting activities consisting of equity investments as a limited partner in various housing developments for low income individuals.

   Bedford Associates of Delaware, Inc., a Delaware corporation was formed in 1998 for the purpose of holding and managing certain investments of Promistar. It is located in Wilmington, Delaware, and is a wholly-owned non-banking subsidiary of Promistar.

   Promistar Investment Advisors, Inc., a Pennsylvania corporation was formed in 1999. It operates as a registered investment advisor providing investment advisory services.

   Flex Financial Consumer Discount Company, a Pennsylvania corporation was organized in 1997. It conducts business as a consumer discount company providing consumer finance loans to individuals.

   Promistar Capital Advisors, Inc., a Pennsylvania corporation was organized in 2001. It intends to apply to become a broker-dealer and conduct insurance activities.

   Promistar and Promistar Bank are subject to competition in all aspects of their businesses from banks as well as other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions, money market mutual funds, brokerage firms, investment companies, credit companies and insurance companies. They also compete with nonfinancial institutions, including retail stores that maintain their own credit programs, and with governmental agencies that make loans available to certain borrowers.

   Some of Promistar's competitors are larger and have greater financial resources and facilities than Promistar.

   As of March 31, 2001, Promistar and its subsidiaries had a total of 844 full time equivalent banking and administrative employees.

Management and Additional Information

   Certain information relating to Promistar's executive compensation, various benefit plans (including stock option plan), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Promistar is incorporated herein by reference or set forth in Promistar's Proxy Statement filed on March 30, 2001, Promistar's Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, incorporated herein by reference. Shareholders desiring copies of such documents or the exhibits referred to therein may contact Promistar at its address or telephone number indicated under "Where You Can Find More Information," on page 83.

                         CERTAIN INFORMATION ABOUT FNH

Business

 General

   FNH is a Pennsylvania corporation and is registered under the Bank Holding Company Act. FNH was incorporated in 1982 for the purpose of acquiring FNH Bank and thereby enabling FNH Bank to operate within a bank holding company structure. FNH Bank is a wholly-owned subsidiary of the FNH. The principal source of the FNH's income and funds is earnings of and dividends paid by FNH Bank. FNH is supervised by the Board of Governors of the Federal Reserve System and its business currently is limited to acting as holding company for FNH Bank.

   FNH Bank is a federally-chartered national association that was incorporated in 1912 and whose business operations include a wholly-owned subsidiary, Towne and Country Mortgage Corp., and a 51 percent ownership interest in First Insurance Management, L.L.C. (collectively defined as "FNH Bank", unless the context indicates otherwise). FNH Bank is subject to regulation and supervision by the Office of the

Comptroller of the Currency. FNH Bank engages in a full service mortgage, commercial and consumer banking business, as well as a variety of deposit services provided to its customers. At March 31, 2001, FNH Bank operated through its main office and ten branch offices located in Westmoreland County, Pennsylvania.

   As of March 31, 2001, FNH and its subsidiaries had 108 full-time employees and 125 total employees.

Competition

   The banking industry has been changing for many reasons, including continued consolidation within the banking industry, legislative and regulatory changes and advances in technology. To deliver banking products and services more effectively and efficiently, banking institutions are opening in-store branches, installing more automated teller machines (ATMs) and investing in technology to permit telephone, personal computer and internet banking. While all banks are experiencing the effects of the changing competitive and technological environment, the manner in which banks choose to compete is increasing the gap between large national and super-regional banks, on one hand, and community banks on the other. Large institutions are committed to becoming national or regional "brand names," providing a broad selection of products at low cost and with advanced technology, while community banks provide most of the same products but with a commitment to personal service and with local ties to the customers and communities they serve.

Loan Portfolio Composition and Activity

   FNH Bank makes residential mortgage and commercial mortgage loans, home equity loans, secured and unsecured consumer installment loans, commercial and industrial loans, indirect automobile loans, real estate construction loans for owner-occupied and rental properties, and education loans through the Pennsylvania Higher Education Assistance Agency ("PHEAA"). Historically, real estate-based lending has been the primary focus of FNH Bank's lending activities.

   The following table sets forth information concerning the composition of FNH Bank's loan portfolio in dollar amounts and in percentages of the total loan portfolio as of the dates indicated.

                                                           At December 31,
                         ---------------------------------------------------------------------------------------------
                               2000               1999               1998               1997               1996
                         -----------------  -----------------  -----------------  -----------------  -----------------
                          Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
                         --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
                                                        (Dollars in thousands)
Type of Loans:
Commercial, financial,
 and agricultural....... $ 13,344    7.36%  $ 18,923   11.59%  $ 18,852   13.52%  $ 21,150   15.39%  $ 16,411   12.75%
Real estate-mortgage:
 Construction...........      916    0.51      5,813    3.56      4,086    2.93        696    0.51      1,222    0.95
 Commercial.............   34,611   19.11     18,877   11.56     11,593    8.31     10,231    7.44     12,857    9.99
 Residential............   79,013   43.62     75,400   46.18     69,780   50.03     67,957   49.46     63,299   49.19
Consumer................   53,272   29.40     44,255   27.11     34,453   24.70     34,375   25.01     32,630   25.37
Other...................                                            713    0.51      3,015    2.19      2,258    1.75
                         --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
Total Loans.............  181,156  100.00%   163,268  100.00%   139,478  100.00%   137,424  100.00%   128,677  100.00%
                                   ======             ======             ======             ======             ======
Less:
Allowance for loan
 losses.................    2,174              1,967              1,789              1,624              1,456
                         --------           --------           --------           --------           --------
 Net loans.............. $178,982           $161,301           $137,689           $135,800           $127,221
                         ========           ========           ========           ========           ========
Net loans as a
 percentage of total
 assets.................    58.87%             58.19%             54.17%             58.05%             56.77%
                         ========           ========           ========           ========           ========

   The following table presents maturity information for the loan portfolio at December 31, 2000. The table does not include prepayments or scheduled principal repayments. All loans are shown as maturing based on contractual maturities.

                                                       Maturing
                                        --------------------------------------
                                                 After One
                                         Within  But Within   After
                                        One Year Five Years Five Years  Total
                                        -------- ---------- ---------- -------
                                                (Dollars in thousands)
Commercial, financial, and
 agriculture...........................  $1,920    $2,896     $8,528   $13,344
Real estate construction...............     --        --         916       916
                                         ------    ------     ------   -------
  Total................................  $1,920    $2,896     $9,444   $14,260
                                         ======    ======     ======   =======

   Commercial, financial, and agriculture and real estate construction loans due after one year and having floating or adjustable rates approximated $6.4 million.

Residential Mortgage Loans

   FNH Bank generally originates one- to four-family residential mortgage loans in amounts up to 80% of the appraised value of the mortgaged property without requiring mortgage insurance. FNH Bank will originate residential mortgage loans in an amount up to 95% of the appraised value of a mortgaged property, however, mortgage insurance for the borrower is required for loans in excess of 80% of the appraised value. FNH Bank offers residential fixed and adjustable rate loans with a 30-year amortization period. FNH Bank's mortgage loans are ordinarily retained in the loan portfolio.

   Included in FNH Bank's residential loan portfolio are home equity loans. Home equity loans generally have fixed rates of interest based on market rates. FNH Bank's home equity loan policy generally allows for a loan of up to 80% combined loan to value limitation, including all outstanding mortgages and liens. FNH Bank's home equity loans generally have terms of 10 years. At December 31, 2000, such loans totaled $40.1 million, or 50.7% of FNH Bank's residential mortgage loan portfolio.

   FNH Bank's residential mortgage loan portfolio also includes multi-family loans that are permanent loans primarily secured by apartment buildings. Multi-family residential real estate loans can be originated in amounts generally up to 75% of the appraised value of the mortgaged property. FNH Bank makes both adjustable and fixed-rate multi-family residential real estate loans.

Commercial and Industrial Loans and Commercial Real Estate Loans

   Commercial loans are generally provided to various types of closely-held businesses located principally in FNH Bank's primary market area. FNH Bank's business loans may be structured as term loans or as revolving lines of credit. Commercial loans generally are secured by equipment, machinery, accounts receivable, inventory, real estate or other corporate assets and FNH Bank generally obtains personal guarantees from the principals of the borrower.

   Commercial real estate loans include properties occupied by the proprietor of the business, and income-producing or farm properties. Although FNH Bank makes agricultural loans, it currently does not have a significant amount of agricultural loans. The primary risks of commercial real estate loans are loss of income of the owner or occupier of the property and the inability of the market to sustain rent levels. Although commercial and commercial real estate loans generally bear more risk than single-family residential mortgage loans, commercial and commercial real estate loans tend to be higher yielding, tend to have shorter terms and commonly provide for interest-rate adjustments as prevailing rates change. Accordingly, commercial and commercial real estate loans enhance a lender's interest rate risk management and, in management's opinion, promote more rapid asset and income growth than a loan portfolio comprised strictly of residential real estate mortgage loans. Essentially all originated commercial real estate loans are within FNH Bank's market area.

   Although a risk of nonpayment exists for all loans, certain specific types of risks are associated with various kinds of loans. One of the primary risks associated with commercial loans is the possibility that the borrower will not generate income sufficient to repay the loan. FNH Bank's loan policy provides that commercial loan applications must be supported with documentation indicating that there will be cash flow sufficient to service the proposed loan. Financial statements or tax returns for at least three years must be submitted, and annual reviews are undertaken for aggregate borrower relationships of $200,000 or more.

   Real estate is commonly a material component of collateral for FNH Bank's loans, including commercial loans. Although the expected source of repayment for these loans is generally the operations of the borrower's business, real estate collateral provides an additional measure of security. Risks associated with loans secured by real estate include fluctuating land values, changing local economic conditions, changes in tax policies, and a concentration of loans within a limited geographic area.

Consumer Loans

   Consumer loans primarily consist of indirect automobile loans. Indirect automobile loans are generally originated for terms of up to 66 months depending on the age of the automobile. Indirect automobile loans are underwritten by FNH Bank and a fee is remitted to the automobile dealer upon the successful underwriting and closing of the loan. The fee is rebated to FNH Bank, on a pro rata basis, if the loan is repaid within the first six months. FNH Bank generally does not have recourse against the automobile dealer in the event of default by the borrower. Each indirect auto loan is originated in accordance with FNH Bank's underwriting standards and procedures, which are intended to assess the applicant's ability to repay the amounts due on the loan and the adequacy of the collateral. Indirect automobile loans are secured by the new or used automobile. Loans secured by assets that depreciate rapidly, such as automobiles, are generally considered to entail greater risks than one- to four-family residential loans. As of December 31, 2000, approximately 76.4% of the consumer loan portfolio represented indirect automobile lending.

   FNH Bank's other consumer loans include student loans, and secured and unsecured personal loans. Secured consumer loans are generally collateralized by secondary liens on real estate.

Loan Solicitation and Processing

   When a loan request is made, FNH Bank reviews the application, credit bureau reports, property appraisals or evaluations, financial information, verifications of income, and other documentation concerning the creditworthiness of the borrower, as applicable to each loan type. FNH Bank's underwriting guidelines are set by senior management and approved by the board. The loan policy specifies each individual officer's loan approval authority, including residential mortgage loans up to $200,000 for the Executive Vice President and the Senior Retail Lender, and secured commercial loans up to $150,000 for the Executive Vice President. Loans exceeding an individual officer's approval authority are submitted to a committee consisting of loan officers, which has authority to approve loans up to $250,000. Loans exceeding $250,000 are approved by an Executive Loan Committee that consists of two Board Members and Senior Management.

   Loan applicants are promptly notified of the decision of FNH Bank by a letter setting forth the terms and conditions of the decision. If approved, these terms and conditions include the amount of the loan, interest rate, term, a brief description of real estate to be mortgaged to FNH Bank, tax escrow and the notice of requirement of insurance coverage to be maintained to protect FNH Bank's interest. FNH Bank requires title insurance on first mortgage loans and fire and casualty insurance on all properties securing loans, which insurance must be maintained during the entire term of the loan. Flood insurance is also required on loans secured by property that is located in a flood zone.

Nonperforming Loans

   When a loan becomes 16 days past due, a notice of nonpayment is sent to the borrower. Telephone collection calls, letters and/or visits to the borrower are initiated within 16 days of the due date missed in an effort to resolve the delinquency. Generally, if the loan continues in a delinquent status for 90 days past due and no repayment plan has been reached, foreclosure, liquidation or other legal proceedings may be initiated.

   Loans are reviewed on a monthly basis and are placed on a non-accrual status when the loan becomes more than 90 days delinquent or when after considering economic and business conditions management believes the borrower's financial condition is such that collection of interest is doubtful. Interest received on nonaccrual loans is recorded as income against principal according to management's judgment as to the collectibility of such principal.

   A loan is considered impaired when it is probable the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance homogeneous loans that are to be collectively evaluated. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. A loan is not impaired during a period of delay in payment if FNH Bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management. FNH Bank estimates credit losses on impaired loans based on the present value of expected cash flows, or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of collateral. Impaired loans, or portions thereof, are charged off when FNH Bank determines that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the payment related to interest is recognized as income.

   When FNH Bank acquires real estate through foreclosure, voluntary deed, or similar means, it is classified as "other real estate owned" until it is sold. When property is acquired in this manner, it is recorded at the lower of cost (the unpaid principal balance at the date of acquisition) or fair value. Any subsequent write-down is charged to expense. All costs incurred from the date of acquisition to maintain the property are expensed. "Other real estate owned" is appraised during the foreclosure process, before acquisition. Losses are recognized for the amount by which the book value of the related mortgage loan exceeds the estimated net realizable value of the property.

   FNH Bank undertakes regular review of the loan portfolio to assess its risks, particularly the risks associated with the commercial loan portfolio. This includes annual review of every commercial loan representing credit exposure of $200,000 or more by the internal audit department.

   The following table provides information with respect to FNH Bank's past due loans and the components of its nonperforming assets at December 31 of each of the years indicated.

                                               2000  1999   1998   1997  1996
                                               ----  ----  ------  ----  ----
                                                 (Dollars in thousands)
Loans 90-days or more past due................ $126  $168  $  182  $248  $659
Restructured loans............................  --    --      --    --    --
Nonaccrual loans..............................  --    --    1,474   525    72
                                               ----  ----  ------  ----  ----
  Total nonperforming loans...................  126   168   1,656   773   731
Other real estate owned.......................  --    --      --    --    --
Repossessed assets............................    1    32     --     25   --
                                               ----  ----  ------  ----  ----
  Total nonperforming assets.................. $127  $200  $1,656  $798  $731
                                               ====  ====  ======  ====  ====
Nonperforming loans as a percent of total
 loans, net of unearned income................ 0.07% 0.10%   1.19% 0.56% 0.57%

Allowance for Loan Losses

   The allowance for loan losses represents the amount that management estimates is adequate to provide for potential loan losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses, which is charged to operations. The provision is based on management's periodic evaluation of the adequacy of the allowance for loan losses, taking into account the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used to determine the adequacy of the allowance for loan losses--including the amounts and timing of future cash flows expected on impaired loans--are particularly susceptible to significant change in the near term. The total allowance for loan losses is a combination of a specific allowance for identified problem loans, a formula allowance, and an unallocated allowance.

   When applicable, the specific allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures for impaired loans.

   The formula allowance is calculated by applying loss factors to outstanding loans by type, excluding loans for which a specific allowance has been determined. Loss factors are based on management's consideration of the nature of the portfolio segments, changes in mix and volume of the loan portfolio, and historical loan loss experience. In addition, management considers industry standards and trends with respect to nonperforming loans and its knowledge and experience with specific lending segments.

   The unallocated allowance is based on management's evaluation of existing economic and business conditions affecting the key lending areas of FNH Bank and other conditions, such as new loan products, credit quality trends, collateral values, specific industry conditions within portfolio segments that existed as of the balance sheet date, and the impact of those conditions on the collectibility of the loan portfolio. Management reviews these conditions quarterly. The unallocated allowance is subject to a higher degree of uncertainty because it is not necessarily identified with specific problem credits or portfolio segments.

   Although management believes that it uses information available to make such determinations and that the allowance for loan losses was adequate at December 31, 2000, future adjustments could be necessary if circumstances or economic conditions differ substantially from the assumptions used in making the initial determinations. A downturn in the local economy and employment could result in increased levels of nonperforming assets and charge-offs, increased loan loss provisions and reductions in income. Additionally, as an integral part of the examination process bank regulatory agencies periodically review FNH Bank's loan loss allowance. FNH Banking agencies could require the recognition of additions to the loan loss allowance based on their judgment of information available to them at the time of their examination.

   The allowance for loan losses as a percent of total loans remained relatively constant at 1.20% at December 31, 2000 compared to 1.21% at December 31, 1999, while total loans increased by $17.9 million from $163.3 million at December 31, 1999 to $181.2 million at December 31, 2000.

   The following table sets forth information with respect to FNH Bank's allowance for loan losses at the dates and for the periods indicated.

                                    For the Years Ended December 31,
                              ------------------------------------------------
                                2000      1999      1998      1997      1996
                              --------  --------  --------  --------  --------
                                         (Dollars in thousands)
Allowance balance at
 beginning of period........  $  1,967  $  1,789  $  1,624  $  1,456  $  1,329
Loans charged off:
 Commercial, financial, and
  agricultural..............       (19)      --        (60)      --        (55)
 Real estate-mortgage:......       --        --        --        --        --
  Residential...............       --        --        --        --        --
  Construction Commercial...       --        --        --        --        --
 Consumer installment.......       (20)      (57)      (37)      (51)      (50)
                              --------  --------  --------  --------  --------
    Total loans charged
     off....................       (39)      (57)      (97)      (51)     (105)
                              --------  --------  --------  --------  --------
Recoveries of loans
 previously charged-off:
 Commercial, financial, and
  agricultural..............       --         21        15       --        --
 Real estate-mortgage:......       --        --        --        --        --
  Residential...............       --        --        --        --          5
  Construction Commercial...       --        --        --        --        --
 Consumer installment.......         6         5        22         3        11
                              --------  --------  --------  --------  --------
    Total recoveries........         6        26        37         3        16
                              --------  --------  --------  --------  --------
Net loans recovered (charged
 off).......................       (33)      (31)      (60)      (48)      (89)
Provision for loan losses...       240       210       225       216       216
                              --------  --------  --------  --------  --------
Allowance balance at end of
 period.....................  $  2,174  $  1,967  $  1,789     1,624     1,456
                              ========  ========  ========  ========  ========
Loans outstanding:
 Average....................  $175,013  $148,154  $138,447  $132,256  $118,885
 End of period..............   181,156   163,268   139,478   137,423   128,677
Ratio of allowance for loan
 losses to loans outstanding
 at end of period...........      1.20%     1.21%     1.28%     1.18%     1.13%
Net charge offs to average
 loans......................     (0.02)    (0.02)    (0.04)    (0.04)    (0.07)

   The following table illustrates the allocation of FNH Bank's allowance for loan losses for each category of loan. The allocation of the allowance to each category is not necessarily indicative of future loss in a particular category and does not restrict our use of the allowance to absorb losses in other loan categories.

                                                               At December 31,
                   --------------------------------------------------------------------------------------------------------
                           2000                 1999                 1998                 1997                 1996
                   -------------------- -------------------- -------------------- -------------------- --------------------
                           Percent of           Percent of           Percent of           Percent of           Percent of
                          Loans in Each        Loans in Each        Loans in Each        Loans in Each        Loans in Each
                           Category to          Category to          Category to          Category to          Category to
                   Amount  Total Loans  Amount  Total Loans  Amount  Total Loans  Amount  Total Loans  Amount  Total Loans
                   ------ ------------- ------ ------------- ------ ------------- ------ ------------- ------ -------------
                                                            (Dollars in thousands)
Type of Loans:
Commercial and
 industrial......  $  443      7.36%    $  782     11.59%    $  826     13.52%    $  765     15.39%    $  536     12.75%
Real estate-
 mortgage:
 Construction....     --       0.51        --       3.56        --       2.93        --       0.51        --       0.95
 Commercial......     976     19.11        591     11.56        507      8.31        370      7.44        420      9.99
 Residential.....     177     43.62        160     46.18        154     50.03        158     49.46        129     49.19
Consumer
 installment.....     400     29.40        266     27.11        236     25.21        262     25.01        266     25.37
Unallocated......     178       --         168       --          66       --          69      2.19        105      1.75
                   ------    ------     ------    ------     ------    ------     ------    ------     ------    ------
 Total...........  $2,174    100.00%    $1,967    100.00%    $1,789    100.00%    $1,624    100.00%    $1,456    100.00%
                   ======    ======     ======    ======     ======    ======     ======    ======     ======    ======

Classified Assets

   Federal regulations provide for a classification system for problem assets of insured institutions, including assets previously treated as "scheduled items." Under this classification system, problem assets of insured institutions are classified as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection of principal in full," on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose FNH Bank to risk sufficient to warrant classification in one of the above categories, but which possess some weakness, are required to be designated "special mention" by management.

   When an insured institution classifies problem assets as either "substandard" or "doubtful," it may establish allowances for loan losses in an amount deemed prudent by management. When an insured institution classifies problem assets as "loss," it is required either to establish an allowance for losses equal to 100% of that portion of the assets so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its allowances is subject to review by the Federal Deposit Insurance Corporation ("FDIC") which may order the establishment of additional loss allowances.

   Management's evaluation of the classification of assets and the adequacy of the reserve for loan losses is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process.

   At December 31, 2000, FNH Bank had a total of $3.1 million, $3.1 million and $.5 million, respectively, of the loan portfolio classified as "special mention," "substandard," and "doubtful." FNH Bank had no assets classified as "loss."

Investments

   The investment policy of FNH Bank is established by senior management and approved by the Board of Directors. This policy is aimed at maintaining a diversified investment portfolio, which complements the overall asset/liability and liquidity objectives of FNH Bank, while limiting the related credit risk to an acceptable level.

   FNH Bank's investment goal is to invest available funds in instruments that meet specific requirements of FNH Bank's asset and liability management goals. The investment activities of FNH Bank consist primarily of investments in federal funds sold, certificates of deposit, corporate securities, U.S. Government and agency obligations, state and local government obligations, government-guaranteed, mortgage-backed securities and equity securities. FNH Bank generally does not invest in securities that are rated less than investment grade by a nationally recognized statistical rating organization.

   All securities-related activity is reported to the board of directors of FNH Bank. General changes in investment strategy are required to be reviewed and approved by the board. Senior management can purchase and sell securities in accordance with FNH Bank's stated investment policy.

   The following table summarizes the carrying value of FNH's securities portfolio at December 31 for each of the years indicated:

                                                         2000    1999    1998
                                                        ------- ------- -------
                                                            (in thousands)
U.S. Treasury securities:
 Available-for-sale.................................... $ 1,222 $ 1,959 $ 3,500
U.S. Government agency securities:
 Available-for-sale....................................  36,915  24,357  22,111
 Held-to-maturity......................................     --      500     500
Obligations of states and political subdivisions:
 Available-for-sale....................................  17,433  16,996  16,168
 Held-to-maturity......................................   2,433   2,512   4,787
Corporate securities:
 Available-for-sale....................................  12,688  13,263  13,736
Mortgage-backed securities:
 Available-for-sale....................................  13,435  16,997  19,449
 Held-to-maturity......................................   2,787   3,471   5,064
Equity securities:
 Available-for-sale....................................   6,840   6,650   6,176
                                                        ------- ------- -------
  Total................................................ $93,753 $86,705 $91,491
                                                        ======= ======= =======

   The following table summarizes the amortized cost and weighted average yields of FNH's securities portfolio at December 31, 2000 by the maturities of investments.

                                              After One But    After Five But
                           Within One Year  Within Five Years Within Ten Years   After Ten Years
                          ----------------- ----------------- ----------------- -----------------
                          Amount  Yield (1) Amount  Yield (1) Amount  Yield (1) Amount  Yield (1)
                          ------- --------- ------- --------- ------- --------- ------- ---------
                                                  (Dollars in thousands)
U.S. Treasury
 securities.............  $   250   4.95%   $   494   4.91%   $   --     -- %   $   495   5.33%
U.S. Government agency
 securities.............   16,132   5.80     12,212   6.09      8,249   6.55        500   7.00
Obligations of states
 and political
 subdivisions (2).......      716   6.80      8,267   7.01      7,173   6.98      3,709   7.46
Corporate securities....    1,711   6.43      8,511   6.15      2,304   6.53        500   7.10
Mortgage-backed
 securities.............      166   5.77        709   6.60      4,019   7.02     11,463   6.82
Equity securities.......    6,430   5.98        --     --         --     --         --     --
                          -------   ----    -------   ----    -------   ----    -------   ----
 Total..................  $25,405   5.91%   $30,193   6.35%   $21,745   6.78%   $16,667   6.93%
                          =======   ====    =======   ====    =======   ====    =======   ====

--------
(1) Weighted average yield is based on yield to maturity, which is the discount or premium rate that makes the present value of a bond's cash flow to maturity equal the bond's market price.
(2) Yields on tax-exempt securities were computed on a fully taxable equivalent basis using the federal statutory rate of 34%.

Deposits

   Deposits are the primary source of FNH Bank's funds for lending and investing activities. Secondary sources of funds are derived from loan repayments and investment maturities. Loan repayments can be considered a relatively stable funding source, while deposit activity is greatly influenced by interest rates and general market conditions.

   Consumer and commercial deposits are attracted principally from within FNH Bank's primary market area through the offering of a broad selection of deposit instruments including regular and money market savings accounts, NOW accounts, and a variety of fixed-maturity, fixed-rate certificates with maturities ranging from seven days to 60 months. FNH Bank also provides travelers' checks, official checks, money orders, ATM services and IRA accounts.

   The daily average amount of FNH's deposits and the average rate paid on such deposits are summarized in the following table.

                                          Years Ended December 31,
                                  -------------------------------------------
                                      2000           1999           1998
                                  -------------  -------------  -------------
                                   Amount  Rate   Amount  Rate   Amount  Rate
                                  -------- ----  -------- ----  -------- ----
                                           (Dollars in thousands)
Non-interest bearing demand
 deposits........................ $ 33,113  -- % $ 30,215  -- % $ 27,021  -- %
Interest-bearing demand
 deposits........................   18,203 1.71    17,988 1.71    17,653 1.71
Money Markets....................   13,389 2.64    15,388 2.61    17,575 2.60
Savings deposits.................   49,925 3.00    46,389 2.90    39,205 2.72
Time deposits....................  118,796 5.41   106,567 4.79   103,304 5.16
                                  -------- ----  -------- ----  -------- ----
  Total.......................... $233,426       $216,547       $204,758
                                  ========       ========       ========

   The maturity schedule of FNH's time certificates of deposit of $100,000 or more as of December 31, 2000 is summarized below.

                                                                  (in thousands)
Time Certificates of Deposit                                      -------------
3 months or less.................................................    $ 1,957
Over 3 through 6 months..........................................      1,659
Over 6 through 12 months.........................................      4,623
Over 12 months...................................................      6,486
                                                                     -------
  Total..........................................................    $14,725
                                                                     =======

Borrowings

   Deposits and repayment of loan principal are FNH Bank's primary sources of funds for lending activities and other general business purposes. However, when the supply of lendable funds or funds available for general business purposes cannot meet the demand for loans or such general business purposes, FNH Bank can obtain funds from the FHLB of Pittsburgh. Advances from the FHLB of Pittsburgh are typically secured by a pledge of FNH Bank's stock in the FHLB of Pittsburgh and a portion of FNH Bank's first mortgage loans and certain other assets. Each FHLB credit program has its own interest rate that may be fixed or variable, and range of maturities. FNH Bank, if the need arises, may also access the Federal Reserve Bank discount window to supplement its supply of lendable funds and to meet deposit withdrawal requirements.

   The following table summarizes the outstanding balances and related information of short-term borrowings, which includes securities sold under agreements to repurchase and federal funds purchased at December 31 for each of the years indicated:

                                                       2000     1999     1998
                                                      -------  -------  -------
                                                          (in thousands)
Amount outstanding at year end....................... $ 5,928  $24,252  $ 9,472
Weighted average interest rate at year end...........    6.43%    5.72%    4.68%
Maximum amount outstanding at any month end..........  20,445   31,970   10,449
Average amount outstanding during the year...........  12,714   13,981    8,035
Weighted average interest rate during the year.......    5.87%    4.87%    4.89%

                           ELECTION OF FNH DIRECTORS

Nominees for Election as FNH Directors

   The following three directors currently serve on the board of directors of FNH and have been nominated for reelection as Class II directors of FNH:
Lawrence V. Mikolajcik, C. Thomas Toth, and Vance Roy. If reelected, the nominees will serve on the FNH board of directors until the earlier to occur of the merger with Promistar, if consummated, or the 2004 annual meeting.

   Unless a shareholder requests that voting of his proxy be withheld for any one or more of the nominees for directors by so directing on his proxy card, the shares represented by the proxy will be voted FOR election of the three nominees named above and described below. If any of the nominees becomes unavailable for any reason, then the shares represented by the proxy will be voted FOR the remainder of the nominees and for such other nominees as may be designated by the board of directors of FNH as replacements for the nominee or nominees who become unavailable. The FNH board of directors has recommended that you vote FOR the election of the nominees.

Directors

   The biographical information which follows includes: (1) the names and ages of the continuing directors and the nominees, (2) the principal occupation or employment, business experience of each such person during the past five years, including all positions and offices with FNH, and (3) the principal directorships held by such persons in other companies, if any.

   Lawrence V. Mikolajcik. Mr. Mikolajcik is 52 years of age and has served as a director of FNH since 1997. Prior to his election as a director, Mr. Mikolajcik served as an advisory director with FNH. In addition, he owns Insurance Services Corporation where he has gained experience in health and life insurance sales.

   C. Thomas Toth. Mr. Toth is 61 years of age, has served as a director of FNH since 1997 and serves on the Audit Committee and the Building Committee. In addition, he owns and operates Cabco, Inc., a manufacturing and assembly plant.

   Vance Roy. Mr. Roy is 53 years of age, has served as a director of FNH since 2000 and serves as Chairman of the Audit Committee. Mr. Roy is a certified public accountant and served as corporate secretary of Conti, Stewart, Roy & Associates, P.C. until January of 2001, President of Roy & Associates, P.C. since January of 2001, and Treasurer and Chief Financial Officer of Roam Investments, Inc., a property management company, since August of 1999.

   William R. Armor. Mr. Armor is 66 years of age and has served as a director of FNH since 1987. In November, 1998, Mr. Armor retired from the business of owning and operating a retail pharmacy. He currently serves as a director of the Jacob Justice Free Medical Dispensary.

   V. David Lavella. Mr. Lavella is 54 years of age and has served as a director of FNH since 1987. He also serves as secretary of the board of directors and serves on the compensation committee and executive loan committee. In addition to his positions on the board of directors, Mr. Lavella serves as President of V. Lavella & Son Inc. and as vice-president of KLMM Corp., Madison Lakes Co. and CLMV Co., a group of companies related to golf course management.

   James R. Lauffer. Mr. Lauffer is 61 years of age and has been an employee of FNH since 1961. Mr. Lauffer has served as Chairman of the board of directors and as President and CEO of FNH since 1971. In addition, he serves as Chairman of the board of First Insurance Management, LLC.

   Jay A. Miller. Mr. Miller is 68 years of age and has served on FNH's board of directors since 1960. In addition, he has served as vice-chairman of the board of directors since 1985. He is currently employed as a director and as president of KLMM Inc. and President of Madison Lakes, Inc., both of which are companies associated with management of a golf course.

Certain Relationships and Related Transactions

   Mr. Roy is a limited partner with Roam Development Associates, L.P., a property management company. Roam Development is a party to a $100,000 line of credit with FNH Bank. The line of credit was obtained subject to customary trade terms and is to be used for operating capital.

   Mr. Miller, individually, and Mr. Lavella and his wife, collectively, each own a 20% interest in Madison Lakes Co., a golf course, which is indebted to FNH Bank under a $425,000 line of credit.

   Jeffrey M. Tompkins refinanced his residence in February of 2000 through Towne & Country Mortgage Corporation. The mortgaged amount was $163,000.00.

Meetings and Committees

   The board of directors of FNH met 15 times in 2000. During the year, each director, incumbent and nominee, attended at least 75% of the total number of meetings of the board of directors of FNH.

Executive Officers of FNH

   The information which follows includes: (1) the names and ages of the FNH's executive officers and (2) the principal occupation or employment, business experience of each such person during the past five years, including all positions and offices with FNH.

   James R. Lauffer. Mr. Lauffer is 61 years of age and has been an employee of FNH since 1961. Mr. Lauffer has served as Chairman of the board of directors and as President and CEO of FNH since 1971. In addition, he serves as Chairman of the board of First Insurance Management, LLC.

   Jeffrey M. Tompkins. Mr. Tompkins is 35 years of age and has served as a Senior Vice President and the Chief Financial Officer of FNH Bank since January of 2001. In addition, he serves as the Treasurer of Towne & Country Mortgage Corporation and a Vice President of First Insurance Management. Prior to being appointed to his current positions with FNH Bank, Mr. Tompkins served as a Vice President and the Comptroller of FNH Bank since September of 1994.

   Kerry M. Anthony. Mr. Anthony is 57 years of age and serves as the Executive Vice President and Chief Operating Officer of FNH Bank. He has held these positions for more than five years.

Summary of Cash and Certain Other Compensation

   The following table shows, for the years ended December 31, 1998, 1999 and 2000, the cash compensation paid by FNH, as well as certain other compensation paid or accrued for those years, to the CEO and to each of the executive officers of FNH whose annual compensation exceeds $100,000 ("Named Executive Officers") in all capacities in which they serve:

                           SUMMARY COMPENSATION TABLE

                                   Annual Compensation (1)
                                   ------------------------
                                                                 All Other
Name and Principal Position   Year  Salary ($)   Bonus ($)  Compensation (2)($)
---------------------------   ---- ------------ ----------- -------------------
James R. Lauffer............. 2000      220,500      15,000       30,756
                              1999      210,000           0       29,761
                              1998      200,000      26,500       29,716
Kerry M. Anthony............. 2000      117,372       7,500       13,839
                              1999      113,400           0       15,324
                              1998      108,000      13,500        9,062

--------
(1) Amounts shown include cash compensation earned and accrued in the year indicated.

(2) Amounts shown in this column include FNH's contributions and other allocations to defined contribution plans and related excess benefit plans. Also shown in this column for years ended December 31, 2000 and 1999, respectively, are dividends paid to the holders of stock as follows:
     In 1999, dividends of $26,880 were declared on 7,530 shares of FNH held by Mr. Lauffer and dividends of $20,460 were declared on 4,725 shares of FNH held by Mr. Anthony; in 2000, dividends of $33,885 were declared on 7,530 shares of FNH held by Mr. Lauffer and dividends of $23,153 were declared on 4,725 shares of FNH held by Mr. Anthony.

Severance Agreements and Change in Control Provisions

   Mr. Lauffer is a party to a Second Amended and Restatement Employment Contract dated August 30, 1999, which provides that, if Mr. Lauffer's employment is terminated for any reason following a Disposition Event, as defined in the Employment Contract, he is entitled to monthly payments for a period of three years in amounts equal to the highest monthly salary he has been paid at any time from the date of the Second Amended and Restatement Employment Contract until the date of his termination.

   Mr. Lauffer is also a party to an Executive Salary Continuation Agreement dated July 15, 1999, which provides for retirement benefits beginning from age 65 and continuing until death of monthly payments totaling an annual amount based on two-thirds of the average of the salary and bonus he was paid in the two years during which he was most highly compensated. Such amount is to be reduced by certain offsets, including amounts payable to Mr. Lauffer under social security, certain qualified retirement plans and others.

   In addition, Mr. Lauffer is a party to an Executive Supplemental Income Agreement dated March 25, 1987 which provides for an annual retirement benefit of $65,000 for a period of fifteen years. In the event of a change in control, as defined in the Executive Supplemental Income Agreement, Mr. Lauffer becomes fully vested in the his retirement benefit under the agreement. If he receives any payments prior to the age of 65 as a result of such a change in control, the benefit he is to receive is to be actuarially reduced from $65,000 based on the number of years of age Mr. Lauffer is from age 65.

   In connection with the merger, Mr. Lauffer has executed an Employment and Severance Agreement which provides that his severance benefits under the Second Amended and Restated Employment Contract shall be paid in a lump sum, rather than over a three-year period as described above. In addition, under the Employment and Severance Agreement, if the shareholders of FNH approve the proposed changes to the Executive Salary

Continuation Agreement, Mr. Lauffer's benefit under that agreement shall no longer be subject to any offsets as described above. In the event the requisite shareholders of FNH do not approve the elimination of such offsets, the Employment and Severance Agreement provides that Mr. Lauffer's severance benefits under the Second Amended and Restated Employment Contract shall be increased by approximately $113,168.

Compensation Committee Interlocks and Insider Participation

   Mr. Lauffer, Mr. Lavella and Mr. Miller serve on FNH's compensation committee, the decisions of which concerning executives' salaries must be approved by the entire board of directors, except that Mr. Lauffer does not participate in decisions concerning his own compensation. Other than Mr. Lauffer, no member of the compensation committee is an executive officer of FNH or any of its subsidiaries. Mr. Miller, individually, and Mr. Lavella and his wife, collectively, each own a 20% interest in Madison Lakes Co., a golf course which is indebted to FNH Bank in the amount of $425,000 under a line of credit.

Board Compensation Committee Report on Executive Compensation

   The executive compensation committee determines the Chief Executive Officer's compensation based on several factors, including the bank's financial performance. The evaluation of financial performance is based on return on equity, loan losses and CAMELS ratings from the Office of Comptroller of Currency, quality of assets, compliance and CRA ratings and total risk exposure. In addition, the compensation committee considers the Chief Executive Officer's activities in helping to grow FNH's financial strength through strategic acquisitions. Chief Executive Officers with similar levels of experience are also considered.

Option Grants and Exercises in Last Fiscal Year

   There were no grants or exercises of options to purchase FNH common stock during the year ended December 31, 2000. The table below shows the number and value of unexercised stock options for the named executive officers during 2000. Value of unexercised options is calculated using the difference between the option exercise price and the year-end stock price of $210.00 per share, multiplied by the number of shares underlying the option. Except as set forth in the footnote below, the exercise price for all stock options and all SARs listed in the table was $86.33.

                       Fiscal Year End Option/SAR Values

                           Number of Securities
                          Underlying Unexercised     Value of Unexercised      Value of Unexercised
                                Options at          In-the-Money Options at    In-the-Money SARs at
                            Fiscal Year-End (*)     Fiscal Year-End ($)(*)    Fiscal Year-End ($)(*)
                         ------------------------- ------------------------- -------------------------
Name                     Exercisable Unexercisable Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ------------- ----------- ------------- ----------- -------------
James R. Lauffer........    1,140           0        140,984          0          70,492         0
Kerry M. Anthony (1)....    1,560           0        109,503          0       95,251.50         0

--------
 * None of the SARs of FNH are exercisable or convertible into shares of FNH common stock. Rather, all FNH SARs are exchangeable for cash only.

(1) 660 of Mr. Anthony's stock options and 330 of his SARs were granted at an exercise price of $90.00.

Pension Plans

   FNH is the sponsor of the FNH Corporation Employee Retirement Plan (the "Plan"). The Plan is a defined benefit pension plan intended to be qualified under Section 401(a) of the IRC. The purpose of the Plan is to provide participating employees with pension benefits for their future retirement security.

   Participation in the Plan is eligible to all employees of FNH who satisfy the Plan's minimum age and service requirements. All benefits under the Plan are funded solely by employer contributions that are held in trust under the terms of the Plan and related trust agreement. No participant is required or permitted to make contributions to the trust.

                               PENSION PLAN TABLE
                       Estimated Annual Pension Benefits
                         (assuming retirement in 2001)

                                          Years of Service
    Average             ---------------------------------------------------------------------------------
Compensation(1)           15                    20                    30                     40
---------------         -------               -------               -------               --------
   $100,000             $21,105               $28,140               $42,210               $ 56,280
   $125,000             $26,730               $35,640               $53,460               $ 71,280
   $150,000             $32,355               $43,140               $64,710               $ 86,280
   $175,000             $37,980               $50,640               $75,960               $101,280
   $200,000             $37,980               $50,640               $75,960               $101,280
   $225,000             $37,980               $50,640               $75,960               $101,280
   $250,000             $37,980               $50,640               $75,960               $101,280
   $275,000             $37,980               $50,640               $75,960               $101,280
   $300,000             $37,980               $50,640               $75,960               $101,280

--------
(1) The amount of a participant's compensation that may be taken into account for benefit accrual purposes under the Plan is currently limited under
     Section 401(a)(17) of the IRC. For 2001 the limit is $170,000. The Pension Plan Table has been prepared taking into consideration the current Section 401(a)(17) limitation as well as prior limitations. Notwithstanding, the Pension Plan Table does not take into account future increases in the compensation limit under Section 401(a)(17).

   The above Table represents an estimate of benefits payable under the Plan's normal retirement benefit formula. Under the Plan, each participant is entitled to normal retirement benefits equal to (a) 1% of Average Compensation for each year of benefit accrual service up to 40 years, plus (b) 1/2% of Average Compensation in excess of Covered Compensation for each year of benefit accrual service up to 40 years. For purposes of the Plan, Average Compensation is the average of the participant's actual compensation for each year of benefit accrual service (subject to the annual compensation limit under Section (401(a)(17) of the IRC). Covered Compensation represents a stated dollar amount ranging in amount from $12,600 to $22,900. For 2001, the Covered Compensation is $18,600. For purposes of calculating benefits, employees only receive service credit for benefit accrual purposes for each calendar year beginning in 1987 in which they work at least 1,000 hours.

   Compensation covered by the Plan includes all compensation reported to the participant by FNH on IRS Form W-2, but excludes moving expenses and non-cash items such as automobile allowance, country club dues, and insurance premiums. A participant's compensation may also be limited for Plan purposes by the annual compensation limit under Section 401(a)(17) of the IRC. Accordingly, the compensation used by the Plan for benefit account purposes may be less than the compensation reported on the Summary Compensation Table set forth herein. For 2001, the annual compensation covered by the Plan for all participants (including the Named Executive Officers) is limited to $170,000.

   The estimated credit years of service under the Plan for the Named Executive Officers is as follows:

                                                                Years of Covered
Named Executive Officer                                             Service
-----------------------                                         ----------------
James R. Lauffer...............................................        40
Kerry M. Anthony...............................................        36

   The benefits set forth in the Pension Plan Table are calculated as if received in the form of a single life annuity for a participant who retires at age 65. Pension benefits provided under the Plan are in addition to and separate from the benefits under the Social Security Act.

Security Ownership of Management

   The following table sets forth certain information with respect to the beneficial ownership of common stock of FNH by each director, nominee for director, Named Executive Officer and all directors, nominees for director and executive officers as a group, according to information available to FNH as of April 1, 2001 unless otherwise noted.

                                                              Percentage of
                                     Amount and Nature of   Outstanding Shares
Name                                Beneficial Ownership(1) Beneficially Owned
----                                ----------------------- ------------------
Lawrence V. Mikokajcik (1).........          1,706                 1.07%
C. Thomas Toth (2).................          1,445                    *
Vance A. Roy (3)...................            400                    *
William R. Armor (4)...............          3,000                 1.88
V. David Lavella (5)...............          3,194                 2.01
James R. Lauffer (6)...............          8,670                 5.44
Jay A. Miller (7)..................          2,025                 1.27
Jeffrey M. Tompkins (8)............            813                    *
Kerry M. Anthony (9)...............          4,725                 3.12
All current executive officers and
 directors as a group (10).........         25,978                16.97

--------
 * Indicates beneficial ownership of less than one percent of FNH's common stock.

(1)  1,406 shares are held jointly

(2)  1,145 shares are held jointly

(3)  100 shares are held by Mr. Roy's wife

(4)  2,700 shares are held jointly

(5)  3,094 shares are held jointly

(6) Of 8,670 shares, 1,140 are options to purchase common stock. An additional 2,745 shares are held by Mr. Lauffer's wife and 50 shares are held by each of Mr. Lauffer's two sons. Mr. Lauffer disclaims beneficial ownership of the 2,845 shares held by his wife and two sons.

(7) In addition, 2,945 shares are held by Mr. Miller's wife. Mr. Miller disclaims beneficial ownership of these shares.

(8) Of these 813 shares, 600 are options to purchase shares of common stock. An additional 201 shares of common stock are held by Tokamata Group Holdings of which Mr. Tompkins is a partner and through which he has shared voting and investment control.

(9) Of these 4,725 shares, 3,165 shares are held jointly and 1,560 are options to purchase common stock.

(10) Of these 25,978 shares, 3,300 shares are options to purchase shares of FNH common stock.

Principal Holders of Common Stock

   The following table sets forth those persons who may be deemed to have beneficial ownership (as of April 1, 2001, unless noted otherwise) of more than 5% of the outstanding common stock of FNH according to information furnished by them to FNH.

Name and Address                         Amount and Nature of   Percentage of
of Beneficial Owner                      Beneficial Ownership Outstanding Shares
-------------------                      -------------------- ------------------
James R. Lauffer (1)....................         8,670               5.75%
MAC & Co., Mellon Bank N.A. (2).........        14,400               9.62%

--------
(1) Of 8,670 shares, 1,140 are options to purchase common stock. An additional 2,745 shares are held by Mr. Lauffer's wife and 50 shares are held by each of Mr. Lauffer's two sons. Mr. Lauffer disclaims beneficial ownership of the 2,845 shares held by his wife and two sons.

(2)  These shares are held by MAC & Co., Mellon Bank N.A. as trustee for Mabel
     B. Pittavino.

                                 OTHER MATTERS

   The directors of FNH are not aware of any other matters that are to be presented for action at the annual meeting. However, if any other matters should properly come before the annual meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto and in accordance with the best judgment of the persons acting as proxies.

                                 LEGAL MATTERS

   The validity of the shares of Promistar common stock to be issued in connection with the merger and certain other legal matters regarding Promistar will be passed upon by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania.

   Certain legal matters regarding FNH will be passed upon by Buchanan Ingersoll, P.C., Pittsburgh, Pennsylvania.

                                    EXPERTS

   The consolidated financial statements of Promistar incorporated in this document by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   FNH's consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this document, have been included herein in reliance on the report of S.R. Snodgrass, A.C., independent certified public accountants, given on authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Promistar has filed with the Commission a Registration Statement under the Securities Act that registers the distribution to FNH Shareholders of the shares of Promistar common stock to be issued in connection with the merger (the "Registration Statement"). The Registration Statement, including the attached exhibits and schedules, contain additional relevant information about Promistar and Promistar common stock. The rules and regulations of the Securities and Exchange Commission allow Promistar to omit certain information included in the Registration Statement from this document.

   In addition, Promistar files reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room   New York Regional Office Chicago Regional Office
450 Fifth Street, N.W.  7 World Trade Center     Citicorp Center
Room 1024               Suite 1300               500 West Madison Street
Washington, DC 20549    New York, New York 10048 Suite 1400
                                                 Chicago, Illinois 60661-2511

   You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. For information, call 1-800-SEC-0330.

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Promistar, who file electronically with the Commission. The address of that site is http://www.sec.gov. The address of Promistar's site is http://www.promistar.com.

   You can also inspect reports, proxy statements and other information about Promistar at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   The Commission allows Promistar to "incorporate by reference" information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

   This document incorporates by reference the documents listed below that Promistar has previously filed with the SEC. They contain important information about Promistar and its financial condition.

Promistar SEC Filings                    Period
---------------------                    ------
Annual Report on Form 10-K.............. Year ended December 31, 2000, as filed
                                         March 30, 2001
Annual Report to Shareholders........... Year ended December 31, 2000
Proxy Statement......................... Filed March 30, 2001
Current Reports on Form 8-K............. Filed February 27, 2001
Quarterly Report on Form 10-Q for the
 fiscal quarter ended
 March 31, 2001......................... Filed May 14, 2001

   Promistar incorporates by reference additional documents that either company may file with the SEC between the date of this document and the dates of the FNH annual meeting. These documents include periodic reports, such as Special Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Promistar has supplied all information contained or incorporated by reference in this document relating to Promistar, as well as all pro forma financial information, and FNH has supplied all such information relating to FNH.

   You can obtain any of the documents incorporated by reference in this document through Promistar or from the SEC through the SEC's web site at the address described above. In addition, you can also obtain a copy of Promistar's annual report to its shareholders on Promistar's Internet web site at www.promistar.com.

   Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Promistar at the following address:

                                   Promistar
                        Promistar Financial Corporation
                                551 Main Street
                              Johnstown, PA 15901
                           Telephone: (814) 532-3801

   If you would like to request documents, please do so by June 20, 2001 to receive them before the annual meeting. If you request any incorporated documents from Promistar, they will mail them to you by first class mail, or another equally prompt means, within one business day after they receive your request.

   Promistar has not authorized anyone to give any information or make any representation about the merger or either company that is different from, or in addition to, that contained in this document or in any of the materials that are incorporated into this document.

   Therefore, if anyone does give a shareholder information of this sort, the shareholder should not rely on it. If the shareholder is in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if the shareholder is a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extent to that shareholder. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

   This document (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Promistar and FNH, as well as certain information relating to the merger, including, without limitation (i) statements relating to the cost savings expected to result from the merger,
(ii) statements relating to revenues expected to result from the merger; (iii) statements preceded by, followed by or that include the words "believes," "expects," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors: (a) expected cost savings from the merger may not be fully realized or realized within the expected time frame; (b) revenues following the merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the merger may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of FNH's business into Promistar may be greater than expected; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in Pennsylvania in which Promistar and FNH are doing business, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (g) legislative or regulatory changes may adversely affect the business in which Promistar or FNH is engaged;
(h) technological changes may be more difficult or expensive than anticipated; and (i) changes may occur in the securities markets. See "Where You Can Find More Information" on page 83.

                         INDEX TO FINANCIAL STATEMENTS

PRO FORMA FINANCIAL INFORMATION
  Unaudited Pro Forma Condensed Combined Statement of Income for the Year
   Ended December 31, 2000................................................  F-2
  Unaudited Pro Forma Condensed Combined Statement of Income for the Three
   Months Ended March 31, 2001............................................  F-3
  Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31,
   2001...................................................................  F-4

FINANCIAL STATEMENTS OF FNH CORPORATION
  Report of Independent Auditors..........................................  F-5
  Consolidated Balance Sheets as of December 31, 1999 and 2000............  F-6
  Consolidated Statements of Income for the Years Ended December 31, 1998,
   1999 and 2000..........................................................  F-7
  Consolidated Statements of Changes in Stockholders' Equity for the Years
   Ended December 31, 2000, 1999 and 1998.................................  F-8
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1998, 1999 and 2000....................................................  F-9
  Notes to Consolidated Financial Statements.............................. F-10

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      For the year ended December 31, 2000
             (In thousands, except for share and per share amounts)
                                  (UNAUDITED)

                                  Promistar    FNH     Pro Forma    Pro Forma
                                  Financial   Corp.   Adjustments    Combined
                                  ---------- -------  -----------   ----------
Interest Income:
Loans, including fees...........  $  122,727 $13,973    $   19(1)   $  136,719
Investment securities...........      24,129   5,152       --           29,281
Deposits with banks.............          16      27       --               43
Federal funds sold..............       2,010     243       --            2,253
                                  ---------- -------    ------      ----------
  Total interest income.........     148,882  19,395        19         168,296
                                  ---------- -------    ------      ----------
Interest Expense:
Deposits........................      58,935   8,586    (1,919)(2)      65,602
Short-term borrowings...........       3,942     746       --            4,688
Long-term borrowings............       8,141     155       --            8,296
                                  ---------- -------    ------      ----------
  Total interest expense........      71,018   9,487    (1,919)         78,586
                                  ---------- -------    ------      ----------
Net Interest Income.............      77,864   9,908     1,938          89,710
Provision for loan losses.......       6,060     240       --            6,300
                                  ---------- -------    ------      ----------
  Net interest income after
   provision for loan losses....      71,804   9,668     1,938          83,410
                                  ---------- -------    ------      ----------
Other Income:
Net security gains (losses).....          36      (7)      --               29
Other...........................      16,551   1,691       --           18,242
                                  ---------- -------    ------      ----------
  Total other income............      16,587   1,684       --           18,271
                                  ---------- -------    ------      ----------
Other Expenses:
Salaries and employee benefits..      32,103   4,615       --           36,718
Occupancy and equipment
 expense........................      11,077   1,493       --           12,570
Amortization of intangible
 assets.........................       1,962     --        767(3)        2,729
Other operating expenses........      18,235   2,557       --           20,792
                                  ---------- -------    ------      ----------
  Total other expenses..........      63,377   8,665       767          72,809
                                  ---------- -------    ------      ----------
Income Before Income Taxes......      25,014   2,687     1,171          28,872
Provision for income taxes......       6,852     619       664(4)        8,135
                                  ---------- -------    ------      ----------
  Net Income....................  $   18,162 $ 2,068    $  507      $   20,737
                                  ========== =======    ======      ==========
Earnings per share--Basic.......  $     1.11 $ 13.81                $     1.11
  Weighted average shares
   outstanding--Basic...........  16,428,141 149,753                18,754,536(5)
Earnings per share--Diluted.....  $     1.11 $ 13.57                $     1.11
  Weighted average shares
   outstanding--Diluted.........  16,428,141 152,376                18,754,536(5)
Dividends paid per common
 share..........................  $     0.83 $  4.90                $     0.76

--------
(1) To record estimated amortization related to purchase adjustment on loans using an estimated maturity of 5 years.

(2) To record estimated amortization related to purchase adjustment on time deposits using an estimated maturity of 1 year.

(3) To record estimated amortization related to intangible assets. Estimated excess purchase price intangible of $10,908 is estimated to amortize over a 15 year period. Estimated organization costs of $200 are estimated to amortize over a 5 year period.

(4) To record estimated provision for income taxes on pro forma adjustments using a 35% tax rate.

(5) Weighted average shares computed using Promistar's average shares outstanding plus 2,326,395 shares to be issued in the merger.

             PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                 For the three months ended March 31, 2001

          (In thousands, except for share and per share amounts)

                                (UNAUDITED)

                                   Promistar    FNH    Pro Forma   Pro Forma
                                   Financial   Corp.  Adjustments   Combined
                                   ---------- ------- -----------  ----------
Interest Income:
Loans, including fees............. $   30,902 $ 3,554    $  5(1)   $   34,461
Investment securities.............      6,021   1,341     --            7,362
Deposits with banks...............          3      14     --               17
Federal funds sold................        256     205     --              461
                                   ---------- -------    ----      ----------
  Total interest income...........     37,182   5,114       5          42,301
                                   ---------- -------    ----      ----------
Interest Expense:
Deposits..........................     16,016   2,402    (480)(2)      17,938
Short-term borrowings.............        993      74     --            1,067
Long-term borrowings..............      2,015     235     --            2,250
                                   ---------- -------    ----      ----------
  Total interest expense..........     19,024   2,711    (480)         21,255
                                   ---------- -------    ----      ----------
Net Interest Income...............     18,158   2,403     485          21,046
Provision for loan losses.........      2,200      45     --            2,245
                                   ---------- -------    ----      ----------
  Net interest income after
   provision for loan losses......     15,958   2,358     485          18,801
                                   ---------- -------    ----      ----------
Other Income:
Net security gains................      1,077     --      --            1,077
Other.............................      3,795     396     --            4,191
                                   ---------- -------    ----      ----------
  Total other income..............      4,872     396     --            5,268
                                   ---------- -------    ----      ----------
Other Expenses:
Salaries and employee benefits....      7,313   1,132     --            8,445
Occupancy and equipment expense...      2,860     393     --            3,253
Amortization of intangible
 assets...........................        488      15     192(3)          695
Other operating expenses..........      3,883     728     --            4,611
                                   ---------- -------    ----      ----------
  Total other expenses............     14,544   2,268     192          17,004
                                   ---------- -------    ----      ----------
Income Before Income Taxes........      6,286     486     293           7,065
Provision for income taxes........      1,698     128     166(4)        1,992
                                   ---------- -------    ----      ----------
  Net Income...................... $    4,588 $   358    $127      $    5,073
                                   ========== =======    ====      ==========
Earnings per share--Basic......... $     0.31 $  2.39              $     0.29
  Weighted average shares
   outstanding-Basic.............. 14,953,921 149,753              17,280,316(5)
Earnings per share--Diluted....... $     0.31 $  2.34              $     0.29
  Weighted average shares
   outstanding-Diluted............ 14,959,000 152,860              17,285,395(5)
Dividends paid per common share... $     0.21 $  3.15              $     0.21

--------

(1) To record estimated amortization related to purchase adjustment on loans using an estimated maturity of 5 years.

(2) To record estimated amortization related to purchase adjustment on time deposits using an estimated maturity of 1 year.

(3) To record estimated amortization related to intangible assets. Estimated excess purchase price intangible of $10,908 is estimated to amortize over a 15 year period. Estimated organization costs of $200 are estimated to amortize over a 5 year period.

(4) To record estimated provision for income taxes on pro forma adjustments using a 35% tax rate.

(5) Weighted average shares computed using Promistar's average shares outstanding plus 2,326,395 shares to be issued in the merger.

                PRO FORMA CONDENSED COMBINED BALANCE SHEET

                           As of March 31, 2001

          (In thousands, except for share and per share amounts)

                                (UNAUDITED)

                                Promistar     FNH      Pro Forma     Pro Forma
                                Financial    Corp.    Adjustments     Combined
                                ----------  --------  -----------    ----------
Assets:
Cash and cash equivalents.....  $   55,946  $  7,506   $     --      $   63,452
Interest-bearing deposits with
 banks........................         803     1,126         --           1,929
Federal funds sold............      24,000    23,050         --          47,050
Investment securities.........     402,361    84,557         --         486,918
Loans, net of unearned
 interest.....................   1,510,881   178,200         (94)(1)  1,688,987
Reserve for loan losses.......     (17,602)   (2,208)        --         (19,810)
Premises and equipment........      25,775     3,235         --          29,010
Excess purchase price
 intangible...................         --        --       10,908(2)      10,908
Goodwill......................      12,703       --          --          12,703
Core deposit intangible.......       3,454        37         --           3,491
Organization costs............         399       --          200(3)         599
Other assets..................      37,386    10,373         705(4)      48,464
                                ----------  --------   ---------     ----------
  Total assets................  $2,056,106  $305,876   $  11,719     $2,373,701
                                ==========  ========   =========     ==========
Liabilities:
Non-interest bearing
 deposits.....................  $  248,929  $ 37,011   $     --      $  285,940
Interest bearing deposits.....   1,395,416   210,009       1,919(5)   1,607,344
                                ----------  --------   ---------     ----------
  Total deposits..............   1,644,345   247,020       1,919      1,893,284
Short-term borrowings.........      73,555     4,692         --          78,247
Other liabilities.............      17,656     4,724         600(6)      22,980
Long-term borrowings..........     151,265    18,000         --         169,265
                                ----------  --------   ---------     ----------
  Total liabilities...........   1,886,821   274,436       2,519      2,163,776
                                ----------  --------   ---------     ----------
Stockholders' Equity:
Preferred stock...............         --        --          --             --
Common stock..................      83,416     2,302       9,330(7)      95,048
Capital surplus...............      58,950       --       29,008(7)      87,958
Retained earnings.............      59,792    29,267     (29,267)(7)     59,792
Treasury stock................     (34,012)     (693)        693(7)     (34,012)
Accumulated other
 comprehensive income (loss)..       1,139       564       (564)(7)       1,139
                                ----------  --------   ---------     ----------
  Total shareholders' equity..     169,285    31,440       9,200        209,925
                                ----------  --------   ---------     ----------
    Total liabilities and
     shareholders' equity.....  $2,056,106  $305,876   $  11,719     $2,373,701
                                ==========  ========   =========     ==========
Book value per share..........  $    11.32  $ 209.94                 $    12.15
Shares outstanding............  14,953,921   149,753   2,176,642     17,280,316

--------

(1) Estimated purchase accounting adjustment for loans to be amortized over an estimated 5 year period.

(2) Estimated excess purchase price intangible to be amortized over an estimated 15 year period.

(3) Estimated organization costs to be amortized over an estimated 5 year period.

(4) Tax effect of estimated loan and deposit purchase accounting adjustments.

(5) Estimated purchase accounting adjustment for time deposits to be amortized over an estimated 1 year period.

(6) To record estimated organization costs of $200 and estimated costs of $400 related to the offering of securities in the merger.

(7) To eliminate FNH capital, record 2,326,395 Promistar Common Stock shares issued in the merger at $17.375 per share, and record $400 in estimated costs related to the offering of securities in the merger.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
FNH Corporation

   We have audited the accompanying consolidated balance sheet of FNH Corporation and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNH Corporation and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ S. R. Snodgrass, A.C.

Wexford, PA
January 5, 2001, except for Note 17,
   as to which the date is February 23, 2001

                         FNH CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

                                                         December 31,
                                                   --------------------------
                                                       2000          1999
                                                   ------------  ------------
                      ASSETS
Cash and due from banks........................... $  6,739,184  $ 10,427,560
Interest-bearing deposits with other banks........      122,118     2,602,187
Federal funds sold................................   11,400,000     3,350,000
Investment securities available for sale..........   88,532,987    80,221,977
Investment securities held to maturity (market
 value of $5,242,476 and $6,448,416)..............    5,219,897     6,482,561
Loans.............................................  181,156,239   163,267,950
Less allowance for loan losses....................    2,174,284     1,967,381
                                                   ------------  ------------
    Net loans.....................................  178,981,955   161,300,569
Premises and equipment, net.......................    3,348,509     3,642,004
Accrued interest receivable.......................    1,931,902     1,814,674
Other assets......................................    7,756,486     7,377,523
                                                   ------------  ------------
    TOTAL ASSETS.................................. $304,033,038  $277,219,055
                                                   ============  ============
                   LIABILITIES
Deposits:
  Noninterest-bearing demand...................... $ 34,088,522  $ 31,318,252
  Interest-bearing demand.........................   20,192,436    16,380,922
  Savings.........................................   48,400,302    48,117,631
  Money market....................................   13,371,645    15,399,200
  Time............................................  128,929,726   108,989,212
                                                   ------------  ------------
    Total deposits................................  244,982,631   220,205,217
Short-term borrowings.............................    5,928,062    24,251,784
Other borrowings..................................   18,000,000     1,300,000
Accrued interest payable..........................    2,147,166     1,706,118
Other liabilities.................................    2,154,559     1,644,032
                                                   ------------  ------------
    TOTAL LIABILITIES.............................  273,212,418   249,107,151
                                                   ------------  ------------
STOCKHOLDERS' EQUITY
  Common stock, no par value; 1,000,000 shares
   authorized; 159,270 shares issued..............    2,302,077     2,302,077
  Retained earnings...............................   29,381,115    28,047,187
                                                   ------------  ------------
                                                     31,683,192    30,349,264
  Accumulated other comprehensive loss............     (169,777)   (1,544,565)
  Treasury stock, at cost (9,517 shares)..........     (692,795)     (692,795)
                                                   ------------  ------------
    TOTAL STOCKHOLDERS' EQUITY....................   30,820,620    28,111,904
                                                   ------------  ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.... $304,033,038  $277,219,055
                                                   ============  ============

        See accompanying notes to the consolidated financial statements.

                         FNH CORPORATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME

                                                Year Ended December 31,
                                          ------------------------------------
                                             2000         1999        1998
                                          -----------  ----------- -----------
INTEREST INCOME
  Interest and fees on loans............. $13,973,073  $12,052,177 $11,611,914
  Interest-bearing deposits with other
   banks.................................      27,209      275,701         --
  Federal funds sold.....................     243,151      312,524     458,399
  Investment securities:
    Taxable interest.....................   4,248,374    4,116,702   4,109,608
    Tax-exempt interest..................     903,346      930,113     827,720
                                          -----------  ----------- -----------
      Total interest income..............  19,395,153   17,687,217  17,007,641
                                          -----------  ----------- -----------
INTEREST EXPENSE
  Deposits...............................   8,586,011    7,154,550   7,157,738
  Short-term borrowings..................     746,350      681,297     392,511
  Other borrowings.......................     154,882       54,820         --
                                          -----------  ----------- -----------
      Total interest expense.............   9,487,243    7,890,667   7,550,249
                                          -----------  ----------- -----------
NET INTEREST INCOME......................   9,907,910    9,796,550   9,457,392
  Provision for loan losses..............     240,000      210,000     225,000
                                          -----------  ----------- -----------
NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES.............................   9,667,910    9,586,550   9,232,392
                                          -----------  ----------- -----------
NONINTEREST INCOME
  Service charges on deposit accounts....     704,477      641,991     565,244
  Investment securities gains (losses),
   net...................................      (6,918)      43,240     151,539
  Other..................................     986,857      804,415     451,784
                                          -----------  ----------- -----------
      Total noninterest income...........   1,684,416    1,489,646   1,168,567
                                          -----------  ----------- -----------
NONINTEREST EXPENSE
  Salaries and employee benefits.........   4,615,363    3,978,128   3,802,722
  Occupancy expense, net.................     585,501      565,028     559,774
  Equipment expense......................     907,924      891,704     786,554
  Data processing fees...................     341,836      376,268     315,722
  Other expense..........................   2,214,695    2,072,941   1,922,922
                                          -----------  ----------- -----------
      Total noninterest expense..........   8,665,319    7,884,069   7,387,694
                                          -----------  ----------- -----------
INCOME BEFORE INCOME TAXES...............   2,687,007    3,192,127   3,013,265
  Income tax expense.....................     619,289      771,915     750,483
                                          -----------  ----------- -----------
NET INCOME............................... $ 2,067,718  $ 2,420,212 $ 2,262,782
                                          ===========  =========== ===========
EARNINGS PER SHARE
  Basic.................................. $     13.81  $     16.08 $     15.31
  Diluted................................       13.57        15.72       15.05

        See accompanying notes to the consolidated financial statements.

                         FNH CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                   Accumulated
                                                      Other                      Total
                            Common    Retained    Comprehensive  Treasury    Stockholders' Comprehensive
                            Stock     Earnings    Income (Loss)    Stock        Equity        Income
                          ---------- -----------  ------------- -----------  ------------- -------------
Balance, December 31,
 1997...................  $1,706,375 $24,583,746   $   345,229  $  (280,871)  $26,354,479
Net income..............               2,262,782                                2,262,782   $ 2,262,782
Other comprehensive
 income:
 Unrealized gain on
  available for sale
  securities, net of
  taxes of $149,794.....                               290,778                    290,778       290,778
                                                                                            -----------
Comprehensive income....                                                                    $ 2,553,560
                                                                                            ===========
Stock options
 exercised..............     184,880                                              184,880
Tax benefit of stock
 options exercised......      98,756                                               98,756
Cash dividends ($3.83
 per share).............                (571,834)                                (571,834)
                          ---------- -----------   -----------  -----------   -----------
Balance, December 31,
 1998...................   1,990,011  26,274,694       636,007     (280,871)   28,619,841
Net income..............               2,420,212                                2,420,212   $ 2,420,212
Other comprehensive
 income:
 Unrealized loss on
  available for sale
  securities, net of tax
  benefit of
  $1,123,325............                                         (2,180,572)   (2,180,572)   (2,180,572)
                                                                                            -----------
Comprehensive income....                                                                    $   239,640
                                                                                            ===========
Stock options
 exercised..............     201,600                                              201,600
Tax benefit of stock
 options exercised......     110,466                                              110,466
Purchase of treasury
 stock..................                                           (411,924)     (411,924)
Cash dividends ($4.33
 per share).............                (647,719)                                (647,719)
                          ---------- -----------   -----------  -----------   -----------
Balance, December 31,
 1999...................   2,302,077  28,047,187    (1,544,565)    (692,795)   28,111,904
Net income..............               2,067,718                                2,067,718   $ 2,067,718
Other comprehensive
 income:
 Unrealized gain on
  available for sale
  securities, net of tax
  expense of $708,224...                             1,374,788                  1,374,788     1,374,788
                                                                                            -----------
Comprehensive income....                                                                    $ 3,442,506
                                                                                            ===========
Cash dividends ($4.90
 per share).............                (733,790)                                (733,790)
                          ---------- -----------   -----------  -----------   -----------
Balance, December 31,
 2000...................  $2,302,077 $29,381,115   $  (169,777) $  (692,795)  $30,820,620
                          ========== ===========   ===========  ===========   ===========

                     2000       1999        1998
                  ---------- -----------  --------
Components of
 comprehensive
 income:
 Change in net
  unrealized
  gain (loss) on
  investment
  securities
  available for
  sale........... $1,370,222 $(2,152,034) $390,794
 Realized losses
  (gains)
  included in
  net income,
  net of taxes
  of $2,352,
  ($14,702), and
  ($51,523),
  respectively...      4,566     (28,538) (100,016)
                  ---------- -----------  --------
   Total......... $1,374,788 $(2,180,572) $290,778
                  ========== ===========  ========

        See accompanying notes to the consolidated financial statements.

                         FNH CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                             Year Ended December 31,
                                      ----------------------------------------
                                          2000          1999          1998
                                      ------------  ------------  ------------
OPERATING ACTIVITIES
  Net income......................... $  2,067,718  $  2,420,212  $  2,262,782
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Provision for loan losses........      240,000       210,000       225,000
    Depreciation, amortization, and
     accretion, net..................      623,899       669,304       677,279
    Increase in accrued interest
     receivable......................     (117,228)      (43,798)     (256,616)
    Increase in accrued interest
     payable.........................      441,048       113,219      (355,306)
    Deferred income taxes............     (199,041)       20,670         8,706
    Investment securities losses
     (gains), net....................        6,918       (43,240)     (151,539)
    Other, net.......................      162,480      (340,869)     (352,147)
                                      ------------  ------------  ------------
      Net cash provided by operating
       activities....................    3,225,794     3,005,498     2,058,159
                                      ------------  ------------  ------------
INVESTING ACTIVITIES
  Investment securities available for
   sale:
    Proceeds from sales..............    2,328,244     2,013,362     9,472,162
    Purchases........................  (16,199,159)  (21,642,517)  (45,922,907)
    Proceeds from the maturities and
     repayments......................    7,470,815    14,040,679    16,317,394
  Investment securities held to
   maturity:
    Proceeds from the maturities and
     repayments......................    1,255,341     3,861,803     7,263,046
  Net increase in loans..............  (17,804,321)  (23,672,366)   (1,984,083)
  Purchase of premises and
   equipment.........................     (274,962)     (261,588)     (591,377)
  Acquisition of loan origination
   subsidiary........................     (600,000)          --            --
  Purchase of bank-owned life
   insurance.........................          --     (3,749,539)          --
                                      ------------  ------------  ------------
    Net cash used for investing
     activities......................  (23,824,042)  (29,410,166)  (15,445,765)
                                      ------------  ------------  ------------
FINANCING ACTIVITIES
  Net increase in deposits...........   24,777,414    10,281,708    13,372,151
  Net increase (decrease) in short-
   term borrowings...................  (18,323,722)   14,780,246     1,944,204
  Proceeds from long-term
   borrowings........................   17,000,000     1,300,000           --
  Repayment of long-term borrowings..     (300,000)          --            --
  Cash dividends paid................     (673,889)     (198,460)     (516,024)
  Purchase treasury stock............          --       (411,924)          --
  Stock options exercised............          --        201,600       184,880
                                      ------------  ------------  ------------
    Net cash provided by financing
     activities......................   22,479,803    25,953,170    14,985,211
                                      ------------  ------------  ------------
    Increase (decrease) in cash and
     cash equivalents................    1,881,555      (451,498)    1,597,605
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR...................   16,379,747    16,831,245    15,233,640
                                      ------------  ------------  ------------
CASH AND CASH EQUIVALENTS AT END OF
 YEAR................................ $ 18,261,302  $ 16,379,747  $ 16,831,245
                                      ============  ============  ============

        See accompanying notes to the consolidated financial statements.

                         FNH CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting and Reporting Policies

   A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation

   FNH Corporation (the "Company") is a Pennsylvania corporation and is registered under the Bank Holding Company Act. The Company was organized to be the holding company of The First National Bank of Herminie (the "Bank"). The Company and its subsidiary derive substantially all their income from banking and bank-related services which include interest earnings on commercial mortgage, residential real estate, consumer, and commercial loan financing as well as interest earnings on investment securities and charges for deposit services to its customers. The Bank is a federally-chartered national association which provides banking services to Herminie, Pennsylvania and other surrounding communities of southwestern Pennsylvania. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

   The consolidated financial statements include the accounts of FNH Corporation and its wholly-owned subsidiary, The First National Bank of Herminie and its wholly-owned subsidiary, Towne and Country Mortgage Corp. and a 51 percent ownership interest in First Insurance Management, L.L.C. All intercompany transactions have been eliminated in consolidation. The investment in subsidiary on the parent company financial statements is carried at the parent company's equity in the underlying net assets of the Bank.

   The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities

   Investment securities are classified at the time of purchase, based on management's intentions, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using a level yield method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally for liquidity purposes. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on securities are recognized as income when earned.

   Common stock of the Federal Home Loan Bank (the "FHLB") and the Federal Reserve Bank represents ownership in institutions that are wholly-owned by other financial institutions. These equity securities are accounted for at cost and are classified as equity securities available for sale.

Loans

   Loans are reported at their principal amount outstanding, net of deferred loan fees and the allowance for loan losses. Interest income on loans is recognized on the accrual method. The Company's general policy has been to stop accruing interest on loans when it is determined that a reasonable doubt exists as to the collectibility of additional interest. Interest payments received on nonaccrual loans are recorded as income or applied against principal according to management's judgment as to the collectibility of the related loans. Loan

                         FNH CORPORATION AND SUBSIDIARY
origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. These amounts are being amortized over the contractual life of the related loans.

Allowance for Loan Losses

   The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to change in the near term.

   Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan using the original interest rate and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

   Mortgage loans secured by one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances concerning the loan, the credit worthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

Premises and Equipment

   Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on both the straight-line and declining balance methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Employee Benefit Plans

   Employee benefits include contributions, determined actuarially, to a retirement plan covering all eligible employees of the Bank. Contributions to the noncontributory profit sharing plan are made at the discretion of the Company's Board of Directors and charged to current operating expense.

                         FNH CORPORATION AND SUBSIDIARY

Income Taxes

   Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

Earnings Per Share

   The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated utilizing net income as reported in the numerator and average shares outstanding in the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options, warrants, and convertible securities are adjusted in the denominator.

Stock Options

   The Company maintains a stock option plan for key officers and employees. When the exercise price of the Company's stock options is greater than or equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been recognized based on the fair value of the stock options granted under the plan.

Stockholders' Equity

   During 2000, retroactive recognition was given for the elimination of the par value of the Company's common stock. This caused surplus to be reduced to zero, with the balance of $2,142,807 being reclassified to common stock. There was no effect on total stockholders' equity.

Comprehensive Income

   The Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. The Company's other comprehensive income and its components is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Statement of Changes in Stockholders' Equity.

Cash Flow Information

   The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks, Interest-bearing deposits with other banks, and Federal funds sold. Cash payments for interest in 2000, 1999, and were $9,046,195, $7,777,448, and $7,905,555, respectively.
Cash payments for income taxes in 2000, 1999, and 1998 were $1,009,843, $745,000, and $768,000, respectively.

Reclassification of Comparative Amounts

   Certain comparative amounts for the prior year have been reclassified to conform to current year classifications. Such reclassifications did not effect net income or stockholders' equity.

                         FNH CORPORATION AND SUBSIDIARY

2. Common Stock Split

   On June 15, 1999, the Board of Directors approved a three-for-one stock split. The additional shares resulting from the split were effected in the form of a 200 percent stock dividend. Total average shares outstanding and all per share amounts included in the consolidated financial statements are based on the increased number of shares giving retroactive effect to the stock split.

3. Earnings Per Share

   There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

                                                      2000     1999     1998
                                                     -------  -------  -------
Weighted-average common shares outstanding.......... 159,270  157,724  155,175
Average treasury stock shares.......................  (9,517)  (7,717)  (7,395)
                                                     -------  -------  -------
Weighted-average common shares and common stock
 equivalents used to calculate basic earnings per
 share.............................................. 149,753  150,007  147,780
Additional common stock equivalents (stock options)
 used to calculate diluted earnings per share.......   2,623    3,469    2,559
                                                     -------  -------  -------
Weighted-average common shares and common stock
 equivalents used to calculate diluted earnings per
 share.............................................. 152,376  153,476  150,339
                                                     =======  =======  =======

4. Investment Securities

   The amortized cost and estimated market values of investment securities available for sale and held to maturity are summarized as follows:

                                                    2000
                                ----------------------------------------------
                                              Gross      Gross      Estimated
                                 Amortized  Unrealized Unrealized    Market
                                   Cost       Gains      Losses       Value
                                ----------- ---------- ----------  -----------
Available for Sale:
U.S. Treasury securities....... $ 1,238,498  $    --   $ (16,673)  $ 1,221,825
U.S. Government agency
 securities....................  37,093,626    19,779   (198,527)   36,914,878
Obligations of states and
 political subdivisions........  17,432,162   100,745    (99,754)   17,433,153
Mortgage-backed securities.....  13,570,140    22,213   (157,157)   13,435,196
Other securities...............  13,026,062    12,122   (349,888)   12,688,296
                                -----------  --------  ---------   -----------
  Total debt securities........  82,360,488   154,859   (821,999)   81,693,348
Corporate stocks and mutual
 funds.........................   6,429,737   580,075   (170,173)    6,839,639
                                -----------  --------  ---------   -----------
  Total........................ $88,790,225  $734,934  $(992,172)  $88,532,987
                                ===========  ========  =========   ===========

                         FNH CORPORATION AND SUBSIDIARY

                                                    1999
                               -----------------------------------------------
                                             Gross       Gross      Estimated
                                Amortized  Unrealized Unrealized     Market
                                  Cost       Gains      Losses        Value
                               ----------- ---------- -----------  -----------
Available for Sale:
U.S. Treasury securities...... $ 2,161,146  $    --   $  (202,630) $ 1,958,516
U.S. Government agency
 securities...................  25,213,917       --      (855,695)  24,358,222
Obligations of states and
 political subdivisions.......  17,537,574    17,441     (559,486)  16,995,529
Mortgage-backed securities....  17,416,548     1,879     (421,427)  16,997,000
Other securities..............  13,706,802       570     (444,607)  13,262,765
                               -----------  --------  -----------  -----------
  Total debt securities.......  76,035,987    19,890   (2,483,845)  73,572,032
Corporate stocks and mutual
 funds........................   6,526,249   321,088     (197,392)   6,649,945
                               -----------  --------  -----------  -----------
  Total....................... $82,562,236  $340,978  $(2,681,237) $80,221,977
                               ===========  ========  ===========  ===========

                                                      2000
                                   -------------------------------------------
                                                Gross      Gross    Estimated
                                   Amortized  Unrealized Unrealized   Market
                                      Cost      Gains      Losses     Value
                                   ---------- ---------- ---------- ----------
Held to Maturity:
Obligations of states and
 political subdivisions........... $2,432,924  $16,758    $    --   $2,449,682
Mortgage-backed securities........  2,786,973   19,720     (13,899)  2,792,794
                                   ----------  -------    --------  ----------
  Total........................... $5,219,897  $36,478    $(13,899) $5,242,476
                                   ==========  =======    ========  ==========

                                                      1999
                                   -------------------------------------------
                                                Gross      Gross    Estimated
                                   Amortized  Unrealized Unrealized   Market
                                      Cost      Gains      Losses     Value
                                   ---------- ---------- ---------- ----------
Held to Maturity:
U.S. Government agency
 securities....................... $  500,000  $   --     $ (8,812) $  491,188
Obligations of states and
 political subdivisions...........  2,511,971    2,964      (4,118)  2,510,817
Mortgage-backed securities........  3,470,590   17,285     (41,464)  3,446,411
                                   ----------  -------    --------  ----------
  Total........................... $6,482,561  $20,249    $(54,394) $6,448,416
                                   ==========  =======    ========  ==========

   The amortized cost and estimated market values of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                    AVAILABLE FOR SALE      HELD TO MATURITY
                                  ----------------------- ---------------------
                                               Estimated             Estimated
                                   Amortized    Market    Amortized    Market
                                     Cost        Value       Cost      Value
                                  ----------- ----------- ---------- ----------
Due in one year or less.........  $18,816,120 $18,816,184 $  158,601 $  158,537
Due after one year through five
 years..........................   27,659,693  27,535,164  2,534,838  2,553,728
Due after five years through ten
 years..........................   20,790,683  20,406,689    954,576    962,228
Due after ten years.............   15,093,992  14,935,311  1,571,882  1,567,983
                                  ----------- ----------- ---------- ----------
  Total.........................  $82,360,488 $81,693,348 $5,219,897 $5,242,476
                                  =========== =========== ========== ==========

                         FNH CORPORATION AND SUBSIDIARY

   The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities:

                                                   2000       1999       1998
                                                ---------- ---------- ----------
Proceeds from sales............................ $2,328,244 $2,013,362 $9,472,162
Gross gains....................................      3,025     43,240    151,663
Gross losses...................................      9,943        --         124

   Investment securities with an amortized cost of $21,154,430 and $53,576,925 and an estimated market value of $21,083,650 and $51,743,688 were pledged to secure public deposits, securities sold under agreements to repurchase, borrowings from the Federal Reserve Bank, and other purposes as required by law at December 31, 2000 and 1999, respectively.

5. Loans

   Major classifications of loans are summarized as follows:

                                                          2000         1999
                                                      ------------ ------------
Commercial, financial, and agricultural.............. $ 13,344,490 $ 18,923,224
Real estate mortgages:
  Construction.......................................      916,298    5,813,096
  Commercial.........................................   34,611,411   18,876,537
  Residential........................................   79,012,404   75,400,410
Consumer.............................................   53,271,636   44,254,683
                                                      ------------ ------------
                                                       181,156,239  163,267,950
Less allowance for loan losses.......................    2,174,284    1,967,381
                                                      ------------ ------------
    Net loans........................................ $178,981,955 $161,300,569
                                                      ============ ============

   Loans of $60,000 or more extended to executive officers, directors, and corporations in which they are beneficially interested as stockholders, executive officers, or directors were $4,207,261 at December 31, 2000. An analysis of these related-party loans for 2000 follows:

                                                          Amounts
           1999              Additions                   Collected                      2000
        ----------           ---------                   ---------                   ----------
        $4,075,962           $819,906                    $688,607                    $4,207,261

   The Company's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. The Company also selectively purchases and funds commercial and residential loans originated outside its trade area provided such loans meet the Company's credit policy guidelines. Although the Company has a diversified loan portfolio at December 31, 2000 and 1999, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

   The Company had impaired loans of $531,569 and $575,915 at December 31, 2000 and 1999, respectively, for which $271,053 and $116,763, respectively, of the allowance for loan losses had been allocated. There were no impaired loans without an allowance for loan loss allocation at December 31, 2000 or 1999. During the years ended December 31, 2000 and 1999, the Bank had an average balance of $539,185 and $574,124, respectively, and recognized interest income on these loans of $52,387 and $49,719, respectively.

                         FNH CORPORATION AND SUBSIDIARY

6. Allowance for Loan Losses

   Changes in the allowance for loan losses for the years ended December 31, are as follows:

                                                  2000       1999       1998
                                               ---------- ---------- ----------
Balance, January 1............................ $1,967,381 $1,788,755 $1,623,542
Add:
  Provision for loan losses...................    240,000    210,000    225,000
  Recoveries..................................      5,807     25,413     36,990
Less loans charged off........................     38,904     56,787     96,777
                                               ---------- ---------- ----------
Balance, December 31.......................... $2,174,284 $1,967,381 $1,788,755
                                               ========== ========== ==========

7. Premises and Equipment, Net

   Major classifications of premises and equipment are summarized as follows:

                                                             2000       1999
                                                          ---------- ----------
Land..................................................... $  407,813 $  407,813
Buildings................................................  4,460,807  4,440,841
Furniture and fixtures...................................  4,202,235  4,053,571
Leasehold improvements...................................    514,076    417,187
                                                          ---------- ----------
                                                           9,584,931  9,319,412
Less accumulated depreciation............................  6,236,422  5,677,408
                                                          ---------- ----------
  Total.................................................. $3,348,509 $3,642,004
                                                          ========== ==========

   Depreciation expense amounted to $568,457 in 2000, $565,790 in 1999, and $547,527 in 1998.

8. Deposits

   Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $14,724,823 and $13,327,880 at December 31, 2000 and 1999, respectively.

   Maturities on time deposits of $100,000 or more are as follows:

      Maturity Period                                                  2000
      ---------------                                               -----------
      Within three months.......................................... $ 1,956,937
      Three through six months.....................................   1,659,056
      Six through twelve months....................................   4,622,454
      Over twelve months...........................................   6,486,376
                                                                    -----------
        Total...................................................... $14,724,823
                                                                    ===========

9. Short-Term Borrowings

   The outstanding balances and related information of short-term borrowings which includes securities sold under agreements to repurchase and federal funds purchased are summarized as follows:

                                                 2000              1999
                                           ----------------  ----------------
                                             Amount    Rate    Amount    Rate
                                           ----------- ----  ----------- ----
Balance at year-end....................... $ 5,928,062 6.43% $24,251,784 5.72%
Average balances outstanding during the
 year.....................................  12,713,946 5.87   13,981,273 4.87
Maximum amount outstanding at any month-
 end......................................  20,445,422        31,970,448

                         FNH CORPORATION AND SUBSIDIARY

   Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

   Investment securities with an amortized cost of $6,595,873 and $22,990,598 and an estimated market value of $6,527,707 and $21,986,857 at December 31, 2000 and 1999, respectively, have been pledged for the securities sold under agreements to repurchase.

   All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Bank free and clear of any liens or encum-brances. During 2000, the Bank had a borrowing limit of approximately $85.0 million with a variable rate of interest based on the FHLB's cost of funds.

10. Other Borrowings

   Other borrowings are comprised of advances from the FHLB. A schedule of other borrowings by maturity as of December 31, is summarized as follows:

                                Interest
          Maturity                Rate                    2000                      1999
      -----------------         --------               -----------               ----------
      March 15, 2001            variable               $       --                $  300,000
      June 30, 2003              7.19%                   2,000,000                      --
      March 19, 2009             5.20%                   1,000,000                1,000,000
      December 21, 2010          4.78%                  15,000,000                      --
                                                       -----------               ----------
                                                       $18,000,000               $1,300,000
                                                       ===========               ==========

   The advances maturing in 2009 and 2010 are convertible to variable rate advances on specific dates at the discretion of the FHLB. Should the FHLB convert these advances, the Bank has the option of accepting the variable rate or repaying the advance without penalty.

11. Income Taxes

   The provision for income taxes consists of the following:

                                                      2000       1999     1998
                                                    ---------  -------- --------
      Current payable.............................. $ 818,330  $751,245 $741,777
      Deferred.....................................  (199,041)   20,670    8,706
                                                    ---------  -------- --------
        Total provision............................ $ 619,289  $771,915 $750,483
                                                    =========  ======== ========

                         FNH CORPORATION AND SUBSIDIARY

   The components of the net deferred tax assets at December 31, are as follows:

                                                              2000       1999
                                                           ---------- ----------
Deferred tax assets:
  Allowance for loan losses............................... $  650,333 $  579,986
  Accrued stock appreciation rights.......................    102,743     82,559
  Accrued director and employee income plans..............    131,260    150,583
  Net unrealized loss on securities available for sale....     87,462    795,694
  Accrued supplemental retirement plan....................    104,904        --
  Other...................................................     65,914     57,369
                                                           ---------- ----------
    Total.................................................  1,142,616  1,666,191
                                                           ---------- ----------
Deferred tax liabilities:
  Premises and equipment..................................     11,446     48,070
  Investment discounts accretion..........................    132,070    122,832
  Prepaid pension asset...................................    154,025    140,627
  Deferred loan origination fees, net.....................     79,260     79,656
                                                           ---------- ----------
    Total.................................................    376,801    391,185
                                                           ---------- ----------
    Net deferred tax assets............................... $  765,815 $1,275,006
                                                           ========== ==========

   No valuation allowance was established at December 31, 2000, in view of the Company's ability to carryback taxes paid in previous years and certain tax strategies and anticipated future taxable income as evidenced by the Company's earnings potential.

   The reconciliation of the federal statutory rate and the effective income tax rate is as follows:

                               2000               1999                1998
                         -----------------  ------------------  ------------------
                                     % of                % of                % of
                                     Pre-                Pre-                Pre-
                                     tax                 tax                 tax
                          Amount    Income    Amount    Income    Amount    Income
                         ---------  ------  ----------  ------  ----------  ------
Provision at statutory
 rate................... $ 913,582   34.0%  $1,085,323   34.0%  $1,024,510   34.0%
Effect of tax-free
 income.................  (353,833) (13.2)    (370,700) (11.6)    (332,178) (11.0)
Nondeductible interest
 expense to carry tax-
 exempt investments.....    52,292    2.0       49,621    1.6       46,299    1.5
Other...................     7,248    0.3        7,671    0.2       11,852    0.4
                         ---------  -----   ----------  -----   ----------  -----
Actual tax expense and
 effective rate......... $ 619,289   23.1%  $  771,915   24.2%  $  750,483   24.9%
                         =========  =====   ==========  =====   ==========  =====

12. Commitments and Contingent Liabilities

 Commitments

   In the normal course of business, there are various outstanding commitments and contingent liabilities which are not reflected in the accompanying consolidated financial statements. These commitments and contingent liabilities represent financial instruments with off-balance sheet risk. The contract or notional amounts of those instruments reflect the extent of involvement in particular types of financial instruments which were comprised of the following:

                                                          2000        1999
                                                       ----------- -----------
Commitments to extend credit.......................... $23,162,143 $41,829,096
Commercial letters of credit and financial
 guarantees...........................................     475,000     621,320
                                                       ----------- -----------
  Total............................................... $23,637,143 $42,450,416
                                                       =========== ===========

                         FNH CORPORATION AND SUBSIDIARY

   The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. Generally, collateral is required to support financial instruments with credit risk. The terms are typically for a one-year period with an annual renewal option subject to prior approval by management.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available commercial and personal lines of credit and unfunded real estate loans. Standby letters of credit written are a conditional commit-ment issued to guarantee the performance of a customer to a third party.

   The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future funding requirements.

Contingent Liabilities

   The Company is involved in various legal actions from normal business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company's financial position.

                         FNH CORPORATION AND SUBSIDIARY

13. Employee Benefit Plans

 Defined Benefit Pension Plan

   The Bank sponsors a trusteed, defined benefit pension plan (the "Plan") covering all eligible Bank employees and officers. The Plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and compensation rates near retirement. The Bank's funding policy is to make annual contributions, if needed, based upon the funding formula developed by the Plan's actuary.

   The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                          2000        1999
                                                       ----------  ----------
Plan assets at fair value, beginning of year.......... $1,227,222  $1,032,215
Actual return on plan assets..........................     88,280      78,076
Actuarial adjustments.................................    (81,070)     19,605
Employer contribution.................................    142,876     144,480
Benefits paid.........................................     (5,441)    (47,154)
                                                       ----------  ----------
Plan assets at fair value, end of year................  1,371,867   1,227,222
                                                       ----------  ----------
Benefit obligation, beginning of year.................  1,057,032     838,309
Service cost..........................................    104,820      96,936
Interest cost.........................................     74,521      64,902
Actuarial adjustments.................................    (29,163)    104,039
Benefits paid.........................................     (5,441)    (47,154)
                                                       ----------  ----------
Benefit obligation, end of year.......................  1,201,769   1,057,032
                                                       ----------  ----------
Funded status.........................................    170,098     170,190
Prior service cost....................................      4,078       4,758
Unrecognized net gain from past experience different
 from that assumed....................................    278,839     238,662
                                                       ----------  ----------
Prepaid pension cost.................................. $  453,015  $  413,610
                                                       ==========  ==========

   The Plan assets are invested in mutual funds, certificates of deposit, and government securities under the control of the Plan's trustees as of December 31, 2000.

   Assumptions used in determining net periodic pension cost are as follows:

                                                                     2000  1999
                                                                     ----  ----
      Discount rate................................................. 7.25% 7.25%
      Expected return on plan assets................................ 7.25% 7.00%
      Rate of compensation increase................................. 5.00% 5.00%

   The Plan utilizes the straight-line method of amortization for unrecognized gains and losses.

   Net periodic pension cost includes the following components:

                                                     2000     1999     1998
                                                   --------  -------  -------
      Service cost of the current period.......... $104,820  $96,936  $78,259
      Interest cost on projected benefit
       obligation.................................   74,521   64,902   56,300
      Actual return on plan assets................  (88,280) (78,076) (71,495)
      Net amortization and deferral...............      680      680      680
      Unrealized gain.............................   11,730    9,871    5,817
                                                   --------  -------  -------
      Net periodic pension cost................... $103,471  $94,313  $69,561
                                                   ========  =======  =======

                         FNH CORPORATION AND SUBSIDIARY

 Savings and Investment Plans

   The Bank currently sponsors a Section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank. Under the terms of the plan, the Bank may match eligible employee contri-butions at the discretion of the Board of Directors not to exceed amounts allowable by law. The Bank may also make an elective contribution annually. All employees with at least one year of service who work over 1,000 hours per year are eligible to participate in the plan. The Bank made contributions of $76,193, $68,881, and $69,438 for the years ended December 31, 2000, 1999, and 1998, respectively.

 Supplemental Retirement Plans

   The Company maintains a Supplemental Retirement Plan for certain executive officers of the Company for the purpose of providing executive officers with supplemental post-retirement benefits for life in addition to those provided under the Company's pension plan for all eligible employees. Expenses for the year ended December 31, 2000 amounted to $308,542 and are included as a component of salaries and employee benefits.

   The assumption of 7.5 percent for the discount rate was used in determining net periodic post-retirement costs for the Supplemental Retirement Plan for the executive officers.

 Supplemental Income and Death Benefit Plans

   The Bank maintains non-qualified supplemental income and death benefit agreements with its officers. Life insurance contracts were purchased to fund the agreements. Additions to the plans for 2000 and 1999 amounted to $186,720 and $136,910, respectively.

 Employee Stock Ownership Plan

   The Company sponsors an Employee Stock Ownership Plan ("ESOP") which enables qualifying employees to acquire shares of the Company's common stock. At December 31, 2000, 5,466 shares or 3.4 percent of the Company's stock was held by the plan. The Company contributed $30,000 in 1999 and $25,000 in 1998. There was no contribution in 2000.

14. Stock Option Plan

   The Company maintains an incentive stock option plan. Units are granted to certain key executive, administrative, or professional employees of the Company or the Bank at the discretion of the Board of Directors to a maximum of $100,000 per year. Under the plan, a holder may elect to exercise units as options to purchase common stock at fixed prices not less than the fair market value at the date of the grant. The period for exercising units is fixed at the date of the grant and will not exceed ten years from such date.

   Stock appreciation rights ("SARs") may be granted concurrently with any option granted. The SARs are exercisable for cash in conjunction with the exercise of the options granted in relation of one-half stock appreciation for every one share of stock purchased through the option. Compensation expense resulting from the valuation of SARs was $26,640, $36,570, and $43,690 in 2000, 1999, and 1998, respectively.

                        FNH CORPORATION AND SUBSIDIARY

   The following table presents share data related to the stock option plan:

                                             Weighted-              Weighted-
                                              average                average
                                     2000  Exercise Price  1999   Exercise Price
                                     ----- -------------- ------  --------------
   Outstanding, beginning........... 5,340    $103.64      8,040     $ 93.91
   Granted..........................   --         --         --          --
   Exercised........................   --         --      (2,700)      74.67
   Forfeited........................   --         --         --          --
                                     -----                ------
   Outstanding, ending.............. 5,340    $103.64      5,340     $103.64
                                     =====                ======
   Exercisable at year-end.......... 5,340    $103.64      5,340     $103.64
                                     =====                ======

   The following table summarizes the characteristics of stock options outstanding at December 31, 2000:

                                  Outstanding                  Exercisable
                       ---------------------------------- ---------------------
                                              Average               Average
   Exercise Price      Shares Average Life Exercise Price Shares Exercise Price
   --------------      ------ ------------ -------------- ------ --------------
   $  86.33........... 2,880      1.00        $ 86.33     2,880     $ 86.33
     90.00............ 1,560      2.00          90.00     1,560       90.00
    182.67............   900      7.90         182.67       900      182.67
                       -----                              -----
                       5,340                              5,340
                       =====                              =====

15. REGULATORY RESTRICTIONS

Dividend Limitation

   The approval of the Comptroller of the Currency is required before any dividends are declared if the total of all dividends declared by a national bank in any calendar year would exceed the net profits as defined for that year, combined with the net retained profit for the two preceding calendar years, less any required transfers to surplus. Under this formula, the amount available for payment of dividends by the Bank to the Company in 2001 without approval of the Comptroller is approximately $2,915,000 plus 2001 profits retained up to the date of the dividend declaration.

Cash Requirements

   The district Federal Reserve Bank requires the Bank to maintain certain reserve balances. At December 31, 2000 and 1999, the Bank had required reserves of $2,083,000 and $1,681,000, respectively, comprised of vault cash and a depository amount held with the Federal Reserve Bank.

Loans

   The Federal Reserve Act limits extensions of credit by the Bank to the Company and requires such credits to be collateralized. Further, such secured loans are limited in amount to ten percent of the Bank's capital surplus. There were no loans outstanding between the Bank and the Company at December 31, 2000 and 1999.

Regulatory Capital Requirements

   Federal regulations require the Company to maintain minimum amounts of capital. Specifically, the Company and the Bank are required to maintain minimum amounts and ratios of Total and Tier 1 capital to

                         FNH CORPORATION AND SUBSIDIARY
risk-weighted assets, and of Tier 1 capital to average total assets. Management believes, as of December 31, 2000, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

   In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

   As of December 31, 2000 and 1999, the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

   The following table sets forth the Company's capital position and minimum requirements as of December 31. The capital position of the Company does not materially differ from the Bank's.

                                                2000               1999
                                          -----------------  -----------------
                                            Amount    Ratio    Amount    Ratio
                                          ----------- -----  ----------- -----
Total Capital (to Risk-weighted Assets)
Actual................................... $33,455,853 16.4%  $31,722,536 17.1%
For Capital Adequacy Purposes............  16,309,192  8.0    14,837,360  8.0
To Be Well Capitalized...................  20,386,490 10.0    18,546,700 10.0

Tier I Capital (to Risk-weighted Assets)
Actual................................... $31,097,114 15.3%  $29,699,489 16.0%
For Capital Adequacy Purposes............   8,154,596  4.0     7,418,680  4.0
To Be Well Capitalized...................  12,231,894  6.0    11,128,020  6.0

Tier I Capital (to Average Assets)
Actual................................... $31,097,114 10.8%  $29,699,489 10.7%
For Capital Adequacy Purposes............  11,504,455  4.0    11,066,520  4.0
To Be Well Capitalized...................  14,380,569  5.0    13,833,150  5.0

                         FNH CORPORATION AND SUBSIDIARY

16. FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

   The estimated fair values of the Company's financial instruments are as follows:

                                      2000                      1999
                            ------------------------- -------------------------
                              Carrying       Fair       Carrying       Fair
                               Value        Value        Value        Value
                            ------------ ------------ ------------ ------------
Financial assets:
  Cash and due from banks
   and federal funds sold.. $ 18,261,302 $ 18,261,302 $ 16,379,747 $ 16,379,747
  Investment securities....   93,752,884   93,775,463   86,704,538   86,670,393
  Net loans................  178,981,955  178,888,000  161,300,569  161,199,619
  Accrued interest
   receivable..............    1,931,902    1,931,902    1,814,674    1,814,674
  Bank owned life insurance
   contracts...............    5,098,117    5,098,117    4,781,078    4,781,078
                            ------------ ------------ ------------ ------------
    Total.................. $298,026,160 $297,954,784 $270,980,606 $270,845,511
                            ============ ============ ============ ============
Financial liabilities:
  Deposits................. $244,982,631 $246,902,000 $220,205,217 $219,968,432
  Short-term borrowings....    5,928,062    5,928,062   24,251,784   24,251,784
  Long-term borrowings.....   18,000,000   17,824,000    1,300,000    1,288,000
  Accrued interest
   payable.................    2,147,166    2,147,166    1,706,118    1,706,118
                            ------------ ------------ ------------ ------------
    Total.................. $271,057,859 $272,801,228 $247,463,119 $247,214,334
                            ============ ============ ============ ============

   Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

   Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

   If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

   As certain assets and liabilities such as lease receivables, deferred tax assets, and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

   The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

                         FNH CORPORATION AND SUBSIDIARY

Cash, Due from Banks, Federal Funds Sold, Accrued Interest Receivable, Short-term Borrowings, and Accrued Interest Payable

   The fair value is equal to the current carrying value.

Investment Securities

   The fair value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans and Deposits

   The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, noninterest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair value for time deposits is estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

Bank Owned Life Insurance Contracts

   The fair value is equal to the cash surrender value of the life insurance contracts.

Commitments to Extend Credit and Standby Letters of Credit

   These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in the Commitments and Contingent Liabilities note.

17. SUBSEQUENT EVENT

   On February 23, 2001, the Company entered into an agreement to merge with Promistar Financial Corporation ("Promistar"), with Promistar as the surviving company. The Bank will be merged into Promistar's subsidiary, Promistar Bank. The agreement is subject to regulatory approvals, the Company's shareholders approval, and other conditions. The merger agreement provides that each share of the Company's common stock will receive 15.00 shares of Promistar's common stock.

                         FNH CORPORATION AND SUBSIDIARY

18. CONDENSED FINANCIAL INFORMATION OF FNH CORPORATION
   (PARENT COMPANY ONLY)

   Following are condensed financial statements for the parent company:

                            CONDENSED BALANCE SHEET

                                                             December 31,
                                                        -----------------------
                                                           2000        1999
                                                        ----------- -----------
ASSETS
  Cash on deposit in subsidiary bank................... $   721,047 $   544,601
  Investment securities available for sale.............   1,744,384   1,466,937
  Investment in subsidiary bank........................  29,048,923  26,530,691
  Other assets.........................................      12,338      18,934
                                                        ----------- -----------
    Total assets....................................... $31,526,692 $28,561,163
                                                        =========== ===========
LIABILITIES
  Dividend payable..................................... $   509,160 $   449,259
  Other liabilities....................................     196,912         --
                                                        ----------- -----------
    Total liabilities..................................     706,072     449,259
                                                        =========== ===========
STOCKHOLDERS' EQUITY...................................  30,820,620  28,111,904
                                                        ----------- -----------
    Total liabilities and stockholders' equity......... $31,526,692 $28,561,163
                                                        =========== ===========

                         CONDENSED STATEMENT OF INCOME

                                                   Year Ended December 31,
                                               --------------------------------
                                                  2000       1999       1998
                                               ---------- ---------- ----------
INCOME
  Dividends from subsidiary bank.............. $  733,790 $  817,719 $  571,834
  Interest and dividends from investment
   securities.................................     81,878     68,711     61,055
                                               ---------- ---------- ----------
    Total income..............................    815,668    886,430    632,889

OPERATING EXPENSES............................     63,025     60,509     17,201
                                               ---------- ---------- ----------
  Income before equity in undistributed net
   income of subsidiary and income taxes......    752,643    825,921    615,688
  Equity in undistributed net income of
   subsidiary.................................  1,320,990  1,594,291  1,657,037
                                               ---------- ---------- ----------
    Income before income taxes................  2,073,633  2,420,212  2,272,725
  Applicable income taxes.....................      5,915        --       9,943
                                               ---------- ---------- ----------
NET INCOME.................................... $2,067,718 $2,420,212 $2,262,782
                                               ========== ========== ==========

                      FNH CORPORATION AND SUBSIDIARY

                       CONDENSED STATEMENT OF CASH FLOWS

                                                   Year Ended December 31,
                                             -------------------------------------
                                                2000         1999         1998
                                             -----------  -----------  -----------
OPERATING ACTIVITIES
  Net income................................ $ 2,067,718  $ 2,420,212  $ 2,262,782
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Undistributed net income of subsidiary..  (1,320,990)  (1,594,291)  (1,657,037)
    Other, net..............................     112,045       81,079      (49,632)
                                             -----------  -----------  -----------
      Net cash provided by operating
       activities...........................     858,773      907,000      556,113
                                             -----------  -----------  -----------
INVESTING ACTIVITIES
  Proceeds of maturities and
   repayments of investment securities......         --           --       300,000
  Purchases of investment securities........      (8,438)    (400,000)    (169,741)
                                             -----------  -----------  -----------
      Net cash provided by (used for)
       investing activities.................      (8,438)    (400,000)     130,259
                                             -----------  -----------  -----------
FINANCING ACTIVITIES
  Cash dividends paid.......................    (673,889)    (198,460)    (516,024)
  Purchase treasury stock...................         --      (411,924)         --
  Stock options exercised...................         --       201,600          --
  Proceeds from issuance of common stock....         --           --       184,880
                                             -----------  -----------  -----------
      Net cash used for financing
       activities...........................    (673,889)    (408,784)    (331,144)
                                             -----------  -----------  -----------
      Increase in cash and cash
       equivalents..........................     176,446       98,216      355,228
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 YEAR.......................................     544,601      446,385       91,157
                                             -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR.... $   721,047  $   544,601  $   446,385
                                             ===========  ===========  ===========

                                                                         ANNEX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                        PROMISTAR FINANCIAL CORPORATION

                                      and

                                FNH CORPORATION

                      AGREEMENT AND PLAN OF REORGANIZATION

   THIS AGREEMENT AND PLAN OF REORGANIZATION, is made and entered into as of this 24th day of February, 2001 (the "Reorganization Agreement"), by and between Promistar Financial Corporation, a business corporation organized and existing under the laws of the Commonwealth of Pennsylvania with its principal office at 551 Main Street, Johnstown, Pennsylvania 15901, formerly named BT Financial Corporation ("Promistar"),

                                      AND

FNH Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania with its principal office at 98 Wendel Road, Irwin, Pennsylvania 15642 ("FNH").

                                  WITNESSETH:

   WHEREAS, the respective Boards of Directors of Promistar and FNH have determined that it would be in the best interests of their respective organizations, shareholders and customers and the communities served by them, for FNH to be merged with and into Promistar (the "Merger") pursuant to this Reorganization Agreement, whereby the shareholders of FNH will receive shares of common stock of Promistar in exchange for their shares of FNH Common Stock; and

   WHEREAS, the respective Boards of Directors of Promistar and FNH have approved the proposed merger of FNH with and into Promistar upon the terms and conditions set forth in this Reorganization Agreement; and

   WHEREAS, the parties intend that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and actions hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

   1.01. Definitions. The terms defined in this Section 1.01 shall have the meanings herein specified, unless the context clearly requires otherwise. Other terms used herein are defined elsewhere in this Reorganization Agreement.

   "Affiliate" of a Party means a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Party.

   "Articles of Merger" means the Articles of Merger delivered to the Department of State of the Commonwealth of Pennsylvania for filing pursuant to Sections 1921 et seq. of the BCL.

   "Bank" means First National Bank of Herminie.

   "Bank Merger" means the merger of Bank with and into Promistar Bank, with Promistar Bank as the Resulting Institution.

   "BCL" means the Pennsylvania Business Corporation Law of 1988, as amended.

   "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

   "Closing Date" shall have the meaning set forth in Section 2.05(a).

   "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986.

   "Comptroller" means the Office of the Comptroller of the Currency.

   "Department of Banking" means the Pennsylvania Department of Banking.

   "Dissenting Shares" means any shares of FNH Common Stock for which the shareholder has asserted dissenters rights under the provisions of Subchapter D of the BCL and who has performed every act required up to the time involved for the assertion of those rights.

   "Effective Time" means the date and time specified in the Articles of Merger.

   "Environmental Condition" shall have the meaning set forth in Section
4.01(q).

   "Environmental Law" shall mean all statutory and common law, rules, regulations, ordinances, Governmental Approvals, guidelines, policies, judicial or administrative orders or decrees of any federal, state, or local Governmental Authority relating to the protection of human health and safety or the environment.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "FDIA" means the Federal Deposit Insurance Act, as amended.

   "FDIC" means the Federal Deposit Insurance Corporation.

   "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

   "FHLMC" means the Federal Home Loan Mortgage Corporation.

   "FNH Common Stock" means the common stock, no par value per share, of FNH.

   "Governmental Approvals" means all permits, licenses, authorizations, consents, approvals, waivers, variances or exemptions issued by any Governmental Authority.

   "Governmental Authority" means any federal, state, local or foreign, regional or other judicial, governmental, administrative or regulatory authority or instrumentality.

   "NASD" means the National Association of Securities Dealers, Inc.

   "NASDAQ" means the NASD Automated Quotations System.

   "Option" means the Option granted to Promistar by FNH under the Stock Option Agreement of even date herewith between Promistar and FNH.

   "Owned Real Property" shall have the meaning set forth in Section 4.01(p).

   "Parties" means Promistar and FNH.

   "PBGC" means the Pension Benefit Guaranty Corporation.

   "Permitted Dividend" means a cash dividend or dividends, declared and paid in accordance with FNH's past practices as to time of declaration, except that such may be paid quarterly on March 1, 2001 and June 1, 2001 to coincide with the scheduled dividends of Promistar, whose amount shall not exceed $3.15 per share per calendar quarter.

   "Promistar Common Stock" means the common stock, par value $5.00 per share, of Promistar.

   "Document" means the Prospectus/Proxy Statement, together with any supplements thereto, to be sent to the shareholders of FNH to solicit their votes in connection with the transactions contemplated by this Reorganization Agreement.

   "Registration Statement" means the registration statement on Form S-4 (or other appropriate form) of Promistar, including any amendments or supplements thereto, as declared effective by the SEC under the Securities Act with respect to the issuance of Promistar Common Stock in connection with the Merger and the approval by the shareholders of the transactions contemplated by this Reorganization Agreement.

   "Regulatory Approvals" means all necessary approvals of the Merger by state and federal agencies, including the Department of Banking, the Federal Reserve Board, the FDIC and the Comptroller.

   "Schedules" means the disclosure schedules attached hereto and made a part hereof.

   "SEC" means the United States Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Service" means the United States Internal Revenue Service.

   "Subsidiary" means any corporation or other entity, the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation or other entity are at the time directly or indirectly owned or controlled by a Party.

   "Surviving Corporation" means Promistar after consummation of the Merger.

   "Taxes" means all federal, state and local taxes and similar governmental charges.

   "Transactions" means the negotiation and execution of this Reorganization Agreement and the consummation of the transactions contemplated hereby, and all related transactions.

   1.02. Accounting Terms. For all purposes of this Reorganization Agreement, unless the context clearly requires otherwise, any accounting term not specifically defined in this Reorganization Agreement shall have the meaning given to it in accordance with generally accepted accounting principles and practices within the banking industry as in effect as of the date of this Reorganization Agreement.

                                   ARTICLE II
                                   THE MERGER

   2.01. Merger. Upon satisfaction of the conditions set forth herein, at the Effective Time, FNH shall merge with and into Promistar in accordance with the provisions and procedures set forth herein, and Promistar shall be the Surviving Corporation (the "Merger"). At the Effective Time, the separate corporate existence of FNH shall cease and Promistar shall succeed to all the rights, privileges, immunities and franchises, and all the property and assets, real, personal and mixed, of FNH without the necessity for any separate conveyance or other transfer. The Surviving Corporation shall thereafter be responsible and liable for all liabilities and obligations of every kind and description, and neither the rights of creditors nor any liens on the property of FNH shall be impaired by the Merger.

   2.02. Conversion of Shares of Common Stock.

     (a) At the Effective Time, each share of FNH Common Stock then outstanding, except treasury shares and Dissenting Shares, shall be converted into the right to receive 15 shares of Promistar Common Stock (subject to possible adjustment as set forth in Sections 2.02(c) and 2.08(b) hereof, the "Exchange Ratio").

     (b) At the Effective Time, by virtue of the Merger, and without any action on the part of the shareholders of FNH, each of the then issued and outstanding shares of FNH Common Stock shall cease to exist and shall be deemed canceled, retired and eliminated, and all rights in respect thereof shall cease except, in the case of all FNH Common Stock other than treasury shares and other than Dissenting Shares, the right to receive Promistar Common Stock, regardless of whether the certificates representing such shares are surrendered to Promistar by the shareholders of FNH.

     (c) The Exchange Ratio shall be adjusted at the Effective Time to reflect any consolidation, split-up, other subdivision or combination of Promistar Common Stock, any dividend payable in Promistar Common Stock, or any capital reorganization involving the reclassification of Promistar Common Stock subsequent to the date of this Reorganization Agreement and prior to such time. Promistar shall register under the Securities Act all shares of Promistar Common Stock to be issued in the Merger prior to the Effective Time.

   2.03. Dissenting Shares. Notwithstanding anything in this Reorganization Agreement to the contrary, shares of FNH Common Stock which are issued and outstanding immediately prior to the Effective Time and which are Dissenting Shares, shall not be converted into or be exchangeable for the right to receive Promistar Common Stock unless and until the holder thereof shall fail to perfect his or her right to dissent or shall have effectively withdrawn or lost such right under the BCL, as the case may be. If such holder shall have failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his or her shares of FNH Common Stock shall thereupon be deemed to have been converted into, at the Effective Time, the right to receive shares of Promistar Common Stock at the Exchange Ratio.

   2.04. Articles of Incorporation; By-Laws. At the Effective Time, the articles of incorporation and bylaws of Promistar as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation.

   2.05. Directors and Officers.

     (a) The directors and principal officers of Promistar immediately prior to the Effective Time shall be the directors and principal officers of the Surviving Corporation from and after the Effective Time. In addition, James
  R. Lauffer, Jay A. Miller and V. David Lavella (the "Initial FNH Directors"), who are acceptable to Promistar, shall become directors of Promistar at the Effective Time to serve for such terms as determined below. At the first annual meeting ("First Annual Meeting") of the shareholders of Promistar following the consummation of the Transactions, in accordance with the bylaws of Promistar, the Initial FNH Directors must stand for election. At the First Annual Meeting, Promistar shall nominate the Initial FNH Directors and recommend the Initial FNH Directors for election by its shareholders. Promistar shall nominate the Initial FNH Directors for election at the First Annual Meeting, so that one Initial FNH Director shall be nominated for the class of directors with a term expiring in 2003, one Initial FNH Director shall be nominated for the class of directors with a term expiring in 2004, and one Initial FNH Director shall be nominated for the class of directors with a term expiring in 2005. During the period ending on the third anniversary of the Effective Time, if any of the Initial FNH Directors shall resign or become unable to serve as a director, or otherwise, for any reason, fail to be a director, the remaining Initial FNH Directors shall designate a director mutually acceptable to Promistar, who was one of the seven (7) directors of FNH immediately prior to the Effective Time, to fill such vacancy for the remainder of such director's current term (such designee shall be considered an Initial FNH Director for purposes of this Section 2.05(a)).

     (b) In addition, C. Thomas Toth who is acceptable to Promistar, shall become a director of Promistar Trust Company at the Effective Time to serve for such term as may be determined by Promistar but in no event for a term expiring before the third anniversary of the Effective Date.

     (c) In addition, Lawrence V. Mikolajcik who is acceptable to Promistar, shall become a director of Promistar Investment Advisors, Inc. at the Effective Time to serve for such term as may be determined by Promistar but in no event for a term expiring before the third anniversary of the Effective Date.

     (d) In addition, William R. Armor and Vance A. Roy who are acceptable to Promistar, shall become directors of Promistar Bank at the Effective Time to serve for such term as may be determined by Promistar but in no event for terms expiring before the third anniversary of the Effective Date.

   2.06. Closing.

     (a) The closing hereunder ("Closing") shall take place at the offices of Kirkpatrick & Lockhart LLP, Henry W. Oliver Building, 535 Smithfield Street, Pittsburgh, Pennsylvania 15222, or such other place agreed upon by the Parties, on the Closing Date selected by the Parties which shall be the latest of:

       (i) Any business day within five business days after the receipt of the approval of the Merger by the Department of Banking;

       (ii) Any business day between the thirtieth and thirty- seventh day following receipt of the last Regulatory Approval, if all other conditions set forth in Article V have been satisfied or waived;

       (iii) The fifth business day after any stay of any Regulatory Approval or any injunction against consummation of the Merger is lifted, discharged or dismissed, if all other conditions set forth in
    Article V have been satisfied or waived;

       (iv) Such other date as shall be mutually agreed to in writing by the Parties on which all other conditions set forth in Article V shall have been satisfied or waived.

     (b) Any Party may postpone the Closing Date fixed under Section 2.06(a) once for a reasonable period of time (which shall be no more than thirty
  (30) days but in no event ending later than the day of automatic termination in accordance with Section 2.08(h)) if necessary to enable it to perform any obligations hereunder, provided, that such Party provides prompt written notice to the other Parties of such postponement, stating the reasons therefor.

     (c) If FNH or Promistar shall fail to close because all the conditions precedent to its obligation to close shall not have been met on the Closing Date as postponed, such Party may immediately terminate this Reorganization Agreement by giving written notice of such termination to the other Party.

   2.07. Exchange of Certificates for Stock and Cash.

     (a) Common Stock. After the Effective Time, each holder of a certificate for theretofore outstanding shares of FNH Common Stock will be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Promistar Common Stock to which such shareholder is entitled as provided in Section 2.02 plus cash (payable by check) in lieu of any fractional share of Promistar Common Stock to which such holder would otherwise be entitled. Such exchange will be effected upon surrender of such certificate to Promistar or its exchange agent, together with a duly executed and completed letter of transmittal, which will be mailed to each holder of a certificate for theretofore outstanding shares of FNH Common Stock by Promistar or its exchange agent promptly following the Effective Time.

     (b) Fractional Shares. Neither certificates nor scrip certificates for fractions of shares of Promistar Common Stock shall be issued. Holders of FNH Common Stock who would but for Section 2.07(a) be entitled to receive fractions of shares of Promistar Common Stock shall have none of the rights with respect to such fractions of shares (including, without limitation, the right to receive dividends) which a holder shall possess in respect of a full share of Promistar Common Stock issuable as a result of the Merger, and each such holder shall receive, in lieu of the applicable fraction of a share of Promistar Common Stock, a cash payment equal to such fraction of a share of Promistar Common Stock multiplied by the closing sales price on NASDAQ for a share of Promistar Common Stock on the Closing Date as reported in the Wall Street Journal, or, if the Promistar Common Stock is not traded on such date, the next succeeding day on which such stock is traded. No interest will be paid or accrued on cash payable upon surrender of certificates previously representing Common Stock.

     (c) Failure to Surrender Certificates. Until surrendered in accordance with the provisions of this Section 2.07, the certificates which immediately prior to the Effective Time represented issued and outstanding shares of Common Stock (except for certificates representing treasury shares) shall from and after the Effective Time represent for all purposes only the right to receive Promistar Common Stock. Upon surrender of a certificate for theretofore outstanding shares of FNH Common Stock, there shall be paid to the record holder of the certificate for shares of Promistar Common Stock issued in exchange therefor (i) on the date of such exchange, the amount of dividends theretofore accrued and payable with respect to such full shares of Promistar Common Stock as of any date subsequent to the Effective Time which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender. No interest shall be payable with respect to such dividends.

     (d) Treasury Shares. At the Effective Time, each share of FNH Common Stock held in treasury shall be canceled, retired and cease to exist and no consideration shall be paid therefor.

     (e) Lost Certificates. In the event any certificate representing shares of FNH Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed certificate the shares of Promistar Common Stock deliverable in respect thereof determined in accordance with this Agreement. When authorizing such payment in exchange therefore, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

   2.08. Termination of this Reorganization Agreement. This Reorganization Agreement and the transactions contemplated hereby may be terminated:

     (a) At any time prior to the Effective Time by mutual consent of the Boards of Directors of Promistar and FNH;

     (b) By FNH, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the five-day period commencing with the Determination Date if both of the following conditions are satisfied:

       (i) the number obtained by dividing the Average Closing Price by the Starting Price (the "Promistar Ratio") shall be less than.875; and

       (ii) the Promistar Ratio shall be less than the number obtained by dividing the Final Index Price by the Index Price on the Starting Date and subtracting 0.125 from the quotient in this clause (ii) (such number being referred to herein as the "Index Ratio");

  subject, however, to the following four sentences. If FNH elects to exercise its termination right pursuant to this Section 2.08(b), it shall give written notice to Promistar (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Promistar shall have the option to increase the consideration to be received by the holders of FNH Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest thousandth) obtained by dividing (A) the product of the Starting Price, 0.875 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by
  (B) the Promistar Ratio. If Promistar so elects within such five-day period, it shall give prompt written notice to FNH of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 2.08(b) and this Reorganization Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified). If Promistar does not elect to so adjust the Exchange Ratio, this Reorganization Agreement shall terminate at 11:59 p.m., eastern time, on the fifth day after Promistar receives written notice from FNH of its election to terminate.

   For purposes of this Section 2.08(b), the following terms shall have the meanings indicated:

     "Average Closing Price" shall mean the average of the closing prices of a share of Promistar Common Stock on the Nasdaq Stock Market's National Market (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the period of 20 consecutive trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

     "Determination Date" shall mean the date on which the last required approval of a governmental entity is obtained with respect of the Merger and the Bank Merger, without regard to any requisite waiting period in respect thereof.

     "Final Index Price" shall mean the average of the Index Prices for the 20 consecutive trading days ending on the trading day prior to the Determination Date.

     "Index Group" shall mean the 15 financial institutions listed on Exhibit A hereto, the common stock of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before the Determination Date, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock and the market prices of such stock) attributed to the remaining companies shall be adjusted proportionately for purposes of determining the Final Index Price.

     "Index Price," on a given date, shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the common stocks of the companies comprising the Index Group, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded on such date.

     "Starting Date" shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Reorganization Agreement.

     "Starting Price" shall mean the closing price of a share of Promistar Common Stock on the Nasdaq Stock Market's National Market (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

   If any company belonging to the Index Group or Promistar declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 2.08(b).

     (c) As provided in Section 2.06(c);

     (d) At any time, by either Party hereto in writing, if the applications for prior approval referred to in Section 4.03(e) hereof have been denied, and the time period for appeals and requests for reconsideration has run;

     (e) At any time, by either Party hereto in writing, if the stockholders of FNH do not approve the transactions contemplated herein at the annual or special meeting duly called for that purpose;

     (f) At any time, by either Party in writing, if any of the conditions precedent to such Party's obligations to consummate the Merger has not been satisfied, fulfilled or waived by the Party entitled to so waive on or before the Closing Date, as postponed under Section 2.06(b);

     (g) Upon exercise of the Option in whole or in part; or

     (h) In any event, automatically on December 31, 2001, if the Merger has not been consummated on or before such date, unless extended by mutual consent of the Parties.

   2.09. Consequences of Termination. Upon any termination hereunder:

     (a) Sections 2.09, 2.10 and 2.11 and Article VI hereof shall survive any termination;

     (b) If Promistar terminates this Reorganization Agreement under Section 2.06(c) due to the failure of any of the conditions set forth in Section 5.01(a), (b), (c) or (m) and satisfaction of such condition was within the control of FNH, or if this Reorganization Agreement terminates under
  Section 2.08(f), then FNH shall reimburse Promistar for attorneys' fees and other expenses reasonably incurred in connection with the Transactions; any such failure of condition shall constitute a breach of this Reorganization Agreement, and Promistar shall have all rights available in law and at equity for such breach of contract;

     (c) If FNH terminates this Reorganization Agreement under Section 2.06(c) due to the failure of any of the conditions set forth in Section 5.02(a), (b) or (c), and satisfaction of such condition was within the control of Promistar or any of its Subsidiaries, then Promistar shall reimburse FNH for attorneys' fees and other expenses reasonably incurred in connection with the Transactions; such failure shall constitute a breach of this Reorganization Agreement, and FNH shall have all rights available in law and at equity for such breach of contract;

     (d) If Promistar terminates this Reorganization Agreement under Section 2.06(c) due to the failure of any of the conditions set forth in Section 5.01(d), (g), (h), (j), (k), or (l), then FNH shall reimburse Promistar for attorneys' fees and other expenses reasonably incurred in connection with the Transactions and upon payment in full thereof, FNH shall have no further liability or obligation hereunder to Promistar; and

     (e) If FNH terminates this Reorganization Agreement under Section 2.06(c) due to the failure of any of the conditions set forth in Section 5.02(g), (h) or (i), then Promistar shall reimburse FNH for attorneys' fees and other expenses reasonably incurred in connection with the Transactions and upon payment in full thereof, Promistar shall have no further liability or obligation hereunder to FNH.

     (f) If FNH terminates this Reorganization Agreement under Section 2.08(b) and Promistar has not made the election thereunder to adjust the Exchange Ratio, then Promistar shall reimburse FNH for attorneys' fees and other expenses reasonably incurred in connection with the Transactions and upon payment in full thereof, Promistar shall have no further liability or obligation hereunder to FNH.

   In no event shall the amount reimbursed for attorneys' fees and other expenses reasonably incurred in connection with the Transactions under clause
(d) or (e) of this Section 2.09 exceed $250,000.

   2.10. Confidentiality. The Parties have executed a certain Confidentiality Agreement, dated December 19, 2000 (the "Confidentiality Agreement") in connection with the Merger. Each Party has furnished and will furnish to the other Party, pursuant to this Reorganization Agreement or otherwise, confidential information concerning its business and financial condition. Each Party shall, and shall cause its employees, agents, accountants, attorneys and investment advisors to, maintain the confidentiality of such information received from the other Parties pursuant to the terms of the Confidentiality Agreement and shall not use such information for any purpose except in furtherance of the Merger and the other transactions contemplated hereby. In the event of a termination of this Reorganization Agreement, the terms of the Confidentiality Agreement shall continue to apply and, upon request by a Party, the other Party shall return or destroy all copies of written confidential information received from such Party, whether pursuant to this Reorganization Agreement or otherwise, and all documents prepared by them which contain such information.

   2.11. Public Disclosure. Each Party shall consult with the other Parties before issuing any press release or making any other public disclosure regarding the proposed Merger or the other transactions contemplated hereby and shall not issue any press release or make any other public disclosure prior to such consultations, except as may be required, in the opinion of counsel, by law or by the rules of the NASD. A copy of such press release or public disclosure (or, if not in written form, a written description thereof) shall be provided to the other Parties prior to the dissemination thereof.

                                  ARTICLE III
                             SHAREHOLDER APPROVAL

   3.01. FNH Shareholders Meeting. FNH shall submit this Reorganization Agreement to its shareholders for approval in accordance with the BCL at a meeting duly convened and held on such date as shall be agreed upon by the Parties. In connection with such meetings, FNH shall furnish the Proxy Statement/Prospectus to its shareholders. The Board of Directors of FNH shall recommend the proposed Merger to its shareholders and use their best efforts to obtain the affirmative vote of the shareholders required to approve the transactions contemplated by this Reorganization Agreement.

                                  ARTICLE IV
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

   4.01. Representations and Warranties of FNH. FNH represents and warrants to Promistar as follows:

     (a) Organization and Capitalization. FNH is a corporation duly organized and validly existing under Pennsylvania law. FNH has the corporate power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The authorized capital stock of FNH consists of 1,000,000 shares of common stock having no par value, of which 149,753 shares are issued and outstanding as of the date hereof and 9,517 shares are held in the treasury of FNH. To the knowledge of FNH, all issued and outstanding shares of FNH Common Stock are validly issued, fully paid and nonassessable. Except as disclosed on Schedule 4.01(a), there is no subscription, option, warrant, call, right, stock appreciation right or commitment of any kind obligating FNH to issue any of its stock or to acquire any of its stock under any circumstances or to pay cash on account of stock appreciation.

     (b) The Bank. The Bank is a national banking association duly organized and validly existing under the National Bank Act. The Bank has the corporate power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The Bank's deposits are insured by the Bank Insurance Fund of the FDIC. The authorized capital stock of the Bank consists of 45,000 shares of common stock having a par value of $10.00 per share, of which all shares are issued and outstanding as of the date hereof and are owned of record and beneficially by FNH. No shares are held in the treasury of the Bank. All issued and outstanding shares of the Bank are validly issued, fully paid and nonassessable. There is no subscription, option, warrant, call, right, stock appreciation right or commitment of any kind obligating the Bank to issue any of its stock or to acquire any of its stock under any circumstances or to pay cash on account of stock appreciation. FNH owns all of the issued and outstanding common stock of the Bank.

     (c) Other Subsidiaries. Towne & Country Mortgage Corporation ("Towne & Country") is a corporation validly existing under the laws of the Commonwealth of Pennsylvania. Towne & Country has full power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The authorized, issued and outstanding capital stock of Towne & Country consists of 1,000 shares of common stock with no par value per share. All issued and outstanding shares of Towne & Country common stock are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Bank.

   First Insurance Management, L.L.C. ("First Insurance") is a limited liability company validly existing under the laws of the Commonwealth of Pennsylvania. First Insurance has full power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. All issued and outstanding membership interests of First Insurance are validly issued, fully paid and nonassessable. Fifty-one percent (51%) of the membership interests of First Insurance are owned of record and beneficially by the Bank, twenty-four and one half percent (24.5%) of the membership interests of First Insurance are owned of record and beneficially by Robert F. Rupp and twenty-four and one half percent (24.5%) of the membership interests of First Insurance are owned of record and beneficially by Joseph R. Fiore. There are no other issued and outstanding membership interests of First Insurance.

     (d) Authority for Transactions. This Reorganization Agreement has been, and the Articles of Merger, when executed and delivered, will have been, duly and validly authorized, executed and delivered by FNH, subject only to Regulatory Approvals and approval by the shareholders of FNH, and upon such approvals, each will constitute the valid and binding obligations of FNH and are and will be enforceable in accordance with their respective terms.

     (e) No Conflicts. Except as set forth on Schedule 4.01(e), neither the execution, delivery and performance of this Reorganization Agreement nor the consummation of the transactions contemplated hereby, nor compliance by FNH and any of its Subsidiaries with any of the provisions hereof or thereof will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FNH or any of its Subsidiaries under any of the terms, conditions or provisions of, (A) the articles of incorporation or bylaws, as amended, of FNH or any of its Subsidiaries or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNH or any of its Subsidiaries is a party or by FNH or any of its Subsidiaries which is bound or to which any of FNH's properties or assets or any of its Subsidiaries' properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations, rights or creations which would not, in the aggregate, have a material adverse effect on FNH's or any of its Subsidiaries' business or financial condition, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FNH or any of its properties or assets or any of its Subsidiaries' or their properties or assets.

     (f) Financial Statements. FNH's annual reports to shareholders for the fiscal years ended December 31, 1997, 1998 and 1999 and the interim financial statements for the six months ended June 30, 2000, did not and will not, at the time of such report or documents, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets included in such report or documents (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such report and documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (g) Certain Changes. Except as provided on Schedule 4.01(g), since June 30, 2000, there has been (i) no material adverse change in the financial condition, assets, liabilities, income or operations of FNH, or any of its Subsidiaries; (ii) no material change in the organization or key personnel of FNH or any of its Subsidiaries; (iii) no material damage, destruction or casualty loss with respect to property owned or leased by FNH (whether or not covered by insurance) which affected or could affect the business or financial condition or results of FNH; (iv) no changes in the authorized or issued shares of FNH or any of its Subsidiaries and no declaration or payment of distributions with respect to the FNH Common Stock or the capital stock of any of its Subsidiaries or redemption or repurchase of any such shares, except for Permitted Dividends; or (v) no acquisition by FNH or any of its Subsidiaries of the assets or more than 5% of the outstanding voting capital stock of another bank or trust company.

     (h) Taxes. FNH and its Subsidiaries have filed when due all returns ("Returns") for and paid in full all material state, federal and local Taxes to the extent such filings and payments were required prior to the date of this Reorganization Agreement. Such filings comply with all applicable laws and are true, correct and complete in all material respects. Any amounts set up as accruals or reserves in the audited financial statements of FNH are sufficient in all material respects for the payment of all Taxes, whether or not presently being asserted or assessed, the liability for which has arisen from any action of FNH or any of its Subsidiaries prior to the dates of such financial statements. To the knowledge of FNH, no claims are currently being made by any taxing authority with respect to any Return, and FNH has no knowledge of any basis for any such claims. Proper and accurate amounts have been withheld and remitted by FNH and its Subsidiaries from and for their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local law. FNH and its Subsidiaries have not had any Tax deficiencies proposed or assessed against it and has not executed any waiver or extended the statute of limitations on the audit of any Return or the assessment or collection of any Tax. FNH and its Subsidiaries have not made any payment, nor is either obligated to make any payment, nor is it a party to any agreement that under certain circumstances could obligate it to make any payment, that would not be deductible under Code Sections 280G or 162(m).

     (i) Litigation. Except as set forth on Schedule 4.01(i), no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any governmental body or arbitrator ("Litigation") is pending or, to the knowledge of FNH, threatened against or affecting FNH, or any of its Subsidiaries, or their respective businesses, business assets, Common Stock or capital stock, or any of the transactions contemplated by this Reorganization Agreement, and, to the knowledge of FNH, there is no basis for any Litigation. There is presently no outstanding judgment, decree or order of any governmental body against or affecting FNH or any of its Subsidiaries, or their respective businesses, business assets, Common Stock, or any of the transactions contemplated by this Reorganization Agreement.

     (j) Compliance With Laws. FNH and each of its Subsidiaries are in compliance in all material respects with all laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof. FNH and the Bank have paid all assessments and filed all reports and statements required to be filed with respect thereto under the rules and regulations of the Comptroller.

     (k) Agreements With Banking Authorities. Neither FNH nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, the Federal Reserve or the Comptroller or any other regulatory agency which restricts its activities in any manner, or in any manner relates to the capital adequacy, credit policies or management of FNH or any of its Subsidiaries, nor has FNH or any of its Subsidiaries been advised by any such regulatory agency that it is contemplating, issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, agreement, memorandum of understanding, commitment letter or similar undertaking.

     (l) Regulatory Reports. FNH and its Subsidiaries have made available for inspection by Promistar (i) copies of all reports, if any, by FNH or its Subsidiaries to the Comptroller and (ii) all material notices, reports and review letters received from the Federal Reserve or Comptroller or any other governmental agency.

     (m) Loans. Each loan outstanding on the books of the Bank is reflected correctly in all material respects by the loan documentation relating thereto, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in accordance with the Bank's standard loan policies. The Bank has not received notice from any obligor on any such loan of a dispute with respect to that loan or that the loan may be unenforceable against the obligor. All loans sold by the Bank, including whole loans and participations, were sold without recourse. As of December 31, 2000, except as set forth in Schedule 4.01(m) attached hereto, the Bank: (i) had no loans, of any type or character, in its portfolio (A) exceeding its lending limits under applicable provisions of Pennsylvania and federal law, or (B) in violation of Regulation O or 12 C.F.R. Part 215, or similar provisions under Pennsylvania law; (ii) had no loans, of any type or character, in its portfolio in excess of $100,000 which were or should have been as of such date (A) considered non-performing or placed on a non-accrual status or (B) classified by as other loans specially mentioned, substandard, doubtful or loss loans, except in any case such loans as were listed on the Bank's most recent internal classified asset report, a copy of which has been made available to Promistar. For purposes of this Reorganization Agreement, "non-performing" and "non-accrual" shall mean any loan delinquent for 90 days or more as to the payment of interest and/or principal.

     (n) Loan Loss Reserve. The loan loss reserve maintained by the Bank for all loans in its portfolio is adequate in all material respects under the requirements of generally accepted accounting principles and practices within the banking industry to cover all material known and anticipated risks of nonpayment with regard to the Bank's loan portfolio.

     (o) Core Deposits. The Bank has delivered to, or made available for inspection by, Promistar a summary of the total amounts held by depositors that in the aggregate each have less than $100,000 on deposit with the Bank ("Core Deposits"). In addition, as described on Schedule 4.01(o), the Bank has delivered to, or made available for inspection by, Promistar a summary of all depositors that have monies on deposit at the Bank that are not Core Deposits.

     (p) Real Property. FNH and its Subsidiaries have good and marketable title to the real property (including real estate owned or acquired through foreclosure) listed in Schedule 4.01(p) ("Owned Real Property"), free and clear of all material liens, leases, security interests, title retention agreements, encumbrances, restrictions, conditions, charges, equities and claims, except those referred to in FNH's statement of financial condition dated December 31, 1999 or the notes thereto or which have arisen since such date as set forth on Schedule 4.01(p), liens for current Taxes not yet due and payable, any unfilled mechanics' liens and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or do not otherwise materially impair FNH or any of its Subsidiaries, as the case may be. The present uses of the Owned Real Property are in compliance with the present zoning classifications assigned to such real property, and all improvements constructed on the land included in the Owned Real Property have been constructed in all material respects in accordance with the requirements of all applicable building, health, safety, environmental, zoning and other federal, state and local laws, ordinances, regulations, codes, licenses or permits applicable at the time of such construction, do not contain any defect in design or construction or otherwise, and have access to existing highways, roads and utility services. Neither FNH nor any of its Subsidiaries have received any notice or request from any governmental authority, utility, insurer, board of fire authorities or similar organization for the performance of any work or alteration with respect to the Owned Real Property or for the termination or limitation of any access, services or insurance with respect thereto. All such Owned Real Property is adequately insured against loss, except with respect to Environmental Conditions. Neither FNH nor any of its Subsidiaries own any real property not listed in Schedule 4.01(p).

     (q) Environmental. Except as disclosed in Schedule 4.01(q) attached hereto:

       (i) To the knowledge of FNH and its Subsidiaries, there are no Environmental Conditions. The term "Environmental Condition" means (x) the presence in surface water, groundwater, drinking water supply, land surface, subsurface strata, above-ground or underground storage tanks or other containers, or ambient air of any pollutant, contaminant, industrial waste, hazardous waste, polychlorinated biphenyls, radioactive materials, toxic or hazardous substances ("Hazardous Substances") or (y) any violation of any statute, ordinance, regulation, administrative order, judicial order or decree or other governmental requirement relating to the emission, discharge, deposit, disposal, leaching, migration or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation or disposal of any Hazardous Substance (i) arising out of or otherwise related to the operations or other activities (including the disposition of such materials or substances) of FNH, or any of its Subsidiaries, or of any predecessor in title, interest or line of business to FNH, conducted or undertaken prior to the Closing, or (ii) existing at or prior to the Closing at any Owned Real Property, any real property leased by FNH, or any of its Subsidiaries, ("Leased Real Property"), or any property previously owned, leased, occupied, used or foreclosed upon ("Prior Property");

       (ii) To the knowledge of FNH, no investigation, administrative order, consent order, agreement, litigation or settlement with respect to any Environmental Condition is proposed, threatened or in existence, and FNH and its Subsidiaries have not received any communication from or on behalf of any governmental authority that alleges that any such Environmental Condition exists;

       (iii) To the knowledge of FNH or its Subsidiaries, with respect to FNH's or its Subsidiaries' operations or other activities, any Owned Real Property, Leased Real Property or Prior Property, FNH and each of its Subsidiaries have complied in all material respects with, and currently are in compliance in all material respects with: (A) the terms and conditions of all Governmental Approvals issued or required pursuant to any Environmental Law, and (B) all other limitations, restrictions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law, or in any written notice, order, or demand letter issued, entered, promulgated, or approved pursuant to any Environmental Law;

       (iv) Neither FNH nor any of its Subsidiaries have received any notice of violation or other notification from any Governmental Authority, or any written notice from any third party, alleging that FNH or any of its Subsidiaries is now or has been in violation of any Environmental Law;

       (v) To the knowledge of FNH and its Subsidiaries, no ozone depleting substances ("ODS"), polychlorinated biphenyls ("PCBs"), asbestos containing material ("ACM"), or urea formaldehyde insulation ("UFI") is present on or at any Owned Real Property, Leased Real Property or any Prior Property and FNH and each of its Subsidiaries have complied, in all material respects, with all regulatory requirements relating to the storage, removal, disposal or release, if any, of ODS, ACM, PCB, or UFIs which currently are or may in the past have been located on or at any Owned Real Property, Leased Real Property, and any Prior Property;

       (vi) To the knowledge of FNH and each of its Subsidiaries, there are not now any underground or aboveground storage tanks and associated piping ("Storage Tanks") on or at any Owned Real Property, Leased Real Property, or Prior Property, nor has FNH nor any of its Subsidiaries owned or operated Storage Tanks at any time;

       (vii) With respect to the ownership, use, occupation, operation and other activities of FNH, any Owned Real Property, Leased Real Property and any Prior Property, neither FNH nor any of its Subsidiaries have received any written request for information from any Governmental Authority or other Person related to any site which is, or may be, subject to actions for removal, response, remediation or cleanup of Hazardous Substances, including, but not limited to, any information request pursuant to CERCLA, comparable state statutes, or other Environmental Law;

       (viii) To the knowledge of FNH, neither FNH nor any of its Subsidiaries, nor any other Person ever caused or permitted any Hazardous Substances to be placed, stored, treated, handled or located on, under or at any Owned Real Property, Leased Real Property, or Prior Property or any part thereof other than in the ordinary course of business and in compliance with all Environmental Laws;

       (ix) To the knowledge of FNH, FNH and its Subsidiaries have complied in all material respects with all applicable provisions of any Environmental Laws that condition, restrict or prohibit the transfer, sale, lease or closure of any property for environmental reasons; no environmental lien has attached to any portion of FNH or any of its Subsidiaries or any Owned Real Property, Leased Real Property, Secured Real Property or Prior Property, and no governmental actions have been taken or are in progress that could subject any or all of the foregoing to any such lien; and

       (x) FNH and its Subsidiaries have provided copies of all material reports, documents and other information pertaining to compliance with Environmental Laws and environmental matters or liabilities arising out of, resulting from or in connection with the operations of FNH or any of its Subsidiaries, any Owned Real Property, Leased Real Property or Prior Property.

     (r) Personal Property. All personal property used by FNH and its Subsidiaries in its business is either owned or leased by FNH or its Subsidiaries and is generally suitable for the operations and business as currently conducted by FNH and its Subsidiaries.

     (s) Leases. All leased real property and leased personal property of FNH and its Subsidiaries is listed in Schedule 4.01(s) attached hereto. Except as disclosed in Schedule 4.01(s), no consents or approvals are required under the leases for such property in connection with the transactions contemplated by this Reorganization Agreement.

     (t) Material Contracts. True, correct and complete copies of all material contracts, agreements, plans, loans, leases, indentures, mortgages, instruments, or other commitments, arrangements, understandings, letters of credit or undertakings, oral or written, formal or informal, to which FNH or any of its Subsidiaries is a party or otherwise bound or to which its assets may be affected have been submitted or made available to Promistar or are included as part of Schedule 4.01(t) (hereinafter referred to individually as a "Contract" and collectively as the "Contracts"). There is no breach or default (or an event which, with notice or lapse of time or both, would constitute a default) by FNH or any of its

  Subsidiaries of or with respect to any provision of any Contract to which FNH is a party that could have a material adverse effect upon the financial condition, operations, results of operations or business of FNH. All such Contracts, including but not limited to all contracts relating to the purchase and sale of loans, are or will be assignable to Promistar or Promistar Bank, as the case may be, without further action thereby effective as of the Closing Date, except as listed in Schedule 4.01(t). Neither FNH nor any of its Subsidiaries is currently renegotiating any Contract.

     (u) Insurance. Neither FNH nor any of its Subsidiaries is in default with respect to any provisions of any liability or other forms of insurance held by each or has failed to give any notice or present any claim thereunder in a due and timely fashion. All polices of insurance are in full force and effect and are carried in an amount and are otherwise adequate to protect FNH from any material adverse loss on a consolidated basis. Neither FNH nor any of its Subsidiaries have been denied any application for insurance or had any policy of insurance terminated during the past three years, nor has FNH or any of its Subsidiaries been notified of any pending termination.

     (v) Employee Benefits.

       (i) Benefit Plans; Company Plans. Schedule 4.01(v) discloses all written and unwritten "employee benefit plans" within the meaning of
    Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, employee stock ownership, deferred compensation, consultant, bonus, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post- retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other incentive, welfare or employee benefit plan, agreement, contract, policy, trust fund or arrangement (each a "Benefit Plan"), whether or not funded and whether or not terminated, (i) maintained or sponsored by FNH or any of its Subsidiaries, or (ii) with respect to which FNH or any of its Subsidiaries has or may have liability or is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of FNH or any of its Subsidiaries or their beneficiaries, or (iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "Company Plan"). For each Company Plan, to the extent applicable to each such Company Plan, complete copies of the following have been delivered to Promistar (but in any event, no later than seven (7) days prior to the Closing Date): (i) the documents embodying the Company Plans, including the plan documents, all amendments thereto, the related trust or funding agreements, investment management agreements, administrative service contracts, insurance contracts, union or trade agreements and, in the case of any unwritten Company Plans, written descriptions thereof; (ii) annual reports including Forms 5500 and all schedules thereto for the last three years; (iii) financial statements for the last three years; (iv) actuarial reports, if applicable, for the last three years; and (v) each communication (other than routine communications) received by FNH or any of its Subsidiaries from or furnished by FNH or any of its Subsidiaries to the Service, DOL, PBGC or other governmental authorities. FNH and its Subsidiaries have also furnished to Promistar a copy of the current summary plan description and each summary of material modification prepared in the last three years for each Company Plan, and all employee manuals, handbooks, policy statements and other written materials given to employees relating to any Company Plans. No oral or written representations or commitments inconsistent with such written materials have been made to any employee of by any member of the Company Group or any employee or agent thereof.

       (ii) Company Group Matters. FNH has never been a member of a controlled group of corporations within the meaning of Sections 414(b),
    (c), (m) or (o) of the Code.

       (iii) Compliance. Each of the Company Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all material respects in compliance with all applicable Laws including, without limitation, all applicable requirements of the Code and any predecessor federal income tax laws, ERISA, the health care continuation requirements of

    COBRA, and any applicable collective bargaining agreements. Without limiting the generality of the foregoing, FNH and its Subsidiaries have provided all notices and other correspondence to employees and former employees required by the health care continuation provisions of COBRA. Each of the Company Plans and all related trusts, insurance contracts and funds have also been created, maintained, funded and administered in all material respects in compliance with applicable law, the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. To the knowledge of FNH and its Subsidiaries, no Company Plan is or is proposed to be under audit or investigation, and no completed audit of any Company Plan proposes to impose or has resulted in the imposition of any Tax, fine or penalty.

       (iv) Qualified Plans. Schedule 4.01(v) discloses each Company Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "Qualified Plan"). Each Qualified Plan has received a determination letter (or opinion or notification letter, if applicable) from the Service that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter in a manner that might adversely affect the qualification of such plan under Sections 401(c) and 501(a) of the Code. No member of the Company Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

       (v) Defined Benefit Plans; Multi-employer Plans. Schedule 4.01(v) discloses each Company Plan that is a defined benefit plan as defined in Section 3(35) of ERISA (a "Defined Benefit Plan"). No Company Plan is a multi employer plan as defined in Section 3(37) or 4001(a)(3) of ERISA. Neither FNH nor any of its Subsidiaries have a material liability for any Company Plan that is not accrued on the December 31, 1998 Balance Sheet or, that has arisen after December 31, 1998 and on and before the Closing.

       (vi) Prohibited Transactions; Fiduciary Duties; Post-Retirement Benefits. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Plan exists or has occurred or will occur in connection with the transactions contemplated by this Reorganization Agreement that could subject FNH or any of its Subsidiaries, directly or indirectly, to any material liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No reportable event (within the meaning of Section 4043(b) of ERISA) with respect to any Company Plan exists or has occurred that could result in any tax or liability material to FNH or any of its Subsidiaries. No member of the Company Group, nor any administrator or fiduciary of any Company Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that could subject FNH or any of its Subsidiaries, directly or indirectly, to any material liability for a breach of fiduciary or other duty under ERISA or any other applicable law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Company Plan that is a welfare benefit plan as described in ERISA Section 3(1).

       (vii) Except as set forth on Schedule 4.01(v), the consummation of the transactions contemplated hereby will not create, accelerate or increase any liability under any Company Plan because of the creation, acceleration or increase of any rights or benefits to which employees are entitled hereunder, and no payment required under any Company Plan in connection with the transactions contemplated hereby shall be non-deductible for federal income tax purposes by reason of Section 280G of the Code.

     (w) Labor Relations. To the knowledge of FNH, there are no pending or threatened labor disputes with any employees of FNH or employees of any of its Subsidiaries. Neither FNH nor any of its Subsidiaries are a party to a collective bargaining agreement with any of its employees. Neither FNH nor any of its Subsidiaries has existing employment contracts with any of its current or former employees, directors or officers, with the exception of those agreements listed in Schedule 4.01(w).

     (x) Related Party Transactions. Except to the extent set forth on
  Schedule 4.01(x), neither FNH nor any of its Subsidiaries have current contractual arrangements with or commitments to or from any officers, directors or employees of each other than such as are terminable at will. All current extensions of credit to the shareholders, officers, directors and employees of FNH or any of its Subsidiaries as well as business organizations and individuals associated either have been made in the ordinary course of FNH's or any of its Subsidiaries' business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other banking customers, and did not, at the time they were entered into, involve more than the normal risk of collectability or present other unfavorable features and are in compliance with all applicable regulations of the FDIC. Since December 31, 1997, all transactions with the shareholders, officers, directors and employees of FNH have complied in all material respects with the rules of the FDIC regarding such transactions, including delivery of all reports required thereunder. The transactions contemplated by this Reorganization Agreement will not (either alone, or upon the occurrence of any act or event, lapse of time or the giving of notice or failure to cure) result in any payment (severance or otherwise) becoming due from any of the Parties to any director, officer or employee of FNH or any of its Subsidiaries, except as contemplated herein.

     (y) Fidelity Bonds. FNH and each of its Subsidiaries maintained continuously fidelity bonds insuring it against acts of dishonesty by each of its employees in aggregate amounts as are customary, usual and prudent for banking institutions of its size, which coverage currently is $2,000,000.00. Since December 31, 1997, there have been no claims under such bonds with the exception of the claim disclosed in Schedule 4.01(y), and neither FNH nor any of its Subsidiaries is aware of any facts which would form the basis of a claim under such bonds. Neither FNH nor any of its Subsidiaries has reason to believe that its fidelity coverage will not continue to be available on substantially the same terms as its existing coverage.

     (z) Information Provided by FNH. All information to be provided in writing by FNH or any of its Subsidiaries for use in the Proxy Statement/ Prospectus in connection with each of the meetings of shareholders of FNH and Promistar contemplated hereby or in any application made by Promistar to the Service or to any other governmental or regulatory body in connection with the Merger, and the information to be provided in writing by FNH or any of its Subsidiaries for use in the Registration Statement, including any prospectus contained therein, will comply in all material respects with applicable laws and will not contain, as of the date thereof, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     (aa) Consents and Approvals. Except for: (i) the filing with any federal or state governmental authority of a Proxy Statement/Prospectus, a Registration Statement and any other applicable securities filings relating to the issuance of Promistar Common Stock and the meeting of the shareholders of FNH; (ii) Regulatory Approvals; (iii) the approval of the shareholders of FNH; (iv) the obtaining of third party consents as set forth in Schedule 4.01(aa); (v) the expiration of any regulatory waiting period and (vii) the notification of NASDAQ, no consents or approvals of or filings or registrations with any third party or any public body, agency or authority are necessary in connection with the execution and delivery by FNH of this Reorganization Agreement and its performance of the transactions contemplated hereby.

     (bb) Investments. Except as set forth in Schedule 4.01(bb) attached hereto, the investments reflected in FNH's statement of financial condition as of December 31, 1999 are a true, correct and complete list of the investments of FNH at such date.

     (cc) Intellectual Property. FNH and its Subsidiaries have no (i) patents, trademarks, tradenames, and copyrights and applications therefor or (ii) trade secrets (collectively referred to as the "Intellectual Property"). No claim, suit or action is pending or, to the knowledge of FNH or any of its Subsidiaries, threatened alleging that FNH or any of its Subsidiaries is infringing upon the intangible property rights of others, or that their use of the Intellectual Property infringes or conflicts with the rights of others.

     (dd) Minute Books. The minute books of FNH and each of its Subsidiaries, which have been and will continue to be made available through the Closing Date to Promistar, contain true, correct and complete records of all meetings of the shareholders, the Board of Directors and all committees thereof and accurately reflect all of the corporate action of the shareholders, the Board of Directors and all committees thereof.

     (ee) Reverse Repurchase Agreements. Neither FNH nor any of its Subsidiaries have any agreements pursuant to which purchased securities are subject to an agreement to resell.

     (ff) Shareholder and FDIC Reports. FNH and its Subsidiaries have delivered to, or made available for inspection by, Promistar copies of all reports to its shareholders and the FDIC made by it with respect to the three (3) years ended December 31, 1999 and for all calendar quarters subsequent thereto. All such reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (gg) Deposit Insurance. The deposits of the Bank are insured by the Bank Insurance Fund of the FDIC in accordance with the provisions of the FDIA, and has paid all assessments and filed all reports required by the FDIA.

     (hh) No Registration. FNH does not currently have nor has it ever had a class of securities required to be registered pursuant to the Securities Exchange Act of 1934, as amended.

   4.02. Representations and Warranties of Promistar. Promistar represents and warrants to FNH as follows:

     (a) Organization and Capitalization. Promistar is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The authorized capital stock of Promistar consists of 25,000,000 shares of common stock having a par value of $5.00 per share, of which 14,953,921 shares are issued and outstanding as of the date hereof and 2,000,000 shares of preferred stock, none of which are issued and outstanding. All issued and outstanding shares of Promistar Common Stock are validly issued, fully paid and nonassessable and all shares of Promistar Common Stock to be issued in the Merger shall be validly issued, fully paid and nonassessable.

     (b) Promistar Bank Organization and Capitalization. Promistar Bank is a bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a member of the Federal Reserve System. Promistar Bank has full power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The authorized, issued and outstanding capital stock of Promistar Bank consists of 981,864 shares of common stock having a par value of $5.00 per share. All issued and outstanding shares of Promistar Bank common stock are validly issued, fully paid and nonassessable and are owned of record and beneficially by Promistar.

     (c) Authority for Transactions. This Reorganization Agreement has been, and the Articles of Merger, when executed and delivered, will have been, duly and validly authorized, executed and delivered by Promistar, subject only to receipt of Regulatory Approvals, and upon such approvals, each will constitute the valid and binding obligations of Promistar and are and will be enforceable in accordance with their respective terms.

     (d) No Conflicts. Neither the execution, delivery and performance of this Reorganization Agreement by Promistar, nor the consummation of the transactions contemplated hereby, nor compliance by Promistar with any of the provisions hereof will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Promistar or any of its Subsidiaries under any of the terms, conditions or provisions of, (A) the articles of incorporation or bylaws, as amended, of Promistar, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Promistar or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations, rights or creations which would not, in the aggregate, have a material adverse effect on Promistar's business or financial condition on a consolidated basis, or (ii) subject to compliance with all applicable statutes and regulations, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to them or any of their respective properties or assets.

     (e) Financial Statements and SEC Documents. Promistar's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997, 1998 and 1999, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1997 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or under Sections 13(a), 13(c) 14(d) and 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed, or to be filed, with the SEC (collectively, the "SEC Documents") (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not, at the time of such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such report and documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholder's equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (f) Certain Changes. Since December 31, 1999, there has been: (i) no material adverse change in the consolidated financial condition, assets, liabilities, income or operations of Promistar taken as a whole; (ii) no material adverse change in the organization or key personnel of Promistar or any of its Subsidiaries, except for changes in the ordinary course of business, none of which, individually or in the aggregate, has been material to the business or financial condition of Promistar on a consolidated basis; (iii) no material damage, destruction or casualty loss with respect to property owned or leased by Promistar or any of its Subsidiaries (whether or not covered by insurance) which affected or could affect the business or financial condition or results of Promistar on a consolidated basis; or (iv) no acquisition by Promistar of the assets or more than 5% of the outstanding voting capital stock of another savings association, bank or company.

     (g) Litigation. Except for any matters referred to in its financial statements referred to in Section 4.02(e), (i) there are no suits, actions, investigations (formal or informal), proceedings or claims pending or, to the knowledge of Promistar, threatened against Promistar or any of its Subsidiaries or their respective assets or business or against their respective officers or directors (in their capacity as such) in law or at equity or before any governmental agency which are reasonably expected by Promistar to have a material adverse effect on the business, properties, assets, operations or liabilities of Promistar on a consolidated basis, or its right to conduct its business as presently conducted, and (ii) neither Promistar nor any of its Subsidiaries is presently subject to any injunction, order or other decree of any court or other governmental agency of competent jurisdiction.

     (h) Compliance with Laws. To the knowledge of Promistar, Promistar and each of its Subsidiaries are in compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof, except for failures to comply which, in the aggregate, would not have a material adverse effect on the conduct of, or the financial or other condition of, Promistar's business on a consolidated basis. Promistar and its Subsidiaries have paid all assessments and filed all reports and statements required to be filed with respect thereto under the rules and regulations of the Department of Banking, the Federal Reserve and the FDIC.

     (i) SEC and Shareholder Reports. Promistar has delivered to FNH, or made available for inspection by FNH, all reports to its shareholders and the SEC made by it with respect to the three (3) years ended December 31, 2000. All such reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (j) Registration Statement. All information relating to Promistar and its Subsidiaries which is included in the Registration Statement at the time it becomes effective and each amendment or supplement thereto will be accurate and complete, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (k) Information Provided by Promistar. All information to be provided in writing by Promistar for use in the Proxy Statement/Prospectus in connection with each of the meetings of shareholders of FNH and Promistar contemplated hereby or in any application made by Promistar to the Service or to any other governmental or regulatory body in connection with the Merger, and the information to be provided in writing by Promistar for use in the Registration Statement, including any prospectus contained therein, will comply in all material respects with applicable laws and will not contain, as of the date thereof, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

     (l) Consents and Approvals. Except for: (i) the filing with any federal or state governmental authority of a Proxy Statement/Prospectus, a Registration Statement and any other applicable securities filings relating to the issuance of Promistar Common Stock and the meeting of FNH shareholders at which the Merger is to be considered and the review and clearance thereof by such governmental authorities, (ii) receipt of Regulatory Approvals, and (iii) the expiration of any regulatory waiting period, and (iv) the notification of NASDAQ, no consents or approvals of or filings or registrations with any third party or any public body, agency, or authority are necessary in connection with the execution and delivery by Promistar of this Reorganization Agreement and its performance of the transactions contemplated hereby.

     (m) Taxes. Promistar and its Subsidiaries have filed when due all returns ("Returns") for and paid in full all material Taxes to the extent such filings and payments were required prior to the date of this Reorganization Agreement. Such filings comply with all applicable laws and are true and correct. Any amounts set up as accruals or reserves in the audited consolidated financial statements of Promistar are sufficient in all material respects for the payment of all Taxes, whether or not presently being asserted or assessed, the liability for which has arisen from any action of Promistar or any of its Subsidiaries prior to the dates of such financial statements. To the knowledge of Promistar, no claims are currently being made by any taxing authority with respect to any Return, and Promistar has no knowledge of any basis for any such claims. Proper and accurate amounts have been withheld and remitted by Promistar and its Subsidiaries from and for their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local law. Promistar has not had any Tax deficiencies proposed or assessed against it and has not executed any waiver or extended the statute of limitations on the audit for any Return or the assessment or collection of any Tax.

     (n) Agreements with Banking Authorities. Neither Promistar nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, the Department of Banking, the Federal Reserve or the FDIC, which restricts its activities in any manner, or in any manner relates to the capital adequacy, credit policies or management of Promistar and its Subsidiaries, nor has Promistar or any of its Subsidiaries been advised by any such regulatory agency that it is contemplating, issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, agreement, memorandum of understanding, commitment letter or similar undertaking.

   4.03. Covenants of All Parties. Each of the Parties covenants and agrees that:

     (a) Conduct of Business. From and after the date hereof and until the Closing Date, each Party shall, and shall cause each of its Subsidiaries to:

       (i) carry on its business diligently and substantially in the same manner as heretofore and, except as otherwise provided in this Reorganization Agreement, will not institute any unusual or novel methods of management or operation of its properties or business;

       (ii) maintain its books and records in the usual, ordinary and normal course;

       (iii) promptly advise the other Parties in writing of (A) the initiation of any litigation of any kind against it or any litigation by it and (B) the happening of any event which in the reasonable belief of its management may have an adverse effect on either FNH or Promistar on a consolidated basis, as the case may be;

       (iv) continue in effect its present insurance coverage at the present levels on all properties, assets, business and personnel;

       (v) use its best efforts to preserve its business organization intact, to keep available its present employees, to preserve its relationships with customers and others having business dealings with it and to maintain all of its tangible property in customary repair, order and condition (reasonable wear and tear excepted); and

       (vi) ensure that its executive officers shall meet periodically with the executive officers of the other Parties to exchange information on their respective institutions, and to facilitate an orderly transition following the Closing Date.

     (b) Environmental Studies. Within sixty days following the date of this Reorganization Agreement, Promistar shall cause to be completed, at its sole cost and expense, a Phase I environmental assessment ("Phase I assessment") of all real estate owned by FNH (the "Premises") and shall deliver a copy of each such Phase I assessment to FNH. If Promistar should determine pursuant to the results of any such Phase I assessment that (A) there has been an Environmental Condition affecting the Premises or any storage, discharge, disposal, release or emission of any Hazardous Substance in, on or from the Premises and (B) Promistar reasonably believes that it could become responsible for the remediation of such storage, discharge, disposal, release or emission or become liable for monetary damages resulting therefrom, and (C) the remediation costs or potential liability is greater than $100,000, then Promistar shall inform FNH in writing with specificity, including a good faith estimate of the cost of remediation, within thirty (30) days of Promistar's receipt of the Phase I assessment, and Promistar may, in its sole discretion, terminate this Reorganization Agreement.

     (c) Mutual Cooperation on Tax Matters. FNH and Promistar shall each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax return, any Tax audit, or any judicial or administrative proceedings relating to any Tax, and each will retain and provide the other with any records or information that may be relevant to such Tax return, Tax audit, proceeding or determination. The Party requesting assistance hereunder shall reimburse the other for direct expenses incurred in providing such assistance.

     (d) Fulfillment of Agreements. Each Party hereto shall use its best efforts to cause all of those conditions to the obligations of the other under Article V that are not beyond its reasonable control to be satisfied on or prior to the Closing and shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Reorganization Agreement.

     (e) Bank Regulatory Applications. As promptly as practicable after the date hereof, Promistar, (i) shall submit any requisite applications for prior approval of the transactions contemplated herein and in the Certificate of Merger between FNH and Promistar and the Articles of Merger between Promistar Bank and the Bank to the appropriate federal and state (if applicable) financial institution regulatory authorities depending upon the structure of the Merger, (ii) Promistar shall submit applications for prior approval of the Merger to the Federal Reserve Board, and (iii) each of the parties hereto shall, and they shall cause their respective Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. Promistar and FNH represent and warrant to the other that all information concerning it, its Affiliates and their respective directors, officers, shareholders and Subsidiaries included (or submitted for inclusion) in any such application shall be true, correct and complete in all material respects.

     (f) Adverse Actions. No Party will:

       (i) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(A) of the Code; or

       (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in the Plan being or becoming untrue in any material respect at any time prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article IV not being satisfied, or (C) a material violation of any provision of this Plan.

     (g) Options Plans. Prior to the Effective Time, Promistar and FNH shall take such action as may be necessary to cause each unexpired and unexercised option (each a "Company Option") to be automatically converted at the Effective Time into an option (each a "Parent Option") to purchase a number of shares of Promistar Common Stock equal to the number of shares of FNH Common Stock that could have been purchased under the Company Option multiplied by the Exchange Ratio, at a price per share of Promistar Common Stock equal to the option exercise price determined pursuant to the Company Option divided by the Exchange Ratio and subject to the same terms and conditions as the Company Option (other than vesting). The date of grant of the substituted Promistar Option shall be the date on which the corresponding Company Option was granted. At the Effective Time, all reference in the stock option agreements to FNH shall be deemed to refer to Promistar. Promistar shall assume all of the FNH's obligations with respect to Company Options as so amended and shall, from and after the Effective Time, make available for issuance upon exercise of Promistar Options all shares of Promistar Common Stock covered thereby and amend its Registration Statement on Form S-8 to cover the additional shares of Promistar Common Stock subject to Promistar Options granted in replacement of Company Options.

   4.04. Covenants of FNH. FNH hereby covenants and agrees that:

     (a) Access to Corporate Records. Until the Closing Date, FNH and each of its Subsidiaries shall give Promistar and its representatives full access during normal business hours to all their respective property, documents, contracts and records and such information with respect to their business affairs and properties as Promistar from time to time may reasonably request; provided, however, that FNH and each of its Subsidiaries shall not be required to give such access or information to the extent that it is prohibited therefrom by a rule, regulation or order of any regulatory body. All documents, contracts, records or information obtained pursuant to this Section 4.04(a) shall be and remain subject to the confidentiality provisions of Section 2.10 of this Reorganization Agreement.

     (b) Financial Statements and Internal Audit Reports. FNH shall promptly provide Promistar with copies of its annual, quarterly and monthly financial statements for the periods ending between the date of this Reorganization Agreement and the Effective Time. FNH shall promptly forward to Promistar copies of its periodic internal audit reports. FNH shall also promptly provide or permit inspection of all reports filed by it and the Bank during such period with the Federal Reserve Board and the Comptroller, and copies of all notices or reports sent to its shareholders to the extent permitted by law and all material notices, reports, and review letters received from the Federal Reserve Board and the Comptroller. Until the Closing Date, FNH will provide copies of all such financial statements and notices, reports and review letters to Promistar on a prompt and timely basis.

     (c) Negative Covenants--Conduct of Business. Except with the prior written consent of Promistar, which will not be unreasonably withheld or delayed, neither FNH nor any of its Subsidiaries, shall on or after the date hereof:

       (i) issue any capital notes or shares of its capital stock, declare or distribute any dividend, including any stock dividends, authorize a stock split, or authorize, issue or make any other distribution of, on, or with respect to, its capital stock except for (a) Permitted Dividends and (b) the Option granted pursuant to the Stock Option Agreement between FNH and Promistar of even date herewith;

       (ii) except as permitted pursuant to Section 4.04(f) hereof, merge with, consolidate with, sell its assets to, or acquire substantially all the assets of, any other corporation, bank or Person, or enter into any other transaction not in the ordinary course of business;

       (iii) make any direct or indirect redemption, purchase or other acquisition of any of its capital stock;

       (iv) create or award any pension or profit sharing plan, bonus, deferred compensation, death benefit or retirement plan, or any other employee benefit, enter into any employment or consulting contract (written or otherwise), or grant any bonuses to any officer, director or employee other than in the ordinary course;

       (v) amend its articles of incorporation or bylaws except as may be necessary to consummate the transactions contemplated by this Reorganization Agreement or as required by law;

       (vi) incur any liability or obligation or make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course of business;

       (vii) increase the rate of compensation of any director, officer, employee or agent or enter into any agreement to increase the rate of compensation of any director, officer or employee, other than normal increases in the ordinary course of business and consistent with past practice;

       (viii) unless permitted by Promistar, take any action that would entitle any employee to receive severance pay prior to the Closing Date;

       (ix) intentionally do anything or intentionally fail to do anything which will cause a breach or a default under any contract, agreement, commitment or obligation to which it is a party or by which it may be bound;

       (x) except for securities transactions effected in the ordinary course of business, make any capital expenditures in excess of $150,000 in the aggregate;

       (xi) modify or extend any service bureau contracts, hardware/software maintenance agreements, lease agreements or other contracts that involve annual payments that exceed $25,000 per contract or $100,000 in the aggregate;

       (xii) change its lending, borrowing, investment, asset/ liability management or other material banking policies in any material respect except as may be required by changes in applicable law, regulation or regulatory directives, except that, in connection with the closing of the transactions contemplated hereby, shall cooperate in good faith with Promistar to adopt policies, practices and procedures consistent with those utilized by Promistar and its Affiliates;

       (xiii) open or close any branch offices except for the proposed opening of the Redstones Highlands North Huntingdon facility;

       (xiv) fail to pay any Tax or any other liability or charge when due, other than charges contested in good faith by appropriate proceedings; or

       (xv) make, change or revoke any Tax election or make any agreement or settlement with any taxing authority.

     (d) Consents and Approvals. FNH and each of its Subsidiaries shall cooperate with Promistar in furnishing such information concerning FNH's business and affairs and its directors and officers as is reasonably necessary or requested in order to enable Promistar to prepare and file the Registration Statement and all applications for Regulatory Approvals, and in obtaining such other consents required under any agreements which Promistar shall request to be obtained to the extent required to consummate the Merger. FNH and each of its Subsidiaries shall use its best efforts to obtain the approval or consent of any federal, state or other regulatory agency having jurisdiction to the extent that such approvals or consents are required to effect the Merger and the other transactions contemplated hereby.

     (e) Notice of Changes. Until the Effective Time, FNH and each of its Subsidiaries shall give Promistar prompt written notice of any material change or inaccuracies in any data previously given or made available to Promistar pursuant to this Reorganization Agreement. Notice of changes to
  Schedule 4.01(m) of this Reorganization Agreement shall be effected by promptly furnishing to Promistar current monthly lists of doubtful, nonperforming or problem loans.

     (f) Acquisition Proposals. Neither FNH nor any of its Subsidiaries, nor any of its officers or directors or the officers and directors of its Subsidiaries, nor any of its other affiliates (as defined in Rule 12b-2 under the Exchange Act) (each, an "Affiliate") shall, and FNH shall cause it and its Subsidiaries' its employees, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by and any individual member or employee of the foregoing) (each, an "Agent") not to,

       (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to any of them or their respective shareholders) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of, (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or

       (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or

       (iii) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal.

Notwithstanding the foregoing, FNH may, in response to an unsolicited written Acquisition Proposal, which proposal (insofar as it relates to the consideration to be paid to FNH or its stockholders) is not subject to a financing condition, furnish (subject to a confidentiality agreement reasonably acceptable to FNH) confidential or non-public information concerning its business, properties or assets to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") or negotiate with such Potential Acquirer if (i) Promistar shall have been given not less than five business days' advance written notice of FNH's intention to do so, (ii) the board of directors of FNH is advised by its independent financial advisors that providing confidential or non-public information to the Potential Acquirer is likely to lead to an acquisition transaction on terms that would yield a materially higher value to FNH's stockholders, than the Merger and (iii) based upon advice of its independent legal counsel, its board of directors determines in good faith that the failure to provide such confidential or non-public information to such Potential Acquirer would constitute a breach of its fiduciary duty to FNH and its stockholders. In the event FNH hereto shall determine to provide any information or negotiate as described above, or shall receive any offer of the type referred to above, it shall promptly inform Promistar that information is to be provided, that negotiations are to take place or that an offer has been received and shall furnish Promistar hereto the identity of the person receiving such information or the proponent of such offer, if applicable, and, if an offer has been received, a description of the material terms thereof, FNH may enter into a definitive agreement for an acquisition transaction which meets the requirements set forth above with a Potential Acquirer with which it is permitted to negotiate pursuant to this Section 4.04(f) only if (i) the board of directors of FNH shall have duly determined that such acquisition transaction would yield a materially higher value to FNH's stockholders than the Merger and that the execution of such definitive agreement is in the best interests of FNH's stockholders, (ii) at least ten business days prior to the execution of such definitive agreement, FNH shall have furnished Promistar with a copy of such definitive agreement and (iii) Promistar shall have failed within such ten business day period to offer to amend the terms of this Reorganization Agreement in order that the Merger would yield a value to FNH's stockholders at least equal to the acquisition transaction. In making the determination required by clause (i) above, the board of directors shall consider all relevant considerations and factors, including, without limitation, the form and value of the consideration, the extent to which the economic benefits of the acquisition transaction differ from the economic benefits contemplated by this Reorganization Agreement, the likelihood that the Potential Acquirer will be able to obtain financing to consummate the acquisition transaction, the proposed closing date, the certainty of consummation, antitrust issues and closing conditions.

     (g) Indemnification.

       (i) FNH will indemnify and hold harmless Promistar and each Person, if any, who controls Promistar within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which Promistar or such controlling Persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (A) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that any such statement or omission was provided by FNH or any of its Subsidiaries to Promistar or (B) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading in any document distributed to any FNH shareholder to the extent that any such statement or omission was provided by FNH or any of its Subsidiaries to Promistar, and FNH will reimburse Promistar and each such controlling Person for any legal or other expenses reasonably incurred by Promistar or such controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that FNH will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any of the Registration Statement, the Proxy Statement/Prospecutus or any amendment or supplement thereto, or any related preliminary prospectus that was made or omitted in reliance upon and in conformity with written information furnished by the other Parties specifically for use therein. This indemnity agreement will be in addition to any liability which FNH may otherwise have.

       (ii) Promptly after receipt by an indemnified party under this
    Section 4.04(g) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 4.04(g), notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this
    Section 4.04(g). In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 4.04(g) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

       (iii) If recovery is not available under the foregoing indemnification provisions of this Section 4.04(g) for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution for liabilities and expenses, except to the extent that contribution is not permitted under
    Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the transactions contemplated hereby, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. FNH and Promistar agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capital allocations.

     (h) Deposits. FNH shall offer rates on all deposits which are in accordance with present institutional guidelines and which are priced within local competitor offerings. Further, FNH shall not accept any broker or out of area deposits and shall price all "jumbo deposits" in accordance with existing practice. Such jumbo deposits shall be offered only to local retail, public or corporate accounts.

     (i) Furnishing Information. FNH and each of its Subsidiaries shall cooperate with Promistar in furnishing such information concerning the business of FNH and each of its Subsidiaries as is reasonably necessary or requested in order to prepare and file the Registration Statement and Proxy Statement/Prospectus to be used in connection with the meeting of the stockholders of as provided in Section 3.01 hereof, or to prepare and file any applications for regulatory or governmental approvals.

     (j) Certain Tax Matters.

       (i) Tax Returns and Payment of Taxes for Periods Through the Closing Date. FNH shall include its income on its federal income tax return for all periods up to and including the Closing Date and will pay any tax due thereon. FNH also shall pay its state or local income tax for all taxable periods up to and including the Closing Date. The income of FNH shall be apportioned for the period up to and including the Closing Date and the period after the Closing Date by closing the books of FNH as of the close of business on the Closing Date.

       (ii) Carrybacks. If is required to carry back any item of loss, deduction or credit that arises in any taxable period ending after the Closing Date to a tax return of FNH for any taxable period ending on or before the Closing Date, Promistar will be entitled to any refund or credit of taxes realized as a result thereof.

     (k) Stock Options and Stock Appreciation Rights. FNH shall cause all stock options and/or stock appreciation rights to fully vest upon the execution of this Reorganization Agreement to the extent not previously vested and shall permit the holders thereof to exercise such options and stock appreciation rights immediately prior to the Effective Time such that the market price of FNH Common Stock at such exercise will be equivalent to the closing price of Promistar Common Stock on the Closing Date multiplied by the Exchange Ratio.

   4.05. Covenants of Promistar. Promistar hereby covenants and agrees that:

     (a) Access to Corporate Records. Until the Closing Date, Promistar shall give FNH and its representatives full access during normal business hours to all its property, documents, contracts and records and such information with respect to its business affairs and properties (in each case including those of its Subsidiaries) as FNH from time to time may reasonably request; provided, however, that Promistar shall not be required to give such access or information to the extent that it is prohibited therefrom by a rule, regulation or order of any regulatory body. All documents, contracts, records or information obtained pursuant to this Section 4.05(a) shall be and remain subject to the confidentiality provisions of Section 2.09 of this Reorganization Agreement.

     (b) Financial Statements. Promistar shall promptly provide FNH with copies of its annual and quarterly financial statements, as included in its reports on Form 10-K or 10-Q, respectively, as filed with the SEC pursuant to the requirements of the Exchange Act, for the periods ending between the date of this Reorganization Agreement and the Effective Time. Until the Closing Date, Promistar will provide copies of any reports it files with the SEC under the Exchange Act to FNH on a prompt and timely basis.

     (c) Consents and Approvals. Promistar shall use its best efforts to obtain the approval or consent of any federal, state or other regulatory agency having jurisdiction to the extent that such approvals or consents are required to effect the Merger and the other transactions contemplated hereby.

     (d) Notice of Changes. Until the Effective Time, Promistar shall give FNH prompt written notice of any material change or inaccuracies in any data previously given or made available to FNH pursuant to this Reorganization Agreement.

     (e) Furnishing Information. Promistar shall cooperate with FNH in furnishing such information concerning the business of Promistar as is reasonably necessary or requested in order to prepare and file the Registration Statement and Proxy Statement/Prospectus to be used in connection with the meetings of the shareholders of FNH as provided in
  Section 3.01 hereof, or to prepare and file any applications for regulatory or governmental approvals. Promistar shall provide to FNH and their respective counsel a copy of the Registration Statement and each application for regulatory or governmental approval, including all amendments to such documents, in draft form prior to filing and provide FNH and its counsel reasonable opportunity to comment upon such. Promistar shall provide FNH and its counsel, as soon as practicable after the date of filing, a copy of the Registration Statement and each application for governmental or regulatory approval. Promistar shall provide to FNH and their respective counsel a copy of all correspondence to and from the various regulatory agencies with respect to the Registration Statement and the regulatory applications.

     (f) Liability Insurance for Officers and Directors.

       (i) After the Effective Time until the sixth (6th) anniversary of the Effective Time, Promistar, as successor to FNH, shall indemnify and hold harmless any former directors, officers, employees or agents of FNH or any of its Subsidiaries who have rights to indemnification under the articles of incorporation and bylaws of FNH from and against any and all claims, losses, liabilities or damages arising out of or in connection with any of their activities in such capacities or on behalf of, or at the request of FNH, prior to the Effective Time ("Claims") in accordance with and to the extent required under the articles of incorporation and bylaws of FNH. This section shall not be construed to increase, in any manner, any liabilities or obligations Promistar would otherwise have as the successor by merger to FNH.

       (ii) In the event Promistar or its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, Promistar will use reasonable efforts so that the successors and assigns of Promistar shall assume the obligations set forth in this Section 4.05(f).

     (g) Indemnification.

       (i) Promistar will indemnify and hold harmless FNH and each Person, if any, who controls FNH within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which Promistar or such controlling Persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (A) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement/Prospectus or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that any such statement or omission relates to Promistar or (B) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading in any document distributed to any shareholder to the extent that any such statement or omission relates to Promistar, and will reimburse and each such controlling Person for any legal or other expenses reasonably incurred by or such controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Promistar will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any of the Proxy Statement/Prospectus or any amendment or supplement thereto, or any related preliminary prospectus that was made or omitted in reliance upon and in conformity with written information furnished by FNH specifically for use therein. This indemnity agreement will be in addition to any liability which Promistar may otherwise have.

       (ii) Promptly after receipt by an indemnified party under this
    Section 4.05(g) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 4.05(g), notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this
    Section 4.05(g). In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 4.05(g) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

       (iii) If recovery is not available under the foregoing indemnification provisions of this Section 4.05(g) for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution for liabilities and expenses, except to the extent that contribution is not permitted under
    Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the transactions contemplated hereby, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. FNH and Promistar agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocations.

     (h) Employee Matters.

       (i) Any full-time employee of FNH whose employment with FNH or any of its Subsidiaries is terminated, other than for cause, by Promistar within six months after the Effective Time, and not offered a comparable job with Promistar or an affiliate of Promistar, will be paid severance pay equal to one week's W-2 compensation multiplied by each year of service with FNH or any of its Subsidiaries not exceeding twenty-six weeks' salary. Notwithstanding the preceding sentence, if the former FNH employee so terminated was a Vice President with FNH immediately prior to the Effective Time, such employee will be paid severance pay equal such employee's W-2 compensation for the 2000 calendar year. For purposes of this section, a job shall not be considered comparable if it requires the employee to work less than 30 hours per week or is at a location more than 30 miles from FNH's main office.

       (ii) All employees of FNH or any of its Subsidiaries immediately prior to the Effective Time who are employed by Promistar following the Effective Time ("Transferred Employees") will be entitled to participate in Promistar's employee benefit plans as to which they are eligible without fulfilling any vesting requirement and shall be entitled to credit for their length of service, compensation, job classification or position with FNH or any of its Subsidiaries, to the extent permissible under all applicable laws and regulations and the terms and benefits of Promistar's current benefit plans or those of its Affiliates, as amended to the extent necessary pursuant to the terms of this section. Promistar agrees that any preexisting condition, limitation or exclusion in its health plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by FNH on the date of the Merger and then change coverage to Promistar's medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll in Promistar's health plans. Except with respect to any defined benefit pension plan sponsored by Promistar or an Affiliate of Promistar, a Transferred Employee's service with FNH or any of its Subsidiaries shall be recognized as service with Promistar for purposes of eligibility, participation, vesting, and benefit accruals, subject to applicable break-in-service rules and to the extent permissible under all applicable laws and regulations and the terms and benefits of Promistar's current benefit plans or those of its Affiliates, as amended to the extent necessary pursuant to the terms of this section. With respect to any defined benefit pension plans sponsored by Promistar or an Affiliate of Promistar, a Transferred Employee's service with FNH or any of its Subsidiaries shall be recognized as service with Promistar for purposes of eligibility, participation, vesting, benefit accruals, subject to the extent permissible under all applicable laws and regulations and the terms and benefits of Promistar's current benefit plans or those of its Affiliates, as amended to the extent necessary pursuant to the terms of this section.

   Nothing contained in this Section shall be deemed to be a contract for employment nor a guaranty or right to employment with Promistar or its Affiliates for any Person, nor shall anything contained in this Section constitute an agreement by Promistar or its Affiliates not to revise, amend, revoke, or terminate any employee benefit plan or arrangement that it may in the future make available to its employees, including Transferred Employees.

   Notwithstanding anything contained herein to the contrary, the obligations of Promistar contained in this Section shall survive the Closing.

       (i) Registration Statement. Promistar shall prepare, and shall file with the SEC, and shall use its best efforts to cause to become effective, the Registration Statement covering the shares of Promistar Common Stock to be delivered pursuant to this Reorganization Agreement and shall use its best efforts to register or qualify such securities, if required, under applicable state securities laws. If any material change occurs in the facts set forth in the Registration Statement, Promistar shall promptly notify FNH in writing of such change (other than with respect to information supplied by FNH for inclusion therein) and shall prepare, in accordance with the requirements of the Securities Act of 1933, as amended, and file amendments to the Registration Statement that may be appropriate or required.

                                   ARTICLE V
                              CONDITIONS PRECEDENT

   5.01. Conditions Precedent to the Obligations of Promistar. The obligations of Promistar to consummate the transactions contemplated by this Reorganization Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Promistar to the extent permitted by law:

     (a) Performance of Covenants. Each of the covenants to be performed by FNH hereunder on or before the Closing Date shall have been duly performed in all material respects; and the President and Secretary of FNH shall each have executed and delivered to Promistar a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

     (b) Representations True at Closing. The representations and warranties made by FNH herein and in any certificate provided to Promistar hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), and the President and Secretary of FNH shall each have executed and delivered to Promistar a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

     (c) Certified Resolutions. FNH and the Bank shall each have furnished Promistar with a certified copy of resolutions duly adopted by each of its Board of Directors with approval (by at least 80% of all members of the entire board) authorizing and approving this Reorganization Agreement and the transactions contemplated hereby and by the shareholders of the Bank approving this Reorganization Agreement and the transactions contemplated thereby.

     (d) Shareholder Approval. This Reorganization Agreement shall have been approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of FNH Common Stock, and FNH shall have furnished Promistar with a certified copy of resolutions duly adopted by its shareholders authorizing and approving this Reorganization Agreement and the transactions contemplated hereby.

     (e) Government Approvals and Other Consents. Promistar and FNH and their Subsidiaries shall have received in form and substance satisfactory to Promistar all necessary federal and state Regulatory Approvals, shareholder or other consents necessary to permit consummation of the Merger and the Bank Merger transactions contemplated hereby and all applicable waiting periods required by law shall have expired or elapsed. No such approvals and consents shall require Promistar or such Subsidiary to enter into any agreement or stipulation that is inconsistent with prior Federal Reserve, Comptroller, FDIC or Department of Banking practice or procedure and Pennsylvania law and all applicable waiting periods required by law shall have expired or elapsed.

     (f) No Injunction. No action, proceeding, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Reorganization Agreement, the consummation of the transactions contemplated hereby or the Merger, which, in the good faith judgment of Promistar, would make it inadvisable to consummate such transactions.

     (g) No Material Misstatements or Omissions. Subject to the cure provisions of Section 2.06(b), Promistar shall not have discovered any material error, misstatement or omission in any information furnished in writing or to be furnished in writing to Promistar hereunder, or in the information to be furnished by FNH or any of its Subsidiaries and contained in the Registration Statement.

     (h) Changes in Financial Condition. Since the date of this Reorganization Agreement, there shall not have occurred any material adverse change in the business, financial condition, or results of operation of FNH on a consolidated basis, other than changes resulting from or attributable to changes in laws or regulations, generally accepted accounting principles, or interpretations thereof, that affect the banking industry generally.

     (i) Registration Statement. The Registration Statement covering the shares of Promistar Common Stock to be issued to the shareholders of FNH under this Reorganization Agreement shall have been declared effective by the SEC, shall be exempt or declared effective in each state having jurisdiction thereon, and no stop order proceeding shall be pending or threatened with respect thereto.

     (j) Opinion of Counsel. An opinion of Buchanan Ingersoll, P.C. counsel for FNH shall have been delivered to Promistar, dated the Closing Date, and in form and substance satisfactory to Promistar and its counsel but continuing customary qualifications and limitations, substantially to the effect that:

       (i) FNH is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full power and authority to carry on its business as described in the Proxy Statement/Prospectus and to carry out the transactions contemplated by this Reorganization Agreement. The authorized capital stock of FNH consists of 1,000,000 shares of common stock having no par value per share, of which, according to the records of FNH, 149,753 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of FNH Common Stock are validly issued, fully paid and nonassessable. Except as disclosed on Schedule 4.01(a), to the knowledge of such counsel, there is no subscription, option, warrant, call, right, stock appreciation right or commitment of any kind obligating FNH to issue any of its stock or to acquire any of its stock under any circumstances or to pay cash on account of stock appreciation.

       (ii) The Bank is a national banking association duly organized and validly existing under the National Bank Act. The Bank has the corporate power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The Bank's deposits are insured by the Bank Insurance Fund of the FDIC. The authorized capital stock of the Bank consists of 45,000 shares of common stock having a par value of $10.00 per share, of which, according to the records of the Bank, all such shares are issued and outstanding as of the date hereof and are owned of record and beneficially by FNH. To the knowledge of such counsel, no shares are held in the treasury of the Bank. All issued and outstanding shares of the common stock of the Bank are validly issued, fully paid and nonassessable. To the knowledge of such counsel, there is no subscription, option, warrant, call, right, stock appreciation right or commitment of any kind obligating the Bank to issue any of its stock or to acquire any of its stock under any circumstances or to pay cash on account of stock appreciation. To the knowledge of such counsel, FNH owns all of the issued and outstanding common stock of the Bank.

       (iii) Organization and Capitalization of Other Subsidiaries. Towne & Country is a mortgage company validly existing under the laws of the Commonwealth of Pennsylvania. Towne & Country has full power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. The authorized, issued and outstanding capital stock of Towne & Country consists of 1,000 shares of common stock with no par value per share. All issued and outstanding shares of Towne & Country common stock are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Bank.

       First Insurance is a limited liability company validly existing under the laws of the Commonwealth of Pennsylvania. First Insurance has full power and authority to carry on its business as it is now being operated and to carry out the transactions contemplated by this Reorganization Agreement. All issued and outstanding membership interests of First Insurance are validly issued, fully paid and nonassessable. Fifty-one percent (51%) of the membership interests of First Insurance are owned of record and beneficially by the Bank, twenty-four and one half percent (24.5%) of the membership interests of First Insurance are owned of record and beneficially by Robert F. Rupp and twenty-four and one half percent (24.5%) of the membership interests of First Insurance are owned of record and beneficially by Joseph R. Fiore. To the knowledge of such counsel, there are no other issued and outstanding membership interests of First Insurance.

       (iv) This Reorganization Agreement has been, and the Articles of Merger, when executed and delivered, will have been, duly and validly authorized, executed and delivered by FNH, and constitute and will constitute the valid and binding obligations of FNH and are and will be enforceable in accordance with their respective terms, except as limited by, among other things, (a) bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (b) general equitable principles,
    (c) laws relating to the safety and soundness of insured depository institutions, (d) the possible unavailability of certain remedies in the event of non-material breaches of such agreements, and (e) the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       (v) Neither the execution, delivery and performance of this Reorganization Agreement by FNH, nor the consummation of the transactions contemplated hereby, nor compliance by FNH with any of the provisions hereof will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FNH or any of its Subsidiaries under any of the terms, conditions or provisions of, (A) the articles of incorporation or bylaws, as amended, of FNH or the Bank, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation known to such counsel to which FNH or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, etc. which would not, in the aggregate, have a material adverse effect on FNH's business or financial condition on a consolidated basis, or (ii) to its knowledge, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to them or any of their respective properties or assets.

       (vi) FNH has obtained all necessary federal and state governmental and Regulatory Approvals in order to consummate the Merger.

   In expressing such opinion, counsel may rely on certificates of officers and other representatives of FNH as to matters of fact and certificates of public officials as to matters within their jurisdiction. Such opinion shall be governed by the Legal Opinion Accord of the ABA Section of Business Law (1991).

     (k) Expenses. FNH shall have paid all out-of-pocket expenses and disbursements, including legal, accounting and investment banking fees incurred by FNH in connection with the Transactions, except for reasonable out-of-pocket expenses actually incurred that the parties acknowledge have not been billed on or before the Closing Date; and the President and Secretary of FNH shall each have executed and delivered to Promistar a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

     (l) Tax Opinion. Promistar shall have received an opinion of Kirkpatrick & Lockhart LLP, in form and substance reasonably satisfactory to Promistar, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion,
  (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that accordingly no gain or loss will be recognized by Promistar or FNH as a result of the Merger; and (ii) no gain or loss will be recognized by FNH's shareholders as a result of the receipt of Promistar Common Stock in the Merger. In rendering such opinion, Kirkpatrick & Lockhart may require and rely upon representations contained in certificates of officers of Promistar, FNH, and others.

     (m) Affiliates Agreements. Promistar shall have received a duly executed Affiliates' Agreement from each director and officer of FNH in the form of Exhibit B attached hereto.

     (n) Fairness Opinion. FNH shall have received an opinion from Berwind Financial, L.P. dated within five days of the date of the Proxy
  Statement/Prospectus that Exchange Ratio is fair from a financial point of view to the shareholders of FNH.

     (o) Lauffer Agreement. James R. Lauffer ("Mr. Lauffer") and Promistar shall have entered into an agreement which terminates certain prior agreements between Mr. Lauffer and FNH and/or its Subsidiaries and provides certain benefits to Mr. Lauffer in a form consistent with the understanding of the parties on the date hereof.

     (p) Termination of FNH Corporation Employee Stock Ownership Plan. FNH shall have taken all necessary action to cause the termination of the FNH Corporation Employee Stock Ownership Plan effective as of the Effective Time.

   5.02. Conditions Precedent to the Obligations of FNH. The obligations of FNH to consummate the transactions contemplated by this Reorganization Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by FNH to the extent permitted by law:

     (a) Performance of Covenants. Each of the covenants to be performed by Promistar hereunder on or before the Closing Date shall have been duly performed in all material respects; and the President and Secretary of Promistar shall each have executed and delivered to FNH a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

     (b) Representations True at Closing. The representations and warranties made by Promistar herein and in any certificate provided by Promistar hereunder shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), and the President and Secretary of Promistar shall each have executed and delivered to FNH a certificate, dated as of the Closing Date, to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition.

     (c) Certified Resolutions. Promistar and Promistar Bank shall each have furnished FNH with a certified copy of resolutions duly adopted by the Board of Directors of Promistar and Promistar Bank authorizing this Reorganization Agreement and the transactions contemplated hereby and by the shareholder of Promistar Bank approving this Reorganization Agreement and the transactions contemplated hereby.

     (d) Shareholder Approval. This Reorganization Agreement shall have been approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of FNH Common Stock.

     (e) Government Approvals and Other Consents. Promistar and FNH and their Subsidiaries shall have received in form and substance satisfactory to Promistar all necessary federal and state governmental and Regulatory Approvals, shareholder approvals and other consents necessary to permit consummation of the Merger and the Bank Merger transactions contemplated hereby, and all applicable waiting periods required by law shall have expired or elapsed. No such approvals and consents shall require FNH or its Subsidiaries to enter into any agreement or stipulation that is inconsistent with prior Federal Reserve, Comptroller, FDIC, Department of Banking practice or procedure, or Pennsylvania law.

     (f) No Injunction. No action, proceeding, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Reorganization Agreement, the consummation of the transactions contemplated hereby or the Merger, which, in the good faith judgment of FNH, would make it inadvisable to consummate such transactions.

     (g) No Material Misstatements or Omissions. Subject to the cure provisions of Section 2.06(b), FNH shall not have discovered any material error, misstatement or omission in any information furnished in writing or to be furnished in writing to hereunder, or in the information to be furnished by Promistar or its Subsidiaries and contained in the Registration Statement.

     (h) Changes in Financial Condition. Since the date of this Reorganization Agreement, there shall not have occurred any material adverse change in the business financial condition, or results of operation of Promistar on a consolidated basis, other than changes resulting from or attributable to changes in laws or regulations, generally accepted accounting principles, or interpretations thereof, that affect the banking industry generally.

     (i) Registration Statement. The Registration Statement covering the shares of Promistar Common Stock to be issued to the shareholders of FNH under this Reorganization Agreement shall have been declared effective by the SEC, shall be exempt or declared effective in each state having jurisdiction thereon, and no stop order proceeding shall be pending or threatened with respect thereto.

     (j) Opinion of Promistar and Counsel. An opinion of Kirkpatrick & Lockhart LLP, counsel for Promistar, shall have been delivered to FNH, dated the Closing Date, and in form and substance satisfactory to and its counsel but continuing customary qualifications and limitations, substantially to the effect that:

       (i) Promistar is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full power and authority to carry on its business as described in the Proxy Statement/Prospectus and to carry out the transactions contemplated by this Reorganization Agreement. The authorized capital stock of Promistar consists of 25,000,000 shares of common stock having a par value of $5.00 per share, of which, according to the records of the transfer agent of Promistar, 14,953,921 shares are issued and outstanding as of the date hereof and 2,000,000 shares of preferred stock, no par value, none of which, according to the records of the transfer agent of Promistar, are issued and outstanding as of the date hereof. All issued and outstanding shares of Promistar Common Stock are validly issued, fully paid and nonassessable.

       (ii) Promistar Bank is a bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and a member of the Federal Reserve System. Promistar Bank has full power and authority to carry on its business as described in the Proxy Statement/Prospectus and to carry out the transactions contemplated by this Reorganization Agreement. The authorized, issued and outstanding capital stock of Promistar Bank consists of 981,864 shares of common stock having a par value of $5.00 per share, according to the records of Promistar Bank. All issued and outstanding shares of Promistar Bank Common Stock are validly issued, fully paid and nonassessable.

      (iii) This Reorganization Agreement has been, and the Articles of Merger, when executed and delivered, will have been, duly and validly authorized, executed and delivered by Promistar, and constitute and will constitute the valid and binding obligations of Promistar and are and will be enforceable in accordance with their respective terms, except as limited by, among other things, (a) bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (b) general equitable principles, (c) laws relating to the safety and soundness of insured depository institutions,
   (d) the possible unavailability of certain remedies in the event of non-material breaches of such agreements, and (e) the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       (iv) Promistar has obtained all necessary federal and state governmental and Regulatory Approvals in order to consummate the Merger.

       (v) The Registration Statement has become effective under the order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or threatened under the Securities Act.

   In expressing such opinion, counsel may rely on certificates of officers and other representatives of Promistar as to matters of fact and certificates of public officials as to matters within their jurisdiction. Such opinion shall be governed by the Legal Opinion Accord of the ABA Section of Business Law (1991).

     (k) Fairness Opinion. FNH shall have received an opinion from Berwind Financial, L.P. dated within five (5) days of the date of the Proxy Statement/Prospectus that the Exchange Ratio is fair from a financial point of view to the shareholders of FNH.

     (l) Lauffer Agreement. Mr. Lauffer and Promistar shall have entered into an agreement which terminates certain prior agreements between Mr. Lauffer and FNH and/or its Subsidiaries and provides certain benefits to Mr. Lauffer in a form consistent with the understanding of the parties on the date hereof.

   5.03. Waivers. A condition precedent as set forth in this Article V shall be deemed to be satisfied if it has been materially and reasonably satisfied, and no Party shall fail to consummate the transactions described herein by reason of a breach of any covenant or the failure to satisfy a condition precedent unless such breach or failure is material to such transactions as a whole. Any condition waived in writing by the Party entitled to the benefit thereof shall thereafter cease to be a condition precedent for purposes of this Article V.

                                   ARTICLE VI
                              BROKERS AND EXPENSES

   6.01. Brokers. Promistar represents and warrants to FNH that no broker or finder has acted for it in connection with the execution and delivery of this Reorganization Agreement or the transactions contemplated hereby other than Keefe, Bruyette & Woods, Inc. FNH represents and warrants to Promistar that no broker or finder has acted for it in connection with the execution and delivery of this Reorganization Agreement or the transactions contemplated hereby other than Berwind Financial, L.P. Each Party shall be indemnified and held harmless by the other from any claim, suit, loss or expense resulting from a breach of the other party's foregoing representation and warranty.

   6.02. Expenses. Except as otherwise provided in this Reorganization Agreement, all expenses incurred by each Party in connection with or related to the authorization, preparation and execution of this Reorganization Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such Party, shall be borne solely and entirely by the Party which has incurred the same.

                                  ARTICLE VII
                                 MISCELLANEOUS

   7.01. Further Assurances.

     (a) From time to time as and when requested by Promistar or Promistar Bank, or their respective successors or assigns, FNH, or the officers and directors of FNH last in office prior to consummation of the Merger, shall execute and deliver such agreements, documents and other instruments necessary to permit the Bank Merger to take place, subject to the completion of the Merger; (b) such further agreements, documents, deeds and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of FNH, as shall be necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Reorganization Agreement.

   7.02 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants in this Reorganization Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished on, the Closing Date, other than covenants that by their terms are to survive or be performed after the Closing Date.

   7.03 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or sent by first-class registered or certified mail, postage prepaid, with return receipt requested, as follows:

     (a) If to FNH, to:

       James R. Lauffer
       Chairman, President & Chief Executive Officer
       FNH Corporation
       98 Wendel Road
       Irwin, PA 15642
       (724) 864-7776
       with a copy to:

       Richard D. Rose, Esquire
       Buchanan Ingersoll, P.C.
       301 Grant Street
       Pittsburgh, PA 15219
       (412) 562-8425

     (b) If to Promistar:

       John H. Anderson
       Chairman and Chief Executive Officer
       Promistar Financial Corporation
       551 Main Street
       Johnstown, PA 15901
       (814) 532-3801

       with a copy to:

       Kristen Larkin Stewart, Esquire
       Kirkpatrick & Lockhart LLP
       Henry W. Oliver Building
       535 Smithfield Street
       Pittsburgh, PA 15222
       (412) 355-8975

or to such other address as any such Person may designate in writing to the other Parties at the addresses listed above, in accordance with this Section.

   7.04. Binding Effect. This Reorganization Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. This Reorganization Agreement may not be assigned by any Party without the express written consent of the other Parties.

   7.05. Headings. The Article, Section, paragraph and other headings in this Reorganization Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Reorganization Agreement.

   7.06. Counterparts. This Reorganization Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   7.07. Integration; No Third-Party Beneficiaries. This Reorganization Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements or communications, oral or written, between the Parties hereto with respect to the subject matter hereunder. This Reorganization Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder, except for the provisions of Sections 4.04(g) and 4.05(f).

   7.08. Severability. If any term or other provision of this Reorganization Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Reorganization Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Reorganization Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

   7.09. Amendments. This Reorganization Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder, except for the provisions of Sections 4.04(g) and 4.05(f). Any of the terms or conditions of this Reorganization Agreement may be waived at any time by the Party which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time before or after the vote of the shareholders of FNH and Promistar on this Reorganization Agreement to the extent permitted by law by agreement in writing, executed in the same manner as this Reorganization Agreement after authorization to do so by the Board of Directors of each Party; provided, however, that such action shall be taken only if, in the judgment of the Boards of Directors of each Party taking the action, such waiver or such amendment or modification will not have a material adverse effect on the benefits intended under this Reorganization Agreement to such Party and its shareholders following approval of this Reorganization Agreement by the shareholders of FNH, unless this Reorganization Agreement, as modified, is resubmitted to the shareholders of FNH and Promistar for their approval.

   7.10. Governing Law. This Reorganization Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania and, where the context so requires, under applicable federal law.

   7.11. Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference thereto as though fully set forth at the point referred to in this Reorganization Agreement.

   IN WITNESS HEREOF, each Party hereto has caused this Reorganization Agreement to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first above set forth.

ATTEST:                                   FNH Corporation


/s/ V. David LaVella                      /s/ James R. Lauffer
---------------------------------         ---------------------------------
V. David LaVella                          James R. Lauffer
Secretary                                 Chairman, President and

                                          Chief Executive Officer
(Corporate Seal)


                                          Promistar Financial Corporation
ATTEST:


                                          /s/ John H. Anderson
/s/ Jeffrey S. Hunt                       ---------------------------------
---------------------------------         John H. Anderson
Jeffrey S. Hunt                           Chairman and Chief Executive Officer
Secretary

(Corporate Seal)

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

   This Stock Option Agreement (the "Agreement") is made and entered into as of this 24th day of February 2001, by and between FNH CORPORATION, a Pennsylvania corporation ("Issuer"),

                                      and

   PROMISTAR FINANCIAL CORPORATION, a Pennsylvania corporation ("Grantee"), and is the Option Agreement referred to in the Merger Agreement referred to herein.

   WHEREAS, Grantee and Issuer contemplate entering into an Agreement and Plan of Reorganization of even date herewith (the "Merger Agreement") providing for the Merger of Issuer into Grantee, with Grantee as the surviving corporation (the "Merger"); and

   WHEREAS, in order to induce Grantee to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, Issuer desires to grant Grantee an option to purchase up to 38,749 authorized but unissued shares of Issuer Common Stock, $1.00 par value ("Issuer Common Stock"), upon the terms and subject to the conditions set forth below.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Issuer and Grantee agree as follows:

   1. Grant. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an exclusive and irrevocable option (the "Option") to purchase from Issuer up to 38,749 authorized but unissued shares of Issuer Common Stock (the "Option Shares") at a price of $210.00 per Option Share (the "Exercise Price"); provided that in no event shall the number of shares for which this Option is exercisable exceed the lesser of (i) 19.99% of the issued and outstanding shares of Common Stock and (ii) such number of shares of Common Stock that will avoid application of the provisions of Subchapter E of Chapter 25 of the BCL. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. Grantee and any person to whom it may assign its rights hereunder is referred to as a "Holder."

   2. Exercise.

     (a) The Option may be exercised by any Holder, in whole or in part, at any time or from time to time, on or after the date hereof and within six months following the occurrence of any of the Exercise Events described in Subsection 2(b). The Option will terminate and be of no further force or effect (i) at the Effective Time or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof. Any such exercise will be subject to compliance with applicable law, including receipt of all required regulatory approvals. Issuer will not take any action which would have the effect of preventing or disabling Issuer from delivering the Option Shares or otherwise performing its obligations under this Agreement.


     (b) Any of the following events occurring between the date hereof and the Effective Time will be an "Exercise Event" for the purposes of this
  Agreement:

       (i) any corporation (other than Grantee or any Grantee Subsidiary), partnership, individual, trust, unincorporated association, other entity or group (as defined in Section 13(d)(3) of the Securities

    Exchange Act of 1934 (the "Exchange Act")) (collectively "Persons") shall have (A) announced the commencement of a tender offer or exchange offer for at least twenty percent (20%) of the then outstanding shares of Issuer Common Stock or (B) acquired direct or indirect "beneficial ownership" (as defined under the Exchange Act) of twenty percent (20%) or more of the then outstanding shares of Issuer Common Stock;

       (ii) Issuer shall have (A) intentionally acted or failed to act so as to have caused the conditions specified in Section 5.01 of the Merger Agreement to be met, whether or not the Merger Agreement shall have been terminated, or (B) breached or violated Section 4.04(f) of the Merger Agreement;

       (iii) any Person shall, with respect to Issuer Common Stock, solicit proxies or written consents or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the Merger;

       (iv) Issuer or any of its subsidiaries, without having received the Grantee's prior written consent, shall have entered into an agreement with, or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept a transaction with, any Person (x) to merge or consolidate, or enter into any similar transaction, except as contemplated by the Merger Agreement, (y) to purchase, lease or otherwise acquire all or substantially all of the assets of Issuer or any of its subsidiaries, or (z) to purchase or otherwise acquire including by way of merger, consolidation, share exchange or any similar transaction, securities representing twenty percent (20%) or more of the voting power of Issuer or any of its subsidiaries (other than pursuant to this Agreement); or

       (v) the Board of Directors of Issuer shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee, its recommendation that the shareholders of Issuer approve the transaction contemplated by the Merger Agreement.

     (c) To exercise the Option, the Holder will send a written notice to Issuer specifying the number of Option Shares Holder will purchase and the place and date for closing the purchase. The date so specified is referred to herein as the "Closing Date." The Closing Date shall be not later than ten business days from the date such notice is mailed, but not earlier than the expiration or termination of any applicable waiting period under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). If the Closing Date is to occur sooner than two business days from the date such notice is mailed, telegraphic or telephonic notice will also be given at the time such written notice is given.

     (d) Upon any exercise of the Option hereunder, the Merger Agreement will terminate, as provided in Section 2.07(g) of the Merger Agreement, without any further action of the parties and the Plan of Merger will be deemed to be abandoned. Exercise of the Option will not constitute a breach of the Merger Agreement or a failure by Grantee to perform its obligations under the Merger Agreement.

   3. Payment and Delivery of Certificate(s). At the closing of any purchase of any of the Option Shares hereunder, (a) Holder will pay to Issuer the aggregate price for the Option Shares so purchased by certified or cashier's check or wire transfer of immediately available funds and (b) Issuer will deliver to Holder a duly issued certificate (or certificates in the denominations designated by Holder in its notice of exercise) representing the number of Option Shares purchased. The obligation of Issuer to deliver the Option Shares at such closing will be subject only to the condition that no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction will be in effect which would prohibit such sale and delivery.

   4. Notification of Record Date. Issuer will give Grantee at least ten business days' prior written notice before setting the record date for determining the holders of record of Issuer Common Stock entitled to notice of, or to vote on, any matter, to receive any dividend or distribution, or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to Issuer Common Stock.

   5. Postponement of Meeting. If the Holder elects to exercise the Option granted hereunder after the record date set by Issuer for any shareholders' meeting called to approve the Merger, or called for any other purpose, then, subject to applicable law and Issuer's certificate of incorporation and bylaws, Issuer will, upon request by Holder, promptly postpone the meeting to a later date and set a later record date for such later meeting; provided, however, that the record date for such later meeting will be a date that is not less than ten nor more than thirty business days after the postponement of the originally scheduled shareholders' meeting.

   6. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

     (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Issuer, has been duly executed by a duly authorized officer of Issuer and is valid, binding and enforceable against Issuer in accordance with its terms.

     (b) Option Shares. Issuer has taken all necessary corporate action to authorize and reserve for issuance, upon exercise of the Option, the Option Shares, and at all times from the date hereof through the date of the exercise in full or the termination of the Option, Issuer will have reserved for issuance upon exercise of the 38,749 shares of Issuer Common Stock. The Option Shares, upon purchase by Holder, will be fully and validly issued, fully paid and nonassessable, and delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive or similar rights.

   7. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer as follows:

     (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Grantee and has been duly executed by a duly authorized officer of Grantee, and is valid, binding and enforceable against Grantee in accordance with its terms.

     (b) Investment Intent. Any Option Shares acquired upon exercise of the Option will not be taken by Holder with a view to the public distribution thereof, and will not be transferred, except in a transaction registered or exempt from registration under the Securities Act of 1933 (the "Securities Act").

   8. Anti-dilution Provisions. In the event of any change in the outstanding Issuer Common Stock by reason of stock dividends, stock splits, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or otherwise, the number and kinds of shares or securities subject to the Option and the purchase price per Option Share will be appropriately adjusted so as to fairly and equitably preserve, as far as practicable, the original Option rights granted hereby so that Holder will be entitled to purchase the number of shares of Issuer Common Stock that will be equal to 19.99% of the then outstanding shares of Issuer Common Stock (after giving effect to such exercise and assuming all options and rights to purchase or convert into shares of Issuer Common Stock will have been exercised and taking into account shares of Issuer Common Stock held by Grantee or its subsidiaries on the date hereof) for an aggregate purchase price of $8,137,290; provided that in no event shall the number of shares for which this Option is exercisable exceed the lesser of (i) 19.99% of the issued and outstanding shares of Common Stock and (ii) such number of shares of Common Stock that will avoid application of the provisions of Subchapter E of Chapter 25 of the BCL. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

   9. Transfer of Option to Issuer. If after the date hereof and before the Effective Time,

     (a) one of the Exercise Events specified in Subsection 2(b)(ii) will have occurred; or

     (b) Issuer's shareholders have failed to approve the Merger by the earlier of (i) the conclusion of such meeting of Issuer shareholders as is called for the purpose of approving the Merger and (ii) December 31, 2001 and there shall have occurred and be continuing any of the Exercise Events specified in Subsection 2(b)(i), (iii) or (iv);

  then Holder will have the right (whether or not the Option will have previously terminated) to notify Issuer of its election to transfer the Option to Issuer together with any shares of Issuer Common Stock purchased by Holder pursuant hereto, and within two business days after the giving by Holder of such notice, Issuer will pay to Holder the sum of (x) the Exercise Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option; (y) the difference between the "Market/Offer Price" for shares of Issuer Common Stock (defined as the higher of the highest price per share at which a tender or exchange offer has been made or the highest sale price for shares of Issuer Common Stock on the principal trading market on which shares are traded, as reported by a recognized source, or if there is no trading market for Issuer Common Stock, the highest sale price for shares of Issuer Common Stock as determined by an independent valuation, during the 365-day period preceding the notice of the required purchase under this Section (10) and the Exercise Price paid by Holder for any shares of Issuer Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the Market/Offer Price is greater than such Exercise Price; and (z) the difference between the Market/Offer Price and the Exercise Price of the Option, multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised, but only if the Market/Offer Price is greater than such exercise price, payable in immediately available funds, at which time the Option will terminate.

   10. Right of First Refusal. (a) At least five business days before making any sale or other disposition of Option Shares, Holder will give Issuer a notice (the "Disposition Notice") advising Issuer of the number and type of Option Shares proposed to be disposed of and the proposed purchase price therefor, and, if Holder then intends to tender such Shares into a tender or exchange offer by a Person other than Holder or any subsidiary or affiliate of Holder, advising Issuer of such specific offer to purchase such Shares, the price to be paid thereunder and the identity of the offeror. For purposes hereof, a tender or exchange offer to purchase Issuer Common Stock will be deemed to be an offer at the price specified therein, without regard to any provisions thereof with respect to proration or conditions to the offeror's obligation to purchase. Issuer will have the right, exercisable by written notice given by Issuer to Holder within five business days after receipt of the Disposition Notice, but in no event later than 24 hours before the earlier of the proration date or the date on which withdrawal rights expire for any such offer, to purchase (or to cause its designee or designees to purchase) all, but not less than all, of the Option Shares specified in such Disposition Notice for cash at the price set forth therein. If the purchase price specified in the Disposition Notice includes any property other than cash, such purchase price will be deemed to be the amount of any cash included in the purchase price plus the value (as determined by a nationally recognized investment banking firm mutually selected by the parties whose fees will be borne equally by Issuer and Holder) of such other property included in such price; provided that the time during which Issuer must exercise its right of first refusal and consummate the purchase of the Issuer Common Stock will not be affected by the time required to make such determination.

     (b) If Issuer exercises its right of first refusal hereunder, the closing of the purchase of the Option Shares with respect to which such right has been exercised will take place within two business days after Issuer gives notice of such exercise, but no later than 6 hours before the earlier of the proration date or the date on which withdrawal rights expire for any such offer. Delivery of payment and certificates at such closing will be substantially as set forth in Section 3 above; provided, however, that if the determination of value of any noncash consideration has not yet been made, as to that portion of the purchase price Issuer will pay an amount equal to such value as estimated by the investment banking firm at closing, with an adjusting payment to be made by the appropriate party when the final determination has been made. If Issuer does not exercise its right of first refusal hereunder within the time specified and pay to Holder the amount due for the Option "shares subject to such right of first refusal, Holder will at all times thereafter be free to sell the Option Share specified in such Disposition Notice to the offeror, if any, identified therein or to any other party, at the price specified therein or at any price in excess thereof.

   11. Specific Performance. Issuer and Grantee acknowledge that the Option granted to Grantee herein, the right of first refusal granted to Issuer in
Section 11 hereof and the Option Shares covered hereby, are unique and that neither party hereto will have an adequate remedy at law if the other breaches any covenant contained herein or fails to perform any of its obligations hereunder. Accordingly, each party agrees that the other will have the right, in addition to any other rights which it may have, to specific performance and equitable and injunctive relief if the other party will fail or threaten to fail to perform any of its obligations under this Agreement.

   12. Miscellaneous.

     (a) Assignability. Grantee's rights hereunder may be assigned to any subsidiary or affiliate of Grantee. Issuer may not assign its rights hereunder without the prior written consent of Grantee, and any purported assignment without such prior written consent will be null and void.

     (b) Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any third party any rights or remedies by virtue of this Agreement or any exercise or non-exercise of the Option granted hereby.

     (c) Entire Agreement; Amendments. Except as otherwise expressly provided herein, this Agreement contains the entire agreement of the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Notices. Except as otherwise expressly provided herein, all notices, requests, claims, demands and other communications hereunder will be in writing and will be furnished by hand delivery, by telegram or telex, or by mail (registered or certified, postage prepaid, return receipt requested) to the parties at the addresses set forth below. Any such notice (except a notice pursuant to Section 10 hereof) will be deemed duly given upon the date it is actually received by the party to whom notice is intended to be given or is actually delivered at his address as shown below:

     If to Issuer:

     James R. Lauffer
     Chairman, President and Chief Executive Officer
     FNH Corporation
     98 Wendel Road
     Irwin, PA 15642

     with a copy to:

     Richard D. Rose, Esq.
     Buchanan Ingersoll, P.C.
     301 Grant Street
     Pittsburgh, PA 15219

     If to Grantee:

     John H. Anderson
     Chairman and Chief Executive Officer
     Promistar Financial Corporation
     551 Main Street
     Johnstown, PA 15901
     with a copy to:

     Kristen Larkin Stewart, Esq.
     Kirkpatrick & Lockhart, LLP
     Henry W. Oliver Building
     535 Smithfield Street
     Pittsburgh, PA 15222

The addresses set forth above may be changed by any party upon furnishing to the other party a notice of change of address in accordance with the terms of this paragraph.

     (e) Governing Law. This Agreement will be governed by and construed in accordance with the substantive law of the Commonwealth of Pennsylvania applicable to contracts made and to be performed in such state.

     (f) Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

     (g) Effect of Headings. The section and paragraph headings herein are for convenience only and will not affect the construction hereof.

     (h) Time of the Essence. The parties agree that time will be of the essence in the performance of obligations hereunder.

     (i) Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained herein will remain in full force and effect, and will in no way be effected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit Holder to acquire or Issuer to repurchase pursuant to Section 10 the full number of shares of Issuer Common Stock provided in Section 8 hereof (as adjusted pursuant to Section 8 hereof), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without amendment or modification hereof.

     (j) Definitions. Capitalized Terms used but not defined herein will have the meanings ascribed to them in the Merger Agreement.

   IN WITNESS WHEREOF, Grantee and Issuer have caused this Agreement to be duly executed on the day and year first above written.

ATTEST:                                   FNH Corporation


By /s/ V. David LaVella                   By /s/ James R. Lauffer
 -------------------------------            -------------------------------
V. David LaVella                          James R. Lauffer
Secretary                                 Chairman, President and

                                          Chief Executive Officer
(Corporate Seal)


                                          Promistar Financial Corporation


                                          By /s/ John H. Anderson
By /s/ Jeffrey S. Hunt                      -------------------------------
 -------------------------------          John H. Anderson
Jeffrey S. Hunt                           Chairman and Chief Executive Officer
Secretary

(Corporate Seal)

                                                                         ANNEX C

                                               [LOGO OF BERWIND FINANCIAL, L.P.]

May 24, 2001

Board of Directors
FNH Corporation
First Financial Center
98 Wendel Road
Irwin, Pennsylvania 15642

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the common stock (the "Shares") of FNH Corporation ("FNH") of the exchange ratio in the proposed merger by and between FNH and Promistar Financial Corporation ("Promistar"). The terms of the proposed merger (the "Proposed Merger") by and between Promistar and FNH are set forth in the Agreement and Plan of Reorganization dated as of February 24, 2001 (the "Merger Agreement") and provide that each Share will be converted into the right to receive 15 shares of common stock of Promistar (the "Exchange Ratio"), subject to adjustment in certain circumstances, with cash paid in lieu of any fractional shares.

   Berwind Financial, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

   In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of FNH and Promistar and reviewed certain internal financial analyses and forecasts prepared by the management of FNH and Promistar, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance of FNH and Promistar, (iv) studied and analyzed the consolidated financial and operating data of FNH and Promistar, (v) considered the terms and conditions of the Proposed Merger between FNH and Promistar as compared with the terms and conditions of comparable bank, bank holding company and financial holding company mergers and acquisitions, (vi) met and/or communicated with certain members of FNH's and Promistar's senior management to discuss their respective operations, historical financial statements and future prospects, (vii) reviewed this proxy statement/prospectus, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

   Our opinion is given in reliance on information and representations made or given by FNH and Promistar, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by FNH and Promistar including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning FNH and Promistar nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have not conducted any valuation or appraisal of any assets or liabilities of FNH or Promistar, nor have any valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

 3000 CENTRE SQUARE WEST, 1500 MARKET STREET, PHILADELPHIA, PENNSYLVANIA 19102,
                    PHONE (215) 575-2400 FAX (215) 563-4878
               Member National Association of Securities Dealers

Board of Directors

May 24, 2001
Page 2
   With regard to financial and other information relating to the general prospects of FNH or Promistar, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of FNH and Promistar as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Proposed Merger. For FNH and Promistar, we have assumed the allowance for loan losses indicated on the balance sheets of each entity is adequate to cover such losses; we have not reviewed credit files of either FNH or Promistar. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to FNH or Promistar.

   Our opinion is based upon information provided to us by the management of FNH and Promistar, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the Exchange Ratio to the holders of Shares in the Proposed Merger, is for the information of FNH's Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of FNH and does not constitute a recommendation to FNH shareholders as to how such shareholders should vote on the Proposed Merger. We are not expressing any opinion as to the actual value of Promistar common stock when issued pursuant to the Proposed Merger or the prices at which Promistar common stock will trade subsequent to the Proposed Merger.

   Based on the foregoing, it is our opinion that, as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of Shares.

                                          Sincerely,

                                          /s/ Berwind Financial, L.P.

                                          BERWIND FINANCIAL, L.P.

                                                                        ANNEX D

                     PENNSYLVANIA BUSINESS CORPORATION LAW
                Relevant Sections Relating to Dissenters Rights

Chapter 11. General Provisions

Section 1105: RESTRICTION ON EQUITABLE RELIEF

   A shareholder of a business corporation shall not have any right to obtain, in the absence of fraud or fundamental unfairness, an injunction against any proposed plan or amendment of articles authorized under any provision of this subpart, nor any right to claim the right to valuation and payment of the fair value of his shares because of the plan or amendment, except that he may dissent and claim such payment if and to the extent provided in Subchapter D of Chapter 15 (relating to dissenters rights) where this subpart expressly provides that dissenting shareholders shall have the rights and remedies provided in that subchapter. Absent fraud or fundamental unfairness, the rights and remedies so provided shall be exclusive. Structuring a plan or transaction for the purpose or with the effect of eliminating or avoiding the application of dissenters rights is not fraud or fundamental unfairness within the meaning of this section.

Chapter 15. Corporate Powers, Duties and Safeguards

Section 1571: APPLICATION AND EFFECT OF SUBCHAPTER.

   (a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

   Section 1906(c) (relating to dissenters rights upon special treatment).

   Section 1930 (relating to dissenters rights).

   Section 1931(d) (relating to dissenters rights in share exchanges).

   Section 1932(c) (relating to dissenters rights in asset transfers).

   Section 1952(d) (relating to dissenters rights in division).

   Section 1962(c) (relating to dissenters rights in conversion).

   Section 2104(b) (relating to procedure).

   Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

   Section 2325(b) (relating to minimum vote requirement).

   Section 2704(c) (relating to dissenters rights upon election).

   Section 2705(d) (relating to dissenters rights upon renewal of election).

   Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

   Section 7104(b)(3) (relating to procedure).

   (b) Exceptions.--(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

       (i) listed on a national securities exchange; or

       (ii) held of record by more than 2,000 shareholders;

   shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

     (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

       (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

       (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

       (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

     (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

   (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

   (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

     (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

     (2) A copy of this subchapter.

   (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

   (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

   (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

Section 1572: DEFINITIONS.

   The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

   "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

   "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

   "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

   "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

Section 1573: RECORD AND BENEFICIAL HOLDERS AND OWNERS.

   (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

   (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574: NOTICE OF INTENTION TO DISSENT.

   If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575: NOTICE TO DEMAND PAYMENT.

   (a) General Rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

     (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

     (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

     (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

     (4) Be accompanied by a copy of this subchapter.

   (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576: FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

   (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

   (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

   (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577: RELEASE OF RESTRICTION OR PAYMENT FOR SHARES.

   (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

   (b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

   (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

     (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

     (2) A statement of the corporation's estimate of the fair value of the shares.

     (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be accompanied by a copy of this subchapter.

   (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

Section 1578: ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

   (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

   (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579: VALUATION PROCEEDINGS GENERALLY.

   (a) General rule.--Within 60 days after the latest of:

     (1) Effectuation of the proposed corporate action;

     (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

     (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

   (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

   (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

   (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

   (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580: COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

   (a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

   (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

   (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Section 1906 (c) & (d): SPECIAL TREATMENT OF HOLDERS OF SHARES OF SAME CLASS
                  OR SERIES.

   (c) Dissenters rights upon special treatment.--If any amendment or plan contains a provision for special treatment without requiring for the adoption of the amendment or plan the statutory class vote required by subsection (b), the holder of any outstanding shares the statutory class voting rights of which are so denied, who objects to the amendment or plan and complies with Subchapter D of Chapter 15 (relating to dissenters rights), shall be entitled to the rights and remedies of dissenting shareholders provided in that subchapter.

   (d) Exceptions.--This section [1906] shall not apply to:

     (1) The creation or issuance of securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights or obligations authorized by section 2513 (relating to disparate treatment of certain persons).

     (2) A provision of an amendment or plan that offers to all holders of shares of a class or series the same option to elect certain treatment.

     (3) An amendment or plan that contains an express provision that this section shall not apply or that fails to contain an express provision that this section shall apply. The shareholders of a corporation that proposes an amendment or plan to which this section is not applicable by reason of this paragraph shall have the remedies contemplated by section 1105 (relating to restriction on equitable relief).

Section 1930(a): DISSENTERS RIGHTS IN MERGERS.

   If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification and Officers

   Section 1741 of the PBCL provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, Section 1742 limits such indemnification to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

   Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification described above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

  (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

  (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

  (3)   by the shareholders.

   Notwithstanding the above, Section 1743 of the PBCL provides that to the extent a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

   Section 1745 of the PBCL provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

   Section 1746 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the provisions described above are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right to the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 24.1 of the registrant's By-laws provides that the registrant shall indemnify, to the fullest extent now or hereafter permitted by law, each director or officer (including each former director or officer) of the registrant who was or is made a party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an authorized representative of the registrant, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. Section
24.2 of the registrant's By-laws provides that the registrant shall pay expenses (including attorneys' fees and disbursements) incurred by a director or officer of the registrant referred to in Section 24.1 in defending or appearing as a witness in any civil or criminal action, suit or proceeding described in Section 24.1 in advance of the final disposition of such action, suit or proceeding. The expenses incurred by such director or officer shall be paid by the registrant in advance of the final disposition of such action, suit or proceeding only upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by the registrant.

   Section 1747 of the PBCL permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

   Section 24.5 of the registrant's Bylaws provides that, except in the circumstances set forth therein, the registrant shall purchase and maintain insurance on behalf of each director and officer against any liability asserted against or incurred by such director or officer in any capacity, or arising out of such director's or officer's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the By-laws.

   The registrant maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Such insurance may provide coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the above-described By-law indemnification provision. As permitted by Section 1713 of the PBCL, the By-laws of the registrant provide that no director shall be personally liable for monetary damages for any action taken, or failure to take any action, except to the extent that such elimination or limitation of liability is expressly prohibited by law. The PBCL states that this exculpation from liability does not apply (i) where the director has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, and (ii) to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the federal securities laws.

Item 21. Exhibits and Financial Statement Schedules

  (a) The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

 Exhibit
   No.                                 Description
 -------                               -----------
   2.1   Agreement and Plan of Reorganization dated as of February 24, 2001 by and between Promistar Financial Corporation and FNH Corporation
         (incorporated by reference to Exhibit 2.1 to Promistar Financial
         Corporation's Current Report on Form 8-K filed on February 27, 2001).

   3.1 Articles of Incorporation of Promistar Financial Corporation as amended to August 16, 1991 (incorporated by reference to the Registration Statement on Form S-4 of Promistar Financial Corporation
         (File No. 33-69112) filed on October 15, 1993).

   3.2   Amendment to Articles of Incorporation of Promistar Financial
         Corporation dated June 4, 1997 (incorporated by reference to the Registration Statement on Form S-4 of Promistar Financial Corporation
         (File No. 33-61683) filed on September 3, 1998).

   3.3   Amendment to Articles of Incorporation dated October 27, 2000
         (incorporated by reference to Exhibit 3.3 to Promistar Financial
         Corporation's Annual Report on Form 10-K for the year ended December
         31, 2000).

   3.4   By-laws of Promistar Financial Corporation as amended to September 23,
         1992 (incorporated by reference to to Promistar Financial
         Corporation's Registration Statement on Form S-4
         (File No. 33-69112) filed on October 15, 1993).

   5.1 Opinion of Kirkpatrick & Lockhart LLP as to legality of the shares of common stock, par value $5.00 per share, of Promistar Financial
         Corporation being registered (previously filed).

   8.1   Opinion of Kirkpatrick & Lockhart LLP as to certain tax matters
         (previously filed).

  10.1 Supplemental Executive Benefit Plan as amended and restated effective as of January 24, 2001 (incorporated by reference to Exhibit 10.1 to Promistar Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  10.2   Key Employee Incentive Compensation Plan dated July 24, 1996
         (incorporated by reference to Exhibit 10.2 to Promistar Financial
         Corporation's Annual Report on Form 10-K for the year ended
         December 31, 1996).

  10.3   Moxham Bank Corporation Executive Retirement Plan dated January 1,
         1987, as amended and restated (incorporated by reference to Exhibit
         10.3 to Promistar Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1996).

  10.4 1998 Equity Incentive Plan dated May 12, 1998 (incorporated by reference to Exhibit 10.4 to Promistar Financial Corporation's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

  10.5 Employment Agreement by and between Promistar Financial Corporation and Laurel Bank and George W. Hay (incorporated by reference to
         Exhibit 10.5 to Promistar Financial Corporation's Annual Report on
         Form 10-K for the year ended December 31, 1999).

  10.6   Stock Option Agreement dated February 24, 2001, by and between
         Promistar Financial Corporation and FNH Corporation (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on February 27, 2001).

  10.7   Employment and Severance Agreement, dated as of May 22, 2001, among
         James R. Lauffer, Promistar Financial Corporation, Promistar Bank, FNH
         Corporation and the First National Bank of Herminie (filed herewith).

 Exhibit
   No.                                 Description
 -------                               -----------
  10.8   Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and John H. Anderson (incorporated by reference to Exhibit 10.2 to Promistar Financial Corporation's Quarterly Report
         on Form 10-Q for the quarter ended March 31, 2001).

  10.9   Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and Steven C. Ackmann (incorporated by reference to Exhibit 10.3 to Promistar Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  10.10  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and Kim Craig (incorporated by reference to
         Exhibit 10.4 to Promistar Financial Corporation's Quarterly Report on
         Form 10-Q for the quarter ended March 31, 2001).

  10.11  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and Eric F. Rummel (incorporated by reference to
         Exhibit 10.5 to Promistar Financial Corporation's Quarterly Report on
         Form 10-Q for the quarter ended March 31, 2001).

  10.12  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and J. William Smith (incorporated by reference to Exhibit 10.6 to Promistar Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  10.13  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and Bethany L. Sullivan (incorporated by reference to Exhibit 10.7 to Promistar Financial Corporation's
         Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  10.14  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and Brian H. Lehman (incorporated by reference to Exhibit 10.8 to Promistar Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  10.15  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and Gary L. Guerrieri (incorporated by reference to Exhibit 10.9 to Promistar Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  10.16  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and William P. McKinney (incorporated by reference to Exhibit 10.10 to Promistar Financial Corporation's
         Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  13.1   Promistar Financial Corporation's 2000 Annual Report to Shareholders
         (incorporated by reference to Exhibit 13.1 to Promistar Financial
         Corporation's Annual Report on Form 10-K for the year ended December
         31, 2000).

  21.1 Subsidiaries of Promistar Financial Corporation (incorporated by reference to Exhibit 21.1 to Promistar Financial Corporation's Annual
         Report on Form 10-K for the year ended December 31, 2000).

  23.1 Consent of Kirkpatrick & Lockhart LLP (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1).

  23.2   Consent of Berwind Financial, L.P. (filed herewith).

  23.3   Consent of PricewaterhouseCoopers LLP (filed herewith).

  23.4   Consent of S.R. Snodgrass, A.C. (filed herewith).

  24.1   Power of Attorney (previously filed).

  99.1   Form of Proxy to be delivered to shareholders of FNH Corporation
         (previously filed).

  (b) All financial statement schedules of Promistar and FNH are omitted because they are not required, are not applicable or the required information is given in the consolidated financial statements or notes thereto incorporated by reference herein.

Item 22. Undertakings

  (a)  The undersigned registrant hereby undertakes:

   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johnstown, Commonwealth of Pennsylvania, on May 24, 2001.

                                          Promistar Financial Corporation

                                                  /s/ John H. Anderson
                                          By: _________________________________
                                                      John H. Anderson
                                                Chairman and Chief Executive
                                                          Officer

Date: May 24, 2001

   Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ John H. Anderson            Chairman and Chief            May 24, 2001
______________________________________  Executive Officer and
           John H. Anderson             Director (Principal
                                        Executive Officer)

       /s/ Brian H. Lehman             Senior Vice President and     May 24, 2001
______________________________________  Chief Financial Officer
           Brian H. Lehman              (Principal Financial and
                                        Accounting Officer)

     /s/ G. Scott Baton, II*           Director                      May 24, 2001
______________________________________
          G. Scott Baton, II

       /s/ James E. Croner*            Director                      May 24, 2001
______________________________________
           James E. Croner

                                       Director                             , 2001
______________________________________
          Louis G. Galliker

      /s/ William B. Kania*            Director                      May 24, 2001
______________________________________
           William B. Kania

       /s/ Edwin L. Mears*             Director                      May 24, 2001
______________________________________
            Edwin L. Mears

        /s/ Roger S. Nave*             Director                      May 24, 2001
______________________________________
            Roger S. Nave

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Harry F. Radcliffe*           Director                      May 24, 2001
______________________________________
          Harry F. Radcliffe

                                       Director                            , 2001
______________________________________
        Robert G. Salathe, Jr.

      /s/ William R. Snoddy*           Director                      May 24, 2001
______________________________________
          William R. Snoddy

    /s/ Gerald W. Swatsworth*          Director                      May 24, 2001
______________________________________
         Gerald W. Swatsworth

        /s/ W. A. Thomas*              Director                      May 24, 2001
______________________________________
             W. A. Thomas

   /s/ Rowland H. Tibbot, Jr.*         Director                      May 24, 2001
______________________________________
        Rowland H. Tibbot, Jr.

       /s/ James A. Ulmer*             Director                      May 24, 2001
______________________________________
            James A. Ulmer

      /s/ Earl K. Wahl, Jr.*           Director                      May 24, 2001
______________________________________
          Earl K. Wahl, Jr.

       /s/ Thomas A. Young*            Director                      May 24, 2001
______________________________________
           Thomas A. Young

       /s/ Donald B. Zucco*            Director                      May 24, 2001
______________________________________
           Donald B. Zucco

       /s/ John H. Anderson
*  ___________________________________
           John H. Anderson
    Pursuant to Power of Attorney

                                   EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
   2.1   Agreement and Plan of Reorganization dated as of February 24, 2001 by and between Promistar Financial Corporation and FNH Corporation
         (incorporated by reference to Exhibit 2.1 to Promistar Financial
         Corporation's Current Report on Form 8-K filed on February 27, 2001).

   3.1 Articles of Incorporation of Promistar Financial Corporation as amended to August 16, 1991 (incorporated by reference to the Registration Statement on Form S-4 of Promistar Financial Corporation
         (File No. 33-69112) filed on October 15, 1993).

   3.2   Amendment to Articles of Incorporation of Promistar Financial
         Corporation dated June 4, 1997 (incorporated by reference to the Registration Statement on Form S-4 of Promistar Financial Corporation
         (File No. 33-61683) filed on September 3, 1998).

   3.3   Amendment to Articles of Incorporation dated October 27, 2000
         (incorporated by reference to Exhibit 3.3 to Promistar Financial
         Corporation's Annual Report on Form 10-K for the year ended December
         31, 2000).

   3.4   By-laws of Promistar Financial Corporation as amended to September 23,
         1992 (incorporated by reference to to Promistar Financial
         Corporation's Registration Statement on Form S-4 (File No. 33-69112) filed on October 15, 1993).

   5.1 Opinion of Kirkpatrick & Lockhart LLP as to legality of the shares of common stock, par value $5.00 per share, of Promistar Financial
         Corporation being registered (previously filed).

   8.1   Opinion of Kirkpatrick & Lockhart LLP as to certain tax matters
         (previously filed).

  10.1 Supplemental Executive Benefit Plan as amended and restated effective as of January 24, 2001 (incorporated by reference to Exhibit 10.1 to Promistar Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  10.2   Key Employee Incentive Compensation Plan dated July 24, 1996
         (incorporated by reference to Exhibit 10.2 to Promistar Financial
         Corporation's Annual Report on Form 10-K for the year ended December
         31, 1996).

  10.3   Moxham Bank Corporation Executive Retirement Plan dated January 1,
         1987, as amended and restated (incorporated by reference to Exhibit
         10.3 to Promistar Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1996).

  10.4 1998 Equity Incentive Plan dated May 12, 1998 (incorporated by reference to Exhibit 10.4 to Promistar Financial Corporation's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

  10.5 Employment Agreement by and between Promistar Financial Corporation and Laurel Bank and George W. Hay (incorporated by reference to
         Exhibit 10.5 to Promistar Financial Corporation's Annual Report on
         Form 10-K for the year ended December 31, 1999).

  10.6   Stock Option Agreement dated February 24, 2001, by and between
         Promistar Financial Corporation and FNH Corporation (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on February 27, 2001).

  10.7   Employment and Severance Agreement, dated as of May 22, 2001, among
         James R. Lauffer, Promistar Financial Corporation, Promistar Bank, FNH
         Corporation and the First National Bank of Herminie (filed herewith).

  10.8   Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and John H. Anderson (incorporated by reference to Exhibit 10.2 to Promistar Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

 Exhibit
   No.                                 Description
 -------                               -----------
  10.9   Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and Steven C. Ackmann (incorporated by reference to Exhibit 10.3 to Promistar Financial Corporation's Quarterly Report
         on Form 10-Q for the quarter ended March 31, 2001).

  10.10  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and Kim Craig (incorporated by reference to
         Exhibit 10.4 to Promistar Financial Corporation's Quarterly Report on
         Form 10-Q for the quarter ended March 31, 2001).

  10.11  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and Eric F. Rummel (incorporated by reference to
         Exhibit 10.5 to Promistar Financial Corporation's Quarterly Report on
         Form 10-Q for the quarter ended March 31, 2001).

  10.12  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and J. William Smith (incorporated by reference to Exhibit 10.6 to Promistar Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  10.13  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and Bethany L. Sullivan (incorporated by reference to Exhibit 10.7 to Promistar Financial Corporation's
         Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  10.14  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and Brian H. Lehman (incorporated by reference to Exhibit 10.8 to Promistar Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  10.15  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and Gary L. Guerrieri (incorporated by reference to Exhibit 10.9 to Promistar Financial Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  10.16  Employment Agreement dated as of January 24, 2001 between Promistar
         Financial Corporation and William P. McKinney (incorporated by reference to Exhibit 10.10 to Promistar Financial Corporation's
         Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

   13.1  Promistar Financial Corporation's 2000 Annual Report to Shareholders
         (incorporated by reference to Exhibit 13.1 to Promistar Financial
         Corporation's Annual Report on Form 10-K for the year ended December
         31, 2000).

   21.1 Subsidiaries of Promistar Financial Corporation (incorporated by reference to Exhibit 21.1 to Promistar Financial Corporation's Annual
         Report on Form 10-K for the year ended December 31, 2000).

   23.1 Consent of Kirkpatrick & Lockhart LLP (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1).

   23.2  Consent of Berwind Financial, L.P. (filed herewith).

   23.3  Consent of PricewaterhouseCoopers LLP (filed herewith).

   23.4  Consent of S.R. Snodgrass, A.C. (filed herewith).

   24.1  Power of Attorney (previously filed).

   99.1  Form of Proxy to be delivered to shareholders of FNH Corporation
         (previously filed).